As filed with the Securities and Exchange Commission on November 25, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	85-3911080
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(844) 304-2048

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

N. Anthony Coles, M.D.

President and Chief Executive Officer

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(844) 304-2048

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable, Esq.

Arthur R. McGivern, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	37,287,664(2)	$12.81(3)	$477,654,975.84	$52,112.16(4)
Common stock, par value $0.0001 per share	5,149,666(5)	$11.50(6)	$59,221,159	$6,461.03(4)
Warrants to purchase shares of common stock	166,333(7)	$3.19(8)	$530,602.27	$57.89(4)
Total	42,603,663			$58,631.08

(1)

This registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “common stock”), and warrants to purchase common stock, of Cerevel Therapeutics Holdings, Inc. (the “Registrant”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Consists of an aggregate of 37,287,664 shares of common stock registered for sale by the selling securityholders named in this Registration Statement.
(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $12.81, which is the average of the high and low prices of shares of the Registrant’s common stock on The Nasdaq Capital Market (“Nasdaq”) on November 18, 2020 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)

Represents shares of common stock to be issued upon the exercise of an aggregate of (i) 4,983,333 warrants to purchase common stock at an exercise price of $11.50 per share that were issued by ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company and our predecessor, in its initial public offering (the “public warrants”) and (ii) 166,333 warrants to purchase shares of common stock that were issued to the Sponsor (as defined below) as part of the private placement units (as defined below), which are substantially identical to the public warrants, subject to certain limited exceptions (the “private placement warrants” and, together with the public warrants, the “warrants”).

(6)	Represents the exercise price of the warrants.
(7)	Consists of an aggregate of 166,333 private placement warrants registered for sale by the selling securityholders named in this Registration Statement.
(8)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per warrant is $3.19, which is the average of the high and low prices of the warrants on Nasdaq on November 18, 2020 (such date being within five business days of the date that this Registration Statement was filed with the SEC).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2020

PRELIMINARY PROSPECTUS

Up to 42,437,330 Shares of Common Stock

166,333 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of 4,983,333 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”). This prospectus also relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees”), of (i) up to an aggregate of 32,000,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined below), (ii) up to an aggregate of 5,287,664 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 166,333 shares of our common stock that may be issued upon exercise of warrants to purchase shares of common stock that were issued to the Sponsor (as defined below) as part of the private placement units (as defined below), which are substantially identical to the public warrants, subject to certain limited exceptions (the “private placement warrants” and, together with the public warrants, the “warrants”) held by the Selling Securityholders and (iv) up to an aggregate of 166,333 private placement warrants held by the Selling Securityholders, as further described in this prospectus. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and warrants are listed on Nasdaq under the symbols “CERE” and “CEREW”, respectively. On November 24, 2020, the closing price of our common stock was $13.61 per share and the closing price of our warrants was $3.38 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors ” section beginning on page 11 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2020.

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On October 27, 2020 (the “Closing Date”), ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company and our predecessor company (“ARYA”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”) and Cerevel Therapeutics, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Old Cerevel”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) ARYA changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA changed its name to “Cerevel Therapeutics Holdings, Inc.” (together with its consolidated subsidiaries, “New Cerevel”) and (ii) Cassidy Merger Sub merged with and into Old Cerevel (the “Merger”), with Old Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Old Cerevel becoming a wholly-owned subsidiary of New Cerevel.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share and vested equity award of Old Cerevel outstanding as of immediately prior to the Effective Time was exchanged for shares of common stock of New Cerevel, par value $0.0001 per share (“New Cerevel Common Stock” or “Common Stock” or “common stock”), or comparable vested equity awards that are settled or are exercisable for shares of Common Stock, as applicable, based on an implied Old Cerevel vested equity value of $780,000,000, and (ii) all unvested equity awards of Old Cerevel were exchanged for comparable unvested equity awards that are settled or exercisable for shares of Common Stock, as applicable, determined based on the same implied Old Cerevel vested equity value described in clause (i).

Unless the context otherwise requires, references in this prospectus to “Cerevel”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Cerevel Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries, and after the closing of the Business Combination, Cerevel Therapeutics Holdings, Inc. and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

•	“ARYA” are to ARYA Sciences Acquisition Corp II, a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•	“Bain Investor” are to BC Perception Holdings, LP, a Delaware limited partnership;

•	“Business Combination” or “Transactions” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•	“Bylaws” are to the By-laws of New Cerevel;

•	“Certificate of Incorporation” are to the Certificate of Incorporation of New Cerevel;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of ARYA, which automatically converted, on a one-for-one basis, into shares of New Cerevel Common Stock in connection with the Domestication;

•

“Class B ordinary shares” or “founder shares” are to the 3,737,500 Class B ordinary shares, par value $0.0001 per share, of ARYA that were initially issued to the Sponsor in a private placement prior to the initial public offering and of which 90,000 were transferred to Messrs. Bauer, Robins and Wider (30,000 shares each) in May 2020, and, in connection with the Domestication, automatically converted, on a one-for-one basis, into shares of New Cerevel Common Stock;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to October 27, 2020;

•	“initial public offering” are to ARYA’s initial public offering that was consummated on June 9, 2020;

•	“initial shareholders” are to Sponsor and each of Messrs. Bauer, Robins and Wider;

•	“Governing Documents” are to the Certificate of Incorporation and the Bylaws;

•	“New Cerevel Board” are to the board of directors of New Cerevel;

•	“New Cerevel Common Stock” are to the common stock, par value $0.0001 per share, of New Cerevel;

•	“Perceptive PIPE Investor” are to Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company;

•	“Perceptive Shareholders” are to the Sponsor and the Perceptive PIPE Investor;

•	“Pfizer” are to Pfizer Inc., a Delaware corporation;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for an aggregate of 32,000,000 shares of New Cerevel Common Stock for an aggregate purchase price of $320,000,000;

•

“private placement shares” are to the 499,000 Class A ordinary shares of ARYA sold as part of the private placement units, which automatically converted, on a one-for-one basis, into shares of New Cerevel Common Stock in connection with the Domestication;

•

“private placement units” are to the 499,000 private placement units that were issued to the Sponsor in a private placement simultaneously with the closing of the initial public offering, which are identical to the units sold in the initial public offering, subject to certain limited exceptions;

•	“Sponsor” are to ARYA Sciences Holdings II, a Cayman Islands exempted limited company;

•	“Subscription Agreements” are to the subscription agreements, entered into by ARYA and each of the PIPE Investors in connection with the PIPE Financing; and

•

“units” are to the units of ARYA, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by ARYA in its initial public offering and in its concurrent private placement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders and their permitted transferees may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue (i) up to an aggregate of 4,983,333 shares of our common stock that may be issued upon exercise of the public warrants, (ii) up to an aggregate of 32,000,000 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (iii) up to an aggregate of 5,287,664 shares of our common stock otherwise held by the Selling Securityholders, (iv) up to an aggregate of 166,333 shares of our common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders and (v) up to an aggregate of 166,333 private placement warrants held by the Selling Securityholders. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering.

A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

v

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

Our portfolio of product candidates is based on a differentiated understanding of the neurocircuitry of CNS diseases, as well as the key pillars of our unique approach: (1) receptor-drug interactions at the atomic level to achieve targeted receptor subtype selectivity; (2) orthosteric and allosteric chemistry to achieve ideal receptor pharmacology; and (3) robust packages of preclinical and clinical data that elucidate the key points of differentiation for our compounds. Our rational design approach uses measured and calculated structural and surface charge information from the target protein combined with high-resolution crystallography data, computational homology models, screening of single-residue mutant proteins, indirect solution-phase imaging techniques and other biophysical measurements to glean key molecular-level information about the interaction between a target protein and our product candidates. These insights then drive structure-informed design of subsequent molecules. Due to our understanding of the specificity and dynamic range of neural networks and how to modulate them, we believe that our product candidates have the potential to achieve optimal therapeutic activity while minimizing unintended side effects of currently available therapies.

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a positive allosteric modulator, or PAM, that selectively targets the muscarinic acetylcholine 4, or M4, receptor subtype to harness the anti-psychotic benefit believed to be associated with M4 while minimizing the side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advancement as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance and psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently in clinical development. We are currently conducting a Phase 1b trial of CVL-231 in patients with schizophrenia, consisting of Part A, a multiple ascending dose, or MAD, study and Part B, a pharmacokinetic/pharmacodynamic, or PK/PD, study. We initiated dosing in Part A of the trial in second half of 2019 and initiated dosing in Part B of the trial in the second half of 2020, with data expected in the second half of 2021.

CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan for CVL-231 is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 single ascending dose, or SAD, trial, which showed that it was generally well tolerated with no serious adverse events or subject discontinuations.

We are developing CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal receptor activation via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for loss of efficacy with repeated use, or tolerance, and addiction seen with traditional non-selective GABAA receptor modulators, such as benzodiazepines, or BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5 selective GABAA receptor PAM being evaluated in clinical trials for epilepsy. We initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset seizures in epilepsy, or focal onset epilepsy, in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an anti-epileptic drug, or AED. We also initiated a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to lorazepam, a commonly prescribed BZD, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven photosensitive patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by strobe lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery to characterize the pharmacodynamics of CVL-865. Compared to lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination and cognition. In a Phase 1 MAD trial in healthy volunteers, CVL-865 showed no dose-related somnolence after the initial titration period, even at dose levels consistent with receptor occupancy of approximately 80%. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities that, unlike BZDs, can be dosed chronically.

We are developing our most advanced product candidate, tavapadon, for the treatment of both early- and late- stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s. We initiated a registration-directed Phase 3 program beginning in January 2020, which includes two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

As part of an extensive clinical program, tavapadon has been evaluated in 272 subjects across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. In a Phase 2 trial in early- stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. Statistical significance (p=0.0407) for this endpoint was achieved despite the trial being terminated early when only 65% of the planned trial population had been enrolled and even though only 42% of the patients who reached the maintenance period had received the top dose of 15 mg. A Phase 2 trial in late-stage Parkinson’s was terminated by Pfizer based on the results of an interim analysis, which determined that the probability of meeting the efficacy criterion for the primary endpoint of improvement in “off” time reduction compared to placebo at week 10 was lower than a pre-specified efficacy hurdle. As explained in more detail herein, we believe the pre-specified efficacy hurdle was a significant threshold to overcome given the limited duration of the trial. Despite the early termination of this trial, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which, while not statistically significant, we and our clinical advisors believe is clinically meaningful. Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a pharmacokinetic, or PK, profile with a 24-hour terminal half-life.

Our clinical-stage pipeline includes two additional orally-bioavailable small molecules:

•

CVL-871 is a selective dopamine D1/D5 partial agonist specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and behavior. We plan to initiate a Phase 2a trial for CVL-871 for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

•

CVL-936 is a selective dopamine D3-preferring antagonist that we are developing for the treatment of substance use disorder, or SUD. We initiated a Phase 1 SAD trial in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

We believe that all five of our clinical-stage product candidates have target product profiles that may enable them to become backbone therapies in their respective lead indications, either replacing standards of care as monotherapies or enhancing treatment regimens as adjunct to existing therapies. Results from the clinical trials mentioned above will guide the potential development of our product candidates in additional indications with similar neurocircuitry deficits.

In addition to our clinical-stage pipeline, we plan to advance the development of our preclinical portfolio across multiple neuroscience indications. We are deploying the latest technologies, such as artificial intelligence and DNA-encoded chemical libraries, to efficiently identify new therapeutic molecules, including those with disease-modifying potential. We believe that our approach will enable us to create a leading neuroscience drug discovery and development platform to transform the lives of patients living with neuroscience diseases.

Our Pipeline

The following table summarizes our current portfolio of product candidates. This table does not include two additional preclinical programs with disease-modifying potential that have not yet been disclosed.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ARYA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Risks Associated with Our Business

Our business is subject to numerous material and other risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors.” These risks include, among others:

•

Cerevel is a clinical-stage biopharmaceutical company with a limited operating history and Cerevel has incurred significant financial losses since its inception. Cerevel anticipates that it will continue to incur significant financial losses for the foreseeable future.

•	Cerevel has never generated revenue from product sales and may never be profitable.

•

Cerevel will need substantial additional funding, and if it is unable to raise capital when needed, Cerevel could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts.

•

Due to the significant resources required for the development of Cerevel’s pipeline, and depending on its ability to access capital, Cerevel must prioritize the development of certain product candidates over others. Moreover, Cerevel may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

•

Cerevel’s business is highly dependent on the success of Cerevel’s product candidates. If Cerevel is unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of Cerevel’s product candidates, or if Cerevel experiences delays in doing so, its business will be materially harmed.

•

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if Cerevel is ultimately unable to obtain regulatory approval for Cerevel’s product candidates, its business will be substantially harmed.

•

Business interruptions resulting from the COVID-19 outbreak or similar public health crises could cause a disruption of the development of Cerevel’s product candidates and adversely impact Cerevel’s business.

•

Cerevel is dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical studies and clinical trials that were previously conducted for Cerevel’s product candidates.

•

If Cerevel’s clinical trials fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Cerevel or third parties, Cerevel may be unable to successfully develop, obtain regulatory approval for or commercialize Cerevel’s product candidates.

•	Cerevel may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Cerevel’s product candidates.

•

Even if any of Cerevel’s product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case Cerevel may not generate significant revenues or become profitable.

•

Competitive products may reduce or eliminate the commercial opportunity for Cerevel’s product candidates, if approved. If its competitors develop technologies or product candidates more rapidly than Cerevel does, or their technologies or product candidates are more effective or safer than Cerevel’s, its ability to develop and successfully commercialize Cerevel’s product candidates may be adversely affected.

•	Bain Investor and Pfizer will have significant influence over us after completion of the Business Combination.

Corporate Information

The mailing address for our principal executive office is 222 Jacobs Street, Suite 200, Cambridge, MA 02141, and our telephone number is (844) 304-2048. Our website address is http://www.cerevel.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

This prospectus relates to the issuance by us of up to an aggregate of 4,983,333 shares of our common stock that may be issued upon exercise of the public warrants. This prospectus also relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (i) up to an aggregate of 32,000,000 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 5,287,664 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 166,333 shares of our common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders and (iv) up to 166,333 private placement warrants held by the Selling Securityholders.

Securities that may be offered and sold from time to time by the Selling Securityholders named herein	Up to an aggregate of 42,437,330 shares of common stock, including up to an aggregate of 5,149,666 shares of our common stock that may be issued upon exercise of warrants, and up to an aggregate of 166,333 private placement warrants held by the Selling Securityholders.

Common stock outstanding	127,123,954 shares of common stock as of November 25, 2020.

Use of proceeds	All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.

Market for our common stock and warrants	Our common stock and warrants are listed on Nasdaq under the symbols “CERE” and “CEREW”, respectively.

Risk factors	Any investment in the common stock or warrants offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•

the success, cost and timing of our product development activities and clinical trials, including statements regarding our plans for clinical development of our product candidates and the initiation and completion of any other clinical trials and related preparatory work and the expected timing of the availability of results of the clinical trials;

•	our ability to recruit and enroll suitable patients in our clinical trials;

•	the potential attributes and benefits of our product candidates;

•	our ability to obtain and maintain regulatory approval for our product candidates, and any related restrictions, limitations or warnings in the label of an approved product candidate;

•	our ability to obtain funding for our operations, including funding necessary to complete further development, approval and, if approved, commercialization of our product candidates;

•	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;

•	the potential for our business development efforts to maximize the potential value of our portfolio;

•	our ability to identify, in-license or acquire additional product candidates;

•	our ability to maintain the Pfizer License Agreement underlying our product candidates;

•	our ability to compete with other companies currently marketing or engaged in the development of treatments for the indications that we are pursuing for our product candidates;

•	our expectations regarding its ability to obtain and maintain intellectual property protection for our product candidates and the duration of such protection;

•	our ability to contract with and rely on third parties to assist in conducting its clinical trials and manufacture our product candidates;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets, either alone or in partnership with others;

•	the rate and degree of market acceptance of our product candidates, if approved;

•	the pricing and reimbursement of our product candidates, if approved;

•	regulatory developments in the United States and foreign countries;

•	the impact of laws and regulations;

•	our ability to attract and retain key scientific, medical, commercial or management personnel;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	the effect of COVID-19 on the foregoing; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Cerevel undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Cerevel is a clinical-stage biopharmaceutical company with a limited operating history and Cerevel has incurred significant financial losses since its inception. Cerevel anticipates that it will continue to incur significant financial losses for the foreseeable future.

Cerevel is a clinical-stage biopharmaceutical company with a limited operating history. Cerevel was formed in July 2018 and its operations to date have been limited. All of Cerevel’s product candidates were initially developed by Pfizer, which Cerevel in-licensed pursuant to a license agreement, or the Pfizer License Agreement, entered into shortly after Cerevel’s formation. Cerevel has not yet demonstrated an ability to generate revenues, obtain regulatory approvals, manufacture any product on a commercial scale or arrange for a third party to do so on Cerevel’s behalf, or conduct sales and marketing activities necessary for successful product commercialization.

Cerevel has no products approved for commercial sale and has not generated any revenue from product sales to date, nor does it expect to generate any revenue from product sales for the next few years, if ever. Cerevel will continue to incur significant research and development and other expenses related to its preclinical and clinical development and ongoing operations. As a result, Cerevel is not profitable and has incurred losses in each period since its inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on Cerevel’s stockholders’ equity and working capital. Cerevel’s net loss was $115.9 million for the period from July 23, 2018 (Inception) to December 31, 2018, and $128.4 million for the year ended December 31, 2019. As of September 30, 2020, Cerevel had an accumulated deficit of $363.3 million and had not yet generated revenues. Cerevel expects to continue to incur significant losses for the foreseeable future, and it expects these losses to increase as Cerevel continues its research and development of, and seek regulatory approvals for, Cerevel’s product candidates.

Cerevel anticipates that its expenses will increase substantially if, and as, it:

•

advances its clinical-stage product candidates CVL-231, CVL-865, tavapadon, CVL-781 and CVL-936 through clinical development, including as it initiates its registration-directed Phase 3 program for its most advanced product candidate, tavapadon;

•	advance its preclinical stage product candidates into clinical development;

•	seeks to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	hires additional clinical, quality control, medical, scientific and other technical personnel to support its clinical operations;

•	expands its operational, financial and management systems and increases personnel to support its operations;

•	meets the requirements and demands of being a public company;

•	maintains, expands and protects its intellectual property portfolio;

•	makes milestone, royalty or other payments due under the Pfizer License Agreement and any future in-license or collaboration agreements;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials; and

•

undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval in regions where it choose to commercialize its products on its own or jointly with third parties.

Biopharmaceutical product development entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, secure market access and reimbursement and become commercially viable and therefore any investment in Cerevel is highly speculative. Accordingly, before making an investment in Cerevel, you should consider its prospects, factoring in the costs, uncertainties, delays and difficulties frequently encountered by companies in clinical development, especially clinical-stage biopharmaceutical companies such as Cerevel’s. Any predictions you make about Cerevel’s future success or viability may not be as accurate as they would otherwise be if Cerevel had a longer operating history or a history of successfully developing and commercializing pharmaceutical products. Cerevel may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives.

Additionally, Cerevel’s expenses could increase beyond its expectations if it is required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities to perform clinical trials in addition to those that Cerevel currently expects, or if there are any delays in establishing appropriate manufacturing arrangements for or in completing its clinical trials or the development of any of Cerevel’s product candidates.

Cerevel has never generated revenue from product sales and may never be profitable.

Cerevel’s ability to become and remain profitable depends on its ability to generate revenue or execute other business development arrangements. Cerevel does not expect to generate significant revenue, if any, unless and until Cerevel is able to obtain regulatory approval for, and successfully commercialize the product candidates Cerevel is developing or may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory approval for these product candidates, manufacturing, marketing and selling those products for which Cerevel may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for its products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, Cerevel is unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when Cerevel might achieve profitability. Cerevel may never succeed in these activities and, even if Cerevel does, Cerevel may never generate revenues that are significant enough for Cerevel to achieve profitability. Even if Cerevel does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Cerevel’s failure to become and remain profitable may depress the market price of its common stock and could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations. If Cerevel continues to suffer losses as it has since inception, investors may not receive any return on their investment and may lose their entire investment.

Cerevel will need substantial additional funding, and if it is unable to raise capital when needed, Cerevel could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts.

Cerevel’s operations have consumed substantial amounts of cash since inception. Cerevel expects to continue to spend substantial amounts to continue the clinical and preclinical development of Cerevel’s product candidates, including its Phase 3 program for tavapadon and planned clinical trials for CVL-865, CVL-231, CVL-871 and CVL-936. Cerevel will need to raise additional capital to complete its currently planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of its development efforts. If Cerevel is able to gain marketing approval for product candidates that it develops, Cerevel will require significant additional amounts of funding in order to launch and commercialize such product candidates. Cerevel cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and Cerevel may need substantial additional funding to complete the development and commercialization of Cerevel’s product candidates.

Cerevel’s future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing its current product candidates, as well as other additional product candidates Cerevel may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for Cerevel’s product candidates and any other additional product candidates Cerevel may develop and pursue in the future;

•	the number of future product candidates that Cerevel may pursue and their development requirements;

•

subject to receipt of regulatory approval, the costs of commercialization activities for Cerevel’s product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•

subject to receipt of regulatory approval, revenue, if any, received from commercial sales of Cerevel’s product candidates or any other additional product candidates Cerevel may develop and pursue in the future;

•	the achievement of milestones that trigger payments under the Pfizer License Agreement;

•	the royalty payments due under the Pfizer License Agreement;

•	the extent to which Cerevel in-license or acquire rights to other products, product candidates or technologies;

•	its ability to establish collaboration arrangements for the development of Cerevel’s product candidates on favorable terms, if at all;

•	its headcount growth and associated costs as Cerevel expands its research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

Cerevel cannot be certain that additional funding will be available on acceptable terms, or at all. If Cerevel is unable to raise additional capital in sufficient amounts or on terms acceptable to Cerevel, Cerevel may have to significantly delay, reduce or terminate its product development programs or plans for commercialization.

Cerevel believes that its existing cash and cash equivalents will enable Cerevel to fund its operating expenses and capital expenditure requirements into 2023. Cerevel’s estimate may prove to be wrong, and Cerevel could use its available capital resources sooner than Cerevel currently expects. Further, changing circumstances, some of which may be beyond its control, could cause Cerevel to consume capital significantly faster than Cerevel currently anticipates, and Cerevel may need to seek additional funds sooner than planned.

Due to the significant resources required for the development of Cerevel’s pipeline, and depending on its ability to access capital, Cerevel must prioritize the development of certain product candidates over others. Moreover, Cerevel may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

Cerevel currently has five clinical-stage product candidates as well as several other product candidates that are at various stages of preclinical development. Cerevel seeks to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing its more advanced clinical-stage product candidates, such as tavapadon and CVL-865, and ensuring the development of additional potential product candidates.

Due to the significant resources required for the development of Cerevel’s product candidates, Cerevel must focus on specific diseases and disease pathways and decide which product candidates to pursue and advance and the amount of resources to allocate to each. Cerevel’s decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities. If Cerevel makes incorrect determinations regarding the viability or market potential of any of Cerevel’s product candidates or misread trends in the pharmaceutical industry, in particular for disorders of the brain and nervous system, its business, financial condition, and results of operations could be materially adversely affected. As a result, Cerevel may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those Cerevel chooses to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for Cerevel to invest additional resources to retain sole development and commercialization rights.

Raising additional capital may cause dilution to Cerevel’s stockholders, including purchasers of shares of its common stock in this transaction, restrict its operations or require Cerevel to relinquish rights to its technologies or product candidates.

Cerevel expects its expenses to increase in connection with its planned operations. Unless and until Cerevel can generate a substantial amount of revenue from Cerevel’s product candidates, Cerevel expects to finance its future cash needs through public or private equity offerings, debt financings, collaborations, licensing arrangements or other sources, or any combination of the foregoing. In addition, Cerevel may seek additional capital due to favorable market conditions or strategic considerations, even if Cerevel believes that Cerevel has sufficient funds for its current or future operating plans.

To the extent that Cerevel raises additional capital through the sale of common stock, convertible securities or other equity securities, your ownership interest may be diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect your rights as a common stockholder. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit its ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact its ability to conduct its business. In addition, securing financing could require a substantial amount of time and attention from its management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect its management’s ability to oversee the development of Cerevel’s product candidates.

If Cerevel raises additional capital through collaborations or marketing, distribution or licensing arrangements with third parties, Cerevel may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to Cerevel. If Cerevel is unable to raise additional capital when needed, Cerevel may be required to delay, reduce or terminate its product discovery and development programs or commercialization efforts or grant rights to develop and market product candidates that Cerevel would otherwise prefer to develop and market itself.

The amount of Cerevel’s future losses is uncertain and Cerevel’s quarterly and annual operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause its stock price to fluctuate or decline.

Cerevel’s quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including the following:

•

the timing and success or failure of clinical trials for Cerevel’s product candidates or competing product candidates, or any other change in the competitive landscape of its industry, including consolidation among its competitors or partners or as a result of COVID-19;

•	its ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts, including as a result of COVID-19;

•	its ability to obtain marketing approval for Cerevel’s product candidates and the timing and scope of any such approvals Cerevel may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to Cerevel’s product candidates, which may change from time to time;

•	the cost of manufacturing Cerevel’s product candidates, which may vary depending on the quantity of production and the terms of its agreements with manufacturers;

•	its ability to attract, hire and retain qualified personnel;

•	expenditures that Cerevel will or may incur to develop additional product candidates;

•	the level of demand for its product candidates should they receive approval, which may vary significantly;

•

the risk/benefit profile, cost and reimbursement policies with respect to Cerevel’s product candidates, if approved, and existing and potential future therapeutics that compete with Cerevel’s product candidates;

•	the changing and volatile U.S. and global economic environments; and

•	future accounting pronouncements or changes in its accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in its quarterly and annual operating results. As a result, comparing its operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in its failing to meet the expectations of industry or financial analysts or investors for any period. If its operating results or revenue fall below the expectations of analysts or investors or below any forecasts Cerevel may provide to the market, or if the forecasts Cerevel provides to the market are below the expectations of analysts or investors, the price of its common stock could decline substantially. Such a stock price decline could occur even when Cerevel has met any previously publicly stated guidance Cerevel may provide.

Cerevel’s business is highly dependent on the success of Cerevel’s product candidates. If Cerevel is unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of Cerevel’s product candidates, or if Cerevel experiences delays in doing so, its business will be materially harmed.

To date, Cerevel as an organization have not completed any clinical trials or development of any product candidates. Cerevel’s future success and ability to generate revenue from Cerevel’s product candidates, which Cerevel does not expect will occur for several years, if ever, is dependent on its ability to successfully develop, obtain regulatory approval for and commercialize one or more of Cerevel’s product candidates. Cerevel has initiated its registration-directed Phase 3 program for its most advanced product candidate, tavapadon, which includes two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. All of its other product candidates are in earlier stages of development and will require substantial additional investment for clinical development, regulatory review and approval in one or more jurisdictions. If any of its product candidates encounters safety or efficacy problems, development delays or regulatory issues or other problems, its development plans and business would be materially harmed.

Cerevel may not have the financial resources to continue development of its product candidates if Cerevel experiences any issues that delay or prevent regulatory approval of, or its ability to commercialize, Cerevel’s product candidates, including:

•	its inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that Cerevel’s product candidates are safe and effective;

•	insufficiency of its financial and other resources to complete the necessary clinical trials and preclinical studies;

•

negative or inconclusive results from its clinical trials, preclinical studies or the clinical trials of others for product candidates similar to Cerevel’s, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or abandon a program;

•

product-related adverse events experienced by subjects in its clinical trials, including unexpected toxicity results, or by individuals using drugs or therapeutic biologics similar to Cerevel’s product candidates;

•

delays in submitting an Investigational New Drug application, or IND, or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension or termination, or hold, of a clinical trial once commenced;

•	conditions imposed by the FDA, the European Medicines Agency, or EMA, or comparable foreign regulatory authorities regarding the scope or design of its clinical trials;

•	poor effectiveness of Cerevel’s product candidates during clinical trials;

•	better than expected performance of control arms, such as placebo groups, which could lead to negative or inconclusive results from its clinical trials;

•	delays in enrolling subjects in clinical trials;

•	high drop-out rates of subjects from clinical trials;

•	inadequate supply or quality of product candidates or other materials necessary for the conduct of its clinical trials;

•	greater than anticipated clinical trial or manufacturing costs;

•	unfavorable FDA, EMA or comparable regulatory authority inspection and review of a clinical trial site;

•

failure of its third-party contractors or investigators to comply with regulatory requirements or the clinical trial protocol or otherwise meet their contractual obligations in a timely manner, or at all;

•

delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to its therapies in particular; or

•	varying interpretations of data by the FDA, EMA and comparable foreign regulatory authorities.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if Cerevel is ultimately unable to obtain regulatory approval for Cerevel’s product candidates, its business will be substantially harmed.

Cerevel is not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining regulatory approval from the FDA. Foreign regulatory authorities, such as the EMA, impose similar requirements. The time required to obtain approval by the FDA and comparable foreign authorities is inherently unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. To date, Cerevel has not submitted a new drug application, or NDA, to the FDA or similar drug approval submissions to comparable foreign regulatory authorities for its most advanced product candidate, tavapadon, or any other product candidate. Cerevel must complete additional preclinical studies and clinical trials to demonstrate the safety and efficacy of Cerevel’s product candidates in humans before Cerevel will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Cerevel cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. The clinical development of its initial and potential additional product candidates is susceptible to the risk of failure inherent at any stage of development, including failure to demonstrate efficacy in a clinical trial or across a broad population of patients, the occurrence of adverse events that are severe or medically or commercially unacceptable, failure to comply with protocols or applicable regulatory requirements, and determination by the FDA or any comparable foreign regulatory authority that a product candidate may not continue development or is not approvable. It is possible that even if any of Cerevel’s product candidates has a beneficial effect, that effect will not be detected during clinical evaluation as a result of one or more of a variety of factors, including the size, duration, design, measurements, conduct or analysis of its clinical trials. Conversely, as a result of the same factors, its clinical trials may indicate an apparent positive effect of such product candidate that is greater than the actual positive effect, if any. Similarly, in its clinical trials Cerevel may fail to detect toxicity of, or intolerability caused by, such product candidate, or mistakenly believe that Cerevel’s product candidates are toxic or not well tolerated when that is not in fact the case. Serious adverse events, or SAEs, or other AEs, as well as tolerability issues, could hinder or prevent market acceptance of the product candidate at issue.

Cerevel’s current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of its clinical trials;

•	Cerevel may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	Cerevel may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from clinical trials or preclinical studies;

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the data collected from clinical trials of Cerevel’s product candidates may not be sufficient to support the submission of an NDA to the FDA or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

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the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Cerevel contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of clinical trial results may result in its failing to obtain regulatory approval to market any product candidate Cerevel develops, which would substantially harm its business, results of operations and prospects. The FDA and other comparable foreign authorities have substantial discretion in the approval process and determining when or whether regulatory approval will be granted for any product candidate that Cerevel develops. Even if Cerevel believes the data collected from future clinical trials of Cerevel’s product candidates are promising, such data may not be sufficient to support approval by the FDA or any other regulatory authority.

In addition, even if Cerevel were to obtain approval, regulatory authorities may approve any of Cerevel’s product candidates for fewer or more limited indications than Cerevel requests, may not approve the price it intends to charge for its products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Cerevel’s product candidates.

The FDA, EMA or comparable foreign regulatory authorities may disagree with its regulatory plan for Cerevel’s product candidates.

The general approach for FDA approval of a new drug is dispositive data from two or more well-controlled Phase 3 clinical trials of the product candidate in the relevant patient population. Phase 3 clinical trials typically involve a large number of patients, have significant costs and take years to complete. In addition, there is no assurance that the endpoints and trial designs that Cerevel intends to use for its planned clinical trials, including those that Cerevel has developed based on feedback from regulatory agencies or those that have been used for the approval of similar drugs, will be acceptable for future approvals. For example, while Cerevel has designed its registration-directed Phase 3 program for tavapadon after receiving input and feedback from the FDA, there can be no assurance that the design of its planned clinical trials will be satisfactory to the FDA or that the FDA will not require Cerevel to modify its trials or conduct additional testing, or that completing these trials will result in regulatory approval. See the section entitled “Business—Our Solution–Tavapadon—Ongoing Clinical Trials—Phase 3 Fixed-Dose Early-Stage Parkinson’s Trial” for a description of its discussions with the FDA regarding the proposed primary endpoint of its Phase 3 trials of tavapadon in early-stage Parkinson’s. Even if its Phase 3 clinical trials in early-stage Parkinson’s achieve their primary endpoint, there can be no assurance that the FDA will find them sufficient to support approval if, for example, FDA determines the contribution of the MDS-UPDRS Part II score to the primary endpoint results to be inadequate. Cerevel’s Phase 2 early-stage Parkinson’s trial of tavapadon did not use the MDS-UPDRS Part II score as a primary endpoint and was therefore not powered to show a statistically significant difference from placebo for this measure. In addition, based on its end-of-Phase 2 meeting with the FDA where Cerevel presented single-dose ECG, multiple- dose ECG and a model-based analysis of Phase 1 data, Cerevel plans to collect time-matched PK and ECG measures in a subset of patients as a sub-study in its planned Phase 3 fixed-dose early-stage Parkinson’s trial. However, there can be no assurance that Cerevel will not be required to conduct additional testing on the safety and tolerability of tavapadon, including with respect to arrhythmia. Additionally, Cerevel is developing CVL-871 for the treatment of dementia-related apathy. There are no currently approved therapies for dementia-related apathy, and Cerevel may experience challenges in defining this indication. There are limited precedents for trial design, trial endpoints and regulatory pathway for this indication, which may make clinical development and regulatory approval of CVL-871 more challenging.

Cerevel’s clinical trial results may not support approval of Cerevel’s product candidates. In addition, Cerevel’s product candidates could fail to receive regulatory approval, or regulatory approval could be delayed, for many reasons, including the following:

•	the FDA, EMA or comparable foreign regulatory authorities may not file or accept its NDA or marketing application for substantive review;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with the dosing regimen, design or implementation of its clinical trials;

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Cerevel may be unable to demonstrate to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities that Cerevel’s product candidates are safe and effective for any of their proposed indications;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA or comparable foreign regulatory authorities for approval;

•	Cerevel may be unable to demonstrate that Cerevel’s product candidates’ clinical and other benefits outweigh their safety risks;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with its interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of Cerevel’s product candidates may not be sufficient to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

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the FDA, EMA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which Cerevel contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

Business interruptions resulting from the COVID-19 outbreak or similar public health crises could cause a disruption of the development of Cerevel’s product candidates and adversely impact Cerevel’s business.

Public health crises such as pandemics or similar outbreaks could adversely impact Cerevel’s business. For example, in December 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease (COVID-19), was reported to have surfaced in Wuhan, China, and in March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

The continued spread of COVID-19 or other global health matters, such as pandemics, could adversely impact Cerevel’s clinical trials or preclinical studies. For instance, the COVID-19 outbreak could impair Cerevel’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography or due to prioritization of hospital resources toward the outbreak and restrictions on travel. Furthermore, some patients may be unwilling to enroll in Cerevel’s trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services. COVID-19 may also negatively affect the operations of third-party contract research organizations that Cerevel relies upon to carry out its clinical trials or the operations of its third-party manufacturers, which could result in delays or disruptions in the supply of Cerevel’s product candidates. For instance, while Cerevel has taken measures to revise clinical trial protocols in its Phase 3 program of tavapadon for the treatment of Parkinson’s to allow for remote visits, including home delivery of study medication, home health care visits to collect safety data and telemedicine visits to collect clinician-based trial assessments, such measures may not be sufficient to prevent missing data from impacting trial outcomes or delays in enrollment and trial completion caused by COVID-19. The primary endpoint in Cerevel’s early-stage Parkinson’s trials is based, in part, on a physical assessment of motor symptoms performed by a clinician, which cannot be completed remotely, and, if a substantial number of subjects are unable to complete in-person assessments, the completeness and interpretability of the data that Cerevel is able to collect would be impacted, which may require changes to the statistical analysis plan, the enrollment of additional subjects or otherwise negatively affect its ability to use such data to obtain regulatory approval. Similarly, if patients are reluctant to participate in these trials due to fears of COVID-19 infection resulting from regular visits to a healthcare facility, Cerevel may not be able to meet its current trial completion timelines. Any negative impact COVID-19 has to patient enrollment or treatment or the timing and execution of its clinical trials could cause costly delays to its clinical trial activities, which could adversely affect its ability to obtain regulatory approval for and to commercialize Cerevel’s product candidates, increase Cerevel’s operating expenses and have a material adverse effect on its business and financial results. Cerevel may also take temporary precautionary measures intended to help minimize the risk of COVID-19 to its employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for its employees and discouraging employee attendance at industry events and in-person work-related meetings. These measures could negatively affect its business. COVID-19 has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect its ability to raise additional capital on attractive terms or at all.

The extent to which COVID-19 impacts Cerevel’s business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. In addition, recurrences or additional waves of COVID-19 cases could cause other widespread or more severe impacts depending on where infection rates are highest. Cerevel cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if Cerevel or any of the third parties with whom it engages were to experience prolonged business shutdowns or other disruptions, Cerevel’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business, results of operation and financial condition.

Cerevel is dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical studies and clinical trials that were previously conducted for Cerevel’s product candidates.

Cerevel has in-licensed the rights to all of its current product candidates from Pfizer, for which they undertook prior research and development. Cerevel had no involvement with or control over the preclinical and clinical development of any of Cerevel’s product candidates prior to obtaining its in-license. In addition, Cerevel had no involvement in the development of third-party agents designed to be used in combination with Cerevel’s product candidates, such as levodopa, or L-dopa, which Cerevel intends to study in combination with tavapadon in its Phase 3 late-stage Parkinson’s trial. Therefore, Cerevel is dependent on these third parties having conducted their research and development in accordance with the applicable protocols, legal and regulatory requirements, and scientific standards; having accurately reported the results of all preclinical studies and clinical trials conducted with respect to such product candidates and having correctly collected and interpreted the data from these studies and trials. These risks also apply to any additional product candidates that Cerevel may acquire or in-license in the future. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval or commercialization of Cerevel’s product candidates will be adversely affected.

If Cerevel’s clinical trials fail to replicate positive results from earlier preclinical studies or clinical trials conducted by Cerevel or third parties, Cerevel may be unable to successfully develop, obtain regulatory approval for or commercialize Cerevel’s product candidates.

The results observed from preclinical studies or early-stage clinical trials of Cerevel’s product candidates may not necessarily be predictive of the results of later-stage clinical trials that Cerevel conducts. Similarly, positive results from such preclinical studies or early-stage clinical trials may not be replicated in its subsequent preclinical studies or clinical trials. For instance, while CVL-865 demonstrated anti-epileptic activity similar to lorazepam, a commonly prescribed BZD, in a Phase 2 photoepilepsy trial, only seven patients were treated with CVL-865 in that trial and Cerevel may not be able to replicate the observed results from that trial in its ongoing Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy. Furthermore, Cerevel’s product candidates may not be able to demonstrate similar activity or adverse event profiles as other product candidates that Cerevel believes may have similar profiles. For instance, although they both activate muscarinic receptors, CVL-231 may not be able to replicate the anti-psychotic benefit observed in prior clinical trials of xanomeline.

In addition, in Cerevel’s planned future clinical trials, Cerevel may utilize clinical trial designs or dosing regimens that have not been tested in prior clinical trials. For instance, in Cerevel’s Phase 3 clinical trials for tavapadon in early- and late-stage Parkinson’s, it plans to use a slower titration method than was used in prior clinical trials. While Cerevel believes that the slower titration method may mitigate certain gastrointestinal and other adverse events, Cerevel cannot provide any assurances that it will provide the desired effects and it may result in unanticipated issues.

There can be no assurance that any of Cerevel’s clinical trials will ultimately be successful or support further clinical development of any of Cerevel’s product candidates. There is a high failure rate for drugs proceeding through clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and Cerevel cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events.

Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA, EMA or comparable foreign regulatory authority approval. For instance, prior clinical trials conducted by Pfizer with certain of Cerevel’s product candidates before Cerevel in-licensed them were terminated before conclusion of the trials. These trials included a Phase 2 trial of tavapadon in late-stage Parkinson’s, a concurrent Phase 2 clinical trial of tavapadon in early-stage Parkinson’s and two Phase 2 trials of CVL-865. These clinical trials did not meet their primary endpoints and, even though Cerevel believes the data generated from these trials support its rationale for further clinical development of these product candidates, Cerevel’s belief is partially based on post-hoc analyses of such data.

Cerevel may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Cerevel’s product candidates.

To obtain the requisite regulatory approvals to commercialize any of Cerevel’s product candidates, Cerevel must demonstrate through extensive preclinical studies and clinical trials that Cerevel’s product candidates are safe and effective in humans. Cerevel may experience delays in completing its clinical trials or preclinical studies and initiating or completing additional clinical trials or preclinical studies, including as a result of regulators not allowing or delay in allowing clinical trials to proceed under an IND, or not approving or delaying approval for any clinical trial grant or similar approval Cerevel need to initiate a clinical trial. Cerevel may also experience numerous unforeseen events during its clinical trials that could delay or prevent its ability to receive marketing approval or commercialize the product candidates it develops, including:

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regulators, or institutional review boards, or IRBs, or other reviewing bodies may not authorize Cerevel or its investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

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it may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	Cerevel may experience challenges or delays in recruiting principal investigators or study sites to lead its clinical trials;

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the number of subjects or patients required for clinical trials of Cerevel’s product candidates may be larger than Cerevel anticipates, enrollment in these clinical trials may be insufficient or slower than Cerevel anticipates, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than it anticipates;

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its third-party contractors, including those manufacturing its product candidates or conducting clinical trials on its behalf, may fail to comply with regulatory requirements or meet their contractual obligations to Cerevel in a timely manner, or at all;

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Cerevel may have to amend clinical trial protocols submitted to regulatory authorities or conduct additional studies to reflect changes in regulatory requirements or guidance, which it may be required to resubmit to an IRB and regulatory authorities for re-examination;

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regulators or other reviewing bodies may find deficiencies with, fail to approve or subsequently find fault with the manufacturing processes or facilities of third-party manufacturers with which Cerevel enter into agreement for clinical and commercial supplies, or the supply or quality of any product candidate or other materials necessary to conduct clinical trials of Cerevel’s product candidates may be insufficient, inadequate or not available at an acceptable cost, or it may experience interruptions in supply; and

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the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering Cerevel’s clinical data insufficient for approval.

Regulators or IRBs of the institutions in which clinical trials are being conducted may suspend, limit or terminate a clinical trial, or data monitoring committees may recommend that Cerevel suspend or terminate a clinical trial, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or its clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Negative or inconclusive results from Cerevel’s clinical trials or preclinical studies could mandate repeated or additional clinical trials and, to the extent it chooses to conduct clinical trials in other indications, could result in changes to or delays in clinical trials of Cerevel’s product candidates in such other indications. Cerevel does not know whether any clinical trials that it conducts will demonstrate adequate efficacy and safety to result in regulatory approval to market Cerevel’s product candidates for the indications that Cerevel is pursuing. If later-stage clinical trials do not produce favorable results, Cerevel’s ability to obtain regulatory approval for Cerevel’s product candidates will be adversely impacted.

Cerevel’s failure to successfully initiate and complete clinical trials and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market Cerevel’s product candidates would significantly harm its business. Cerevel’s product candidate development costs will also increase if it experiences delays in testing or regulatory approvals and Cerevel may be required to obtain additional funds to complete clinical trials. Cerevel cannot assure you that its clinical trials will begin as planned or be completed on schedule, if at all, or that it will not need to restructure or otherwise modify its trials after they have begun. Significant clinical trial delays also could shorten any periods during which Cerevel may have the exclusive right to commercialize Cerevel’s product candidates or allow its competitors to bring products to market before Cerevel does and impair its ability to successfully commercialize Cerevel’s product candidates, which may harm its business and results of operations. In addition, many of the factors that cause, or lead to, delays of clinical trials may ultimately lead to the denial of regulatory approval of Cerevel’s product candidates.

Even if Cerevel completes the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent Cerevel from obtaining approvals for the commercialization of Cerevel’s product candidates.

Any product candidate Cerevel develops and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent Cerevel from commercializing the product candidate in a given jurisdiction. Cerevel has not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of the product candidates Cerevel is developing or may seek to develop in the future will ever obtain regulatory approval. Cerevel has no experience in submitting and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs or regulatory consultants to assist Cerevel in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates Cerevel develops may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that Cerevel’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval that Cerevel may ultimately obtain could be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If Cerevel experiences delays in obtaining approval or if Cerevel fails to obtain approval of any product candidates it may develop, the commercial prospects for those product candidates may be harmed, and its ability to generate revenues will be materially impaired.

Interim, topline and preliminary data from Cerevel’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Cerevel may publish interim, topline or preliminary data from its clinical trials. Interim data from clinical trials that Cerevel may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Cerevel previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm its reputation and business prospects.

If Cerevel does not achieve its projected development and commercialization goals in the timeframes Cerevel announces and expects, the development and commercialization of Cerevel’s product candidates may be delayed, and its business and results of operations may be harmed.

For planning purposes, Cerevel sometimes estimates the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include its expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, Cerevel may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of Cerevel’s control. All of these milestones are based on a variety of assumptions which, if not realized as expected, may cause the timing of achievement of the milestones to vary considerably from Cerevel’s estimates, including:

•	its available capital resources or capital constraints Cerevel experiences;

•	the rate of progress, costs and results of its clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;

•	its ability to identify and enroll patients who meet clinical trial eligibility criteria;

•	its receipt of approvals by the FDA and other regulatory authorities and the timing thereof;

•	other actions, decisions or rules issued by regulators;

•	its ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of Cerevel’s product candidates;

•	the efforts of its collaborators with respect to the commercialization of Cerevel’s product candidates; and

•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If Cerevel fails to achieve announced milestones in the timeframes it expects, the development and commercialization of Cerevel’s product candidates may be delayed, and its business and results of operations may be harmed.

Cerevel may be subject to additional risks because Cerevel intends to evaluate its product candidates in combination with other compounds.

Cerevel intends to evaluate Cerevel’s product candidates in combination with other compounds. The use of Cerevel’s product candidates in combination with other compounds may subject Cerevel to risks that it would not face if Cerevel’s product candidates were being administered as a monotherapy. For instance, in its Phase 3 late-

stage Parkinson’s trial, Cerevel intends to evaluate tavapadon in combination with L-dopa for the treatment of late-stage Parkinson’s, and L-dopa’s safety issues may be improperly attributed to tavapadon or the administration of tavapadon with L-dopa may result in safety issues that such other therapies or tavapadon would not have when used alone. The outcome and cost of developing a product candidate to be used with other compounds is difficult to predict and dependent on a number of factors that are outside Cerevel’s control. If Cerevel experiences efficacy or safety issues in its clinical trials in which Cerevel’s product candidates are being administered with other compounds, Cerevel may not receive regulatory approval for Cerevel’s product candidates, which could prevent Cerevel from ever generating revenue or achieving profitability.

If Cerevel encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Cerevel may experience difficulties in patient enrollment in its clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Cerevel’s ability to enroll a sufficient number of patients who remain in the study until its conclusion.

Patient enrollment is affected by many factors, including:

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the effects of COVID-19 on Cerevel’s ability to recruit and retain patients, including as a result of potential heightened exposure to COVID-19, prioritization of hospital resources toward the outbreak and unwillingness by patients to enroll or comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services;

•	the patient eligibility criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to study sites;

•	the design of the trial;

•	Cerevel’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

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competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications that Cerevel is investigating;

•	Cerevel’s ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

Because certain of the prior clinical trials of Cerevel’s product candidates were terminated prior to the conclusion of the trial, Cerevel may experience challenges in recruiting principal investigators and patients to participate in ongoing and future clinical trials for such product candidates if it is unable to sufficiently demonstrate the potential of such product candidates to them. In addition, Cerevel’s clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as Cerevel’s product candidates, and this competition will reduce the number and types of patients available to Cerevel, because some patients who might have opted to enroll in its trials may instead opt to enroll in a trial being conducted by one of its competitors. Since the number of qualified clinical investigators is limited, Cerevel may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials in such clinical trial site. Furthermore, if significant adverse events or other side effects are observed in any of its clinical trials, Cerevel may have difficulty recruiting patients to its trials and patients may drop out of its trials.

Cerevel’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or might require Cerevel to abandon one or more clinical trials or its development efforts altogether.

Delays in patient enrollment may result in increased costs, affect the timing or outcome of the planned clinical trials, product candidate development and approval process and jeopardize its ability to seek and obtain the regulatory approval required to commence product sales and generate revenue, which could prevent completion of these trials, adversely affect Cerevel’s ability to advance the development of Cerevel’s product candidates, cause the value of the company to decline and limit its ability to obtain additional financing if needed.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Cerevel’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay or prevent completion of clinical trials, require conducting bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay or prevent approval of Cerevel’s product candidates and jeopardize its ability to commence sales and generate revenue.

Cerevel’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of Cerevel’s product candidates could cause Cerevel or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. In Cerevel’s planned and future clinical trials of Cerevel’s product candidates, it may observe a more unfavorable safety and tolerability profile than was observed in earlier-stage testing of these candidates.

Undesirable side effects have been observed in Cerevel’s product candidates to date. For example, in clinical trials of tavapadon, a dose-dependent increase in the frequency of nausea and headache was observed, with nausea, vomiting, dyskinesia, fall, fatigue, sleep disorder and tremors being the most common adverse events leading to discontinuation of tavapadon. In clinical trials of CVL-231, some moderate treatment-emergent increases in heart rate and blood pressure were observed following single doses of CVL-231 (>10 mg), which may be due to CVL-231’s activity on the M4 receptor subtype and its subsequent reduction of striatal dopamine levels. Cerevel may also observe additional safety or tolerability issues with Cerevel’s product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing are later found to cause undesirable or unexpected side effects that prevented further development of the compound. Results of future clinical trials of Cerevel’s product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of Cerevel’s product candidates, Cerevel, the FDA or comparable foreign regulatory authorities, the IRBs, or independent ethics committees at the institutions in which its trials are conducted, could suspend, limit or terminate its clinical trials, or the independent safety monitoring committee could recommend that Cerevel suspend, limit or terminate its trials, or the FDA or comparable foreign regulatory authorities could order Cerevel to cease clinical trials or deny approval of Cerevel’s product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in its clinical trials to discontinue participation in its clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. Cerevel may need to train medical personnel using Cerevel’s product candidates to understand the side effect profiles for its clinical trials and upon any commercialization of any of Cerevel’s product candidates. Inadequate training in recognizing or managing the potential side effects of Cerevel’s product candidates could result in harm to patients that are administered Cerevel’s product candidates. Any of these occurrences may adversely affect Cerevel’s business, financial condition and prospects significantly.

Moreover, clinical trials of Cerevel’s product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that its clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

Cerevel has concentrated its research and development efforts on the treatment of disorders of the brain and nervous system, a field that faces certain challenges in drug development.

Cerevel has focused its research and development efforts on addressing disorders of the brain and nervous system. Efforts by pharmaceutical companies in this field have faced certain challenges in drug development. In particular, many neuroscience diseases such as anxiety, schizophrenia or dementia-related apathy rely on subjective patient-reported outcomes as key endpoints. This makes them more difficult to evaluate than indications with more objective endpoints. Furthermore, these indications are often subject to a placebo effect, which may make it more challenging to isolate the beneficial effects of Cerevel’s product candidates. There can be no guarantee that Cerevel will successfully overcome these challenges with Cerevel’s product candidates or that it will not encounter other challenges in the development of Cerevel’s product candidates.

Even if any of Cerevel’s product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case Cerevel may not generate significant revenues or become profitable.

Cerevel has never commercialized a product, and even if any of Cerevel’s product candidates is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to achieve sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Many of the indications for Cerevel’s product candidates have well-established standards of care that physicians, patients and payors are familiar with and, in some cases, are available generically. Even if Cerevel’s product candidates are successful in registrational clinical trials, they may not be successful in displacing these current standards of care if Cerevel is unable to demonstrate superior efficacy, safety, ease of administration and/or cost-effectiveness. For example, physicians may be reluctant to take their patients off their current medications and switch their treatment regimen to Cerevel’s product candidates. Further, patients often acclimate to the treatment regimen that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch due to lack of coverage and adequate reimbursement. Even if Cerevel is able to demonstrate Cerevel’s product candidates’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance.

Efforts to educate the medical community and third-party payors on the benefits of Cerevel’s product candidates may require significant resources, including management time and financial resources, and may not be successful. For example, even if tavapadon ultimately receives regulatory approval, Cerevel may have difficulty in convincing the medical community that tavapadon’s selective dopamine D1/D5 partial agonism has the potential to deliver promising therapeutic benefits. If any product candidate is approved but does not achieve an adequate level of market acceptance, Cerevel may not generate significant revenues and it may not become profitable. The degree of market acceptance of Cerevel’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of the product;

•	the potential advantages of the product compared to competitive therapies;

•	the prevalence and severity of any side effects;

•	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;

•	Cerevel’s ability, or the ability of any future collaborators, to offer the product for sale at competitive prices;

•	the product’s convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try, and of physicians to prescribe, the product;

•	limitations or warnings, including distribution or use restrictions contained in the product’s approved labeling;

•	the strength of sales, marketing and distribution support;

•	changes in the standard of care for the targeted indications for the product; and

•	availability and adequacy of coverage and reimbursement from government payors, managed care plans and other third-party payors.

Any failure by one or more of Cerevel’s product candidates that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect its business prospects.

If Cerevel fails to discover, develop and commercialize other product candidates, Cerevel may be unable to grow its business and Cerevel’s ability to achieve its strategic objectives would be impaired.

Although the development and commercialization of its current product candidates are Cerevel’s initial focus, as part of its longer-term growth strategy, Cerevel plans to develop other product candidates. In addition to the product candidates in its clinical-stage pipeline, Cerevel has in-licensed additional assets that are in earlier stages of development. Cerevel intends to evaluate internal opportunities from its existing product candidates or other potential product candidates, and also may choose to in-license or acquire other product candidates to treat patients suffering from other disorders with significant unmet medical needs and limited treatment options. These other potential product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Cerevel cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

In addition, Cerevel intends to devote substantial capital and resources for basic research to discover and identify additional product candidates. These research programs require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Cerevel’s research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render Cerevel’s product candidates obsolete;

•	product candidates that Cerevel develops may nevertheless be covered by third parties’ patents or other exclusive rights;

•

a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

In the future, Cerevel may also seek to in-license or acquire product candidates or the underlying technology. The process of proposing, negotiating and implementing a license or acquisition is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with Cerevel for the license or acquisition of product candidates. Cerevel has limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into its current infrastructure. Moreover, Cerevel may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or it may fail to realize the anticipated benefits of such efforts. Cerevel may not be able to acquire the rights to additional product candidates on terms that Cerevel finds acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of Cerevel’s business and diversion of its management’s time and attention to develop acquired products or technologies;

•	incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

•	higher than expected acquisition and integration costs;

•	difficulty in combining the operations and personnel of any acquired businesses with Cerevel’s operations and personnel;

•	increased amortization expenses;

•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•	inability to motivate key employees of any acquired businesses.

If Cerevel is unsuccessful in identifying and developing additional product candidates, either through internal development or licensing or acquisition from third parties, its potential for growth and achieving its strategic objectives may be impaired.

The number of patients with the diseases and disorders for which Cerevel are developing its product candidates has not been established with precision. If the actual number of patients with the diseases or disorders Cerevel elects to pursue with Cerevel’s product candidates is smaller than Cerevel anticipates, Cerevel may have difficulties in enrolling patients in its clinical trials which may delay or prevent development of Cerevel’s product candidates. Even if such product candidates are successfully developed and approved, the markets for its products may be smaller than Cerevel expects and its revenue potential and ability to achieve profitability may be materially adversely affected.

Cerevel’s pipeline includes product candidates for a variety of neurological indications. There is no precise method of establishing the actual number of patients with any of these disorders in any geography over any time period. With respect to many of the indications in which Cerevel has developed, are developing, or plan to develop Cerevel’s product candidates, Cerevel has estimates of the prevalence of the disease or disorder. Cerevel’s estimates as to prevalence may not be accurate, and the actual prevalence or addressable patient population for some or all of those indications, or any other indication that Cerevel elect to pursue, may be significantly smaller than its estimates. In estimating the potential prevalence of indications Cerevel is pursuing, or may in the future pursue, including its estimates as to the prevalence of Parkinson’s, epilepsy and schizophrenia, Cerevel applies assumptions to available information that may not prove to be accurate. In each case, there is a range of estimates in the published literature and in marketing studies which include estimates within the range that are lower than its estimates. The actual number of patients with these disease indications may, however, be significantly lower than Cerevel believes. Even if its prevalence estimates are correct, Cerevel’s product candidates may be developed for only a subset of patients with the relevant disease or disorder or its products, if approved, may be indicated for or used by only a subset. Moreover, certain of Cerevel’s product candidates are being developed for indications that are novel. In the event the number of patients with the diseases and disorders Cerevel is studying is significantly lower than it expects, Cerevel may have difficulties in enrolling patients in its clinical trials which may delay or prevent development of Cerevel’s product candidates. If any of Cerevel’s product candidates are approved and its prevalence estimates with respect to any indication or its other market assumptions are not accurate, the markets for Cerevel’s product candidates for these indications may be smaller than Cerevel anticipates, which could limit Cerevel’s revenues and its ability to achieve profitability or to meet its expectations with respect to revenues or profits.

Competitive products may reduce or eliminate the commercial opportunity for Cerevel’s product candidates, if approved. If its competitors develop technologies or product candidates more rapidly than Cerevel does, or their technologies or product candidates are more effective or safer than Cerevel’s, its ability to develop and successfully commercialize Cerevel’s product candidates may be adversely affected.

The clinical and commercial landscapes for the treatment of neurological disorders are highly competitive and subject to rapid and significant technological change. Cerevel faces competition with respect to its indications for Cerevel’s product candidates and will face competition with respect to any other drug candidates that Cerevel may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drug candidates for the treatment of the indications that Cerevel is pursuing. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Cerevel believes that a significant number of product candidates are currently under development for the same indications Cerevel is currently pursuing, and some or all may become commercially available in the future for the treatment of conditions for which Cerevel is trying or may try to develop product candidates. Cerevel’s potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. See the section entitled “Business—Competition” for examples of the competition that Cerevel’s product candidates face.

In many cases, Cerevel does not currently plan to run head-to-head clinical trials evaluating Cerevel’s product candidates against the current standards of care, which may make it more challenging for Cerevel’s product candidates to compete against the current standards of care due to the lack of head-to-head clinical trial data.

Cerevel’s competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than Cerevel does. Accordingly, its competitors may be more successful than Cerevel may be in obtaining regulatory approval for therapies and achieving widespread market acceptance. Cerevel’s competitors’ products may be more effective, or more effectively marketed and sold, than any product candidate Cerevel may commercialize and may render its therapies obsolete or non-competitive before Cerevel can recover development and commercialization expenses. If any of Cerevel’s product candidates, including tavapadon, is approved, it could compete with a range of therapeutic treatments that are in development. In addition, Cerevel’s competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective or less costly than tavapadon, its other product candidates or any other product candidates that Cerevel may develop, which could render its product candidates obsolete and noncompetitive.

If Cerevel obtains approval for any of Cerevel’s product candidates, Cerevel may face competition based on many different factors, including the efficacy, safety and tolerability of its products, the ease with which its products can be administered, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Existing and future competing products could present superior treatment alternatives, including being more effective, safer, less expensive or marketed and sold more effectively than any products Cerevel may develop. Competitive products may make any products Cerevel develops obsolete or noncompetitive before it recovers the expense of developing and commercializing Cerevel’s product candidates. Such competitors could also recruit its employees, which could negatively impact Cerevel’s level of expertise and its ability to execute its business plan.

In addition, Cerevel’s competitors may obtain patent protection, regulatory exclusivities or FDA approval and commercialize products more rapidly than Cerevel does, which may impact future approvals or sales of any of Cerevel’s product candidates that receive regulatory approval. If the FDA approves the commercial sale of tavapadon or any other product candidate, Cerevel will also be competing with respect to marketing capabilities and manufacturing efficiency. Cerevel expects competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, product price, reimbursement coverage by government and private third-party payors, regulatory exclusivities and patent position. Cerevel’s profitability and financial position will suffer if Cerevel’s product candidates receive regulatory approval but cannot compete effectively in the marketplace.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Cerevel in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites, as well as in acquiring technologies complementary to, or necessary for, its programs.

If Cerevel is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, it will not be successful in commercializing Cerevel’s product candidates.

Cerevel currently has no marketing, sales or distribution capabilities. Cerevel intends to establish a sales and marketing organization, either on its own or in collaboration with third parties, with technical expertise and supporting distribution capabilities to commercialize tavapadon or one or more of its other product candidates that may receive regulatory approval in key territories. These efforts will require substantial additional resources, some or all of which may be incurred in advance of any approval of the product candidate. Any failure or delay in the development of Cerevel’s or third parties’ internal sales, marketing and distribution capabilities would adversely impact the commercialization of tavapadon, its other product candidates and other future product candidates.

Factors that may inhibit Cerevel’s efforts to commercialize Cerevel’s product candidates on its own include:

•	its inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put Cerevel at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

With respect to its existing and future product candidates, Cerevel may choose to collaborate with third parties that have direct sales forces and established distribution systems to serve as an alternative to its own sales force and distribution systems. Cerevel’s future product revenue may be lower than if it directly marketed or sold Cerevel’s product candidates, if approved. In addition, any revenue Cerevel receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within its control. If Cerevel is not successful in commercializing any approved products, its future product revenue will suffer and Cerevel may incur significant additional losses.

If Cerevel does not establish sales and marketing capabilities successfully, either on its own or in collaboration with third parties, Cerevel will not be successful in commercializing Cerevel’s product candidates.

Product liability lawsuits against Cerevel or any of its future collaborators could divert its resources and attention, cause Cerevel to incur substantial liabilities and limit commercialization of Cerevel’s product candidates.

Cerevel is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently, Cerevel has no products that have been approved for commercial sale; however, the use of Cerevel’s product candidates by Cerevel and any collaborators in clinical trials, and the sale of these product candidates, if approved, in the future, may expose Cerevel to liability claims. Cerevel faces an inherent risk of product liability lawsuits related to the use of Cerevel’s product candidates in patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Cerevel by participants enrolled in Cerevel’s clinical trials, patients, health care providers, pharmaceutical companies, its collaborators or others using, administering or selling any of its future approved products. If Cerevel cannot successfully defend itself against any such claims, Cerevel may incur substantial liabilities or be required to limit commercialization of Cerevel’s product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for any of its future approved products;

•	injury to Cerevel’s reputation;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	significant litigation costs;

•	substantial monetary awards to, or costly settlements with, patients or other claimants;

•	product recalls or a change in the indications for which they may be used;

•	loss of revenue;

•	diversion of management and scientific resources from Cerevel’s business operations; and

•	the inability to commercialize Cerevel’s product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, clinical development does not always fully characterize the safety and efficacy profile of a new medicine, and it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If Cerevel’s product candidates were to cause adverse side effects during clinical trials or after approval, Cerevel may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use Cerevel’s product candidates. If any of Cerevel’s product candidates are approved for commercial sale, Cerevel will be highly dependent upon consumer perceptions of Cerevel and the safety and quality of its products. Cerevel could be adversely affected if it is subject to negative publicity associated with illness or other adverse effects resulting from patients’ use or misuse of its products or any similar products distributed by other companies.

Although Cerevel maintains product liability insurance coverage consistent with industry norms, including clinical trial liability, this insurance may not fully cover potential liabilities that Cerevel may incur. The cost of any product liability litigation or other proceeding, even if resolved in its favor, could be substantial. Cerevel will need to increase its insurance coverage if Cerevel commercializes any product that receives regulatory approval. In addition, insurance coverage is becoming increasingly expensive. If Cerevel is unable to maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of Cerevel’s product candidates, which could harm Cerevel’s business, financial condition, results of operations and prospects.

Cyber-attacks or other failures in Cerevel’s telecommunications or information technology systems, or those of its collaborators, CROs, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of its business operations.

Cerevel, its collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with its business activities. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of Cerevel’s, its collaborators’, CROs’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of its data. There can be no assurance that Cerevel will be successful in preventing cyber-attacks or successfully mitigating their effects. Similarly, there can be no assurance that Cerevel’s collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting its clinical and other data that is stored on their systems. Like other companies, Cerevel has on occasion experienced, and will continue to experience, threats to its data and systems, including malicious codes and viruses, phishing, business email compromise attacks or other cyber-attacks. For example, in 2020, Cerevel discovered a business email compromise caused by phishing, which led to the misappropriation of a portion of Cerevel’s funds in late 2019. Even though Cerevel has implemented remedial measures promptly following this incident and does not believe that it had a material adverse effect on Cerevel’s business, Cerevel cannot guarantee that its implemented remedial measures will prevent additional related, as well as unrelated, incidents. Any cyber-attack, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and subject Cerevel to litigation and governmental investigations and proceedings by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability. Further, Cerevel’s general liability insurance and corporate risk program may not cover all potential claims to which it is exposed and may not be adequate to indemnify Cerevel for all liability that may be imposed, which could have a material adverse effect on its business and prospects. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of Cerevel’s product candidates could result in delays in its development and regulatory approval efforts and significantly increase its costs to recover or reproduce the data. In addition, Cerevel may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures.

Our ability to use Cerevel’s net operating losses and research and development tax credits to offset future taxable income may be subject to certain limitations.

As of December 31, 2019, Cerevel had U.S. federal net operating loss carryforwards totaling $81.3 million, all of which have an indefinite carryforward period. As of December 31, 2019, Cerevel had state net operating loss carryforwards totaling $79.5 million which begin to expire in 2038 and 2039. As of December 31, 2019, Cerevel also had U.S. federal and state research and development tax credit carryforwards of $1.7 million and $0.2 million, respectively, which expire at various dates through 2039 for federal purposes and 2034 for state purposes. The net operating losses which are limited in life and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses or tax credits, or NOLs or credits, to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Cerevel’s existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if Cerevel undergoes an ownership change in connection with, or we undergo an ownership change following, the transactions contemplated hereby, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Cerevel’s NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of its NOLs or credits. If we determine that an ownership change has occurred and our ability to use Cerevel’s historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not.

Furthermore, our ability to utilize Cerevel’s historical NOLs or credits is conditioned upon us attaining profitability and generating U.S. federal and state taxable income. Cerevel is a clinical-stage biopharmaceutical company with a limited operating history. Cerevel has incurred significant net losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future; and therefore, we do not know whether or when we will generate the U.S. federal or state taxable income necessary to utilize Cerevel’s historical NOLs or credits that are subject to limitation by Sections 382 and 383 of the Code.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. The U.S. government in the future may enact additional legislation that affect the taxation of business entities, including with respect to the treatment of NOLs. This prospectus does not discuss any such tax legislation or the manner in which it might affect holders of New Cerevel Common Stock and New Cerevel public warrants. Holders of New Cerevel Common Stock and New Cerevel public warrants are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding New Cerevel Common Stock and New Cerevel public warrants.

Cerevel and its independent registered public accounting firm have identified a material weakness in its internal control over financial reporting. If Cerevel is unable to remedy this material weakness, or if Cerevel fails to establish and maintain effective internal controls, Cerevel may be unable to produce timely and accurate financial statements, and Cerevel may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and Cerevel’s stock price.

In connection with the audit of its consolidated financial statements for the year ended December 31, 2019, Cerevel and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting related to its cash disbursement process. Specifically, Cerevel’s cash disbursement process was not adequately designed to identify unauthorized payment requests. In 2020, Cerevel discovered a business email compromise caused by phishing, which led to the misappropriation of a portion of its funds in late 2019. Cerevel does not believe that this breach had a material adverse effect on its business, but a deficiency in its internal controls resulted in the inability to prevent and timely detect the unauthorized disbursement requests.

Cerevel has implemented and is continuing to implement measures designed to improve its internal control over financial reporting to remediate this material weakness, including continuing to evaluate cybersecurity risks, developing a priority list of critical information systems and designing and implementing control activities such as implementing additional security policies and processes, hiring and training additional personnel, strengthening supervisory reviews and further enhancing its processes and internal control documentation.

If Cerevel is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Cerevel identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Cerevel may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting, and Cerevel’s stock price may decline as a result. Cerevel also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities.

If Cerevel fails to maintain an effective system of internal control over financial reporting, Cerevel may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal controls over financial reporting are necessary for Cerevel to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause Cerevel to fail to meet its reporting obligations. In addition, any testing by Cerevel conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in Cerevel’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Cerevel’s reported financial information, which could have a negative effect on the trading price of its common stock.

Cerevel will be required to disclose changes made in its internal controls and procedures on a quarterly basis and Cerevel’s management will be required to assess the effectiveness of these controls annually. However, for as long as Cerevel is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. Cerevel could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of its internal controls over financial reporting could detect problems that its management’s assessment might not. Undetected material weaknesses in Cerevel’s internal controls over financial reporting could lead to financial statement restatements and require Cerevel to incur the expense of remediation.

Cerevel’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this transaction, Cerevel will become subject to certain reporting requirements of the Exchange Act. Cerevel’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by Cerevel in reports Cerevel file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Cerevel believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to the Business Combination and Integration of Businesses

Management’s focus and resources may be diverted from operational matters and other strategic opportunities as a result of the Business Combination.

The Business Combination may place a significant burden on our management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm our financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We qualify as an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. we will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of its common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stocks in its IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our common stock and its stock price may be more volatile.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Our Organizational Structure

Bain Investor and Pfizer will have significant influence over us after completion of the Business Combination.

As of November 25, 2020, Bain Investor and Pfizer own, collectively, approximately 69.2% of the outstanding shares of our common stock. Furthermore, as discussed under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement,” so long as they own certain specified amounts of its equity securities, Bain Investor and Pfizer have certain rights to nominate our directors. As long as such persons each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this transaction and have held their shares for a longer period, they may be more interested in selling the company to an acquirer than other investors or they may want Cerevel to pursue strategies that deviate from the interests of other stockholders.

As a “controlled company” within the meaning of Nasdaq listing standards, we will qualify for exemptions from certain corporate governance requirements. We have the opportunity to elect any of the exemptions afforded a controlled company.

Because Bain Investor and Pfizer, together, will control more than a majority of the total voting power of our common stock, we will be a “controlled company” within the meaning of Nasdaq listing standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;

•	the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.

Currently, seven (7) of our eight (8) directors are independent directors, and we have an independent nominating and corporate governance committee and an independent compensation committee. However, for as long as the “controlled company” exemption is available, our board of directors in the future may not consist of a majority of independent directors and may not have an independent nominating and corporate governance committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules regarding corporate governance.

The Registration and Shareholder Rights Agreement provides that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, directors, non-voting observers or certain of their affiliates who are not our or our subsidiaries’ full-time employees.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources or information obtained in their corporate capacity for their personal advantage, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Pursuant to the Registration and Shareholder Rights Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Bain Investor, Pfizer and the Perceptive Shareholders, (ii) any member of our board of directors, non-voting observer or any officer who is not our or our subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Bain Investor, Pfizer or the Perceptive Shareholders who is not our or our subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, we renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

As a result, the External Parties are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with the External Parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Delaware law and New Cerevel’s Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Governing Documents and the Delaware General Corporation Law (“DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Cerevel Board and therefore depress the trading price of New Cerevel Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Cerevel board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Governing Documents include provisions regarding:

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the ability of the New Cerevel Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Cerevel’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New Cerevel Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New Cerevel Board to amend the bylaws, which may allow the New Cerevel Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New Cerevel Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Cerevel Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Cerevel.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Cerevel Board or management.

In addition, the Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Cerevel’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New Cerevel’s Certificate of Incorporation designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Cerevel and its stockholders, which could limit New Cerevel’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Cerevel or its directors, officers, stockholders, employees or agents.

Our Certificate of Incorporation provides that, unless New Cerevel consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Cerevel, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Cerevel to New Cerevel or New Cerevel’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against New Cerevel governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Cerevel or any of New Cerevel’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, New Cerevel may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Cerevel’s business, results of operations and financial condition.

Risks Related to Our Common Stock and Warrants

An active trading market for our common stock or warrants may never develop or be sustained, which may make it difficult to sell the shares of our common stock or warrants you purchase.

An active trading market for our common stock or warrants may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of our common stock or warrants at an attractive price (or at all). The market price of our common stock or warrants may decline below your purchase price, and you may not be able to sell your shares of our common stock or warrants at or above the price you paid for such shares (or at all).

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our shares of common stock or warrants from trading on its exchange for failure to meet Nasdaq’s listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The price of our common stock and warrants may be volatile.

The price of our common stock and warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Cerevel and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Cerevel’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Cerevel or its competitors or its industry;

•	the public’s reaction to New Cerevel’s press releases, its other public announcements and its filings with the SEC;

•	New Cerevel’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Cerevel or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Cerevel;

•	changes in New Cerevel’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Cerevel Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Cerevel Common Stock and New Cerevel’s warrants regardless of the operating performance of New Cerevel.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New Cerevel. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Cerevel Common Stock to drop significantly, even if New Cerevel’s business is doing well.

Sales of a substantial number of shares of New Cerevel Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Cerevel Common Stock. Although the Perceptive Shareholders, the Bain Investor and Pfizer will be subject to certain restrictions regarding the transfer of New Cerevel Common Stock, these shares may be sold after the expiration of the respective applicable lock-up under the Amended and Restated Registration and Shareholder Rights Agreement. As restrictions on resale end and the registration statements are available for use, the market price of New Cerevel Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Warrants will become exercisable for New Cerevel Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,149,666 shares of New Cerevel Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable beginning on June 9, 2021. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Cerevel Common Stock will be issued, which will result in dilution to the holders of New Cerevel Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Cerevel Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Our warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Our warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ARYA. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Cerevel Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Cerevel Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 shares of common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. In addition, the terms of our existing financing arrangements restrict or limit our ability to pay cash dividends. Accordingly, we may not pay any dividends on our common stock in the foreseeable future.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Cerevel Therapeutics Holdings, Inc. (“New Cerevel”) as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations of New Cerevel for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present the combination of the financial information of ARYA Sciences Acquisition Corp II (“ARYA”) and Cerevel Therapeutics, Inc. (“Cerevel”) after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. ARYA and Cerevel are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as New Cerevel.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 give pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on September 30, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of ARYA and Cerevel and the notes thereto, as well as the disclosures contained in the prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Cerevel’s financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Cerevel. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On October 27, 2020, New Cerevel consummated the previously announced Business Combination pursuant to Business Combination Agreement dated July 29, 2020 (as amended on October 2, 2020) between ARYA and Cerevel, under the terms of which, ARYA acquired Cerevel, upon domestication of ARYA, through which a wholly-owned subsidiary of ARYA merged with and into Cerevel, with Cerevel becoming a wholly-owned subsidiary of ARYA, referred to herein as New Cerevel, which became a publicly-listed entity. As a result of the Business Combination, New Cerevel owns, directly or indirectly, all of the issued and outstanding equity interests of Cerevel and its subsidiaries and the Cerevel equityholders hold a portion of the New Cerevel Common Stock.

The following pro forma condensed combined financial statements presented herein reflect the redemption of 245,050 shares of Class A Common Stock by ARYA’s shareholders in conjunction with the shareholder vote on the Business Combination contemplated by the Business Combination Agreement at a meeting held on October 26, 2020.

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

September 30, 2020

(in thousands)

	ARYA (Historical)	Cerevel (Historical)	Pro Forma Adjustments	Note 3	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$609	$12,808	$414,500	(a),(b)	$427,917
Prepaid expenses and other current assets	340	3,076	—		3,416

Total current assets	949	15,884	414,500		431,333

Property and equipment, net	—	16,620	—		16,620
Operating lease assets	—	24,727	—		24,727
Restricted cash	—	4,200	—		4,200
Marketable securities held in Trust Account	149,571	—	(149,571)	(c)	—
Other long-term assets	—	5,606	(5,052)	(d)	554

Total assets	$150,520	$67,037	$259,877		$477,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$152	$4,822	$(152)	(b)	$4,822
Note payable—related party	—	—	—		—
Accrued expenses and other current liabilities	2,545	22,181	(5,083)	(b)	19,643
Operating lease liabilities, current portion	—	2,206	—		2,206

Total current liabilities	2,697	29,209	(5,235)		26,671

Operating lease liabilities, net of current portion	—	29,515	—		29,515
Deferred underwriting commissions	5,233	—	(5,233)	(b)	—
Other long-term liabilities	—	9,060	(8,700)	(e)	360

Total liabilities	7,930	67,784	(19,168)		56,546

Series A convertible common stock	—	9,159	(9,159)	(f)	—

Total convertible common stock	—	9,159	(9,159)		—

Series A-1 convertible preferred stock	—	169,117	(169,117)	(f)	—
Series A-2 convertible preferred stock	—	98,132	(98,132)	(f)	—

Total convertible preferred stock	—	267,249	(267,249)		—

Class A ordinary shares, subject to possible redemption	137,590	—	(137,590)	(f)	—
Preference shares	—	—	—		—
Class A ordinary shares	—	—	—		—
Class B ordinary shares	—	—	—		—
Common stock	—	—	13	(f)	13
Additional paid-in capital	8,124	86,108	692,890	(f)	787,122
Accumulated deficit	(3,124)	(363,263)	140	(f)	(366,247)

Total stockholders’ equity (deficit)	5,000	(277,155)	693,043		420,888

Total liabilities and stockholders’ equity (deficit)	$150,520	$67,037	$259,877		$477,434

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2020

(in thousands, except per share amounts)

	ARYA (Historical)	Cerevel (Historical)	Pro Forma Adjustments	Note 3	Pro Forma
Operating expenses:
Research and development	$—	$73,168	$900	(g)	$74,068
General and administrative	3,195	34,052	(5,223)	(g),(h), (i), (j)	32,024

Total operating expenses	3,195	107,220	(4,323)		106,092
Loss from operations	(3,195)	(107,220)	4,323		(106,092)
Other income (expense)
Interest income, net	—	210	—		210
Gain on marketable securities, dividends and interest held in Trust Account	71	—	(71)	(k)	—
Other income (expense), net	—	(11,976)	11,970	(l)	(6)

Loss before income taxes	(3,124)	(118,986)	16,222		(105,888)
Income tax benefit	—	21	—		21

Net loss and comprehensive loss	$(3,124)	$(118,965)	$16,222		$(105,867)

Loss per Share
Weighted average shares outstanding, basic and diluted				(m)	127,124
Basic and diluted net loss per share				(m)	$(0.83)

NEW CEREVEL

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share amounts)

	ARYA (Historical)	Cerevel (Historical)	Pro Forma Adjustments	Note 3	Pro Forma
Operating expenses:
Research and development	$—	$50,294	$1,200	(g)	$51,494
General and administrative	—	33,169	(80)	(g),(h)	33,089

Total operating expenses	—	83,463	1,120		84,583
Loss from operations	—	(83,463)	(1,120)		(84,583)
Other income (expense)
Interest income, net	—	1,552	—		1,552
Other (expense) income, net	—	(46,433)	46,442	(l)	9

Loss before income taxes	—	(128,344)	45,322		(83,022)
Provision for income taxes	—	(45)	—		(45)

Net loss and comprehensive loss	$—	$(128,389)	$45,322		$(83,067)

Loss per Share
Weighted average shares outstanding, basic and diluted				(m)	127,124
Basic and diluted net loss per share				(m)	$(0.65)

Note 1—Description of the Business Combination

On October 27, 2020, New Cerevel consummated the previously announced Business Combination pursuant to Business Combination Agreement dated July 29, 2020 (as amended on October 2, 2020) between ARYA and Cerevel, under the terms of which, ARYA acquired Cerevel, upon domestication of ARYA, through which a wholly-owned subsidiary of ARYA merged with and into Cerevel, with Cerevel becoming a wholly-owned subsidiary of ARYA, referred to herein as New Cerevel, which became a publicly-listed entity. As a result of the Business Combination, New Cerevel owns, directly or indirectly, all of the issued and outstanding equity interests of Cerevel and its subsidiaries and the Cerevel equityholders hold a portion of the New Cerevel Common Stock.

As a result of the Business Combination Agreement, Cerevel equityholders received an aggregate number of shares of New Cerevel Common Stock equal to (i) $780.0 million plus $20.0 million, which reflects the aggregate exercise price of all vested options of Cerevel at the consummation of the Business Combination, divided by (ii) $10.00. In connection with the closing of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $320.0 million of common stock of New Cerevel.

The following summarizes the number of New Cerevel Common Stock outstanding after giving effect to the Business Combination and the PIPE Financing, excluding purchases by Bain Investor, Pfizer or Perceptive PIPE Investor of ARYA shares on the open market and the potential dilutive effect of the exercise or vesting of warrants, stock options and unvested restricted stock units:

	Shares	%
Bain Investor	59,961,943	47.17%
Pfizer	27,349,211	21.51%
ARYA public shareholders	14,704,950	11.57%
Perceptive PIPE Investor and ARYA initial shareholders	7,236,500	5.69%
Other PIPE Investors	17,800,000	14.00%
Other Cerevel Stockholders	71,350	0.06%

Total	127,123,954	100%

Note 2—Basis of Presentation

The historical financial information of ARYA and Cerevel has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the PIPE Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and the PIPE Financing and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because Cerevel has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equityholders of Cerevel will hold the majority of voting rights in New Cerevel;

•	The pre-combination equityholders of Cerevel will have the right to appoint the majority of the directors on the New Cerevel Board;

•	Senior management of Cerevel will comprise the senior management of New Cerevel; and

•	Operations of Cerevel will comprise the ongoing operations of New Cerevel.

Under the reverse recapitalization model, the Business Combination will be treated as Cerevel issuing equity for the net assets of ARYA, with no goodwill or intangible assets recorded.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Cerevel modified its existing equity awards such that there will be a change of the probable performance condition at the consummation of the Business Combination. No pro forma adjustments were recorded for the incremental stock compensation expense as the adjustments were immaterial.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Cerevel incurred significant losses during the historical periods presented.

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

a)	Cash. Represents the impact of the Business Combination and PIPE Financing on the cash balance of New Cerevel.

The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)

	Note
ARYA cash held in Trust Account		(1)	$149,571
PIPE—Perceptive Shareholders		(2)	30,000
PIPE—Bain Investor		(2)	75,000
PIPE—Pfizer		(2)	12,000
Other PIPE Investors		(2)	178,000
Payment to redeeming ARYA Shareholders		(3)	(2,452)
Payment of deferred underwriting commissions		(4)	(5,233)
Payment of ARYA accrued transaction costs		(5)	(2,697)
Payment of ARYA incremental transaction costs		(5)	(5,441)
Payment of remaining management fees		(6)	(2,984)
Payment of Cerevel accrued transaction costs		(7)	(2,538)
Payment of Cerevel incremental transaction costs		(7)	(8,726)

Excess cash to balance sheet from Business Combination			$414,500

(1)	Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination at Closing.
(2)

Represents the issuance, in a private placement consummated concurrently with the Closing, to PIPE Investors of 29,500,000 shares of New Cerevel Common Stock at a stock price of $10 per share. The 29,500,000 shares exclude 2,500,000 shares issued in connection with a $25,000,000 pre-funding by Bain Investor pursuant to its Subscription Agreement at a price of $10.00 per share on July 8, 2020.

(3)	Represents the amount paid to ARYA shareholders who exercised their redemption rights.
(4)	Represents payment of deferred IPO underwriting commissions by ARYA (see Note 3(b)(1)).
(5)	Represents payment of ARYA accrued and incremental transaction costs related to the Business Combination (see Note 3(b)(2) and 3(b)(3)).
(6)	Represents payment of remaining management fees under the Management Agreement (see Note 3(b)(4)).
(7)	Represents payment of Cerevel accrued and incremental transaction costs related to the Business Combination (see Note 3(b)(5) and 3(b)(6)).

b)	Business Combination costs.

(1)

Payment of deferred IPO underwriting commissions incurred by ARYA in the amount of $5.2 million (see Note 3(a)(4)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting commission liability.

(2)

Payment of ARYA accrued transaction costs related to the Business Combination in the amount of $2.7 million (see Note 3(a)(5)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with corresponding decreases in accounts payable and accrued expenses and other current liabilities.

(3)

Payment of ARYA incremental expenses related to the Business Combination incurred through the Business Combination in the amount in the amount of $5.4 million (see Note 3(a)(5)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital (see Note 3(f)).

(4)

Payment of remaining management fees pursuant to the Management Agreement in the amount of $3.0 million (see Note 3(a)(6)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding increase in accumulated deficit (see Note 3(f)).

(5)

Payment of Cerevel accrued transaction costs related to the Business Combination in the amount of $2.5 million (see Note 3(a)(7)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in accrued expenses and other current liabilities.

(6)

Payment of Cerevel incremental expenses related to the Business Combination incurred through the Business Combination in the amount of $8.7 million (see Note 3(a)(7)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital (see Note 3(f)).

c)	Trust Account. Represents release of the restricted investments and cash held in the ARYA trust account upon consummation of the Business Combination (see Note 3(a)(1)).

d)

Capitalization of Cerevel transaction costs. Reflects recognition of capitalized Cerevel’s transaction expenses related to the Business Combination of $5.1 million as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a reduction of other long-term assets, with a corresponding decrease in additional paid-in capital (see Note 3(f)).

e)

Stock Purchase Agreement and Share Purchase Option. Reflects elimination of the fair value of the remaining Equity Commitment liability of $7.8 million and elimination of the fair value of the Share Purchase Option of $0.9 million. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a reduction of other long-term liabilities, with a corresponding increase in additional paid-in capital (see Note 3(f)).

f)	Impact on equity. The following table represents the impact of the Business Combination and PIPE Financing on the number of shares of Class A ordinary shares and represents the total equity:

(in thousands, except share amounts)

	Common Shares				Cerevel’s Stock	Additional paid-in capital	Accumulated deficit
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock
Pre Business Combination—ARYA shareholders	1,190,971	3,737,500	$—	$—	$—	$8,124	$(3,124)
Pre Business Combination—Perceptive PIPE Investor and ARYA initial shareholders	499,000	—	—	—	—	—	—
Pre Business Combination—Cerevel	—	—	—	—	276,408	86,108	(363,263)
Reclassification of redeemable shares to Class A common shares	13,759,029	—	1	—	—	137,589	—
Less: Redemption of redeemable shares	(245,050)	—	—	—	—	(2,452)	—
Bain Investor	59,961,943	—	6	—	—	74,994	—
Pfizer	27,349,211	—	3	—	—	11,997	—
Perceptive PIPE Investor and ARYA initial shareholders	6,737,500	(3,737,500)	1	—	—	29,999	—
Other PIPE Investors	17,800,000	—	2	—	—	177,998	—
Other Cerevel Stockholders	71,350	—	—	—	—	—	—

Balances after share transactions of New Cerevel	127,123,954	—	13	—	276,408	524,357	(366,387)

ARYA incremental transaction costs	—	—	—	—	—	(5,441)	—
Cerevel incremental transaction costs	—	—	—	—	—	(8,726)	—
Payment of remaining management fees	—	—	—	—	—	—	(2,984)
Capitalized transaction costs of Cerevel	—	—	—	—	—	(5,052)	—
Elimination of historical accumulated deficit of ARYA	—	—	—	—	—	(3,124)	3,124
Elimination of historical stock of Cerevel	—	—	—	—	(276,408)	276,408	—
Elimination of Equity Commitment	—	—	—	—	—	7,770	—
Elimination of Share Purchase Option	—	—	—	—	—	930	—

Post-Business Combination	127,123,954	—	$13	$—	$—	$787,122	$(366,247)

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2020 and Year Ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 are as follows:

g)

Equity awards expenses. Reflects compensation expenses related to equity awards granted to certain employees of Cerevel in connection with the Business Combination of $1.6 million and $2.1 million for nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

h)

Exclusion of management fees. Reflects adjustments made to eliminate historical management fees of Cerevel under the Management Agreement of $0.8 million and $1.0 million for nine months ended September 30, 2020 and year ended December 31, 2019, respectively, which Cerevel will not be incurring post-Business Combination.

i)	Exclusion of ARYA transaction costs. Reflects adjustment made to eliminate ARYA transaction costs related to the Business Combination in amount of the $2.7 million.

j)	Exclusion of costs related to previously planned IPO of Cerevel. Reflects adjustment made to exclude the costs related to previously planned IPO of Cerevel in the amount of $2.5 million.

k)	Exclusion of loss on marketable securities, dividends and interest held in Trust Account. Reflects exclusions of loss on marketable securities, dividends and interest held in trust account.

l)

Stock Purchase Agreement and Share Purchase Option. Reflects (1) elimination of historical loss on the change in fair value measurement of the Equity Commitment of $11.3 million and $51.5 million for nine months ended September 30, 2020 and year ended December 31, 2019, respectively, and (2) elimination of historical loss on the change in fair value measurement of the Share Purchase Option of $0.7 million and gain of $5.1 million for nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

m)

Net loss per share. Represents pro forma net loss per share based on pro forma net loss and 127,123,954 total shares outstanding upon consummation of the Business Combination and PIPE Financing. For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of common stock of New Cerevel outstanding would have been anti-dilutive.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

Our portfolio of product candidates is based on a differentiated understanding of the neurocircuitry of CNS diseases, as well as the key pillars of our unique approach: (1) receptor-drug interactions at the atomic level to achieve targeted receptor subtype selectivity, (2) orthosteric and allosteric chemistry to achieve ideal receptor pharmacology and (3) robust packages of preclinical and clinical data that elucidate the key points of differentiation for our compounds. Our rational design approach uses measured and calculated structural and surface charge information from the target protein combined with high-resolution crystallography data, computational homology models, screening of single-residue mutant proteins, indirect solution-phase imaging techniques and other biophysical measurements to glean key molecular-level information about the interaction between a target protein and our product candidates. These insights then drive structure-informed design of subsequent molecules. Due to our understanding of the specificity and dynamic range of neural networks and how to modulate them, we believe that our product candidates have the potential to achieve optimal therapeutic activity while minimizing unintended side effects of currently available therapies. Below are our five clinical-stage product candidates:

1.

CVL-231 is a positive allosteric modulator, or PAM, that selectively targets the muscarinic acetylcholine 4 receptor subtype, or M4. We are currently conducting a Phase 1b trial of CVL-231 in patients with schizophrenia, consisting of Part A, a multiple ascending dose, or MAD, study and Part B, a pharmacokinetic/pharmacodynamic, or PK/PD, study. We initiated dosing in Part A of the trial in second half of 2019 and initiated dosing in Part B of the trial in the second half of 2020, with data expected in the second half of 2021.

2.

CVL-865 is a PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset seizures in epilepsy, or focal onset epilepsy, and a Phase 1 proof-of-principle trial in acute anxiety in the second half of 2020. Data is expected in the second half of 2021 for the Phase 1 anxiety trial and in the second half of 2022 for the Phase 2 epilepsy trial.

3.

Tavapadon is a selective dopamine D1/D5 partial agonist that we are developing for the treatment of early- and late-stage Parkinson’s disease. We initiated a registration-directed Phase 3 program for tavapadon beginning in January 2020, which includes two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

4.

CVL-871 is a selective dopamine D1/D5 partial agonist specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and apathy behaviors in neurodegenerative diseases. We plan to initiate a Phase 2a trial for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

5.

CVL-936 is a selective dopamine D3-preferring antagonist that we are developing for the treatment of substance use disorder, or SUD. We initiated a Phase 1 single ascending dose, or SAD, trial in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

We believe that all five of our clinical-stage product candidates have target product profiles that may enable them to become backbone therapies in their respective lead indications, either replacing standards of care as monotherapies or enhancing treatment regimens as adjunct to existing therapies. Results from the clinical trials mentioned above will guide the potential development of our product candidates in additional indications with similar neurocircuitry deficits.

In addition to our clinical-stage pipeline, we plan to advance the development of our preclinical portfolio across multiple neuroscience indications. We are deploying the latest technologies, such as artificial intelligence and DNA-encoded chemical libraries, to efficiently identify new therapeutic molecules, including those with disease-modifying potential. We believe that our approach will enable us to create a leading neuroscience drug discovery and development platform to transform the lives of patients living with neuroscience diseases.

Behind our portfolio stands a team with a multi-decade track record of drug approvals and commercial success. This track record has been driven by their extensive experience with empirically-driven clinical trial design and implementation, a history of successful interactions with regulatory agencies and relationships with global key opinion leaders. We believe that the distinctive combination of our management team and our existing pipeline has the potential to bring to patients the next generation of transformative neuroscience therapies.

Our Approach

Fundamental to our approach is understanding how deficits in neurocircuitry drive the development of symptoms in neuroscience diseases. Achieving optimal therapeutic benefit and minimizing unintended side effects in neuroscience diseases requires tuning the specificity and dynamic range of neural networks. Recent advancements in chemistry, genomics and proteomics have provided tools to enable targeted receptor selectivity with specificity to neural networks that underlie disease symptomatology. Fine-tuning the dynamic range of selective neurotransmitter neurocircuitry requires carefully-designed receptor pharmacology, such as allosteric modulation or partial agonism, to normalize neural network function without over-activation or over-suppression.

Below are the key pillars of our approach:

•

Mechanism of action—targeted receptor selectivity: A single neurotransmitter can act on multiple receptor subtypes that are expressed differentially among neuron types and neural networks within the brain and nervous system. We believe the ability to selectively target neurotransmitter receptor subtypes may provide an important opportunity to achieve maximum activity within specific neural networks while minimizing unintended interactions in other areas of the nervous system that are targeted by non-selective compounds and result in unwanted side effects.

•

Receptor pharmacology: Neural networks in the brain operate within a dynamic range, and our understanding of disease state mechanics allows us to design molecular attributes that are intended to normalize this range for each disease. For example, classical full receptor agonism or antagonism may fully activate or inactivate neural circuits and can compensate for disease but also limit normal functional dynamic range. However, partial agonism or allosteric modulation can correct or fine-tune the range of network signaling without fully blocking or overexciting normal activity. Each disease state represents a unique abnormality in neural network activity requiring a nuanced pharmacological approach. In addition, molecules require specific physical and metabolic properties to become a viable commercial product. Incorporating all of these characteristics into a single molecule can be extremely challenging. The evidence to date for our product candidates suggests that they may balance targeted selectivity with optimal receptor pharmacology. We believe this underscores the differentiation and therapeutic potential of our pipeline.

•

Robust clinical and preclinical evaluation: Our clinical-stage product candidates have undergone robust clinical and preclinical testing to provide support for continued advancement through the clinical development process. In these early clinical trials and preclinical studies, we have generally observed PK, bioavailability, brain penetration and reduced off-target activity, that demonstrate the potential for reducing tolerability issues. In addition, data from these trials support dose selection generally informed by PET receptor occupancy and clinical biomarkers. Based on extensive characterization and research, our product candidates were designed to reproduce validated biological activity while addressing the limitations of prior known compounds. We believe the wealth of clinical and preclinical data generated to date strongly positions our product candidates for clinical advancement.

Our Pipeline

The following table summarizes our current portfolio of product candidates. This table does not include two additional preclinical programs with disease-modifying potential that have not yet been disclosed.

Our Product Candidates

CVL-231

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a PAM that selectively targets the muscarinic acetylcholine 4, or M4, receptor subtype to harness the anti-psychotic benefit believed to be associated with M4 while minimizing the cholinergic side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advancement as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance underlying psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently active in clinical development.

CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan for CVL-231 is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 SAD trial which showed that it was generally well tolerated with no serious adverse events or subject discontinuations.

We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia. We initiated dosing in Part A of the trial in second half of 2019 and initiated dosing in Part B of the trial in the second half of 2020, with data expected in the second half of 2021. We also plan to conduct two positron emission tomography, or PET, trials in healthy volunteers to inform CVL-231 receptor occupancy and its impact on dopamine receptor pharmacodynamics in 2021 to inform dose selection for our planned later-stage clinical trials.

CVL-865

We are developing CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal receptor activation via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for loss of efficacy with repeated use, or tolerance, and addiction seen with traditional non-selective GABAA receptor modulators, such as benzodiazepines, or BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5 selective GABAA receptor PAM being evaluated in clinical trials for epilepsy.

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to lorazepam, a commonly prescribed BZD, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven photosensitive patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by strobe lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery to characterize the pharmacodynamics of CVL-865. Compared with lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination (sedation) and cognition. In a Phase 1 MAD trial in healthy volunteers, CVL-865 showed no dose-related somnolence after the initial titration period, even at dose levels consistent with receptor occupancy of approximately 80%. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities that, unlike BZDs, can be dosed chronically.

Based on this extensive clinical data, we initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an anti-epileptic drug, or AED. We initiated a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020 with data expected in the second half of 2021.

Tavapadon

We are developing tavapadon for the treatment of both early- and late-stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s.

As part of an extensive clinical program, tavapadon has been evaluated in 272 subjects across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. In a Phase 2 trial in early- stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. In a Phase 2 trial in late-stage Parkinson’s, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which we and our clinical advisors believe is clinically meaningful. Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a pharmacokinetic, or PK, profile with a 24-hour terminal half-life.

Based on this extensive clinical data, we initiated a registration-directed Phase 3 program beginning in January 2020, which will include two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

CVL-871

We are developing CVL-871 for the treatment of dementia-related apathy. Apathy is the leading neuropsychiatric symptom in patients with dementia. It is also one of the strongest symptomatic predictors of disease progression. While clinicians, patients and care-givers have been challenged by this symptom, there are no currently approved therapies for dementia-related apathy. The FDA has stated interest in development of a therapy for this indication. CVL-871 is a selective partial agonist of dopamine D1/D5 receptor subtypes specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and apathy behaviors in neurodegenerative diseases. Dopamine acting on D1/D5 receptor subtypes in the cortex and midbrain plays a key role in the finely-tuned and dynamic neural network that modulates cognitive function, reward-processing and decision-making. In patients with Parkinson’s disease, we have observed that improving motor symptoms requires higher levels of partial agonism to offset the large losses in dopaminergic neurons in the motor cortex. In contrast, dementia patients require a more finely-tuned modulation of the neural networks that govern cognition, motivation and behavior to normalize the dynamic range of the mesocortical and mesolimbic neurocircuitry. As such, we have designed CVL-871 to have a lower level of partial agonism than tavapadon. The hypothesis for using D1/D5 receptor subtype partial agonism to treat dementia-related apathy is informed by clinical trials of other compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. We believe CVL-871, while potentially avoiding the cardiovascular effects of stimulant medications, may possess an optimal profile to target this new indication due to the degree to which it activates relevant dopamine circuits within the brain.

CVL-871 has been evaluated in two Phase 1 trials in a total of 58 subjects. In these trials, CVL-871 was observed to be generally well tolerated. We also observed evidence of moderate improvement in motor symptoms, a measure of biological activity, along with a PK profile that supports the potential for once-daily dosing. Based on these findings, we plan to initiate a Phase 2a trial for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

CVL-936

We are developing CVL-936 for the treatment of SUD, with an initial focus on opioid use disorder, or OUD. In order to maximize potential for activity, CVL-936, a selective dopamine D3-preferring, D2/D3 receptor subtype antagonist, was designed to block D3 signaling within the brain while also simultaneously reducing (but not fully inhibiting) signaling at the D2 receptor subtype. CVL-936 has shown encouraging activity in translationally relevant preclinical models of both cessation and relapse using nicotine and opioid-induced cues. Based on its profile, we expect CVL-936 will allow for dosing to levels that may result in near complete and sustained blockade of D3 signaling within the brain, which may be useful in treating SUD.

The FDA accepted our IND for CVL-936 in the fourth quarter of 2019, and we initiated the Phase 1 SAD trial in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

Preclinical Assets

In addition to the clinical-stage product candidates described above, we plan to further characterize and appropriately advance our preclinical pipeline across multiple potential neuroscience indications. Our preclinical pipeline includes:

•	CVL-354, a selective kappa opioid receptor, or KOR, antagonist that we are advancing for the treatment of SUD;

•	our PDE4B inhibitor program that we are advancing as an antipsychotic therapeutic;

•	our M4 full/partial agonist program for potential use in PD-LID; and

•	our LRRK2 inhibitor program that has the potential to address disease progression in Parkinson’s.

We are also pursuing other undisclosed targets, including those with disease-modifying potential. These programs include evaluating those initiated by Pfizer as well as others developed internally through the application of human genetic analyses and new technology platforms, such as artificial intelligence and DNA-encoded chemical libraries to establish novel chemical lead series that is designed to enable better understanding of their therapeutic potential.

Our Strategy

We are a neurocircuitry company that seeks to transform the lives of patients with neuroscience diseases by leveraging our deep understanding of neurocircuitry, chemistry and receptor pharmacology. Our strategy is to:

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Establish our position as a leader in neuroscience drug discovery and development through the advancement of a diverse and innovative pipeline. We leverage our differentiated understanding of neurocircuitry as well as our innovative clinical trial design and execution to develop our assets across multiple indications. In addition, we are investing in future areas of neuroscience research, including the discovery and development of compounds with disease-modifying potential.

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Rapidly develop our five clinical-stage assets, with at least eight clinical trials either underway or expected to start by the end of 2021. We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia, with data expected in the second half of 2021. We also commenced a Phase 2 proof-of-concept trial of CVL-865 in focal onset epilepsy and commenced a

Phase 1 proof-of-principle trial in acute anxiety in healthy volunteers in the second half of 2020. In addition, in January 2020, we initiated our registration-directed Phase 3 program for tavapadon. This program includes three Phase 3 trials in both early- and late-stage Parkinson’s that will be conducted in parallel as well as an open-label extension trial. If approved, we believe that tavapadon would have the potential to become a cornerstone therapy for Parkinson’s patients across the disease spectrum. Furthermore, we plan to initiate a Phase 2a trial of CVL-871 for dementia-related apathy in the first half of 2021, with data expected in the second half of 2022. Finally, we are developing CVL-936, which is currently in Phase 1 for the treatment of SUD.

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Advance our preclinical portfolio across multiple neuroscience indications. Our preclinical pipeline includes: (1) CVL-354, a selective KOR antagonist that we are advancing for the treatment of SUD; (2) our PDE4B inhibitor program that we are advancing as an antipsychotic agent; (3) our M4 full/partial agonist for potential use in PD-LID; and (4) our LRRK2 inhibitor that has the potential to address disease progression in Parkinson’s. We are also pursuing a number of other undisclosed targets, including those with disease-modifying potential. These programs include ones initiated by Pfizer as well as others developed internally through the application of new technology platforms, such as artificial intelligence and DNA-encoded chemical libraries.

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Efficiently allocate capital to maximize the impact of our assets. We seek to efficiently allocate capital through step-wise value creation: driving speed to proof-of-principle, speed to proof-of-concept and speed to market. For example, our early-stage clinical trials are designed to elucidate the potential of our compounds and inform future clinical trials, thereby strengthening our probability of success and our efficiency in bringing our therapies to patients. We aim to be resource- and capital-efficient in the development of our product candidates by selectively accessing complementary expertise and infrastructure through strategic partnerships or other collaborations. We are also building a leading neuroscience team that we believe has a differential ability to identify high-potential assets for acquisition or in-licensing and unlock their full value. We plan to opportunistically pursue such assets from time to time and strategically expand our portfolio.

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Opportunistically match sources and uses of capital. Our broad portfolio both requires and provides a basis for diverse financing options. We will seek to maximize growth opportunities, which may include raising additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or through other sources of financing. By matching sources and uses of capital, we can maximize our value creation opportunities while mitigating operational risk through partnerships.

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Maximize the commercial potential of our product candidates and bring new therapies to underserved patient populations. Our development and commercialization strategy will be driven by our understanding of existing treatment paradigms along with patient, physician and payor needs. We expect to build a focused and efficient medical affairs and commercial organization to maximize the commercial potential of our portfolio. Our current plan is to commercialize our product candidates, if approved, in the United States and international markets, either alone or in collaboration with others.

Our Team and Corporate History

Since our founding in 2018, we have assembled a seasoned management team with expertise in neuroscience research, development, regulatory affairs, medical affairs, operations, manufacturing and commercialization. Our team includes industry veterans who have collectively driven over 20 drug approvals, with prior experience at companies such as Biogen, Bristol-Myers Squibb, Merck, NPS Pharmaceuticals, Onyx Pharmaceuticals, Otsuka Pharmaceutical, Sangamo Therapeutics, Vertex Pharmaceuticals and Yumanity Therapeutics. We have an experienced research and development team focused on utilizing our differentiated understanding of the complex neurocircuitry, receptor pharmacology and genetics that underlie neuroscience diseases. This allows us to develop small molecules with target receptor selectivity and indication-appropriate pharmacology, which we believe are key to enhancing activity and improving tolerability in the treatment of these diseases. We believe that the distinctive combination of our management team and our existing pipeline has the potential to bring to patients the next generation of transformative neuroscience therapies.

In August 2018, we entered into the Pfizer License Agreement, pursuant to which we in-licensed our current pipeline from Pfizer. Under the terms of the Pfizer License Agreement, we are required to pay Pfizer tiered royalties on aggregate net sales of in-licensed products as well as certain regulatory and commercial milestone payments. See “—Pfizer License Agreement.” Concurrent with the in-license of our pipeline from Pfizer, Bain Investor, an affiliate of Bain Capital, committed to ensuring that we receive aggregate equity cash proceeds equal to at least $350.0 million.

Our Product Candidates

CVL-231

We are developing CVL-231 for the treatment of schizophrenia. CVL-231 was rationally designed as a PAM that selectively targets the M4 receptor subtype to harness the anti-psychotic benefit believed to be associated with M4 while minimizing the side effects typically associated with pan-muscarinic agonists. We believe CVL-231 has the potential to mark a significant medical advance as the muscarinic acetylcholine pathway has long been associated with mediation of neurotransmitter imbalance and psychosis. To our knowledge, CVL-231 is the only M4-selective PAM currently in clinical development. We are currently conducting a Phase 1b MAD and PK/PD trial of CVL-231 in patients with schizophrenia. We initiated dosing in Part A of the trial in second half of 2019 and initiated dosing in Part B of the trial in the second half of 2020, with data expected in the second half of 2021. We also plan to conduct two PET receptor occupancy trials in healthy volunteers to inform dose levels for our later-stage clinical trials.

Schizophrenia Background

Schizophrenia is a serious, complex and debilitating mental health disorder characterized by a constellation of symptoms, including delusions, hallucinations, disorganized speech or behavior, slowed speech and blunted affect. Schizophrenia is also often associated with significant cognitive impairment, which further limits a patient’s ability to be gainfully employed and maintain relationships. Diagnosis of schizophrenia is usually made in young adulthood and the disease follows a chronic and indolent course characterized by periods of remission and relapse. People with schizophrenia have a 10 to 25 year reduction in life expectancy compared to the general population. An estimated 21 million people worldwide suffer from schizophrenia, including up to 2.1 million people in the U.S.

A disruption in the balance of neurotransmitters, including dopamine, serotonin, glutamate, aspartate, glycine and GABA, is believed to be responsible for the pathogenesis of schizophrenia. Abnormal activity at dopamine receptors, specifically the D2 receptor subtype, in the mesolimbic pathway that results in excess dopaminergic transmission is thought to be associated with many of the psychotic symptoms of schizophrenia. Currently available therapies for schizophrenia are all presumed to work through the antagonism of various dopamine receptors, although the exact mechanisms of action for these agents are unknown. Second-generation atypical antipsychotics, or SGAs, such as risperidone, paliperidone and aripiprazole, are recommended as first- line treatment for schizophrenia. SGAs have a lower risk of extrapyramidal symptoms, including abnormal motor side effects, compared to first-generation antipsychotics, or FGAs, such as chlorpromazine and haloperidol. However, SGAs are more likely to cause weight gain, metabolic syndrome, diabetes and dyslipidemia, leading to long-term cardiovascular morbidity. Both SGAs and FGAs can cause hyperprolactinemia, a hormonal imbalance resulting from D2 receptor blockade, which can lead to enlargement of breast tissue in males and infertility. Approximately 10% of patients are prescribed FGAs as first-line therapy, while 90% of patients start with an SGA.

Treatment selection is highly individualized and the current approach is largely one of trial and error across sequential medication choices. Using two or even three different antipsychotic agents together is common, though this practice is not encouraged given the potential for an increased risk of drug interactions, side effects, non-adherence and medication errors.

Despite available therapies, only 20% of patients report favorable treatment outcomes. Medication adherence is poor in patients with schizophrenia, with a compliance rate of about 60% and a discontinuation rate of 74% within 18 months. Patients who discontinue their medication suffer from high relapse rates of 77% at one year and 90% at two years. The further progression of disease is driven by the cycle of repetitive relapse over time. Each relapse in schizophrenia marks a progression in disability, leading physicians to prioritize efficacy in selecting first-line therapy. No new therapies with novel mechanisms of action have been approved for the treatment of schizophrenia in over 20 years. There remains a significant unmet need for more effective therapies with better tolerability profiles in the treatment of schizophrenia.

Muscarinic Receptors in Schizophrenia

One of the leading theories on the etiology of schizophrenia is that an overactivity of dopamine in certain brain regions is closely associated with the prevailing psychotic symptoms. Current antipsychotics target a direct blockade of dopamine receptors. While this approach is effective at reducing symptoms, it also leads to significant side effects.

Presynaptic expression of the M4 receptor subtypes balances acetylcholine and dopamine in the striatum, which is the region of the brain primarily responsible for psychotic symptoms. The imbalance of acetylcholine and dopamine is hypothesized to contribute to psychosis in schizophrenia. Unlike other muscarinic receptors, M4 receptor subtypes are differentially expressed in the striatum. Activation of muscarinic receptors prevents acetylcholine release, which has been shown to indirectly modulate levels of dopamine without the direct D2/D3 receptor blockade that has been theorized to cause some of the unwanted motor symptoms of current antipsychotics. Thus, selective activation of M4 has the potential to be effective in the treatment of the neurobehavioral components such as psychosis, agitation and cognitive deficits, that are associated with schizophrenia and other neurodegenerative diseases like Alzheimer’s and Parkinson’s, while potentially mitigating some of the side effects of current antipsychotics. This mechanism of action is illustrated below:

Clinical trials of xanomeline, a full muscarinic agonist relatively selective for the M4 and M1 subtypes, demonstrated that activation of muscarinic receptors led to dose-dependent improvements in a number of psychiatric symptoms, including psychosis, cognition, agitation and aggression in both schizophrenia and Alzheimer’s patients. Despite these compelling results, further clinical development of xanomeline as a monotherapy was halted due to severe gastrointestinal side effects, including a greater than 50% discontinuation rate, which were likely mediated by non-selective M2 and M3 receptor activation. Furthermore, recent studies in knockout mice with the M4 receptor subtype eliminated suggest that the antipsychotic activity attributed to xanomeline is likely driven primarily by M4 and that a more selective muscarinic activator could potentially convey similar clinical benefits while minimizing gastrointestinal side effects.

Xanomeline is currently being developed by Karuna Therapeutics as KarXT, a twice-daily fixed-dose combination of xanomeline with trospium, a non-brain-penetrant muscarinic antagonist. The addition of trospium to xanomeline is designed to mitigate the gastrointestinal side effects previously observed with xanomeline alone. In November 2019, Karuna reported positive data from a Phase 2 trial in 182 patients with schizophrenia, further supporting the potential anti-psychotic benefit of muscarinic activation.

Our Solution—CVL-231

CVL-231 is a PAM that selectively targets the M4 receptor subtype. We are developing CVL-231 for the treatment of schizophrenia. Key differentiating features of CVL-231 include:

1.

Mechanism of action—M4 receptor subtype selectivity: Based on in vitro testing, CVL-231 is >800x more selective for M4 than for M1/3/5 and >390x more selective for M4 than for M2. Recent preclinical studies in knockout mice with the M4 receptor subtype eliminated suggest that the antipsychotic activity attributed to xanomeline is likely driven primarily by M4 and that a more selective muscarinic activator could potentially convey similar clinical benefit while minimizing gastrointestinal side effects associated with activity at M2 and M3 receptors.

2.

Receptor pharmacology—PAM: CVL-231 is an orally-bioavailable, brain-penetrant, once-daily small molecule with a 12-hour half-life. As a PAM of the M4 receptor subtype, CVL-231 is designed to enhance normal neurotransmitter release without producing excessive stimulation. In comparison, full agonists can lead to receptor desensitization and an ultimate loss of efficacy. In addition, the available preclinical data for CVL-231 suggest a low potential for drug-drug interactions, which is important in indications like schizophrenia where several drugs are often used in combination.

3.

Clinical and preclinical evaluation: CVL-231 demonstrated robust activity in multiple preclinical psychosis models, including potential benefit in improving cognitive endpoints. Our development plan is informed by thorough in vitro and in vivo PK and pharmacodynamic characterization of CVL-231 as well as data from competitive muscarinic compounds. CVL-231 has been evaluated in a Phase 1 SAD trial in healthy volunteers. We are currently conducting a Phase 1b MAD and PK/PD trial in patients with schizophrenia.

We believe CVL-231 has the potential to be a new generation antipsychotic that could become the treatment of choice for schizophrenia, if approved. Each relapse in schizophrenia marks a progression in disability, leading physicians to prioritize efficacy in selecting first-line therapy. With the potential for antipsychotic activity that we believe may exceed existing atypical antipsychotics, CVL-231 could become an attractive option in newly diagnosed patients. Additionally, given its potentially improved tolerability profile relative to atypical antipsychotics, CVL-231 could displace existing options for patients where there is evidence of treatment-related side effects.

Success in treating psychosis in schizophrenia would potentially open the door to further development in dementia-related psychosis as well as treating the cognitive deficits associated with these diseases.

Clinical Trials

CVL-231 has been evaluated in 17 healthy volunteers in a Phase 1 SAD trial. CVL-231 was generally well tolerated with no SAEs or subject discontinuations. However, some moderate treatment-emergent increases in heart rate and blood pressure were observed following single doses of CVL-231 (>10 mg) that were generally transient and returned to baseline in 24 hours. These increases may be mediated by CVL-231’s activity on the

M4 receptor subtype, either peripherally or centrally; increased heart rate has been observed in some other antipsychotic drugs due to their anticholinergic properties. Preclinical safety and pharmacology studies have shown that the increases in heart rate and blood pressure were reversible and can be monitored. In a 13-week canine toxicology study of CVL-231, heart rate increases were observed to be mostly resolved through sustained dosing. This effect was further supported by evaluation of our full M4 agonist product candidate in rodents, in which increases in heart rate and blood pressure were attenuated with repeat dosing. CVL-231 has also been tested in several preclinical models that have been used to characterize known antipsychotic medications. The overall results from our preclinical studies showed the potential of CVL-231 to reduce dopaminergic hyperactivation without resulting in catalepsy, or muscular rigidity. In October 2019, we commenced a Phase 1b MAD trial to evaluate the potential safety, tolerability, PK and preliminary pharmacodynamics of repeated daily doses of CVL-231 in patients with schizophrenia.

Phase 1 Single Ascending Dose Trial

In December 2017, Pfizer completed Trial C2561001, a double-blind, four-period crossover, SAD, Phase 1 trial designed to evaluate the safety and tolerability of CVL-231.

Seventeen healthy volunteers were enrolled into two cohorts. In Cohorts 1 and 2, each subject underwent four treatment periods, receiving three doses of CVL-231 and placebo. CVL-231 and placebo were administered as either an oral solution or suspension. Doses were escalated in each cohort until the maximal tolerated dose was achieved or the maximum pre-defined human exposure limits were reached or projected to be reached. There was a washout period of at least seven days between administered doses. An interleaving cohort design was used such that Cohort 1 received a combination of three of the following doses of CVL-231: 0.3 mg, 3 mg, 15 mg or 30 mg. Cohort 2 received a combination of three of the following doses of CVL-231: 1 mg, 10 mg fed, 10 mg fasted or 30 mg.

In this trial, CVL-231 was observed to be generally well tolerated with no SAEs or subject discontinuations. In subjects receiving CVL-231, the most frequently reported AEs, all of which were treatment-related, were fatigue, dizziness, headache and dry mouth. There was no clear dose dependent increase in the frequency of AEs across the dosing groups. The majority of treatment-related AEs were mild in severity. The moderate treatment-related AEs, which were generally only observed in the highest dose tested, were sinus tachycardia (30 mg); orthostatic hypotension (30 mg); headache (0.3 mg and 30 mg); back pain (30 mg); and postural dizziness (30 mg).

During the course of this trial, moderate treatment-emergent transient increases in blood pressure and pulse rate were observed, which were dose-related and most prominent at the 30 mg dose. Specifically, changes in both supine systolic blood pressure and supine diastolic blood pressure were noted, with mean increases from baseline up to 16.8 mm Hg and 13.0 mm Hg, respectively, at the 30 mg dose. Similarly, dose-related increases from baseline in supine pulse rate of up to 22.2 bpm were observed at the 30 mg dose. These observed cardiovascular changes were asymptomatic and transient in nature, generally peaking within one to four hours following an oral dose before being generally resolved within 24 hours without intervention. There was also an AE of orthostatic hypotension that occurred in one subject receiving 30 mg of CVL-231 that was considered by the investigator to be moderately severe and related to treatment. Standing blood pressure values resolved approximately two hours later without intervention. The results from this trial highlight the need to further explore the observed changes in heart rate and blood pressure in future multiple dose trials of CVL-231. Preclinical safety and pharmacology studies showed that increases in heart rate and blood pressure were reversible, can be monitored and, in the case of our full M4 agonist product candidate, were observed to be mostly resolved through sustained dosing. We believe these effects can be mitigated through dose titration, which we have incorporated into our ongoing Phase 1b trial.

Preclinical Studies

CVL-231 was tested in several preclinical models that have been used to characterize known antipsychotic medications. The overall results from our preclinical studies showed the potential of CVL-231 to reduce dopaminergic hyperactivation without resulting in catalepsy. In a mouse study, CVL-231 significantly decreased both spontaneous and amphetamine-induced hyperlocomotion activity to levels similar to haloperidol, which is considered one of the most potent antipsychotics. Furthermore, in a rat pre-pulse inhibition model, an electrical deficit model translatable to patients with schizophrenia, CVL-231 demonstrated a dose-dependent improvement in amphetamine-induced deficits. In order to further explore the potential to affect other symptoms of schizophrenia, like cognitive impairment, CVL-231 was evaluated in a study in rats that measured various aspects of memory function. The results showed improvement in both episodic and working memory, suggesting a potential opportunity for CVL-231 to be differentiated compared to existing medications for schizophrenia.

Ongoing and Planned Clinical Trials

We are currently conducting a Phase 1b MAD and PK/PD trial in patients with schizophrenia. We also plan to conduct two PET receptor occupancy trials in healthy volunteers to inform dose levels for our later- stage clinical trials. The below diagram summarizes the designs of these trials:

Ongoing Phase 1b Multiple Ascending Dose Trial

We are currently conducting a two-part, Phase 1b MAD trial to evaluate the safety, tolerability, PK and preliminary pharmacodynamics of repeated daily doses of CVL-231 in patients with a primary diagnosis of schizophrenia per the Diagnostic and Statistical Manual of Mental Disorders, or DSM-V.

The objectives of Part A of the trial are to characterize physiological effects, identify any dose-limiting tolerability effects, and to identify the maximum tolerated dose of CVL-231 in patients with schizophrenia. The measures used for this evaluation include treatment-emergent AEs, ECG results, vital signs measurement, clinical laboratory tests, physical and neurologic exams, suicidality as assessed by the C-SSRS and extrapyramidal symptoms based on the Simpson-Angus Scale, Abnormal Involuntary Movement Scale and Barnes Akathisia Rating Scale, or the SAS, AIMS and BARS assessments.

Once a maximum tolerated dose and optimal dosing regimen are identified in Part A of the trial, further safety, PK and pharmacodynamics will be examined in Part B. The measures used for this evaluation will include change from baseline in PANSS total score and subscales (negative, positive and general psychopathology), the Clinical Global Impression of Severity, or CGI-S, and the Brief Assessment of Cognition in Schizophrenia, or

BACS, symbol coding test. PANSS is a widely used and validated measure of the severity of the core positive and negative symptoms associated with schizophrenia, as defined by the DSM-V. CGI-S is included as a supplementary scale to provide a global assessment of clinical status. The symbol coding test of the BACS is a highly sensitive measure of cognitive defects in patients with schizophrenia and is included as an exploratory measure to evaluate cognition.

At screening, patients in Part A must have stable schizophrenia symptoms as demonstrated by a CGI-S score of ≤4 (normal to moderately ill) and a PANSS total score of ≤80. The pharmacodynamic effects of CVL-231 on the core symptoms of schizophrenia will be evaluated in Part B. As such, patients with more severe disease, defined as a CGI-S score of ≥4 (moderately to severely ill) and a PANSS total score of ≥ 80 at screening and who are experiencing an acute exacerbation of psychosis, will be included in Part B. Key exclusion criteria include patients with schizophrenia who were considered resistant or refractory to antipsychotic treatment, which will help ensure that the trial population will only include patients who are likely to demonstrate a response to antipsychotic treatment. All patients in both parts of the trial must be washed out of their current antipsychotic medications to participate in the trial.

In Part A, one of the cohorts will be enrolled to determine the safety and tolerability of a gradual dose titration over one week to reach a target dose of 20 mg BID of CVL-231. The safety and tolerability of this approach will be compared to a separate previously completed cohort that was administered 30 mg QD of CVL-231 without dose titration. Each cohort in Part A will have 10 patients randomized on a 4:1 basis to receive treatment with CVL-231 or placebo.

In Part B, approximately 75 subjects will be randomized in a 1:1:1 ratio to CVL-231 at a dose of 20 mg BID, 30 mg QD, or placebo for a total of 6 weeks.

The cohorts and dosing of this trial are summarized below:

Cohort	Proposed Dose(s)	Duration	Number of subjects
Part A
Cohort 1	5 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 2	10 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 3	20 mg/day	14 days	10 (8 active, 2 placebo)
Cohort 4	5 mg BID	3 days
	10 mg BID	4 days
	20 mg BID	21 days	10 (8 active, 2 placebo)
Cohort 5	30 mg/day	14 days	10 (8 active, 2 placebo)
Part B
Cohort 6	30 mg/day 20 mg BID	6 weeks	Approximately 75 total (approximately 25 subjects each of CVL-231 30 mg/day, CVL-231 20mg BID, and placebo)

Abbreviations: BID = twice daily.

The doses and dosing schedules selected for CVL-231 in this trial were based on the safety and tolerability data and PK profile of CVL-231 from the Phase 1 SAD trial and emerging data from completed cohorts of the ongoing trial. The targeted maximum dose level of 40 mg/day, administered as 20 mg BID, in the MAD trial is based on safety and PK data from the ongoing multiple dose study and safety margins derived from the nonclinical program, including three-month toxicology data and genetic toxicity data. The 20 mg BID and 30 mg QD doses are projected to provide sufficient target coverage and the ability to quickly move into later stage development with appropriate doses.

Results from this Phase 1b trial will inform the further development of CVL-231 in two critical ways: Part A will evaluate safety, tolerability, maximum tolerated dose and ability to mitigate cardiovascular effects in the target population of patients with schizophrenia and Part B will provide a preliminary evaluation of the pharmacodynamic characterization and exploratory proof-of-mechanism evidence of antipsychotic activity of CVL-231 when administered for 42 days in patients with acute symptoms of schizophrenia. Together, these data will provide evidence to support the design of a future proof-of-concept study of CVL-231 in schizophrenia. Data from this trial is expected in the second half of 2021.

Planned PET Receptor Occupancy Trials

We also plan to conduct two PET receptor occupancy trials in healthy volunteers to understand the target receptor occupancy and pharmacodynamics of CVL-231. The first trial will evaluate M4 receptor occupancy in various brain regions, using CVL-231 in combination with an M4 PET ligand. This trial will link M4 receptor subtype occupancy with CVL-231 dose levels. The second trial will evaluate striatal levels of dopamine resulting from doses of CVL-231. Dopamine levels are believed to drive the antipsychotic effects of currently available medications. These data will inform dose levels for our later-stage clinical trials and provide data to help us assess the relationship between exposure of CVL-231 to changes in CNS dopamine levels.

CVL-865

We are developing our CVL-865 for the treatment of both epilepsy and anxiety. CVL-865 was rationally designed as an orally-bioavailable, twice-daily PAM that selectively targets the alpha-2/3/5 subunits of the GABAA receptor. We believe that by having minimal activity via the alpha-1 subunit-containing GABAA receptor, CVL-865 can minimize the negative side effects of sedation and potential for tolerance and addiction seen with traditional non-selective GABAA receptor modulators, such as BZDs. To our knowledge, CVL-865 is the only alpha-2/3/5-selective GABAA receptor PAM being evaluated in clinical trials for epilepsy. Based on extensive clinical and preclinical data generated to date, including positive data from a Phase 2 proof-of-principle photoepilepsy trial, we initiated a Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. The focal onset epilepsy population is the largest subpopulation of epilepsy patients and is often studied to establish proof-of-concept in the development of an AED. Concurrently, we also initiated a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

Epilepsy Background

Epilepsy is a chronic disorder of the CNS that is characterized by recurrent, unprovoked seizures arising from abnormal electrical discharges in the brain. This may result in alterations of consciousness, involuntary movement or altered sensations. Epilepsy may be related to a brain injury or heredity, but often the cause is unknown. A person is diagnosed as having epilepsy when they have had at least two unprovoked seizures. Epileptic seizures are categorized in two major groups: generalized onset seizures and focal onset seizures. Generalized onset seizures begin with a widespread electrical discharge that involves both sides of the brain at once. Focal onset seizures begin with an electrical discharge in one limited area of the brain.

According to the National Institute of Neurological Disorders and Stroke and the Epilepsy Foundation, approximately 65 million people suffer from epilepsy worldwide. An estimated 57% of all patients with epilepsy experience focal onset seizures while the remaining patients are classified as either having generalized onset seizures (32%) or unknown onset seizures (11%).

The current standard of care for epilepsy is treatment with one or more AEDs, which act through diverse mechanisms of action to reduce abnormal electrical activity in the brain. Example mechanisms include voltage- gated ion channel inhibitors, presynaptic proteins and neurotransmitter receptors such as GABAA receptors. Some AEDs have multiple mechanisms and some have only one known mechanism, but many AEDs have dose- limiting side effects and tolerability issues and some patients on AEDs may continue to experience ongoing seizures despite treatment.

Treatment initiation typically starts with a single AED, with dose escalation until seizure control is achieved or AEs become intolerable. Levetiracetam (Keppra), carbamazepine or lamotrigine are often used as a first-line therapy among newly diagnosed patients. Patients who do not respond to monotherapy are started on adjuvant therapy with a preference for a drug with a different mechanism of action. Adding on or switching to new therapies is driven by breakthrough seizures, which indicate suboptimal efficacy, and tolerability issues. Shortcomings of available therapies include adverse effects such as sedation, ataxia (the presence of abnormal, uncoordinated movements), cognitive impairment, agitation, weight gain and tolerance.

Despite the existence of over 30 approved AEDs, approximately 30% of epilepsy patients fail to achieve seizure control even with the use of two or more AEDs (whether as monotherapy or in combination), which the International League Against Epilepsy defines as being drug-resistant. Inability to control seizures may result in severe disability, inability to retain employment and increased rates of mortality. Sudden unexpected death in epilepsy, or SUDEP, is the leading cause of death in patients with uncontrolled epilepsy.

BZDs have been important agents in the management of epilepsy for over 50 years. Of currently available therapies, BZDs are highly efficacious AEDs and may be administered via multiple routes. However, their use is primarily limited to acute or rescue treatment because they are associated with the development of tolerance resulting from repeated use, side effects such as cognitive impairment and sedation, as well as the development of physical and psychological dependence. BZDs commonly used for the acute management of seizures include clonazepam, clorazepate, diazepam, lorazepam, midazolam and clobazam. More than 10 BZDs are available and may be prescribed for treatment of seizures. Clobazam and clonazepam are BZDs approved for chronic adjunctive treatment of seizures associated with Lennox-Gastaut Syndrome, a rare childhood form of epilepsy. To our knowledge, there is no BZD currently approved for chronic use in focal onset epilepsy or generalized onset epilepsy.

GABA is the main inhibitory neurotransmitter that dampens down neuronal hyperexcitation through hyperpolarization. GABAA receptors are comprised of five subunits and are classified into three major groups (alpha, beta and gamma) and several minor groups. BZDs are non-selective PAMs of the GABAA receptor, enhancing the effect of GABAA receptors containing alpha-1/2/3/5 subunits. Alpha-1 subunit-containing GABAA receptors are broadly expressed throughout the brain and their modulation is believed to underlie many tolerability issues associated with BZD use (including sedation, motor and cognitive impairment) and contribute to desensitization and tolerance. In preclinical studies, the sedative effects of BZDs have been attributed to alpha-1 containing receptors. Meanwhile, alpha-2/3/5 containing GABAA receptors are expressed in more discrete brain regions, primarily within the cortical and thalamic neural networks. In preclinical studies, the anticonvulsant effects of BZDs have been attributed to alpha-1/2, the anxiolytic effects to alpha-2/3, analgesic activity to alpha-2/3/5 and some of the effects on memory function to alpha-5. As such, we believe selectively targeting the alpha-2/3/5 subunits presents an attractive treatment option for epilepsy.

Anxiety Background

Generalized anxiety disorder, or GAD, is a chronic condition characterized by excessive anxiety and worry that is out of proportion to actual context and causes significant distress or functional impairment. GAD is a common disorder affecting approximately 5.7% of individuals at some point in their life, with approximately one-third of cases considered to be severe. Rates of full remission have been observed to be low, with recovery rates of less than 60% after a 12-year follow-up. In clinical trials of approved treatments, the rates of remission observed are typically less than 50%. The social impact of GAD includes increased risk of absenteeism, increased risk of suicide and high healthcare costs.

Treatment for anxiety typically consists of a combination of cognitive behavioral therapy and medication. First-line medications for anxiety include antidepressants such as selective serotonin reuptake inhibitors, or SSRIs, serotonin/norepinephrine reuptake inhibitors, or SNRIs, and buspirone, a serotonin 5HT1A receptor agonist. SSRIs, SNRIs and buspirone are used chronically, but many patients experience inadequate treatment of their anxiety. BZDs, which are broad spectrum GABAA receptor modulators, are known to have strong anxiolytic activity. While highly efficacious, tolerance along with known side effects of BZDs, such as sedation and cognitive impairment, as well as the development of physical and psychological dependence limit their use to short-term treatment or acute anxiety attacks. Despite these shortcomings, diazepam, clonazepam, lorazepam and alprazolam remain commonly prescribed anxiolytics. Treatment-resistant patients are adjunctively administered BZDs despite the potential for abuse and symptom exacerbation.

Our Solution—CVL-865

CVL-865 is a selective PAM that targets GABAA receptors containing alpha-2/3/5 receptor subunits. We are developing CVL-865 for the treatment of epilepsy and anxiety. Key differentiating features of CVL-865 include:

1.

Mechanism of action—alpha-2/3/5 containing GABAA receptor selectivity: CVL-865 is designed to selectively enhance GABA’s inhibitory effect at the alpha-2/3/5 subunit-containing GABAA receptors, which is expected to suppress aberrant overexcitation that underlies epileptic activity. CVL-865 exhibits significant positive allosteric modulation of alpha-2/3/5 subunit-containing GABAA receptors (90-140%) but negligible activity (≤20%) at GABAA receptors containing alpha-1 subunits. Because of its minimal effect on the alpha-1 subunit, we believe CVL-865 is able to achieve high receptor occupancy within the CNS while potentially reducing the dose-limiting side effects and tolerance associated with alpha-1 containing GABAA receptors. This mechanism of action is illustrated below:

2.

Receptor pharmacology—PAM: CVL-865 is an orally-bioavailable, brain-penetrant, twice-daily small molecule with a novel selectivity profile. CVL-865 is designed as a PAM to increase the effect of endogenous GABA without blocking or overexciting normal neural activity and with a lower propensity for development of tolerance. Based on PET characterization, doses of CVL-865 used in clinical trials reached at least 80% receptor occupancy without causing dose-limiting AEs. In contrast, non-selective BZDs cause sedation at receptor occupancy levels of approximately 10-20%.

3.

Clinical and preclinical evaluation: CVL-865 has been evaluated in 289 subjects, including healthy volunteers and patients across multiple indications. Across nine clinical trials conducted to date, CVL-865 was generally well tolerated. In a Phase 1 multiple-dose trial in healthy volunteers, CVL-865 administration resulted in no reports of sedation and low rates of somnolence compared to the commonly prescribed BZD lorazepam, that generally resolved after titration, even up to dose levels consistent with receptor occupancy of approximately 80%. In addition, CVL-865 has demonstrated clinical proof-of-principle in a Phase 2 photoepilepsy trial and anti-epileptic activity in multiple rodent models of epilepsy.

Based on these differentiating features, we believe CVL-865 has the potential for anti-epileptic activity comparable to currently available BZDs but with reduced tolerance, sedation and withdrawal liabilities, which may enable chronic use.

For newly-diagnosed patients, CVL-865 has the potential to become first-line therapy given the limitations of existing treatments in balancing anti-epileptic activity with acceptable tolerability. For patients on polypharmacy experiencing tolerability issues, CVL-865’s novel mechanism of action and expected tolerability profile has the potential to enable physicians to replace (after a cross-taper) a higher-risk drug in a patient’s regimen. Additionally, for patients on multiple medications who experience breakthrough seizures, the target receptor selectivity and potential improved tolerability profile suggest that CVL-865 could be added to their current regimen for seizure control.

Pending the results of our planned trials, we believe CVL-865 could potentially change the paradigm of care for epilepsy, moving GABAA receptor modulators earlier in the treatment paradigm and from acute therapy to chronic therapy.

Clinical Trials

CVL-865 has been evaluated in 289 subjects across nine clinical trials to date in both patients and healthy volunteers. In a Phase 2, double-blind, crossover trial in photoepilepsy patients comparing CVL-865 to the commonly prescribed BZD lorazepam, and to placebo, CVL-865 demonstrated anti-epileptic activity similar to lorazepam. In this trial, six out of seven patients taking CVL-865 achieved complete suppression of epileptiform activity evoked by flashing lights. In a Phase 1 trial comparing CVL-865 to lorazepam, healthy volunteers were assessed using the NeuroCart CNS test battery. Compared to lorazepam, CVL-865 demonstrated a greater reduction in saccadic peak velocity, a biomarker indicating engagement of selective alpha-2/3 subunit-containing GABAA receptors, while having reduced effects on motor coordination and cognition. Furthermore, in a Phase 1 MAD trial, CVL-865 showed no dose-related somnolence, even at dose levels consistent with receptor occupancy of approximately 80%. In addition, across several multiple-dose trials, CVL-865 has shown no evidence of withdrawal effects, a common problem with BZDs. Along with PK, pharmacodynamic and safety margin analyses, dose selection for trials with CVL-865 was informed by a Phase 1 PET receptor occupancy trial in healthy volunteers. Taken together, we believe these data suggest that CVL-865 may have the potential for anti-epileptic activity comparable to currently available BZDs, with reduced sedation, tolerance and withdrawal liabilities. We initiated a Phase 2 proof-of-concept trial in patients with focal onset epilepsy in the second half of 2020, with data expected in the second half of 2022. Concurrently, we also initiated a Phase 1 proof-of-principle trial for acute anxiety in healthy volunteers in the second half of 2020, with data expected in the second half of 2021.

The table below provides an overview of all clinical trials of CVL-865 conducted to date, including trials in indications other than epilepsy.

Trial Number	Phase	Trial End Date	Subjects (CVL-865/Total)	Design
B7431001*	Phase 1	July 2014	45/45	First-in-human single ascending dose in healthy volunteers; NeuroCart CNS battery to assess pharmacodynamics; included lorazepam cohort
B7431002	Phase 1	July 2014	40/50	Multiple ascending dose in healthy volunteers
B7431004(1)	Phase 1	Aug 2014	5/5	PET single dose in healthy volunteers
B7431008	Phase 1	Sept 2014	12/12	Food effect single dose in healthy volunteers
B7431003(1)	Phase 1	Nov 2014	19/20	PainCart battery, single dose, crossover with active control in healthy volunteers
B7431006(1)	Phase 2	Aug 2015	74/222	Placebo- and active-controlled, multiple dose in chronic low back pain patients
B7431007(1)	Phase 2	Oct 2015	72/90	Placebo-controlled, multiple dose in generalized anxiety disorder patients
B7431005(1)	Phase 2	Feb 2017	7/7	Placebo- and active-controlled (lorazepam) single dose crossover in photoepileptic patients
B7431011(1)	Phase 1	Feb 2018	15/19	Multiple dose in healthy volunteers

(1)	Most relevant trials discussed in greater detail in the following section.

Selected CVL-865 Clinical Trials

Phase 2 Trial in Photosensitive Epilepsy

In February 2017, Pfizer completed Trial B7431005, a randomized, placebo- and active-controlled, cross- over, proof-of-principle, Phase 2 trial designed to evaluate the efficacy of CVL-865 in photosensitive epilepsy using lorazepam as a positive control.

Pharmacological effects in photosensitive epilepsy proof-of-principle trials are correlated with a higher likelihood that positive results will be observed in the clinical epilepsy population. As such, it has historically been utilized as a tool to quantitatively predict efficacy in epilepsy. Doses corresponding to a 50% to 100% response in these proof-of-principle trials for a range of well-precedented and clinically characterized anticonvulsive agents were found to be within two-fold of the minimally efficacious doses used in focal or generalized epilepsy. These data provide confidence in the translatability of the photosensitive epilepsy model to other epilepsy states.

A total of seven patients with documented photosensitive epilepsy were randomized to the four-period crossover trial examining single doses of 17.5 mg and 52.5 mg of CVL-865, 2 mg of lorazepam as an active control and placebo, with each patient receiving all treatments in a random order with a one to three week washout between treatments. The 52.5 mg dose of CVL-865 was selected for the trial based on the expectation that it would achieve maximal pharmacodynamic effect in the alpha-2/3 saccadic peak velocity biomarker assessment and maximal receptor occupancy of approximately 80%. The lower 17.5 mg dose of CVL-865 was expected to achieve approximately 60% receptor occupancy.

Patients were exposed to intermittent bursts of light with different flash frequencies (intermittent photic stimulation) to establish the standardized photosensitivity range, or SPR, at which electroencephalogram, or EEG, epileptiform activity (photoparoxysmal response, or PPR) was observed. Flashes were administered at standard frequencies, with the SPR being the range of frequencies over which EEG epileptiform activity occurred. The maximum SPR was 14 with a minimum of 0, where an SPR of 0 indicates complete suppression of EEG epileptiform activity.

The primary endpoint was the average change in SPR over the first six hours post-treatment. As measured by SPR, the mean response of 17.5 mg and 52.5 mg of CVL-865 compared to placebo in the most sensitive eye condition was -6.2 and -5.4, respectively. The mean response of 2 mg of lorazepam compared to placebo was -5.2. Mean responses for 17.5 mg and 52.5 mg of CVL-865 and 2 mg of lorazepam were considered similar to each other and statistically significant relative to placebo at the prespecified one-sided 5% level. Results are summarized in the table and chart below.

Treatment	LSMean (90% CI)	LSMean vs. Placebo (90% CI)
Placebo	6.80 (5.14 to 8.48)
CVL-865 17.5 mg	0.57 (-1.12 to 2.26)	-6.23 (-8.60 to -3.86)
CVL-865 52.5 mg	1.38 (-0.29 to 3.04)	-5.42 (-7.78 to -3.06)
Lorazepam 2 mg	1.58 (-0.11 to 3.26)	(-7.60 to -2.84)

Standardized Photosensitive Range

CVL-865 vs. Lorazepam vs. Placebo

The proportion of participants with complete suppression, partial response and no response to intermittent photic stimulation is summarized in the table below. Six out of seven patients had complete suppression of EEG epileptiform activity following receipt of 17.5 mg of CVL-865, 52.5 mg of CVL-865 or 2 mg of lorazepam, whereas two out of seven patients had complete suppression following receipt of placebo. Based on these results, along with PK data and PET receptor occupancy-based modeling, we believe that both doses of CVL-865 in this trial are within the anticipated therapeutic range for anti-seizure effect.

Summary of Proportion of Participants with Categorical Responses in the Most Sensitive Eye Condition

Response(a)	Placebo	CVL-865 17.5 mg	CVL-865 52.5 mg	Lorazepam 2 mg
Complete suppression	2/7	6/7	6/7	6/7
Partial response	0/7	0/7	0/7	0/7
No response	5/7	1/7	1/7	1/7

(a)

Responses defined as follows: Complete suppression: SPR = 0 in all 3 eye conditions at the same time point; Partial response: a reduction in SPR of at least 3 units from baseline for at least 3 time points and no timepoints with at least 3 units of increase, in the most sensitive eye condition, without meeting the complete suppression definition; No response: does not meet complete suppression or partial response definitions.

Consistent with previous trials in healthy volunteers and patients, CVL-865 was observed to be well tolerated. The most frequently reported AEs in this single-dose trial were somnolence (three subjects each on placebo, 17.5 mg of CVL-865 and 2 mg of lorazepam and four subjects on 52.5 mg of CVL-865) and dizziness (three subjects each on 17.5 mg and 52.5 mg of CVL-865 and one subject on 2 mg of lorazepam). One of the dizziness AEs and two of the somnolence AEs were moderate in severity. All other somnolence and dizziness AEs were mild in severity. There were no SAEs and no discontinuations due to AEs in this trial. Based on the totality of clinical data for CVL-865 to date, including the Phase 1 MAD trial in healthy volunteers described below, we believe that titration can help mitigate effects on somnolence and dizziness.

In summary, in this trial, CVL-865 demonstrated pronounced anticonvulsant activity on par with lorazepam, in patients with photosensitive epilepsy, a clinical epilepsy model translationally relevant to other epilepsy populations.

Phase 1 Single Ascending Dose Trial with Pharmacodynamic Assessments

In July 2014, Pfizer completed Trial B7431001, a first-in-human Phase 1 trial designed to characterize the safety, tolerability, PK and pharmacodynamics of single doses of CVL-865 in healthy adult volunteers between 18 and 55 years old.

The primary objectives of this trial were to evaluate the safety and tolerability of escalating single oral doses of CVL-865, as well as the PK and pharmacodynamics of single doses of CVL-865 alone and in combination with lorazepam in healthy volunteers. Pharmacodynamic effects were assessed using NeuroCart, a test battery which assesses a range of CNS functions, both objective, such as neurophysiologic, and subjective, such as cognition, memory and mood. NeuroCart can be used to correlate a compound’s pharmacodynamic activity and PK and provide evidence to test hypotheses regarding mechanism of action. NeuroCart pharmacodynamic measurements rationally selected for this trial were based on known GABAA receptor pharmacology and included:

•	Saccadic peak velocity, or SPV, where a reduction is an indicator of desired alpha-2/3 pharmacology

•	Body sway and adaptive tracking to assess undesired alpha-1 pharmacology related to sedation

•	Visual-verbal learning test, or VVLT, to assess memory impairment and undesired alpha-1/5 pharmacology

The trial was conducted in two parts. The first part of the trial (Cohorts 1, 2 and 3) was a double-blind, randomized, placebo-controlled, crossover, SAD trial to evaluate the safety, tolerability, PK and pharmacodynamics of single escalating doses of CVL-865. Eight subjects in each cohort received CVL-865 and the remaining two subjects received placebo. Cohorts 1 and 2 were dosed with the first 10 dose levels of CVL-865 (0.04 mg to 15 mg) up to twice weekly. Cohort 3 evaluated doses from 25 mg to 100 mg. For all subjects, each dose was separated by a minimum of seven days.

The second part of the trial (Cohort 4) was conducted to further explore and compare NeuroCart pharmacodynamic effects of CVL-865 alone, 2 mg of lorazepam alone and the combination of CVL-865 with 2 mg of lorazepam. This was done to explore the pharmacodynamic interaction between the two drugs. Part 2 of the trial was designed as a five-period placebo- and active-controlled crossover trial. Fifteen subjects each received placebo, 2 mg of lorazepam, 15 mg of CVL-865, 65 mg of CVL-865 and 65 mg of CVL-865 in combination with 2 mg of lorazepam in accordance with one of the sequences shown in the table below.

Treatment Sequences for Cohort 4

Sequence	Period 1	Period 2	Period 3	Period 4	Period 5
1 (n=3)	Placebo	Lorazepam 2 mg	CVL-865 15 mg	CVL-865 65 mg	CVL-865 65 mg + Lorazepam 2 mg
2 (n=3)	Lorazepam 2 mg	CVL-865 65 mg	CVL-865 65 mg + Lorazepam 2 mg	CVL-865 15 mg	Placebo
3 (n=3)	CVL-865 15 mg	CVL-865 65 mg + Lorazepam 2 mg	Lorazepam 2 mg	Placebo	CVL-865 65 mg
4 (n=3)	CVL-865 65 mg	CVL-865 15 mg	Placebo	CVL-865 65 mg + Lorazepam 2 mg	Lorazepam 2 mg
5 (n=3)	CVL-865 65 mg + Lorazepam 2 mg	Placebo	CVL-865 65 mg	Lorazepam 2 mg	CVL-865 15 mg

Lorazepam has been studied extensively using NeuroCart and has a distinctive footprint of its GABAA receptor related pharmacology, including effects on saccadic eye movements as well as undesired effects on alertness, memory and body sway, many of which are believed to be mediated through alpha-1 pharmacology.

Pharmacodynamic activity of CVL-865 in this trial was observed for the desired alpha-2/3 driven pharmacology, as demonstrated by SPV and surpassed the effect size demonstrated by lorazepam. The undesired, primarily alpha-1-driven pharmacology, as demonstrated by body sway and adaptive tracking, was observed to be less for CVL-865 than with lorazepam. The full results from this trial are summarized below:

•

Effects on alpha-2/3 pharmacology: SPV decreased with increasing doses of CVL-865. In Cohort 4, the decrease in SPV for each of CVL-865 15 mg and 65 mg and for the combination of 2 mg of lorazepam and 65 mg of CVL-865 was statistically significantly greater than for 2 mg of lorazepam alone.

•

Effects on alpha-1 pharmacology (associated with sedation): Body sway increased with increasing doses of CVL-865 up to 10 mg, and appeared to plateau between 10 mg and 100 mg. In Cohort 4, the increase in body sway was statistically significantly lower for 15 mg of CVL-865 than for 2 mg of lorazepam. Adaptive tracking decreased with increasing doses of up to 25 mg of CVL-865, and appeared to plateau between 25 mg and 100 mg. In Cohort 4, there was a statistically significant reduction in the impairment on adaptive tracking for both 15 mg and 65 mg of CVL-865 and the combination of 2 mg of lorazepam and 65 mg of CVL-865 when compared to 2 mg of lorazepam alone.

•

Effects on alpha-1/5 pharmacology (associated with memory and cognition): For VVLT, the numbers of correct words were decreased on both the immediate recall and delayed recall for both doses of CVL-865 relative to placebo. These effects were not statistically significantly different to 2 mg of lorazepam. The numbers of incorrect words on both immediate and delayed recall were similar to placebo for doses of CVL-865 and significantly lower than 2 mg of lorazepam. The number of correct words recognized after a period of time (delayed recognition) was decreased relative to placebo but were higher than 2 mg of lorazepam (statistically significant for CVL-865 15 mg). Average reaction time and the standard deviation of reaction time for correct words generally increased with doses of CVL-865 but by less than that observed for 2 mg of lorazepam in Cohort 4.

Dose-response effects of CVL-865 were also observed on saccadic reaction time, saccadic inaccuracy, VAS alertness, and Average Reaction Time for Correct Words.

Results from Part 2 of the trial, illustrated in the table below, demonstrated that, overall, CVL-865 showed a differentiated profile to lorazepam. Relative to 2 mg of lorazepam, 15 mg of CVL-865 demonstrated a larger decrease in SPV, corresponding to desired alpha-2/3 pharmacology, and a smaller impairment versus lorazepam on body sway, adaptive tracking and memory tests, corresponding to undesirable alpha-1/5 pharmacology seen with BZDs. The combination of CVL-865 and lorazepam (not illustrated) showed greater decrease in SPV and less reduction in adaptive tracking in comparison to lorazepam alone, suggesting little pharmacodynamic interaction between the two compounds.

All doses of CVL-865 were observed to be well tolerated. All treatment-related and trial-related AEs reported were mild. A maximum tolerated dose was not established and there were no reports of sedation in the trial. The most common AEs following dosing with CVL-865 were somnolence, dizziness, bradyphrenia, headache, fatigue, elevated mood and orthostatic hypotension.

Phase 1 Multiple Ascending Dose Trial in Healthy Volunteers

In February 2018, Pfizer completed Trial B7431011, a double-blind, randomized trial designed to evaluate the safety, tolerability, PK and pharmacodynamics of repeat oral doses of CVL-865 in healthy adult volunteers.

Eighteen healthy adult volunteers were enrolled and randomized into two cohorts and received twice-daily, or BID, oral doses of CVL-865 over 21 days. One additional patient was enrolled into the trial, but was withdrawn due to non-compliance. Each cohort included seven or eight subjects dosed with CVL-865 and two subjects dosed with placebo. All subjects received increasing doses of CVL-865 during the titration period in the first seven days, and the target dose was maintained for the remaining 14 days of the treatment period. In Cohort 1, subjects received 5 mg BID for three days, 12.5 mg BID for four days and 25 mg BID for 14 days. In Cohort 2, subjects received 5 mg BID for two days, 12.5 mg BID for two days, 25 mg BID for three days and 42.5 mg BID for 14 days. Serial PK samples were collected at selected time points on days one and 21. Safety evaluations conducted throughout the trial included AE monitoring, clinical laboratory tests, vital signs, ECGs and physical examinations.

CVL-865 was rapidly absorbed with Cmax achieved at a median Tmax of one to two hours following both single- and multiple-dose administration. Mean terminal half-life on day 21 was 11.2 hours (25 mg BID) and 11.5 hours (42.5 mg BID), providing a PK rationale for twice-daily dosing.

All reported AEs were mild and a maximum tolerated dose was not identified. As illustrated below, no subjects reported somnolence after the titration period and no somnolence was observed in the 42.5 mg BID group.

	Reaction	Week 1 (Titration)	Week 2 (Maintenance)	Week 3 (Maintenance)	Follow-Up
	No Reaction	4/4	4/4	3/4	4/4
Placebo	Dizziness	—	—	1/4	—
	Somnolence	—	—	—	—
CVL-865	No Reaction	5/8	7/8	8/8	8/8
25mg BID	Dizziness	2/8	1/8	—	—
	Somnolence	3/8	—	—	—
CVL-865	No Reaction	4/7	6/7	6/7	6/7
42.5mg BID	Dizziness	3/7	1/7	1/7	1/7
	Somnolence	—	—	—	—

No trial participants experienced withdrawal symptoms when CVL-865 was discontinued, despite treatment with doses achieving an estimated 80% GABAA receptor occupancy based on modeling data from the PET trial (B7431004).

Based on the results of this trial, which included a dose that exceeded our top target dose for our ongoing Phase 2 proof-of-concept trial in drug-resistant focal onset epilepsy, we believe CVL-865 may selectively enhance alpha-2/3/5 GABAergic activity at high receptor occupancy levels without sedation and minimal somnolence that is associated with alpha-1 subunit-containing receptors activation.

Phase 1 PET Receptor Occupancy Trial in Healthy Volunteers

In August 2014, Pfizer completed Trial B7431004, an open-label Phase 1 trial designed to evaluate the central occupancy of the BZD binding site of GABAA receptors by using a [11C]Flumazenil PET ligand following single doses of CVL-865 in healthy adult volunteers. The primary objective was to characterize the relationship between the GABAA receptor occupancy in the whole brain and the plasma exposure of CVL-865. Two doses of CVL-865 were evaluated in this trial, 10 mg (three subjects) and 65 mg (two subjects). Most of the AEs observed in this trial were mild in severity, with no AEs of severe intensity or SAEs observed. Using data from this trial, modeling was conducted to estimate the receptor occupancy binding in the whole brain at alpha-1/2/3 subunit-containing receptors. We are using the data from this model to inform dosing in our ongoing Phase 2 proof-of-concept trial in focal onset epilepsy.

Preclinical Studies

Preclinical models of epilepsy have had an important role in the discovery of novel AEDs. CVL-865 has demonstrated activity in widely used and translationally relevant preclinical models of epilepsy.

Pentylenetetrazol, or PTZ, a drug known to induce convulsions, has been used in preclinical studies to investigate seizure phenomenon. Non-selective BZDs block PTZ-induced clonic convulsions, which can be interpreted as a measure of their anti-seizure activity. Oral administration of 0.3 mg/kg, 1 mg/kg, 3 mg/kg and 10 mg/kg of CVL-865 dose-dependently reduced or inhibited convulsions in PTZ-administered mice. When tested orally at 3 mg/kg and 10 mg/kg, CVL-865 demonstrated significantly inhibited or reduced seizure severity in amygdala kindled rats, a model of focal onset epilepsy. CVL-865 has also shown robust activity in the genetic absence epilepsy rat from Strasbourg, a model of generalized seizures, and the mesial temporal lobe epilepsy model in mice, a model of drug-resistant focal onset epilepsy, demonstrating a broad spectrum of activity across multiple preclinical models across different types of epilepsy.

Preclinical GLP chronic toxicology studies have been completed in rats (26-weeks duration) and canines (39-weeks duration) to enable long-term administration of CVL-865 at levels that we predict will be clinically relevant. In GLP reproductive toxicology studies, effects on rats and rabbits included malformations that are consistent with a requirement for contraceptive practice to be in place in patients treated with CVL-865, which is in-line with many other approved AEDs.

Ongoing Clinical Trials

Phase 2 Proof-of-Concept Trial in Focal Onset Epilepsy

We are investigating CVL-865 in a Phase 2 proof-of-concept trial in 150 patients with drug-resistant focal onset epilepsy. The focal onset epilepsy population is the largest subpopulation of epilepsy patients, and it is often studied to establish proof-of-concept in AED development. The diagram below summarizes the design of the planned trial:

This trial is designed to be a multi-center, randomized, double-blind, placebo-controlled, parallel-group trial to assess the efficacy, safety and tolerability of CVL-865 as adjunctive therapy in adult patients with drug- resistant focal onset epilepsy. The trial population will include patients with an appropriate severity level of disease to allow for the detection of anticonvulsant activity with CVL-865. The key inclusion criteria include: (a) men and women 18 to 75 years of age with a diagnosis of epilepsy with focal onset as defined by the International leagues Epilepsy 2017 as focal aware, focal impaired awareness and focal to bilateral tonic-clonic seizures for at least two years; (b) drug resistance, defined as lack of seizure control despite the use of at least two prior AEDs; (c) treatment with at least one but no more than three AEDs and (d) a history of an average of four or more spontaneous and observable seizures per 28-day period for at least three months.

After the eight-week screening period, 150 eligible patients who have suffered at least eight focal onset seizures during the screening period will be randomized 1:1:1 to one of the following three arms: 25 mg BID of CVL-865; 7.5 mg BID of CVL-865 or placebo BID. The two doses of CVL-865 have been selected based on the safety and tolerability data from previous Phase 1 trials, the receptor occupancy modeling based on PET characterization and the doses used in the Phase 2 proof-of-principle photosensitive epilepsy.

Throughout the screening period and over the course of the trial, patients will use an electronic seizure diary to capture their seizure events, which will enable assessment of change in seizure frequency between baseline, as assessed during the screening period, and following treatment. Following the eight-week screening period, eligible patients will enter a 13-week treatment period, which includes (1) a two-week titration phase, which was designed with the knowledge from prior clinical trials that somnolence side effects of CVL-865 may be mitigated by titration, (2) an eight-week maintenance phase and (3) either a three-week taper period or enrollment into a 57-week open-label extension trial. The three-week taper phase is designed to mitigate possible risks of rebound seizures from too-rapid withdrawal from CVL-865.

The primary endpoint to evaluate the efficacy of CVL-865 will be the reduction in frequency of focal onset seizures during the maintenance phase versus baseline as compared to the placebo group. This will be calculated as Rratio=(T—B)/(T+B) ×100, where T represents the seizure frequency rate per week in the maintenance phase and B represents the seizure frequency rate per week in the baseline screening period. The Rratio is between -100 and 100, where negative values will indicate reduction in seizure rate and positive values indicate increase in seizure rate during treatment. Reduction in seizure frequency using Rratio has been used as the primary endpoint in prior registrational trials of drugs for adjunctive treatment of focal onset epilepsy. Key secondary efficacy endpoints will include responder rate, defined as the percent of patients who experience at least a 50% reduction in focal onset seizure frequency compared to baseline, and seizure frequency per week over the eight-week maintenance phase. Safety parameters will include assessment of withdrawal symptoms during the taper phase of the trial.

We initiated this trial in the second half of 2020, with data expected in the second half of 2022. The totality of the activity and tolerability data that will be generated in this trial will guide further clinical development of CVL-865 in epilepsy. We also plan to conduct additional clinical pharmacology studies as appropriate.

Phase 1 Proof-of-Principle Trial in Acute Anxiety

In the second half of 2020, we also initiated a Phase 1 proof-of-principle trial to evaluate CVL-865 in acute anxiety in healthy volunteers, with data expected in the second half of 2021. As described below under “—Additional Clinical Trials with CVL-865,” Pfizer previously conducted a Phase 2 trial in GAD which was terminated early for non-safety reasons. We believe the prior trial did not achieve sufficient receptor occupancy levels to demonstrate anxiolytic effect because the full therapeutic dose range of CVL-865 was not explored. The results of our proof-of-principle trial will inform future decisions around the development of CVL-865 in anxiety.

In this trial, the anxiolytic effects of multiple doses of CVL-865 will be assessed in a CO2 inhalation model in a three-cohort, randomized, double-blind, placebo-controlled, crossover trial of healthy volunteers. The pharmacodynamic effect of multiple doses of CVL-865 and alprazolam will be examined.

The primary objectives of the trial will be to evaluate the anxiolytic effects of multiple doses of CVL-865 using an experimental medicine model of CO2 inhalation that is associated with symptoms of anxiety/panic in healthy volunteers and is known to be sensitive to the effects of marketed BZDs. Safety and tolerability will be evaluated by reports of treatment-emergent AEs, clinically significant changes in ECGs, vital sign measurements, and physical and neurological examination results. Suicidality will be assessed using the Columbia-Suicide Severity Rating Scale, or C-SSRS. Plasma exposure of CVL-865 and alprazolam will also be evaluated.

The trial will be conducted as a two-period, two-sequence crossover design comparing multiple doses of high-dose CVL-865 (25 mg BID), low-dose CVL-865 (7.5 mg BID), and alprazolam (1 mg BID) against placebo. Three cohorts of 18 subjects each will be enrolled for a total of 54 subjects. Within each of these cohorts, the subjects will be randomized equally to one of two treatment sequences as shown in the table below:

Cohort	Sequence	Treatment 1	Treatment 2
1 (n=18)	AB (n=9)	Placebo (A)	High CVL-865 (B)
	BA (n=9)	High CVL-865 (B)	Placebo (A)
2 (n=18)	AB (n=9)	Placebo (A)	Alprazolam (B)
	BA (n=9)	Alprazolam (B)	Placebo (A)
3 (n=18)	AB (n=9)	Placebo (A)	Low CVL-865 (B)
	BA (n=9)	Low CVL-865 (B)	Placebo (A)

This trial is designed with a maximum duration of approximately thirteen weeks and consists of a screening/baseline period, a treatment period and a follow-up period. During the screening/baseline period, subjects will be exposed to the CO2 challenge and only subjects that are sensitive to the anxiogenic effects of 35% CO2 double-breath inhalation at screening will be eligible for randomization during the treatment period. Each treatment period will consist of eight days of dosing followed by the CO2 challenge performed after dosing on Day 8.

The top dose of 25 mg BID was selected to evaluate the therapeutic potential of CVL-865. This dose level achieves exposure levels of CVL-865 comparable to those at which the peak effects in SPV, a reliable biomarker of alpha-2/3 activity, were observed in prior studies and at which receptor occupancy of >80% can be achieved. The lower 7.5 mg BID dose of CVL-865 is anticipated to have a physiologically significant but submaximal effect based on the same neurofunctional endpoints described above, with an average steady-state exposure level high enough to produce alpha-2 receptor occupancy in the range of up to 60%. Additionally, the lower dose is intended to provide sufficient data to fully understand the relationship between exposures and clinical endpoints to facilitate rational dose selection in future trials.

We initiated this trial in the second half of 2020, with data expected in the second half of 2021. The data that will be generated in this trial will guide further clinical development of CVL-865 in anxiety.

Additional Clinical Trials with CVL-865

Pfizer conducted multiple additional Phase 1 and Phase 2 trials earlier in the development of CVL-865 to further characterize its activity in both healthy volunteers and in patients. At the time of these trials, Pfizer had self-imposed a Cmax dosing cap in multi-dose clinical trials, which stipulated that plasma exposure should not exceed one-tenth of the no observed adverse effect level, or NOAEL. This dose cap was established as an added precaution based on a micronuclei formation observed in preclinical rat studies and equated to approximately 7.5 mg BID. Because of this dose cap, the full therapeutic dose range of CVL-865 was not explored in the Phase 2 trials of chronic low back pain and GAD, as discussed below. Subsequently, Pfizer conducted additional genotoxicity studies, which showed that micronuclei formation was observed in rats at doses equivalent to 5x the maximum human clinical dose expected to be studied in our planned trials of CVL-865. Based on these data, the FDA provided feedback that permitted our evaluation of doses in clinical trials of up to 50 mg. The Phase 2 trials described below were generally conducted prior to this FDA feedback and thus evaluated doses that we believe were sub-therapeutic based on the results from our NeuroCart and PET receptor occupancy trials.

Phase 2 Generalized Anxiety Disorder Trial

In October 2015, Pfizer concluded Trial B7431007, a double-blind, randomized, placebo-controlled Phase 2 trial designed to evaluate the effect of CVL-865 on patients with GAD. A total of 90 patients of the planned 384 patients were randomized before Pfizer decided to terminate the trial based on internal portfolio reprioritization.

CVL-865 was evaluated as an adjunct to current GAD treatment in a sequential parallel comparison trial in patients with GAD who showed an incomplete response to current standard-of-care pharmacotherapy. Two doses of CVL-865, 2.5 mg BID and 7.5 mg BID, were compared to placebo over four weeks of dosing. Neither dose of CVL-865 differentiated from placebo at week four compared to baseline with respect to the primary endpoint of Hamilton Anxiety Inventory total score or on the secondary endpoint of Sheehan Disability Scale total score. AEs observed in this trial included dizziness, headache and somnolence. However, when measured by the Epworth Sleepiness Score, there was no meaningful increase in sleepiness with either CVL-865 7.5 mg, CVL-865 2.5 mg or placebo at week 2 and week 4. Factors potentially contributing to the lack of anxiolytic effect include the limited sample size and the potential of the doses evaluated being sub-therapeutic and not achieving sufficient receptor occupancy to drive activity in anxiety. As such, as described above, we believe the anxiolytic potential of CVL-865 has not been fully evaluated, and we plan to explore higher doses of CVL-865 in our planned proof-of-principle Phase 1 trial in acute anxiety.

Phase 1 PainCart Trial in Healthy Volunteers

In November 2014, Pfizer completed Trial B7431003, a randomized, placebo- and active-controlled, four- period crossover, Phase 1 trial designed to provide information on the analgesic potential of CVL-865. The pharmacodynamic effect of single 15 mg and 65 mg doses of CVL-865 was evaluated on evoked pain endpoints in 20 healthy male volunteers and compared to pregabalin (positive control) and placebo. In the pressure pain task, increasing pressure was applied using a tourniquet cuff on the calf until the subject indicated their pain tolerance threshold had been reached. In the cold pressor task, subjects placed their non-dominant hands into cold water baths and indicated their pain detection threshold, the point at which sensation changed from non-painful to painful. At the 65 mg dose of CVL-865, increases in both cold pressor and pressure pain tolerance thresholds, indicative of analgesic potential were observed. The 15 mg dose of CVL-865 only showed positive effects in the pressure pain tolerance threshold. These results demonstrate the analgesic potential of CVL-865 at doses that did not induce significant sedation.

Phase 2 Chronic Low Back Pain Trial

In August 2015, Pfizer concluded Trial B7431006, a double-blind, randomized, placebo- and active- controlled, Phase 2 trial designed to evaluate the effect of CVL-865 on chronic low back pain. The trial consisted of a one-week, single-blind, placebo run-in phase that was designed to exclude patients with placebo response and suboptimal compliance, followed by a four-week double-blind treatment phase. Patients who continued to meet the eligibility criteria after the placebo run-in period, including level of pain severity and compliance with a daily pain diary and with tablet administration, were randomized to receive either CVL-865 (administered as 2.5 mg BID for one week followed by 7.5 mg BID for three weeks), naproxen or placebo BID for four weeks. The primary endpoint was the numerical rating score of low back pain intensity after four weeks of active treatment. The trial was stopped following a planned interim analysis, having met the pre-defined stopping criteria. At this time, a total of 222 patients were randomized and the mean CVL-865 four-week response on the low back pain intensity was 0.16 units higher (worse) than placebo. The effects of naproxen were in-line with expectations based on previous clinical trials in chronic low back pain CVL-865 was generally well tolerated. The most common treatment-related AEs in the CVL-865 arm were somnolence (five mild and four moderate cases), dizziness (two mild and three moderate cases) and nausea (two mild cases). One patient in this trial experienced an SAE of transient ischemic attack that was determined by the investigator to be related to CVL-865. This patient had a history of multiple cardiovascular risk factors and was subsequently diagnosed with Type 2 diabetes mellitus. Factors potentially contributing to the lack of analgesic activity observed in this trial included the use of a potentially sub-therapeutic dose and therefore not achieving sufficient receptor occupancy to drive analgesic activity.

Tavapadon

We are developing our most advanced product candidate, tavapadon, as both a monotherapty and adjunctive therapy to L-Dopa as a treatment for both early- and late-stage Parkinson’s, a neurodegenerative disorder characterized by the death of dopamine-producing neurons in the brain. Tavapadon was rationally designed as an orally-bioavailable, once-daily partial agonist that selectively targets dopamine D1/D5 receptor subtypes with the goal of balancing meaningful motor control activity with a favorable tolerability profile. To our knowledge, tavapadon is the only D1/D5 partial agonist currently in clinical development and the first oral D1/D5 agonist to have achieved sustained motor control improvement in Phase 2 trials of Parkinson’s. Based on extensive clinical data generated to date, including from three Phase 2 trials, we initiated a registration-directed Phase 3 program beginning in January 2020, which includes two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label safety extension trial. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from our Phase 3 program to be available beginning in the first half of 2023.

Parkinson’s Disease Background

Parkinson’s is a chronic neurodegenerative disorder that primarily results in progressive and debilitating motor symptoms, including decreased bodily movement, or hypokinesia, slowness of movement, or bradykinesia, rigidity, tremor and postural instability. Dopamine is a neurotransmitter that drives motor function through a complex interaction between the striatum, the region of the brain responsible for motor control, the thalamus and the motor cortex. Patients with Parkinson’s lose dopamine-producing neurons in the substantia nigra, leading to increasingly reduced levels of dopamine in the striatum, which is believed to drive Parkinsonian motor symptoms. Parkinson’s is progressive in nature, and the later stages of the disease are marked by progressively lower levels of native dopamine production as an increasing number of dopamine-producing neurons die. The disease typically advances over decades before ultimately causing conditions that can lead to death.

According to the Parkinson’s Foundation, approximately one million people in the United States and approximately ten million people worldwide suffer from Parkinson’s. Parkinson’s typically develops between the ages of 55 and 65 years and affects approximately 1% of people 60 years of age or older. As the overall global population continues to age, we expect that Parkinson’s will afflict an increasing number of patients.

The clinical diagnosis for Parkinson’s is well established and is based on the evaluation of both motor and non-motor symptoms. At the time of initial diagnosis, patients usually have a variety of mild, seemingly unrelated symptoms that are collectively non-debilitating. The current standards of care and their shortcomings are well understood. Treatments for early-stage Parkinson’s include monoamine oxidase-B, or MAO-B, inhibitors, which reduce the rate of endogenous dopamine metabolism, D2/D3-preferring dopamine agonists, which replace lost dopamine tone, and levodopa, or L-dopa, which increases dopamine concentration. Although these initial treatments for Parkinson’s are widely used, each treatment class has limitations that force patients to compromise between tolerability and efficacy.

MAO-B inhibitors are generally well tolerated, but normally demonstrate only modest impact on motor control, limiting use of these drugs to patients with mild symptoms or as an adjunctive therapy. Within two years, approximately 65% of patients on MAO-B inhibitors add medication and approximately 35% of patients on MAO-B inhibitors discontinue use.

Approved D2/D3-preferring agonists are full agonists of the D2/D3 receptor subtypes that are associated with meaningful motor control benefit, but have a challenging side-effect profile, including daytime sedation, or somnolence, compromised impulse control and risk of psychotic symptoms including hallucinations. Within two years, approximately 40% of patients on D2/D3-preferring agonists add medication and approximately 25% of patients on D2/D3-preferring agonists discontinue use. D2/D3 receptor subtypes are widely distributed in multiple non-motor-related brain circuits where over-activation can drive unwanted side effects. For example, repeated activation of D3 receptor subtypes in the reward-related nucleus accumbens may underpin the dysregulation of impulse control. D2/D3-preferring full agonism may also be associated with overexcitation of dopamine receptors, which may lead to increased dyskinesias when used adjunctively with L-dopa. The side effects of D2/D3-preferring agonists can negatively impact quality of life and may outweigh the benefits of treatment, especially in a population of early-stage Parkinson’s patients that are otherwise highly functional.

As the disease progresses, patients’ treatment regimens increasingly incorporate the use of L-dopa as either monotherapy or in combination with D2/D3-preferring agonists or MAO-B inhibitors. L-dopa is available in a number of formulations, including combinations with carbidopa, which is meant to allow for the use of lower doses of L-dopa to reduce nausea and vomiting side effects. Initial treatment with L-dopa typically results in a period of symptomatic relief for patients because L-dopa therapy transiently increases dopamine levels and affords rapid improvement of motor symptoms. Patients are typically initiated on L-dopa doses of 100 mg administered three times per day.

However, due to its short half-life, L-dopa transiently floods neurons with dopamine, resulting in fluctuating periods of high and low dopamine levels. These large fluctuations can cause the neurons in the brain to alter their response over time. With extended dosing, patients who use L-dopa begin to experience fluctuations between periods of insufficient motor control associated with Parkinson’s, known as “off” time, and periods of “on” time when they are not bothered by Parkinsonian motor deficits, but can be plagued by therapy-induced involuntary movement, known as dyskinesias. After starting L-dopa therapy, approximately 40% of patients experience “off” time within three to five years and between 30% and 40% of patients experience dyskinesias within five years. As the disease progresses, patients generally need to increase their L-dopa dose and frequency to maintain motor control. In the most advanced stages of disease, L-dopa doses can be as high as 2,000 mg total per day, requiring up to eight doses of L-dopa per day. This further exacerbates fluctuations and leads to more dyskinesias. The onset and intensity of L-dopa-induced dyskinesias are typically correlated with doses of at least 400 mg per day. The substantial and unpredictable swings between “off” time and dyskinesias can be attributed, in part, to the short half-life of L-dopa. In addition, high doses of L-dopa can be associated with psychosis, which may be further exacerbated by adjunctive use of D2/D3-preferring agonists. In order to delay the onset of such side effects, clinicians may delay recommending L-dopa until patients progress to later stages of Parkinson’s.

Our Solution—Tavapadon

Tavapadon is a selective partial agonist of the dopamine D1/D5 receptor subtypes expressed within the direct motor pathway that we are developing for the treatment of both early- and late-stage Parkinson’s. Key differentiating features of tavapadon include:

1.

Mechanism of action—D1/D5 receptor subtype selectivity: Dopamine D1/D5 receptor subtypes differentially activate the direct motor pathway of the basal ganglia. Tavapadon is >400x more selective for D1/D5 receptor subtypes than for D2/D3 receptor subtypes. It therefore has the potential to drive motor benefit through targeting of the direct motor pathway while avoiding the side effects of D2/D3-preferring agonists, which target the indirect motor pathway. This mechanism of action as it applies to motor function is illustrated below:

2.

Receptor pharmacology—partial agonist: Tavapadon is an orally-bioavailable, brain-penetrant small molecule with a 24-hour half-life that is designed to enable once-daily dosing by providing sustained motor benefit during the crucial morning wake period and throughout the day. Tavapadon is designed as a partial agonist of the D1/D5 receptor subtypes to (1) act as a surrogate for the natural dopamine production lost as a result of the death of dopamine-producing neurons and (2) to activate the D1/D5 receptor subtypes at levels that maximize motor benefit while reducing the prolonged receptor overexcitation and desensitization caused by full agonists, which can lead to dyskinesias and exacerbation of “off” time resulting from L-dopa. Despite the recognized therapeutic potential of selective D1 activation, earlier attempts by others to develop D1/D5 agonists failed due to limited oral bioavailability and brain penetration, short half-lives and other PK limitations. Tavapadon has been designed with a novel chemical structure that is intended to avoid the shortcomings of prior compounds. Tavapadon’s partial agonism is illustrated below. As compared to a full agonist, tavapadon avoids sustained full activation of D1/D5 receptor subtypes.

3.

Clinical and preclinical evaluation: Tavapadon has been evaluated in 272 subjects in multiple Phase 1 and Phase 2 trials, including in both the early- and late-stage Parkinson’s patient populations required for a broad Parkinson’s indication. Across all Phase 1b and Phase 2 trials conducted to date, tavapadon has demonstrated motor control benefit with lower levels of somnolence and impulse control side effects than would be anticipated with D2/D3-preferring agonists. In addition, preclinical studies of tavapadon in a translationally relevant non-human primate model demonstrated robust and persistent activity and reduced incidence of dyskinesias. Tavapadon’s lack of abuse potential was also supported by a series of non-human primate studies.

We believe the expected clinical profile of tavapadon has the potential to become a standard of care across the treatment spectrum for both early- and late-stage Parkinson’s patients.

High-functioning early-stage Parkinson’s patients have adequate motor control on monotherapy with D2/D3-preferring agonists, but the side effects of these therapies are often more debilitating than Parkinson’s symptoms. On the other hand, while MAO-B inhibitors have a favorable side effect profile, only a small percentage of early-stage Parkinson’s patients are well-controlled on this class of drug due to limited efficacy. We believe that tavapadon’s potential for motor benefit similar to D2/D3-preferring agonists with a lower likelihood of their commonly-occurring side effects (such as excessive somnolence, hypotension and impulsive behavior) could ultimately enable tavapadon to displace these agents as the current standard of care among early- stage Parkinson’s patients.

For the more advanced Parkinson’s patient who is no longer adequately treated with D2/D3-preferring agonists, tavapadon’s potential motor control benefit may create a treatment option to address motor control symptoms before adding L-dopa to the regimen. Furthermore, we believe tavapadon could be a preferred adjunctive treatment with L-dopa due to its longer half-life, potentially improved tolerability profile and reduced incidence of dyskinesias.

Finally, for the late-stage Parkinson’s patient already experiencing “off” time while on L-dopa, tavapadon use as an adjunctive therapy with L-dopa may provide 24-hour coverage and delay the need for L-dopa dose escalation, thus increasing “on” time without troublesome dyskinesias.

We believe our registration-directed Phase 3 program for tavapadon has the potential to establish tavapadon as the cornerstone treatment across the spectrum of Parkinson’s disease therapy—the preferred choice for the newly diagnosed patient and the ideal adjunctive therapy as the disease progresses.

Clinical Trials

As part of an extensive clinical program, tavapadon has been evaluated across nine clinical trials to date, including four Phase 1 trials, two Phase 1b trials and three Phase 2 trials. A total of 272 subjects, including 99 healthy volunteers and 173 patients with Parkinson’s, have been exposed to tavapadon.

Tavapadon has demonstrated activity in the treatment of motor symptoms, both as a monotherapy and as adjunct to L-dopa. An open-label, multi-dose, Phase 1b trial of tavapadon demonstrated reduction in motor symptoms at the 15 mg dose, with a magnitude of effect comparable to results seen in the L-dopa arm of the trial and a duration consistent with tavapadon’s 24-hour half-life.

In a Phase 2 trial in early-stage Parkinson’s, tavapadon demonstrated a statistically significant and clinically meaningful difference from placebo of -4.8 points on the MDS-UPDRS Part III motor score at week 15 of the treatment period. Separation from placebo was observed as early as week three while still in the titration phase. Statistical significance (p=0.0407) for this endpoint was achieved despite the trial being terminated early when only 65% of the planned trial population had been enrolled and even though only 42% of the patients who reached the maintenance period had received the top dose of 15 mg. In addition, at week 15, 50% of patients treated with tavapadon reported being “much improved” or “very much improved” on the Patient Global Impression of Improvement, an important qualitative assessment of meaningful change in overall patient condition and well-being.

A Phase 2 trial in late-stage Parkinson’s was terminated by Pfizer based on the results of an interim analysis, which determined that the probability of meeting the efficacy criterion for the primary endpoint of improvement in “off” time reduction compared to placebo at week 10 was lower than a pre-specified efficacy hurdle. As explained in more detail herein, we believe the pre-specified efficacy hurdle was a significant threshold to overcome given the limited duration of the trial. Despite the early termination of this trial, tavapadon showed a 1.0 hour improvement versus placebo in “on” time without troublesome dyskinesias at week 10 with a sustained effect observed through week 15, which, while not statistically significant, we and our clinical advisors believe is clinically meaningful.

Across the nine clinical trials conducted to date, tavapadon has consistently demonstrated what we believe to be a favorable tolerability profile as well as a PK profile with a 24-hour terminal half-life. The most commonly reported AEs leading to discontinuation of tavapadon across all the clinical trials were nausea, vomiting, dyskinesia, falling, fatigue and sleep disorder. The occurrence of nausea increased with tavapadon dose and was often related to the rate of titration, which is a well-known occurrence with most dopamine receptor agonists. We believe that these gastrointestinal effects may be mitigated by the slower titration method that we plan to use in our registration-directed Phase 3 program. Headache was the most commonly reported CNS-related event across all clinical trials. Other commonly reported CNS-related AEs included dizziness, somnolence and tremor. The majority of all observed AEs were mild to moderate.

In addition, preclinical studies of tavapadon in the well-established MPTP non-human primate model of Parkinson’s demonstrated robust and persistent activity and reduced incidence of dyskinesias relative to L-dopa. Tavapadon’s lack of abuse potential was also supported in a series of non-human primate studies.

We believe the results observed in the Phase 2 trials in Parkinson’s, together with the tolerability profile demonstrated throughout the clinical program to date, support an encouraging benefit-risk profile and strong rationale for our registration-directed Phase 3 program in Parkinson’s as well as tavapadon’s potential commercial impact.

The table below provides an overview of all clinical trials conducted to date for tavapadon.

Trial Number	Phase	Trial End Date	Patients (Tavapadon/ Total)	Design
B7601001	Phase 1	Feb 2014	18/18	Single ascending dose in healthy volunteers
B7601002	Phase 1	Apr 2015	61/77	Multiple ascending dose in healthy volunteers
B7601007	Phase 1	Dec 2014	9/9	Single ascending dose in healthy volunteers with an antiemetic
B7601006	Phase 1	Sept 2017	11/11	CYP3A drug-drug interaction
B7601009(2)	Phase 1b	Feb 2016	18/18(1)	Placebo-controlled single ascending dose in Parkinson’s patients who were receiving L-dopa
B7601005(2)	Phase 1b	Mar 2016	45/50(1)	Open-label multiple ascending dose in Parkinson’s patients with L-dopa
B7601003(2)	Phase 2	Nov 2017	85/108(1)	Adjunct with L-dopa in late-stage Parkinson’s patients
B7601011(2)	Phase 2	Jan 2018	29/57	Monotherapy in early-stage Parkinson’s patients
B7601017	Phase 2	Oct 2017	5/5(1)	Open-label extension for patients in Trial B7601003

(1)

Note: Four patients participated in both Trials B7601005 and B7601003; three subjects participated in both Trials B7601009 and B7601005; four patients participated in both Trials B7601017 and B7601003.

(2)	Most relevant trials discussed in greater detail in the following section.

Our prior and future trials with tavapadon in Parkinson’s utilize three scales for patient selection: (1) either the Hoehn and Yahr scale or the modified Hoehn and Yahr scale; (2) the Movement Disorder Society-Unified Parkinson’s Disease Rating Scale, or MDS-UPDRS; and (3) the Hauser motor fluctuation patient diary. Two of these scales, MDS-UPDRS and the Hauser diary, are also used to measure therapeutic benefit.

The Hoehn and Yahr scale and modified Hoehn and Yahr scale are commonly accepted reference scales to measure disease progression in Parkinson’s, with stage one being the earliest and stage five being the most advanced. In clinical trials of tavapadon, the Hoehn and Yahr scale and the modified Hoehn and Yahr scale are used primarily for patient selection and enrollment.

Hoehn and Yahr scale	Modified Hoehn and Yahr scale

1:  Unilateral involvement only usually with minimal or no functional disability

2:  Bilateral or midline involvement without impairment of balance

3:  Bilateral disease: mild to moderate disability with impaired postural reflexes; physically independent

4:  Severely disabling disease; still able to walk or stand unassisted

5:  Confinement to bed or wheelchair unless aided

1.0:  Unilateral involvement only

1.5:  Unilateral and axial involvement

2.0:  Bilateral involvement without impairment of balance

2.5:  Mild bilateral disease with recovery on pull test

3.0:  Mild to moderate bilateral disease; some postural instability; physically independent

4.0:  Severe disability; still able to walk or stand unassisted

5.0:  Wheelchair bound or bedridden unless aided

The MDS-UPDRS or its predecessor are the most widely used assessment for clinical evaluation of Parkinson’s, and, to our knowledge, based on a review of the FDA’s approved drugs database, Part III scores (alone or in combination with Part II) have been used in some way as the primary basis for evaluation and approval of the three D2/D3-preferring agonists and one MAO-B inhibitor that are currently FDA approved as monotherapies for the treatment of early Parkinson’s symptoms. The MDS-UPDRS utilizes a combination of physician and patient assessments. A negative change from baseline in total score represents an improvement in symptoms. A decrease of 3.25 points or greater on the Part III total score and a decrease of 4.9 points or greater on the Part II and III combined total score have been previously identified as clinically relevant changes on these measures. The four parts of the MDS-UPDRS are described below, along with the number of items evaluated in each part and the possible total score range:

MDS-UPDRS Part	Description	Number of Items Evaluated	Total Score Range
Part I	Non-motor aspects of experiences of daily living	13	0 to 52
Part II	Motor aspects of experiences of daily living	13	0 to 52
Part III	Motor examination	18	0 to 132
Part IV	Motor complications	6	0 to 24

A cross-sectional study of over 3,000 patients with Parkinson’s identified the following mean MDS-UPDRS Part II and Part III scores based on Hoehn and Yahr stage:

Hoehn and Yahr scale	Modified Hoehn and Yahr scale

1:  Unilateral involvement only usually with minimal or no functional disability

2:  Bilateral or midline involvement without impairment of balance

3:  Bilateral disease: mild to moderate disability with impaired postural reflexes; physically independent

4:  Severely disabling disease; still able to walk or stand unassisted

5:  Confinement to bed or wheelchair unless aided

1.0:  Unilateral involvement only

1.5:  Unilateral and axial involvement

2.0:  Bilateral involvement without impairment of balance

2.5:  Mild bilateral disease with recovery on pull test

3.0:  Mild to moderate bilateral disease; some postural instability; physically independent

4.0:  Severe disability; still able to walk or stand unassisted

5.0:  Wheelchair bound or bedridden unless aided

The Hauser diary assesses patient-defined motor function and provides a measure of change in “off” time and “on” time. The Hauser diary asks patients to rate their daily mobility for each 30-minute period over 24 hours, and to record their status for the majority of the period in one of five categories: “on” time without dyskinesias, “on” time with non-troublesome dyskinesias, “on” time with troublesome dyskinesias, “off” time or asleep. To our knowledge, improvements in “off” and “on” time have been used as the primary evaluation of benefit for all treatments that have been approved by the FDA as adjunctive therapy to L-dopa in patients with advanced Parkinson’s experiencing motor fluctuations.

Phase 1b Trials in Parkinson’s Disease

Single Ascending Dose Trial

In February 2016, Pfizer completed Trial B7601009, a double-blind, placebo-controlled Phase 1b trial in 18 Parkinson’s patients who were receiving L-dopa. This trial was designed to evaluate the safety and tolerability of tavapadon in Parkinson’s patients, with secondary objectives of evaluating the PK and pharmacodynamics of single ascending doses of tavapadon.

Enrolled patients had either stage two or three Parkinson’s, as measured on the Hoehn and Yahr scale. Patients were randomized in two cohorts to receive placebo and two dose levels of tavapadon in a crossover fashion. As part of the trial, L-dopa was withdrawn for at least 12 hours before administration of tavapadon or placebo.

The primary objective of the trial was to evaluate safety and tolerability of single ascending doses ranging from 0.75 mg to 9 mg of tavapadon. The trial also evaluated a secondary endpoint of change from baseline in MDS-UPDRS Part III motor score, which was measured at baseline and at one, two, four, eight and 12 hours post-dose.

Analyses of MDS-UPDRS Part III motor scores showed that tavapadon was associated with a statistically significant decrease, or improvement, from baseline in total motor score compared to placebo. In the six patients treated with a single dose of 9 mg of tavapadon, MDS-UPDRS Part III motor scores improved significantly by between 7.27 and 11.58 points compared to placebo at all post-dose time points (p-values of 0.0005, 0.0285, 0.0037, 0.0079 and 0.0028 at one, two, four, eight and 12 hours post-dose, respectively), as illustrated below.

Change in MDS-UPDRS Part III

Tavapadon 9 mg Cohort vs. Placebo

The mean decreases from baseline in total MDS-UPDRS Part III motor score at one, two, four, eight and 12 hours for patients in the tavapadon 3 mg and 6 mg treatment groups were numerically greater than the placebo group, but were not statistically significant. Other doses of tavapadon evaluated in this trial were considered subtherapeutic.

There were no SAEs in the trial or any discontinuations due to AEs. The most common AEs were headache, nausea and vomiting, all of which were mild to moderate in severity. Nausea and vomiting appeared to be dose- dependent, with increased frequency observed at higher doses of tavapadon.

Multiple Ascending Dose Trial

In March 2016, Pfizer completed Trial B7601005, a two-period, open-label, dose escalation Phase 1b trial designed to evaluate the safety and tolerability of tavapadon in Parkinson’s patients, with a secondary objective of characterizing the PK of tavapadon when used in combination with L-dopa and exploring the effect of tavapadon on motor performance and dyskinesia.

The trial enrolled 50 patients with stage one to three Parkinson’s as measured on the Hoehn and Yahr scale and a documented history of experiencing “off” time with their current L-dopa dose. Patients were randomized into four cohorts to receive three different target doses of tavapadon. One cohort received a target dose of 5 mg once-daily, or QD, one cohort received a target dose of 25 mg QD and two separate cohorts received target doses of 15 mg QD, with one of the two cohorts including only patients with Parkinson’s with documented L-dopa- induced dyskinesias and using a similar but more flexible up-titration schedule.

In Period 1 of the trial, 50 patients were treated with a single individualized dose of L-dopa, representing approximately one-third of each patient’s normal total daily L-dopa equivalent dose, to confirm L-dopa responsiveness. L-dopa responsiveness was evaluated after an overnight washout of the medication. A typical L-dopa regimen includes at least three doses per day, so this approach was taken to standardize the trial while also administering a test dose of L-dopa that was equivalent to or greater than a typical L-dopa dose for each patient. In Period 2 of the trial, 45 patients were administered increasing doses of tavapadon up to the target dose of their respective cohorts. Target tavapadon doses were attained using titration schemes over an 11 day period. Tavapadon was added to the regimen while L-dopa therapy was simultaneously tapered down with the intent to withdraw L-dopa entirely over two weeks. Once the target tavapadon daily dose of 5 mg, 15 mg or 25 mg for each cohort was reached, the respective target dose levels were maintained for at least ten days. L-dopa use was permitted as a rescue treatment throughout the trial.

The objectives of the trial were to evaluate the safety and tolerability of multiple doses of tavapadon in patients with Parkinson’s, to characterize the PK of L-dopa following a single dose and the PK of tavapadon following multiple doses and to explore the effect of tavapadon on motor performance and dyskinesia. Exploratory objectives included evaluating changes in MDS-UPDRS Part III motor scores before and after treatment, both acutely and after multiple doses of tavapadon without the concurrent use of L-dopa. L-dopa was withdrawn overnight before evaluation of MDS-UPDRS Part III motor scores on days 7, 13 and 22 in Period 2.

As shown below, on day 22, the last day of Period 2, a single administration of tavapadon in one of the 15 mg cohorts of 11 patients demonstrated a sustained MDS-UPDRS Part III motor score benefit for up to 12 hours. The magnitude of motor benefit was comparable to what had been observed following a single administration of L-dopa in Period 1, the previously discussed L-dopa responsiveness test, in this cohort. A reduction of about 10 points from baseline was observed at time zero, just before dosing, on Day 22, demonstrating the sustained effect of tavapadon 24 hours after the previous dose. We believe this observation of sustained benefit supports the potential for once- daily dosing of tavapadon. Patients in the 5 mg and 25 mg cohorts also observed sustained and what we believe to be clinically relevant motor benefit over eight hours, albeit with less magnitude than the 15 mg cohort. In the 15 mg cohort with dyskinetic patients, only three of the six patients dosed with tavapadon completed the trial, resulting in too small of a dataset to draw meaningful conclusions.

Change in MDS-UPDRS Part III in Cohort 4

on Day 1 (L-Dopa Responsiveness Test) and Day 22 (Tavapadon 15 mg QD)

Based on the results of this trial, multiple ascending doses of tavapadon of up to 25 mg were considered to be generally well tolerated. A total of 11 patients, including four of 17 patients in the two 15 mg cohorts and seven of 19 patients in the 25 mg cohort, discontinued tavapadon due to AEs. Headache (four occurrences) and abnormal dreams (two occurrences) were the most common AEs leading to discontinuation. Headache, nausea, abnormal dreams, dizziness and vomiting were the most common AEs across all cohorts, the majority of which were mild to moderate in severity, with six severe adverse events and one serious adverse event, or SAE, observed. One patient in the 25 mg cohort experienced an SAE of palpitations, which occurred at the 1 mg titration dose and was determined by the investigator as not related to treatment. The majority of AEs occurred during the titration period, with the gastrointestinal AEs appearing to be dose-related. Most AEs appeared to be related to the pace and increment of up-titration rather than maximum exposure to tavapadon.

Phase 2 Trials in Early-Stage and Late-Stage Parkinson’s

Early-Stage Parkinson’s

In January 2018, Pfizer concluded Trial B7601011, a 15-week, double-blind, randomized, placebo- controlled, flexible dose Phase 2 trial designed to evaluate the efficacy, safety and tolerability of tavapadon in patients with early-stage Parkinson’s. As discussed below, Pfizer terminated this early-stage Parkinson’s trial early based on the results from the Phase 2 late-stage Parkinson’s trial.

The trial enrolled 57 early-stage Parkinson’s patients with stage one to three Parkinson’s as measured on the Hoehn and Yahr scale. Prior to early termination of the trial by Pfizer, 88 patients had been planned to be enrolled in the trial. Patients were randomized on a 1:1 basis into two arms to receive 15 weeks of treatment with tavapadon or placebo. The 15-week treatment period included nine weeks of dose titration and optimization followed by six weeks of stable dosing at up to 15 mg of tavapadon. The primary endpoint was the change in MDS-UPDRS Part III motor score from baseline at week 15. Exploratory endpoints included the Patient Global Impression of Improvement, or the PGI-I, and the Epworth Sleepiness Scale, or the ESS.

As part of the trial design, there was a pre-determined decision to terminate the trial early if the concurrent Phase 2 trial in late-stage Parkinson’s (Trial B7601003) did not meet a strategic pre-set threshold for efficacy at the interim analysis. As described below, the late-stage Parkinson’s trial was terminated early, which resulted in the early termination of this trial as well. At the time of the trial termination, only 11 of 26 patients that reached the six-week maintenance period were on the 15 mg target dose.

This trial enrolled treatment-naïve Parkinson’s patients that had no prior exposure to Parkinson’s medications as well as Parkinson’s patients with prior or current use of MAO-B inhibitors, amantadine and anticholinergics. Concurrent use of these medications was permitted during the trial as long as dosing had been stable for at least 42 days prior to randomization. Patients with incidental prior exposure to L-dopa or a dopamine agonist for less than a total of 28 days were also permitted, as long as such exposure had not occurred within seven days of randomization. In total, 57 patients were randomized, with 29 patients in the active arm and 28 patients in the placebo arm. Due to the early termination of the trial, only 65% of target enrollment was reached and 25 active patients and 22 placebo patients completed the trial. Despite the reduced sample size of patients completing the trial, the trial demonstrated a statistically significant improvement in MDS-UPDRS Part III motor scores from baseline at week 15 for patients on tavapadon as compared to placebo. The trial originally planned to enroll 88 patients to power for the conventional threshold for statistical significance of p=0.05, based on a predicted treatment effect of at least -3.6 points on the primary endpoint of change in MDS-UPDRS Part III motor score from baseline at week 15. Since the actual observed treatment effect of -4.8 points was in excess of the expected treatment effect of -3.6 points used to power the trial, fewer than expected patients were required for sufficient power to demonstrate statistical significance. While the trial was terminated early, resulting in fewer patients being enrolled into and dosed in the trial than originally expected, such early termination of recruitment did not affect the validity of the trial or the results achieved as they relate to the patients that actually completed the dosing regimen as originally planned. Additionally, the early termination of the trial did not result in the dosed patients being treated for a shorter duration than planned or in a different manner than was contemplated by the protocol. Furthermore, the early termination of the trial did not introduce selection or allocation bias with respect to randomization. The early termination of recruitment did not alter the enforced inclusion or exclusion criteria that defined the target patient population, the 1:1 balanced and double-blind randomization or assignment of subjects to treatment arms, nor the treatment duration contemplated by the original trial design. Although the overall number of patients dosed decreased as a result of early termination, these patients studied were representative of the target population of early-stage Parkinson’s patients. In the dosed trial population, the variance of the results did not exceed what was expected in the original powering assumptions for the trial, nor what was consistently observed among prior early-stage Parkinson’s trials.

The results of the trial on the full dataset are summarized below.

•

As illustrated below, the mean change from baseline at week 15 in the MDS-UPDRS Part III motor score was -9.0 for tavapadon across all dose levels administered in the maintenance phase and -4.3 for placebo, with a least squares mean improvement over placebo of -4.8 in favor of the tavapadon group (p=0.0407). These changes are well above the 3.25 point improvement that is recognized as clinically meaningful on the MDS-UPDRS Part III motor score. Mean baseline MDS-UPDRS III motor scores were 24.3 and 25.8 for the tavapadon and placebo groups, respectively.

Change in MDS-UPDRS Part III

* Indicates two-sided p-value of less than or equal to 0.1.

•

At week 15, 50% of patients treated with tavapadon reported being “much improved” or “very much improved” on the PGI-I, compared with 25% in the placebo group (p=.0393). The PGI-I is a patient- reported outcome and an important qualitative assessment of meaningful change in overall patient condition and well-being.

•

At weeks 9 and 15, across all dose levels, tavapadon demonstrated a 1.0 and 1.1 point improvement, respectively, relative to placebo on the MDS-UPDRS Part II total score, which measures motor aspects of experiences of daily living. Because sample sizes were small and the trial was not powered to show significance on this endpoint, these changes were not statistically significant. Since each item evaluated by the MDS-UPDRS II total score measures daily function, we believe that any measurable improvements over placebo would be considered clinically relevant.

•

At weeks 9 and 15, there was no statistically significant difference between the tavapadon and placebo groups in somnolence as measured by the ESS. Somnolence is a known side effect of D2/D3-preferring agonists.

•

Tavapadon demonstrated the potential for a favorable tolerability profile, with the majority of AEs reported as mild or moderate and one SAE of suicidal ideation observed, which was considered related to the investigational product by the investigator but not related by the sponsor, and which was resolved on the same day. The most frequently reported AEs in patients treated with tavapadon were nausea, headache, dry mouth, tremor and fatigue. Treatment compliance was high in both the tavapadon and placebo groups, with 86% of patients who received tavapadon completing the trial.

The trial results described above are based on nine weeks of dose titration and optimization and only six weeks of stable dosing. Past Parkinson’s trials for other compounds have indicated that the results observed in placebo subjects on measures such as the MDS-UPDRS scale may peak between eight and 18 weeks of treatment and then deteriorate over a longer timeframe, resulting in a greater difference between active treatment and placebo at six months. We believe a longer treatment duration of six months could result in further improved results compared to placebo.

The table below summarizes treatment-emergent AEs that occurred during the trial:

Number (%) of Subjects with AEs	Tavapadon (N=29)	Placebo (N=28)
With Any AEs	25 (86.2)	18 (64.3)
Gastrointestinal Disorders	16 (55.2)	7 (25.0)
Diarrhea	1 (3.4)	3 (10.7)
Dry mouth	5 (17.2)	0
Dyspepsia	1 (3.4)	2 (7.1)
Nausea	9 (31.0)	2 (7.1)
General Disorders and Administration Site Conditions	7 (24.1)	8 (28.6)
Fatigue	3 (10.3)	3 (10.7)
Infections and Infestations	6 (20.7)	3 (10.7)
Nasopharyngitis	2 (6.9)	1 (3.6)
Urinary tract infection	3 (10.3)	0
Metabolism and Nutrition Disorders	4 (13.8)	2 (7.1)
Decreased appetite	3 (10.3)	0
Musculoskeletal and Connective Tissue Disorders	11 (37.9)	3 (10.7)
Arthralgia	3 (10.3)	0
Back pain	3 (10.3)	1 (3.6)
Nervous System Disorders	14 (48.3)	6 (21.4)
Dizziness	2 (6.9)	1 (3.6)
Dysgeusia	2 (6.9)	0
Dystonia	2 (6.9)	0
Headache	7 (24.1)	2 (7.1)
Hypoaesthesia	2 (6.9)	0
Paraesthesia	2 (6.9)	0
Somnolence	4 (13.8)	1 (3.6)
Tremor	4 (13.8)	2 (7.1)
Psychiatric Disorders	8 (27.6)	4 (14.3)
Abnormal dreams	2 (6.9)	0
Anxiety	2 (6.9)	1 (3.6)
Depression	2 (6.9)	0
Insomnia	2 (6.9)	2 (7.1)
Irritability	2 (6.9)	0
Restlessness	2 (6.9)	0
Vascular Disorders	4 (13.8)	1 (3.6)
Hot flush	3 (10.3)	0
Hypotension	2 (6.9)	0

Late-Stage Parkinson’s

In November 2017, Pfizer concluded Trial B7601003, a randomized, double-blind, placebo-controlled dose- ranging Phase 2 trial designed to evaluate the efficacy, safety and tolerability of tavapadon as an adjunct therapy for patients on L-dopa experiencing motor fluctuations due to Parkinson’s.

The trial was designed to enroll approximately 198 patients with late-stage Parkinson’s on stable doses of at least 400 mg of L-dopa four times per day and experiencing at least 2.5 hours of “off” time per day for three consecutive days based on the Hauser diaries collected during screening. After the screening period, patients who met the screening criteria were randomized to four treatment groups of tavapadon or placebo as an add-on therapy to L-dopa: 15 mg QD, 7 mg QD, 3 mg QD, 1 mg QD or placebo. The trial duration was approximately

25 weeks, including a 45-day screening period, a 15-week double-blind treatment period and an approximately 28-day follow-up period. The treatment period was comprised of up to three weeks of dose titration, two weeks of dose optimization and Period A, five weeks of maintenance, followed by Period B, either five additional weeks of maintenance with concurrent down-titration of L-dopa dosing or five additional weeks of maintenance with the current L-dopa regimen kept stable. The design of the trial is summarized below:

The primary endpoint was the change from baseline in daily hours of “off” time at the end of Period A (week 10), based on patient-reported Hauser diaries. Key secondary and exploratory endpoints included change in “on” time without troublesome dyskinesias, the PGI-I, the ESS and performance on MDS-UPDRS Parts I-IV motor scores.

As part of the initial trial protocol, Pfizer established a pre-defined early termination criterion based on the likelihood of achieving a pre-specified efficacy hurdle. We believe this efficacy hurdle was set disproportionately high given the treatment duration of the trial. Specifically, an interim analysis was conducted when 108 patients of the targeted 198 patients were enrolled to determine if there was a less than 10% predictive probability of demonstrating an absolute placebo-adjusted reduction in “off” time of 1.5 hours or more at week 10. The interim analysis revealed that this pre-defined efficacy hurdle was not met by any of the doses of tavapadon evaluated in this trial. At the time of the interim analysis, approximately 50 patients had completed treatment through week 10 of the trial. Based on these interim results, Pfizer made a decision to terminate both this trial as well as the concurrent Phase 2 early-stage Parkinson’s trial described above (Trial B7601011).

We believe the pre-defined efficacy criterion was a significant hurdle to meet given the limited duration of the trial, where patients spent the first three weeks of treatment titrating up to the maximum 15 mg target dose of tavapadon, if tolerated, and only seven weeks of treatment at the maintenance dose. Based on historical data from past Parkinson’s clinical development programs, we believe that a minimum of six months of treatment, inclusive of dose titration to a target maintenance dose, would be necessary to see an absolute placebo-adjusted reduction in “off” time of 1.5 hours or more.

In the final analysis of the primary endpoint, the placebo-adjusted reduction from baseline to week 10 in average daily “off” time was 0.63 hours for the tavapadon 15 mg QD group (n=41), which, although not statistically significant, we believe to be clinically relevant. For example, the recent approval of Nourianz (istradefylline) as adjunctive treatment with L-dopa in Parkinson’s was based on placebo-adjusted improvements in “off” time of less than one hour. Furthermore, the final analysis also showed a clinically meaningful one hour improvement in “on” time without troublesome dyskinesias at week 10 for the tavapadon 15 mg QD group as compared to placebo. For doses of tavapadon below 15 mg, the sample sizes were too small to draw meaningful conclusions (nine patients in the 3 mg QD group, nine patients in the 7 mg QD group and seven patients in the 1 mg QD group).

Placebo-Adjusted Change in “On” Time without Troublesome Dyskinesias

Although the endpoints in this trial did not achieve statistical significance, we believe that if the trial had been completed with the full sample size, there would have been a reasonable possibility of observing a treatment effect and statistical separation from placebo on both the “off” time and “on” time without troublesome dyskinesias endpoints.

A further pre-specified analysis of secondary endpoints was also completed for the 21 patients who completed treatment through week 15 of the trial, while keeping their L-dopa dose unchanged. This analysis showed a placebo-adjusted reduction from baseline in average daily “off” time of 3.52 hours and an increase in average daily “on” time without troublesome dyskinesias of 2.31 hours. The increases in treatment effect from week 10 to week 15 were primarily driven by a worsening of motor fluctuations in the placebo arm, with tavapadon activity remaining comparable to what was observed at week 10. Although based on only 21 patients (14 patients in the tavapadon 15 mg group and seven patients in the placebo group), which represented approximately half of the patients available at week 10, the observed durability of the treatment effect through week 15 strengthens our belief that the motor control improvements observed with tavapadon are reliable and support our decision to proceed to a registration-directed Phase 3 trial.

Historically, the FDA considered the “off” time endpoint to be an appropriate assessment of therapeutic benefit in patients with late-stage Parkinson’s. However, the FDA’s view has evolved, and the agency now considers the change from baseline in average daily “on” time without troublesome dyskinesias to be the most appropriate assessment of therapeutic benefit for this patient population. Based on the above data, we plan to utilize the change from baseline in “on” time without troublesome dyskinesias as the primary endpoint in our Phase 3 trial of tavapadon as an adjunct to L-dopa in late-stage Parkinson’s patients.

The table below summarizes treatment-related AEs occurring in two or more subjects during this trial, which were generally consistent with the other clinical trials of tavapadon conducted to date:

	Placebo (N=23)	Tavapadon	Tavapadon	Tavapadon	Tavapadon	Total (N=108)
Number (%) of Subjects with AEs		1 mg QD (N=13)	3 mg QD (N=15)	7 mg QD (N=13)	15 mg QD (N=44)
With Any AE	7 (30.4)	4 (30.8)	7 (46.7)	6 (46.2)	29 (65.9)	53 (49.1)
Gastrointestinal Disorders	1 (4.3)	2 (15.4)	2 (13.3)	1 (7.7)	12 (27.3)	18 (16.7)
Gastroesophageal reflux disease	0	0	0	0	2 (4.5)	2 (1.9)
Nausea	1 (4.3)	2 (15.4)	2 (13.3)	0	8 (18.2)	13 (12.0)
Vomiting	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
General Disorders and Administration Site Conditions	1 (4.3)	2 (15.4)	1 (6.7)	2 (15.4)	3 (6.8)	9 (8.3)
Fatigue	1 (4.3)	1 (7.7)	1 (6.7)	2 (15.4)	1 (2.3)	6 (5.6)
Metabolism and Nutrition Disorders	0	1 (7.7)	0	1 (7.7)	3 (6.8)	5 (4.6)
Decreased appetite	0	1 (7.7)	0	1 (7.7)	3 (6.8)	5 (4.6)
Musculoskeletal and Connective Tissue Disorders	1 (4.3)	1 (7.7)	0	1 (7.7)	3 (6.8)	6 (5.6)
Musculoskeletal stiffness	0	1 (7.7)	0	0	1 (2.3)	2 (1.9)
Pain in extremity	1 (4.3)	0	0	0	1 (2.3)	2 (1.9)
Nervous System Disorders	2 (8.7)	2 (15.4)	4 (26.7)	5 (38.5)	19 (43.2)	32 (29.6)
Balance disorder	1 (4.3)	0	0	1 (7.7)	0	2 (19)
Dizziness	0	0	1 (6.7)	1 (7.7)	4 (9.1)	6 (5.6)
Dyskinesia	0	1 (7.7)	1 (6.7)	2 (15.4)	7 (15.9)	11 (10.2)
Dystonia	1 (4.3)	0	0	0	1 (2.3)	2 (1.9)
Headache	0	1 (7.7)	1 (6.7)	2 (15.4)	10 (22.7)	14 (13.0)
Parkinson’s disease(1)	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
Somnolence	0	0	1 (6.7)	1 (7.7)	0	2 (1.9)
Psychiatric Disorders	4 (17.4)	1 (7.7)	2 (13.3)	2 (15.4)	12 (27.3)	21 (19.4)
Abnormal dreams	1 (4.3)	0	1 (6.7)	0	3 (6.8)	5 (4.6)
Anxiety	0	0	0	0	3 (6.8)	3 (2.8)
Depersonalization/derealization disorder	0	1 (7.7)	0	0	1 (2.3)	2 (1.9)
Depressed mood	1 (4.3)	0	0	0	1 (2.3)	2(1.9)
Insomnia	2 (8.7)	1 (7.7)	0	1 (7.7)	1 (2.3)	5 (4.6)
Irritability	0	0	0	0	3 (6.8)	3 (2.8)
Sleep disorder	0	0	1 (6.7)	1 (7.7)	1 (2.3)	3 (2.8)
Vascular Disorders	0	0	2 (13.3)	0	1 (2.3)	3 (2.8)
Orthostatic hypotension	0	0	1 (6.7)	0	1 (2.3)	2 (1.9)
Total Events	10	11	13	19	84	137

(1)	Indicates worsening of Parkinson’s symptoms.

Safety and Tolerability Data

To date, 272 subjects have received at least one dose of tavapadon across nine clinical trials, including healthy volunteers in four Phase 1 trials and patients with Parkinson’s in two Phase 1b trials and three Phase 2 trials. Across these trials, tavapadon was generally well tolerated up to a titrated dose of 25 mg QD. A dose- dependent increase in the frequency of nausea and headache was observed across all trials. Most AEs were self-limited and mild to moderate in severity, with nausea, vomiting, dyskinesia, fall, fatigue, sleep disorder and tremors being the most common AEs leading to discontinuation of tavapadon, with a total of 29 patients with Parkinson’s (including seven patients at the 25 mg dose, which is not being pursued in our registration-directed Phase 3 program) and nine healthy volunteers across all trials discontinuing tavapadon due to AEs.

As expected for a dopaminergic agent, there was a marked difference in tolerability in healthy volunteers who do not have a preexisting dopamine deficit when compared to Parkinson’s patients. For example, a single dose of 9 mg in our Phase 1b SAD trial was generally well tolerated in Parkinson’s patients, while a single dose of 1.5 mg in our Phase 1 SAD trial was associated with a high rate of nausea and vomiting in healthy volunteers. This difference is also seen with other dopaminergic drugs such as L-dopa and D2/D3-preferring agonists. These agents are titrated when used as Parkinson’s treatments to improve tolerability to gastrointestinal and other side effects. The speed of titration may also play a role in the tolerability of side effects such as nausea and vomiting. We will titrate more slowly in our ongoing registration-directed Phase 3 program, which we believe will help mitigate such side effects.

There were no observations of notable differences in laboratory results, parameters or suicidality assessments between tavapadon and placebo. An analysis of multi-dose cohorts in Phase 1 trials in healthy volunteers and Parkinson’s patients, including patients who were treated at doses of up to 25 mg QD of tavapadon, did not suggest that tavapadon prolongs the QTc interval, an electrocardiogram, or ECG, measurement used to assess the risk of potential cardiac arrhythmias, corrected for heart rate by Fridericia’s formula. Transient prolongation of group mean QTc interval of up to 11 milliseconds was observed in single dose trials in healthy volunteers and in Parkinson’s patients. However, QTc interval prolongation was not observed in any multi-dose trials. Based on our end-of-Phase 2 meeting with the FDA where we presented single-dose ECG, multiple-dose ECG and a model-based analysis of Phase 1 data, we plan to collect time- matched PK and ECG measures in a subset of patients as a sub-study in our ongoing Phase 3 fixed-dose early- stage Parkinson’s trial. A stand-alone thorough QT study was not required by the FDA and is not planned.

Clinical trials of longer treatment duration of up to 15 weeks suggest a modest tavapadon dose-related decrease from baseline in systolic and/or diastolic parameters, with some cases of asymptomatic hypotension. Postural hypotension is a common finding in the population of Parkinson’s patients. The occurrence of symptomatic and acute symptomatic orthostatic hypotension with use of L-dopa and D2/D3-preferring agonists is a well-documented risk. Based on preclinical and clinical data observed to date and on tavapadon’s partial agonism pharmacology, we believe the risk of hypotension is reduced with tavapadon relative to full dopamine agonists.

Preclinical Studies

In preclinical studies using the well-established MPTP non-human primate model of Parkinson’s, tavapadon demonstrated a sustained and improved reduction of Parkinson’s symptoms and reduced dyskinesias compared to L-dopa treatment over a six-hour time course. The MPTP non-human primate model exhibits the motor symptoms of Parkinson’s as a result of dopaminergic cell death in the substantia nigra. L-dopa treatment has been demonstrated to reverse Parkinson’s symptoms in this model, and similar to Parkinson’s patients, chronic treatment induces dyskinesias. In the MPTP model, tavapadon treatment demonstrated achievement of similar improvement in disability score compared to L-dopa with reduced dyskinesias relative to those observed with L-dopa across a seven month study period. In addition, a series of preclinical good laboratory practice, or GLP, studies in non-human primates demonstrated a profile with low abuse potential. Based on these results, the FDA did not request a human abuse potential study during our end-of-Phase 2 meeting.

Preclinical safety and toxicology studies up to 26 and 39 weeks have been completed in rats and primates to allow for chronic dosing in humans. Preclinical safety and pharmacology studies showed effects on lowering blood pressure, which is routinely seen with dopaminergic agents, and an acute prolongation of the QT interval. Other safety studies, including preclinical reproductive, developmental and genetic toxicology studies, have not revealed any signals of note. Additional toxicology studies are ongoing and planned.

Ongoing Clinical Trials

Based on the substantial clinical data generated to date with tavapadon, we initiated our registration-directed Phase 3 program beginning in January 2020. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. This program includes two trials in early-stage Parkinson’s, one trial in late-stage Parkinson’s and an open-label extension trial. Informed by the results of the Phase 2 trials in early- and late-stage Parkinson’s, our Phase 3 program has been designed to further characterize and evaluate tavapadon’s risk-benefit profile in the context of existing standards of care for Parkinson’s patients. Specifically, these trials will evaluate the utility of tavapadon across the disease spectrum of Parkinson’s, from early-stage patients to late-stage patients experiencing dyskinesias and “off” time on L-dopa. Our Phase 3 program will include additional standard clinical pharmacology studies to support a potential future new drug application, or NDA, submission and product labeling. We had an end-of-Phase 2 meeting with the FDA in August 2019, during which we obtained feedback on our registration-directed Phase 3 program. Based on this feedback, we believe that we have an understanding of all of the essential elements required for a potential NDA filing for tavapadon.

Phase 3 Early-Stage Parkinson’s Trials

As part of our registration-directed Phase 3 program, we are conducting two trials in early-stage Parkinson’s patients. The diagram below summarizes the design of the two trials:

Phase 3 Fixed-Dose Early-Stage Parkinson’s Trial

Based on historical registrational fixed-dose trials of approved Parkinson’s treatments, we designed this Phase 3 trial as a double-blind, randomized, placebo-controlled, parallel-group, fixed-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon in early-stage Parkinson’s patients. We expect to enroll 522 patients with 1:1:1 randomization between tavapadon 5 mg QD, tavapadon 15 mg QD and placebo. We incorporated a preset mandatory dose titration schedule across the first six weeks of treatment in an attempt to minimize patient discontinuations. Key inclusion criteria include patients with modified Hoehn and Yahr stage one to two Parkinson’s with baseline MDS-UPDRS Part III motor score of 10 or greater and Part II score of two or greater. No concomitant Parkinson’s medications are allowed, except for use of MAO-B inhibitors if treatment was initiated at least 90 days before entering the trial and the dosage will remain stable for the duration of the trial.

The primary endpoint for both our fixed-dose early-stage Parkinson’s trial and our flexible-dose early-stage Parkinson’s trial discussed below will be the change from baseline of the combined MDS-UPDRS Parts II and III scores. There is a long history of using the MDS-UPDRS Part III score, either individually or in combination with Part II score, as the primary endpoint in registrational Parkinson’s trials. To our knowledge, Part III scores have been used alone or in combination with Part II scores as the primary basis of approval for the three D2/D3- preferring agonists and one MAO-B inhibitor that are currently FDA approved as monotherapies for the treatment of early Parkinson’s symptoms. During our end-of-Phase 2 meeting with the FDA, the FDA stated that they believe that the MDS-UPDRS Part II score without Part III is a more appropriate primary endpoint in clinical trials for early-stage Parkinson’s patients, as all score changes in activities rated in Part II reflect a clinically relevant change in patients. The FDA explained that its interpretation of the primary endpoint results in our early-stage Phase 3 Parkinson’s trials would depend on a detailed analysis of the results and of the respective contributions of Parts II and III to the final trial results. The FDA also indicated that a determination as to whether the trials contribute substantial evidence of effectiveness would be a review issue at the time of the submission of the NDA.

Accordingly, the target enrollment being utilized for our Phase 3 trials in early-stage Parkinson’s is powered, based on results from the Phase 2 early-stage Parkinson’s trial, to provide 90% confidence of detecting a statistically significant placebo-adjusted improvement from baseline of four points or greater in the Part II and III combined score and a statistically significant placebo-adjusted change from baseline of one point or greater in the Part II score alone. Since each item evaluated by the MDS-UPDRS Part II total score measures daily function, we believe that any measurable improvements over placebo would be considered clinically relevant. Patients without any meaningful functional deficit at baseline, represented by a MDS-UPDRS Part II score of zero or one, who are thus not able to show meaningful improvement on their Part II score with treatment, will be excluded from the trials. We also believe the extended 27-week period of treatment will increase the probability of a robust difference from placebo on both the primary endpoint of Part II and III combined scores and the individual Part II score.

Key secondary endpoints are the change from baseline in the MDS-UPDRS Part II score and a responder analysis on Patient Global Impression of Change, a patient-reported assessment of the overall benefit of treatment (referred to as the PGI-I in prior tavapadon trials). Additional exploratory endpoints include quality of life measures as well as safety measures such as the ESS and Questionnaire for Impulsive-Compulsive Disorders in Parkinson’s. We have designed the trial with these endpoints to demonstrate the impact of tavapadon on motor control and activities of daily living, as well as its potentially differentiated side effect profile with respect to somnolence and impulse control. We initiated this trial in January 2020. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from this trial in the second half of 2023.

Phase 3 Flexible-Dose Early-Stage Parkinson’s Trial

Our second Phase 3 trial is designed as a double-blind, randomized, placebo-controlled, parallel-group, flexible-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon in patients with early-stage Parkinson’s. We plan to enroll 296 patients with 1:1 randomization between tavapadon, which will be flexibly titrated up to between 5 mg QD and 15 mg QD, and placebo. Following a fixed titration scheme to the 5 mg QD dose level, each patient’s dose will be further increased to a target dose of 15 mg QD unless prevented by tolerability. Patients unable to achieve or tolerate 15 mg QD or 10 mg QD may remain at 10 mg QD or 5 mg QD, respectively, for the remainder of the treatment phase. Key inclusion criteria include patients with modified Hoehn and Yahr stage one to two Parkinson’s with baseline MDS-UPDRS Part III motor score of 10 or greater and Part II motor score of two or greater. No concomitant Parkinson’s medications are allowed except for MAO-B inhibitors if use was initiated at least 90 days before entering the trial and the dosage will remain stable for the duration of the trial.

As mentioned above, the primary endpoint is the change from baseline of combined MDS-UPDRS Parts II and III scores. Similar to the fixed-dose early-stage Parkinson’s Phase 3 trial, the primary endpoint will be supported by secondary and exploratory efficacy endpoints as well as safety measures. The flexible dose design of this trial allows for more efficient powering that requires only two arms instead of three arms. The trial is powered with 90% confidence to detect a statistically significant difference of four points or more from placebo on the primary endpoint and a difference of one point or more from placebo on the Part II score alone. We initiated this trial in January 2020. In response to the COVID-19 global pandemic, we paused patient screening and enrollment of our Parkinson’s trials and remain particularly vigilant about safety given the elderly nature of this population. We resumed the program and re-initiated dosing in the second half of 2020. Assuming no further delays in this program, we expect data from this trial in the second half of 2023.

Phase 3 Flexible-Dose Late-Stage Parkinson’s Trial

Our third Phase 3 trial is designed as a double-blind, randomized, placebo-controlled, parallel-group, flexible-dose, 27-week trial to evaluate the efficacy, safety and tolerability of tavapadon as an adjunct therapy in patients with late-stage Parkinson’s who are treated with L-dopa and experience motor fluctuations. We expect to enroll 368 patients with 1:1 randomization between tavapadon flexibly dosed up to between 5 and 15 mg QD and placebo. Following a fixed titration scheme to the 5 mg QD dose level, each patient’s dose will be further increased to a target dose of 15 mg QD unless prevented by tolerability. Patients unable to achieve or tolerate 15 mg or 10 mg QD may remain at 10 mg or 5 mg QD, respectively, for the remainder of the treatment period. Key inclusion criteria include patients with modified Hoehn and Yahr stage two to three Parkinson’s who maintain some level of responsiveness to L-dopa and are experiencing at least 2.5 hours of “off” time per day for two consecutive days at baseline.

The diagram below summarizes the design of this trial:

The primary endpoint is the change from baseline in total “on” time without troublesome dyskinesias. Based on the learnings from the Phase 2 trial in late-stage Parkinson’s, we have designed this trial with the intention of rectifying key design components that may have contributed to the inability to achieve Pfizer’s pre-specified efficacy hurdle for continuing the tavapadon program. For example, to minimize gastrointestinal and other side effects and patient discontinuations, the protocol for this trial allows for 14 weeks of gradual titration and adjustment, rather than the three weeks allowed in the Phase 2 trial. This titration schedule is followed by 13 weeks at maximal dosing, as opposed to the seven weeks in the Phase 2 trial, to fully explore tavapadon’s potential efficacy in these patients. The FDA has publicly stated that the primary endpoint of “on” time without troublesome dyskinesias is the most clinically relevant regulatory endpoint to assess therapeutic benefit in this patient population. The trial is powered to demonstrate a one hour improvement over placebo in the primary endpoint with 90% confidence. An interim analysis by an independent Interim Analysis Review Committee is planned for when 67% of target enrollment is achieved to assess the adequacy of the overall sample size relative to achieving trial objectives and to allow for potential sample size adjustment (up to a pre-specified maximum of 528 patients) if needed. We initiated this trial in the second half of 2020, with data expected in the first half of 2023.

Open-Label Extension Trial

Patients who complete any of the three Phase 3 trials will have the option to be rolled into a 58-week open- label safety extension trial, which will also be open to patients who did not participate in any of the Phase 3 trials. This trial is designed to provide sufficient safety data to support potential registration, including enough patients with completed six-month and 12-month treatment durations to meet the requirements for long-term safety evaluation of chronic use products at the time of an NDA submission. Based on our enrollment estimates for the Phase 3 program and the safety database required to support an NDA filing, we expect the open-label extension trial will remain ongoing at the time of NDA submission. In addition to supporting the NDA package, this open-label extension trial will allow us to collect additional long-term data on efficacy and side-effect profile to further inform how physicians might use tavapadon in the treatment paradigm.

CVL-871

We are developing CVL-871 for the treatment of dementia-related apathy. CVL-871 is a selective partial agonist of the dopamine D1/D5 receptor subtypes specifically designed to achieve a modest level of partial agonism, which we believe may be useful in modulating the complex neural networks that govern cognition, motivation and behavior. Dopamine acting on D1/D5 receptor subtypes in the cortex and midbrain plays a key role in the finely-tuned and dynamic neural network that modulates cognitive function, reward-processing and decision-making. In patients with Parkinson’s, we have observed that improving motor symptoms requires higher levels of partial agonism to offset the large losses in dopaminergic neurons in the motor cortex. In contrast, dementia patients require a more finely-tuned modulation of the neural networks that govern cognition, motivation and behavior to normalize the dynamic range. As such, we have designed CVL-871 to have a lower level of partial agonism than tavapadon. The hypothesis for using D1/D5 receptor subtype partial agonism to treat dementia-related apathy is informed by clinical trials of other compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. We believe CVL-871 may possess an optimal profile to target this new indication due to the degree to which it activates relevant dopamine circuits within the brain and its favorable clinical tolerability profile observed to date.

Apathy Background

Apathy is among the most common neuropsychiatric co-morbidities associated with dementia, afflicting approximately 49% of the over 50 million dementia patients globally. Apathy represents a constellation of symptoms, such as social disengagement, cognitive impairment, and loss of emotion, that result in impaired decision making, loss of interest in personal wellbeing or external issues, inability to initiate and maintain activities, and interference with complex and basic daily functions, including motivation to eat, dress, maintain personal hygiene, and take medications. The presence of apathy has been shown to be related to decreased quality of life, increased morbidity and mortality, along with early institutionalization and greater resource utilization resulting from increased caregiver burden. In addition, apathy is a key predictor of disease progression from mild cognitive impairment to dementia. Therefore, the management of apathy is an important component in caring for patients with dementia.

While clinicians, patients and care-givers have been challenged by this symptom, there are no currently approved therapies for dementia-related apathy. The FDA has demonstrated interest in development of a therapy for this indication and we are interacting with the agency to define the regulatory requirements and clinical development plan to achieve this novel indication. Pharmacologic treatment of patients is comprised primarily of acetylcholinesterase inhibitors, selective serotonin re-uptake inhibitors, or SSRIs, and psychostimulants such as methylphenidate. Acetylcholinesterase inhibitors, such as donepezil and rivastigmine, which are typically prescribed for Alzheimer’s patients to improve cognition, have shown only limited effects on apathy in clinical trials. Though patients are sometimes prescribed SSRIs and antidepressants, use of these medications for apathy treatment in dementia is not supported by clinical evidence and the latest evidence suggests they may actually contribute to worsening symptoms.

Conscious goal-directed behavior is mediated by the mesolimbic dopamine pathway. D1 receptors in non-motor brain regions are believed to modulate cognition, reward and decision-making. The hypothesis for using D1/D5 receptor subtype agonism in this indication is informed by clinical trials of other dopamine-

potentiating compounds where increases in dopamine activity resulted in a statistically significant improvement on apathy scales. For example, in a 60-patient clinical trial evaluating methylphenidate, a stimulant associated with increased dopamine levels, neuropsychiatric inventory apathy scores were improved by 1.8 points versus placebo at week six (p=0.002). These results imply a 63% reduction from the baseline score for methylphenidate versus a 33% reduction for placebo. The principal investigator of this trial indicated that these effects appear large enough to be of significance to clinical practice. Based on additional discussions with clinicians, we believe an improvement of this magnitude would be clinically meaningful. Methylphenidate is a Schedule II controlled substance, stimulant medication used for the treatment of ADHD that has well-established side effects, including serious impacts on cardiovascular function, appetite and sleep.

Our Solution—CVL-871

CVL-871 is a selective partial agonist of the dopamine D1/D5 receptor subtypes that we are developing for the treatment of dementia-related apathy. Key differentiating features of CVL-871 include:

1.

Mechanism of action—D1/D5 receptor subtype selectivity: CVL-871 has been designed to selectively target dopamine D1/D5 receptor subtypes in order to treat motivational impairment without driving the sedative effects associated with the activation of D2/D3 receptor subtypes.

2.

Receptor pharmacology—partial agonist: CVL-871 is an orally-bioavailable, brain-penetrant small molecule with a 24-hour half-life. Both CVL-871 and tavapadon are designed as partial agonists to the D1/D5 receptors to a lesser extent than the natural ligand dopamine. CVL-871 has a reduced level of activation compared to tavapadon, which we believe facilitates optimal activation of D1/D5 in brain regions that control motivation and reward. These neural networks require more finely-tuned modulation to normalize the dynamic range, and the reduced partial agonism of CVL-871 is designed to restore, but not exceed, the optimal level of stimulation that is most associated with cognition and apathy. CVL-871’s reduced partial agonism is illustrated below, as compared to tavapadon and a full agonist.

3.

Clinical and preclinical evaluation: CVL-871 has been tested in a total of 58 subjects, including healthy volunteers in a Phase 1 single and MAD trial and Parkinson’s patients in a seven-day Phase 1 trial. These trials have demonstrated evidence of CNS activity and provided clinical data that support the targeted lower partial agonism of CVL-871 relative to tavapadon. Preclinical studies showed activity in models of motor function as well as cortical function linked to increased D1 activation. Preclinical safety and toxicology studies of up to 26 weeks in duration have been completed and data to date supports the dosing duration expected in our planned Phase 2 trial.

We believe CVL-871 could possess the optimal profile amongst D1/D5 agonists to target hypothesized dopaminergic deficits in D1-mediated neural circuits related to motivation and reward processing, and clinical research suggests increased dopamine receptor activation may have a role in the treatment of dementia-related apathy.

Clinical Trials

Two Phase 1 trials of CVL-871 have been completed in a total of 58 subjects, including both healthy volunteers and Parkinson’s patients. In these trials, CVL-871 was observed to be generally well tolerated. Evidence of moderate improvement in motor symptoms, a measure of biological activity, was also observed, along with a PK profile that supports the potential for once-daily dosing. Consistent with CVL-871’s lower partial agonism, these studies showed a difference compared to tavapadon, including improved tolerability in healthy volunteers and a more modest magnitude of motor benefit in patients with Parkinson’s. Based on these findings, we plan to initiate a Phase 2a exploratory trial of CVL-871 in dementia-related apathy in the first half of 2021, with data expected in the second half of 2022.

Phase 1 Single and Multiple Ascending Dose Trial

In March 2015, Pfizer completed Trial B7821001, a placebo-controlled Phase 1 trial designed to evaluate the safety, tolerability and food effect of CVL-871 in healthy volunteers after both single and multiple doses.

The SAD portion of the trial had two cohorts. In Cohort 1, eight subjects were enrolled and participated in several periods where they received placebo or CVL-871 as a single dose of up to 1 mg. In Cohort 2, eight subjects were enrolled and participated in two periods where they received a single 0.4 mg dose of CVL-871 or placebo in the fed or the fasted state. One subject from each cohort withdrew from the trial due to nausea or vomiting.

In the MAD portion of the trial, 40 subjects were enrolled. In each of four cohorts, eight subjects received a daily oral dose of CVL-871 and two subjects received placebo. For doses beyond 0.5 mg, a predetermined titration schedule of up to six days was used to improve tolerability. One subject paused dosing for two days due to a rash, which resolved without treatment, and subsequently resumed dosing and completed the trial. One additional subject withdrew from the trial due to nausea.

Results from this trial established that CVL-871 has suitable PK for once-daily oral dosing and generally low PK variability and demonstrated a modest effect of food on drug absorption. Both single doses of up to 1 mg and multiple doses of up to 3 mg QD, with a seven-day titration period, were generally well tolerated in this trial. The most frequently reported AEs in the MAD phase were nausea (nine subjects), headache (seven subjects), dizziness (six subjects), vomiting (five subjects), abnormal dreams (three subjects on CVL-871 and one subject on placebo) and dizziness postural (three subjects). All reported AEs were either mild or moderate in severity and consistent with expectations for a dopaminergic agent in healthy volunteers.

Phase 1 Multiple Dose Trial in Parkinson’s

In May 2016, Pfizer completed Trial B7821002, a placebo-controlled Phase 1 trial designed to examine the safety, tolerability, PK and pharmacodynamics of CVL-871 in patients with Parkinson’s. This proof-of-principle trial was conducted in Parkinson’s patients, a population previously studied to evaluate D1/D5 receptor subtype selectivity. The results from this trial provided evidence for our translational hypotheses on the relationship between CVL-871’s lower level of partial agonism and motor symptom control, which is informing the development of CVL-871 in indications such as apathy that require lower levels of activation.

A total of 19 patients entered the treatment period, with 10 patients randomized to receive CVL-871 and nine patients randomized to receive placebo. Eligible patients had a Parkinson’s diagnosis and were on a stable treatment regimen that included at least 300 mg/day of L-dopa. CVL-871 was titrated for three days and then kept stable at 3 mg QD for the last four days. All patients generally remained on their stable L-dopa dose throughout the trial, except that L-dopa was withheld beginning at 8:00 PM on the day prior to final assessments. A number of safety and PK measures were collected along with MDS-UPDRS Part III and several other exploratory efficacy measures.

CVL-871 was observed to be generally well tolerated and, as expected for a dopaminergic agent, was better tolerated in this population than in the healthy volunteers in the Phase 1 SAD and MAD trial. This difference in tolerability is expected because healthy volunteers do not have a preexisting dopamine deficit as compared to Parkinson’s patients. There were no AEs experienced by more than two patients in either the CVL-871 or placebo groups. The most commonly reported AEs were nausea (two patients for CVL-871 and two patients for placebo), dry mouth (two patients for CVL-871 and one patient for placebo) and vomiting (one patient for CVL-871 and two patients for placebo). There were generally no consistent differences in clinically significant laboratory, vital sign or ECG abnormalities between the CVL-871 and placebo groups.

The primary efficacy endpoint was the change from baseline in MDS-UPDRS Part III motor score at Tmax on day seven. The placebo-adjusted mean change from baseline was -4.49 and did not meet the pre-specified decision criterion of significant improvement (>-4.8). We believe that, although the pre-specified decision criterion was not met, the results of this trial provide further support for the potential of a D1/D5 partial agonist as a therapy in Parkinson’s disease. However, given CVL-871’s reduced level of agonism, we believe its design is suited to treat indications such as apathy and motivation where mild changes in dopamine tone are sufficient to drive therapeutic benefit, as opposed to indications such as Parkinson’s where there are more significant deficits in dopamine activity.

Preclinical Studies

CVL-871 has been studied in multiple preclinical studies, including a rodent memory task model that showed an improvement in cognitive performance. Preclinical safety and toxicology studies for up to 26-weeks in rats and 13-weeks in primates have been completed, which support dosing in humans for up to 13 weeks in clinical trials. Preclinical safety and pharmacology studies showed modest effects on lowering blood pressure, which is routinely observed with dopaminergic agents. Additional toxicology studies are ongoing and planned, but preclinical safety studies to date support the dose levels to be evaluated in our planned Phase 2 trial.

Planned Clinical Trial

We plan to initiate a Phase 2a, multi-center, randomized, double-blind, placebo-controlled, parallel-group, 12-week, dose-ranging trial. The objective of the trial is to evaluate the safety, tolerability, and pharmacodynamics of two fixed doses of CVL-871 in male and female subjects aged 50 to 85 years who have clinically significant apathy and a diagnosis of mild to moderate dementia (inclusive of possible/probable Alzheimer’s disease dementia, possible/probable dementia with Lewy bodies, behavioral/semantic frontotemporal dementia or vascular dementia). The trial will include a 4-week screening period, a 12-week treatment period, and a 4-week safety follow-up period. Approximately 75 subjects will be enrolled and randomized in a 1:1:1 ratio to 3 treatment groups: 1 mg QD of CVL-871, 3 mg QD of CVL-871 or placebo. Several clinical assessments will be utilized to measure change in apathy severity during treatment, and these assessments will be evaluated as potential primary endpoint measures for late-stage trials. These include the Neuropsychiatric Inventory (NPI) apathy domain, the Neuropsychiatric Inventory-Clinician (NPI-C) apathy domain, the Dementia Apathy Interview and Rating (DAIR), and the Apathy Evaluation Scale-Clinician (AES-C). The NPI will also be used to assess changes in other neuropsychiatric symptoms. In addition, several measures will be utilized to assess changes in cognition, function (e.g. activities of basic living, and cognitive, functional, and behavioral performance), and caregiver burden. We plan to initiate the trial in the first half of 2021, with data expected in the second half of 2022.

CVL-936

We are developing CVL-936 for the treatment of SUD, with an initial focus on OUD. In order to maximize potential for activity, CVL-936, a selective dopamine D3-preferring, D2/D3 receptor subtype antagonist, was designed to block D3 signaling within the brain while also simultaneously reducing (but not fully inhibiting) signaling at the D2 receptor subtype. CVL-936 has shown encouraging activity in translationally relevant preclinical models of both cessation and relapse using nicotine and opioid-induced cues. Based on its profile, we expect CVL-936 will allow for dosing to levels that may result in near complete and sustained blockade of D3 signaling within the brain, which may be useful in treating SUD. The FDA accepted our IND for CVL-936 in the fourth quarter of 2019, and we initiated a Phase 1 SAD trial in healthy volunteers in January 2020. In response to the COVID-19 global pandemic, we have concluded the Phase 1 trial after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial. We are evaluating such data and formulating our plans with respect to the development of this product candidate.

Substance Use Disorder Background

SUD covers a spectrum of different substances of abuse, including alcohol, nicotine, opioids and illicit substances. OUD is a leading public health issue, with approximately 2 million OUD patients in the United States. The mortality rate is expected to be between six to 20 times greater for opioid addicts as compared to the general population. Six-month and five-year relapse rates for OUD are estimated to be approximately 50% and 90%, respectively. The Society of Actuaries estimates that between 2015 and 2018, the opioid crisis cost the United States approximately $631 billion.

OUD is diagnosed through the DSM-V criteria, and most OUD patients seeking treatment are classified as moderate to severe. Treatment of OUD includes medically-supervised withdrawal, commonly known as detox, long-term medication-assisted treatment and psychosocial support. Currently approved treatments for long-term opioid abstinence include buprenorphine, naloxone, naltrexone and methadone, and most individuals remain on a combination of medications and psychosocial support indefinitely to manage their disorder. Despite many available therapies, compliance is often poor, patient relapse is common and there remains a clear unmet medical need for more effective treatments for OUD.

Though specific causal links to addictive behavior in humans are not fully understood, excessive signaling via D3 receptors may contribute to intense reward-seeking behavior. Commonly abused drugs have been shown to increase dopamine levels in the nucleus accumbens, where the D3 receptor is preferentially expressed, and postmortem studies have shown D3 mRNA levels were increased six-fold in the nucleus accumbens of cocaine- overdose fatalities compared to age-matched control subjects. Based on this evidence, together with other clinical data and preclinical activity of D3-preferring antagonists, including CVL-936, in relevant preclinical models, the D3 receptor appears to be central in the neurobiology of drug abuse, and we believe D3-preferring antagonists could have therapeutic value for the treatment of addiction. In response to the opioid crisis, the National Institute on Drug Addiction currently lists D3 antagonism as one of ten priority mechanisms for rapid development. The role of D3 antagonism in reward circuits and its potential impact on SUD is further illustrated below.

Currently available atypical antipsychotics, which are D2-preferring antagonists of both D2 and D3 receptors, have shown some promise in treating addiction among schizophrenia patients with comorbid SUD. However, the substantial motor-related and metabolic side effects of these antipsychotics have limited their use to schizophrenia patients. Published clinical data of a “pure” D3 antagonist in a Phase 1b trial of nicotine addiction demonstrated marginal and short-lived effects on both a Stroop test with nicotine-associated cues and reported cigarette cravings. Despite this compound achieving a PET receptor occupancy of 89% at Tmax, these levels were not sustained over the course of the day. These data illustrated that sustained D3 antagonism may be necessary to effectively treat SUD, and therefore clinical development of this compound was discontinued. Our hypothesis is that consistently greater than 90% D3 receptor occupancy combined with meaningful D2 receptor occupancy is necessary for significant and sustained effect. We believe that compounds showing high D3 receptor occupancy of ≥90% and partial D2 receptor occupancy may be superior to pure D3 antagonists in SUD treatment.

Our Solution—CVL-936

CVL-936 is a dopamine D3-preferring, D2/D3 receptor subtype antagonist that we are developing for the treatment of SUD, with an initial focus on OUD. Key differentiating features of CVL-936 include:

1.

Mechanism of action—D2/D3 receptor subtype selectivity: As described above, combining full D3 and partial D2 antagonism appears to drive the pharmacodynamic effect in preclinical models. CVL-936 was designed as a potent dopamine D3 antagonist and a weaker dopamine D2 antagonist. CVL-936 is >48 fold selective for both D3 and D2 versus other dopamine receptor subtypes.

2.

Receptor pharmacology—antagonist: CVL-936 is an orally-bioavailable and brain-penetrant small molecule. CVL-936 was selected for its receptor-binding profile, which is projected to allow dosing to levels that could potentially block nearly all D3-mediated signaling in the brain, with the goal of supporting SUD patients who wish to stop substance abuse by eliminating the euphoric input from D3 receptor signaling. CVL-936 is also projected to antagonize D2 receptors and reduce, but not fully block, signaling of dopamine at these receptors at clinically relevant doses. This combination of D2/D3 antagonism was evaluated in preclinical models of cessation and relapse that have demonstrated clinically-translatable outcomes for currently approved SUD treatments.

3.

Preclinical evaluation: D2 antagonism is typically associated with side effects, including extrapyramidal symptoms and catalepsy, that can be observed in preclinical models. Among other key optimization parameters, CVL-936 was designed and selected because it has not demonstrated significant D2-antagonist-mediated side effects in preclinical studies to date. In preclinical studies, CVL-936 showed potential for preventing reinstatement of drug-seeking behavior. The preclinical and in vitro data collected to date support investigating human doses of CVL-936 expected to demonstrate activity.

The well-characterized association between dopamine receptor modulation and reward suggests that CVL-936 has the potential to reduce aberrant reward processing and restore a balance between valuation of risk and reward with the expectation of reducing substance abuse. As such, we believe that CVL-936 has the potential to be used chronically to maintain abstinence and prevent reinforcement of maladaptive behaviors.

For the patient who is challenged with SUD, the overwhelming drive to re-experience the euphoria associated with a drug of abuse is a substantial hurdle that consistently drives poor judgment and the inability to resist cravings. Re-exposure to drugs of abuse reinforce maladaptive behaviors for drug-seeking that can ultimately lead to self-harm and/or death. Currently, the first-line treatment for OUD is cognitive behavioral therapy followed by mu opioid receptor partial agonists and antagonists. Therapeutic options for decoupling reward from maladaptive behavior would represent a novel functional approach to the treatment of SUDs. Additionally, we believe CVL-936 may have therapeutic potential across multiple substance use indications beyond OUD, including nicotine cessation, alcohol use disorder and binge eating.

Preclinical Studies

CVL-936 was evaluated in rats for the reduction of fentanyl-seeking under three reinstatement conditions: combined drug-associated cue plus drug prime, cue alone and combined drug-associated cue plus yohimbine, a pharmacological stressor. Following administration of CVL-936 30 minutes prior to the test session, CVL-936 dose-dependently attenuated cue- and prime-induced reinstatement of fentanyl-seeking behavior with a significant reduction observed at the 3.2 mg/kg dose compared to vehicle. In the fentanyl-associated cues alone paradigm, CVL-936 also attenuated cue-induced fentanyl-seeking behavior in a dose-dependent manner. Finally, when a cue was combined with a stressor, CVL-936 showed a dose-dependently attenuated reinstatement of stressor-induced fentanyl-seeking behavior with a significant decrease achieved at the 3.2 mg/kg dose compared with vehicle. CVL-936 showed similar dose-dependent attenuation of nicotine-seeking behavior in rats when primed, cued and treated with a pharmacological stressor.

D2 antagonists are commonly used as anti-psychotics, but are often associated with motor-related side effects. When tested in rats, CVL-936 demonstrated a favorable tolerability profile relative to haloperidol, a potent D2 antagonist. Specifically, as illustrated below, CVL-936 showed a reduced D2-antagonist mediated cataleptic effect compared to haloperidol at all doses tested and a reduced impact on spontaneous locomotion. As such, we believe CVL-936 is differentiated compared to existing D2 antagonists.

D2-Antagonist Mediated Catalepsy in Rats

CVL-936 vs. Haloperidol vs. Vehicle

D2-Antagonist Mediated Locomotion in Rats

CVL-936 vs. Haloperidol vs. Vehicle

In preclinical toxicology studies, CVL-936 showed no side effects that we believe would preclude studies in humans. Toxicology studies of up to 1-month have been completed in rats and canines, and the results support dosing in humans for up to one month. Preclinical safety and pharmacology studies showed effects of increased heart rate and blood pressure, which were reversible and can be monitored clinically. Convulsions have also been observed in animals at exposures significantly higher than the doses expected to be evaluated in our planned clinical trials. Subsequent evaluation in a canine study that employed electroencephalography demonstrated no signals of pre-seizure activity, and we believe the results support a sufficient safety margin to enable a Phase 1 SAD trial.

Phase 1 Single Ascending Dose Trial

In January 2020, we initiated our first-in-human, double-blind, SAD, Phase 1 trial to investigate the safety, tolerability, PK profile and preliminary pharmacodynamics of CVL-936 in healthy volunteers between 18 and

50 years old. In response to the COVID-19 global pandemic, we have stopped the Phase 1 program after completing dosing of Cohort 1 and after receiving sufficient clinical data for the intended purposes for this trial.

The primary objectives of this trial are to evaluate the safety and tolerability of single ascending doses of CVL-936 as assessed by treatment-emergent AEs, ECG results including continuous ECG monitoring, vital signs measurements, clinical laboratory tests including plasma prolactin levels, physical and neurological examinations, suicidality assessed using the C-SSRS and extrapyramidal symptoms based on the SAS, AIMS and BARS assessments.

In Cohort 1 of this trial, three single doses of CVL-936 (0.5 mg, 1.5 mg and 5 mg) and matching placebo were administered in a crossover design. During the trial, a total of 10 subjects were randomly assigned to receive treatment, of whom six received CVL-936 and nine received placebo.

Based on metabolite to parent ratios observed in Cohort 1, we determined that the metabolite PK stopping criteria would be met at a projected CVL-936 dose of 25 mg. Therefore, the goal of obtaining data to support the primary objectives of this trial were achieved and we elected to stop the trial prior to the initiation of Cohort 2.

In Cohort 1, single doses of CVL-936 up to 5 mg were generally well tolerated in healthy subjects. No safety concerns were noted in ECG findings or vital sign measurements. There was no indication of an effect of CVL-936 on extrapyramidal symptoms. One subject had an adverse event of clinically relevant neutropenia following treatment with the 5 mg dose of CVL-936, but, based on the subject’s history, we and the investigator did not consider the neutropenia to be related to treatment with CVL-936. No other clinically relevant findings in clinical laboratory assessments occurred during the trial.

CVL-936 was characterized by rapid absorption and the increase in CVL-936 exposures was approximately dose proportional across the dose range studied. CVL-936 administration resulted in a dose-dependent increase in serum prolactin, which returned to baseline around eight hours post-dose. The increases in prolactin levels were not accompanied by any adverse effects. There was no evidence of an effect of CVL-936 on either mood or drug abuse potential.

We are evaluating the data observed in Cohort 1 and formulating our plans with respect to the development of this product candidate.

Preclinical Assets

CVL-354

CVL-354 is an antagonist of the KOR that we plan to initially evaluate for the treatment of SUD. KORs are G-protein coupled receptors that are expressed throughout the CNS, but particularly in circuits linked to motivation and anxiety. KOR activation is associated with neural networks linked to stress, depression and anxiety. By blocking the KOR pathway, our goal is to reduce the psychological symptoms associated with withdrawal in SUDs, and thereby help patients recovering from addiction to maintain abstinence.

CVL-354 demonstrated both high potency at KOR and a 231-fold selectivity for KOR over the mu opioid receptor in in vitro binding assays. Furthermore, CVL-354 has shown robust activity in preclinical animal models. Treatment with spiradoline, a KOR agonist, causes significantly decreased reward-seeking behavior in rodents, representing a demotivated state. Treatment with CVL-354 dose-dependently reversed this effect, re-establishing motivation. We have three-month toxicology studies ongoing in two species and plan to file an IND for CVL-354 in the first half of 2021. We plan to initiate a Phase 1 trial once the IND becomes effective.

We believe that CVL-354, together with our D3-preferring antagonist CVL-936, could provide substantial benefit to patients struggling with addiction. CVL-936 and CVL-354 are intended to address two of the most significant obstacles to achieving abstinence – the drive to experience the reward of substance use and the stress associated with withdrawal.

PDE4B Inhibitor

PDE4 is the main enzyme for the metabolism of cyclic AMP, or cAMP, an important second messenger in the CNS. PDE4 inhibitors, including rolipram, have been shown to have efficacy as antidepressant, antipsychotic, pro-cognitive and anti-inflammatory agents. However, gastrointestinal side effects such as nausea and emesis have been dose-limiting in all brain-penetrant PDE4 inhibitors tested in clinical trials to date.

There are four subtypes of the PDE4 receptor family. The gastrointestinal side effects of PDE4 inhibition are widely believed to be specifically linked to inhibition of the PDE4D subtype. Our PDE4 inhibitor series is designed to be more selective for PDE4A and PDE4B over PDE4D and has demonstrated promising overall preclinical properties. This has resulted in a reduced emetic response to treatment in non-human primate models, suggesting the potential for this series to deliver PDE4 inhibitors without the gastrointestinal side effects linked to PDE4D inhibition. Our initial focus will be on the advancement of a PDE4B inhibitor as an antipsychotic agent.

M4 Full/Partial Agonist

We also plan to expand our M4 franchise with additional product candidates with pharmacology tailored to specific indications. Based on early preclinical evidence and strong biological rationale, we are evaluating highly-selective M4 full and partial agonists for potential use in PD-LID. We are currently in the process of identifying a lead candidate for this program.

LRRK2 Inhibitor

Mutations within the LRRK2 gene are some of the most highly validated genetic risk factors for Parkinson’s, with variants being associated with both familial and sporadic disease. The most common Parkinson’s risk mutation in the LRRK2 gene is the G2019S variant, which is estimated to explain 3-6% of familial and 1-2% of sporadic Parkinson’s worldwide. Knockdown of the LRRK2 gene has been shown to reduce both pathological forms of alpha-synuclein and the loss of dopaminergic neurons in preclinical models, suggesting that LRRK2 inhibitors may benefit all Parkinson’s patients, not just those carrying LRRK2 mutations. We have developed a highly potent and selective LRRK2 kinase inhibitor that we believe has the potential to address disease progression in Parkinson’s. We are currently in the process of identifying a lead candidate for this program.

Early Pipeline Target and Lead Identification Strategy

Our approach for target identification focuses on neuroscience targets with the highest levels of biological validation, as demonstrated through human pharmacological activity, our understanding of human disease biology and causal genetic association to disease. Through prioritizing a combination of both target tractability and target validation, we believe that we can more efficiently focus our early discovery efforts and resources on high probability of success opportunities that are the most likely to achieve clinical proof-of-concept, and ultimately, drug approval. Within our labs, we will leverage human genome sequencing to identify causal relationships among single nucleotide polymorphs in idiopathic disease populations to identify novel associations between genetic pathways and disease. To date, we have successfully identified new targets that demonstrate gene dosage effects on disease phenotypes, including a pharmaceutically tractable gene that can both accelerate and reduce alpha-synuclein accumulation. Based on these data, we believe that we have the opportunity to identify compounds for use in modifying Parkinson’s through modulation of alpha-synuclein levels to potentially prevent or slow the advancement of the disease. Additionally, based upon human genetics, prior clinical trials and pharmacology studies, we have identified two novel targets that have the potential to address pruritis and pain.

Our model for lead identification follows a philosophy of looking broadly to identify the most tractable chemical matter as a starting point for creating future clinical development compounds, and ultimately, approved drugs. The largest pharmaceutical companies manage internal chemical compound libraries of two to three million structures from an estimated 1060 total possible chemical structures. These internal chemical libraries are skewed towards classes of protein targets that have been the focus of earlier programs, creating a chemical structure bias in the libraries that are represented in each individual company’s compound library. Our technology-enabled approach for lead identification of chemical matter leverages new technologies to not only screen a much larger selection of chemical structures, but also to sample it in an unbiased manner. For example, current DNA-encoded libraries, or DELs, range from 50 to 100 billion chemical structures and are built randomly without bias. Each compound within a DEL is ligated to a unique DNA sequence that serves as a “barcode” for identifying the chemical structure of compounds of interest after a successful binding structure has been identified. This DNA barcode approach also allows for pooled screening of massive compound libraries, ultimately leading to what we believe is a more efficient process to identify structural epitopes of chemical leads that are designed to advance into more intensive screening assays in a shorter timeframe than single compound screening approaches.

In addition to existing wet lab technologies, we are also coupling our DEL approaches with artificial intelligence, or AI, assisted drug design. AI-based in silico drug design has made dramatic progress over the past five years in areas such as deep learning and generative adversarial network methods that have created an entirely virtual approach to designing potent and selective small molecules based upon predicted crystal structure of protein targets and potential small molecule epitope interactions. These AI-based drug design systems are trained on chemical binding and drug-target interactions to rapidly generate unique chemical matter for synthesis and testing. Reiterative refinement can generate novel chemical leads. Through a combination of unique starting material identified via DEL screening and refined design via AI, unique chemical leads can be efficiently generated, providing us with an advantage in compound optimization with the greatest likelihood of creating novel intellectual property. By combining these approaches for the identification of lead chemical structures, we can focus our research investment on higher value data generation for lead optimization.

Our internal research laboratories will include capabilities aimed at discovering receptor-selective molecules with carefully designed pharmacological activity. We will leverage electrophysiological and pharmacodynamic characterization to develop molecules that may be able to normalize neurocircuitry in neuroscience disease and minimize potential for side effects. We will evaluate chemical leads in-house using both physiological and behavioral approaches to characterize their neural activity at the level of the intact CNS in model organisms.

Based on current plans for our internal laboratory space, we expect to grow to a steady state of six active internal programs in the lead optimization space, generating two to three IND-ready lead molecules per year in order to sustain an ongoing portfolio of differentiated high-quality assets. This expected level of productivity does not include internalizing programs from acquisitions and collaborations that may also increase our preclinical productivity.

Manufacturing and Supply

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently source all of our preclinical and clinical supply through third-party contract manufacturing organizations, or CMOs.

For clinical supply, we use CMOs who act in accordance with the FDA’s good laboratory practices, or GLP, and current good manufacturing practices, or cGMP, for the manufacture of drug substance and product. We expect to rely on third parties for our manufacturing processes and the production of all clinical supply drug substance and drug product. We use additional contract manufacturers to fill, label, package, store and distribute investigational drug products. It is our intent to identify and qualify additional manufacturers to provide active pharmaceutical ingredients, or APIs, and fill-and-finish services prior to submission of an NDA to the FDA for any product candidates that complete clinical development.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. While we believe our product candidates, approach, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies as well as public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with approved treatment options, including off-label therapies, and new therapies that may become available in the future.

Our competitors may have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly or earlier than us, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

Schizophrenia

We are developing CVL-231 for the treatment of schizophrenia. While there remains significant unmet need in schizophrenia, we may face competition from second-generation atypical antipsychotic treatments that work primarily by inhibiting D2 receptors as their primary mechanism of action. These drugs include: Abilify and Abilify Maintena, marketed by Otsuka Holdings; Invega Terina and Invega Sestina, marketed by Johnson & Johnson; Aristada, marketed by Alkermes; Zyprexa, marketed by Eli Lilly; Vraylar, marketed by Allergan; and Latuda, marketed by Sumitomo Dainippon Pharma.

Additionally, we are aware of several product candidates in clinical development that are designed to modulate dopamine, serotonin and/or muscarinic receptors, including product candidates being developed by Intra-Cellular Therapies, ACADIA Pharmaceuticals, Sunovion Pharmaceuticals, Astellas Pharma, Karuna Therapeutics and Concert Pharmaceuticals.

Epilepsy

We are developing CVL-865 for the treatment of epilepsy. CVL-865 may face competition from a variety of currently marketed therapies such as generic anticonvulsants, AEDs, sodium channel modulators and BZDs, as well as surgical options such as deep brain stimulation in patients who have failed polypharmacy. Additionally, there are next-generation therapies in development harnessing the previously mentioned mechanisms of action, such as XEN901 being co-developed by Xenon Pharmaceuticals and Neurocrine Biosciences. Furthermore, there are multiple compounds that have been recently approved or are in late-stage development for focal onset epilepsy, including cenobamate, which was developed by SK Life Sciences and was approved by the FDA in November 2019.

We may also face competition from other companies developing next-generation GABAA receptor modulators such as Sage Therapeutics and Marinus Pharmaceuticals, among others, as well as several companies, such as VistaGen Therapeutics, developing molecules targeting the NMDA receptor as both antagonists and agonists. There are also several therapies that are either marketed or in development targeting rarer forms of epilepsy such as Lennox-Gastaut syndrome and Dravet Syndrome that could have efficacy in broader epileptic populations, including fenfluramine from Zogenix and cannabinoid-based therapies from GW Pharmaceuticals.

Parkinson’s Disease

We are developing tavapadon for the treatment of early- and late-stage Parkinson’s. We may face competition from currently available treatments for both stages of disease, such as L-dopa, D2/D3-preferring agonists and MAO-B inhibitors as monotherapy or in combination, as well as deep brain stimulation devices by Medtronic Inc. and St. Jude Medical Inc., among others, for the later stages of disease. Additionally, we are aware of several potential therapeutics being developed by other pharmaceutical and biotechnology companies, including Denali, Prothena, Roche, Voyager Therapeutics, Prevail Therapeutics, Sage Therapeutics, Sanofi, Neurocrine Biosciences, Eli Lilly, Biogen, AstraZeneca, IRLAB Therapeutics and Lundbeck, that are in various stages of clinical development. These companies are employing a variety of therapeutic modalities, including gene therapy and gene editing, in addition to small molecule chemistry, to address Parkinson’s.

Substance Use Disorder

We are developing CVL-936 for the treatment of SUD, with an initial focus on OUD. In the treatment of OUD, we may face competition from manufacturers of oral buprenorphine products, including Indivior, which markets Suboxone and Subutex brands, and Braeburn, which markets Brixadi. We may also face competition from manufacturers of naloxone, naltrexone and methadone, including Emergent BioSolutions, which markets Narcan, BioDelivery Sciences, which markets Bunavail, and Alkermes, which markets Vivitrol. Other products are marketed or in development by companies such as Eli Lilly and GlaxoSmithKline.

Pfizer License Agreement

In August 2018, we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how, to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. The license excludes the field of treatment, prevention, diagnosis, control and maintenance of inflammatory bowel diseases and disorders in humans by compounds or products exerting a therapeutic effect on the LRRK2 target, which is retained by Pfizer. Under the terms of the Pfizer License Agreement, Pfizer is granted a non-exclusive, sublicensable, royalty-free, worldwide license under intellectual property we develop during the term of the agreement for all purposes in the LRRK2 field retained by Pfizer. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets, in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total initial consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business, including pursuing and maintaining patent protection intended to cover our product candidates and their methods of use, as well as other inventions that are important to our business. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that we do not consider appropriate for patent protection.

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technologies, inventions and know-how related to our business, defend and enforce our intellectual property rights, particularly our patent rights, preserve the confidentiality of our trade secrets and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for biotechnology companies like us are generally uncertain and can involve complex legal, scientific and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our platform technologies and product candidates will receive protection from or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

Patents

Shortly after our formation in July 2018, we entered into the Pfizer License Agreement, pursuant to which we acquired exclusive worldwide rights under Pfizer patents, patent applications and know-how to develop, manufacture and commercialize our current product candidates.

We have exclusive licenses under the Pfizer License Agreement to patent rights in the United States and numerous foreign jurisdictions relating to our product candidates. As of September 8, 2020, the patent rights in-licensed under the Pfizer License Agreement include:

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For our dopamine D1 agonists, our portfolio includes eight patent families directed to various dopamine D1 agonist compounds, composition of matter and methods of treating dopamine D1-associated disorders, including schizophrenia, schizoaffective disorder, cognitive impairment, Parkinson’s disease, Alzheimer’s disease and dementia. Across these eight patent families, the portfolio includes 18 granted patents in the United States and 76 patents granted in foreign jurisdictions, including Canada, Japan, China and various member states of the European Patent Office. Additionally, seven patent applications have been allowed or are pending in foreign jurisdictions. A subset of the patents and patent applications in our dopamine D1 agonist portfolio relate to either or both tavapadon and CVL-871. For tavapadon, the applicable patents and pending patent applications are directed to compositions of matter and certain methods of treatment, including methods of treating Parkinson’s disease, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034. For CVL-871, the applicable patents and pending patent applications are directed to composition of matter and certain methods of treatment, including methods of treating Alzheimer’s disease, dementia and cognitive impairment, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034.

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For our GABAA receptor modulators, our portfolio includes three patent families directed to various GABAA receptor modulators, compositions of matter and methods of treating GABAA receptor-associated diseases or disorders, including pain, epilepsy and anxiety. Across these three families, the portfolio includes three granted patents in the United States and 50 patents granted in foreign jurisdictions, including Canada, China, Japan and various member states of the European Patent Office. Additionally, three patent applications have been allowed or are pending in foreign jurisdictions.

A subset of the patents and patent applications in our GABAA receptor modulator portfolio relate to CVL-865. For CVL-865, the applicable patents and pending patent applications are directed to compositions of matter and methods of treating various conditions, including pain, epilepsy and anxiety, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2033.

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For our muscarinic M4 positive allosteric modulators, our portfolio includes two patent families directed to various M4 PAMs, compositions of matter and methods of treating M4 receptor subtype associated diseases or disorders, including Alzheimer’s disease, schizophrenia, pain, addiction and sleep disorders. Across these two families, the portfolio includes one granted patent in the U.S. and one granted patent in a foreign jurisdiction. Additionally, two applications are pending in the U.S. and 34 applications are pending in foreign jurisdictions. A subset of the patent applications in our M4 positive allosteric modulator portfolio relate to CVL-231. For CVL-231, these pending patent applications are directed to compositions of matter and methods of treating schizophrenia, and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2037.

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For our dopamine D3 antagonists, our portfolio includes one patent family directed to various compositions of matter and methods of treating diseases associated with dopamine D3 receptors, including Parkinson’s disease, schizophrenia, dementia, psychosis, depression, mania, anxiety, dyskinesias, substance addiction, renal insufficiency and impulse control disorder. This patent family relates to CVL-936. This family includes one granted patent in the U.S., one pending application in the U.S. and 13 allowed or pending applications in foreign jurisdictions. The family also includes three granted patents in foreign jurisdictions, including Australia, Russia and Taiwan. Excluding any patent term adjustments or extensions, any patents that have or may issue from this family have statutory expiration dates in 2037.

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For our KOR antagonists, our portfolio includes one patent family directed to various compounds, compositions of matter and methods of modulating KOR and treating neurological disorders or psychiatric disorders, such as substance abuse disorders, depressive disorders, anxiety disorders, trauma and stressor related disorders, or feeding and eating related disorders. This family includes one granted patent in the U.S. and 13 pending applications in foreign jurisdictions. Excluding any patent term adjustments or extensions, the granted patent and any applications that may issue from this family have statutory expiration dates in 2037.

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For our M4 agonists, our portfolio includes one patent family directed to various compounds, compositions of matter and methods of treating M4 muscarinic receptor-associated diseases or disorders, including Alzheimer’s disease, schizophrenia, pain, addiction, Parkinson’s disease, PD-LID and sleep disorders. This family includes a pending PCT application, as well as a pending application in each of Argentina and Taiwan. Excluding any patent term adjustments or extensions, any patents that may issue from this family will have statutory expiration dates in 2039.

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For our PDE4B inhibitors, our portfolio includes five patent families directed to various compounds, compositions of matter and methods of treating schizophrenia, depression, anxiety, Parkinson’s disease, Alzheimer’s disease, multiple sclerosis, chronic obstructive pulmonary disease, inflammation, stroke, asthma, cerebral vascular disease and allergic conjunctivitis and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2034, 2035, 2036 and 2037. The patent families include eight granted patents in the United States and 47 patents granted in foreign jurisdictions, including Canada, China, Japan and various member states of the European Patent Office. Additionally, one patent application is pending in the U.S. and 35 patent applications have been allowed or are pending in foreign jurisdictions.

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For our LRRK2 inhibitors, our portfolio includes five patent families directed to various compounds, compositions of matter and methods of treating Parkinson’s disease, Alzheimer’s disease and other neurodegeneration disorders and, excluding any patent term adjustments or extensions, have statutory expiration dates in 2033, 2034, 2036 and 2038. The patent families include four granted patents in the

United States and 20 patents granted in foreign jurisdictions, including Canada, Japan and various member states of the European Patent Office. Additionally, two patent applications are pending in the U.S. and 36 patent applications are pending in foreign jurisdictions.

See the section entitled “ —Pfizer License Agreement” for additional information on our rights under the Pfizer License Agreement.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. We typically rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We protect trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and partners. These agreements generally provide that all confidential information developed or made known during the course of an individual or entity’s relationship with us must be kept confidential during and after the relationship. These agreements also generally provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties.

Trademarks

As of February 1, 2020, our registered trademark portfolio contained 28 registered trademarks in foreign jurisdictions, including, but not limited to, Argentina, Brazil, China, Columbia, the Russian Federation, Turkey and the United Kingdom. In addition, we have three allowed trademark applications in the U.S. Further, there are 26 pending trademark applications in foreign jurisdictions, including, but not limited to, Argentina, Canada, China, the European Union, Japan, Mexico, South Korea, Switzerland and Venezuela.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

Review and Approval of Drugs in the United States

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The failure to comply with applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities. In addition, an applicant may need to recall a product.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•	completion of nonclinical, or preclinical, laboratory tests, animal studies and formulation studies in compliance with the FDA’s GLP regulations;

•	submission to the FDA of an IND, which must take effect before human clinical trials may begin;

•	approval by an IRB representing each clinical site before each clinical trial may be initiated at that site;

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performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug product for each indication;

•	preparation and submission to the FDA of an NDA and payment of user fees;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;

•	FDA review and approval of the NDA; and

•	compliance with any post-approval requirements, including REMS, and post-approval studies required by the FDA.

Preclinical Studies

Before an applicant begins testing a compound in humans, the drug candidate enters the preclinical testing stage. Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or API and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. Some long-term preclinical testing, such as animal tests of reproductive AEs and carcinogenicity, may continue after the IND is submitted.

The IND and IRB Processes

An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of the investigational drug. In an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments. In addition, the results of the preclinical tests, manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. The FDA also may impose a clinical hold or partial clinical hold after commencement of a clinical trial under an IND. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation (or full investigation in the case of a partial clinical hold) may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study is conducted in accordance with GCP, including review and approval by an independent ethics committee, or IEC, and informed consent from subjects. The GCP requirements are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. FDA must also be able to validate the data from the study through an on-site inspection if necessary.

In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review of the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on its ClinicalTrials.gov website.

Human Clinical Trials in Support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects, or their legal representative, provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

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Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Post-approval studies, often referred to as Phase 4 studies, may be conducted after initial regulatory approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, within 15 calendar days after the sponsor determines that the information qualifies for reporting, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the applicant must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

Review of an NDA by the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to a significant application user fee as well as annual prescription drug product program fees. These fees are typically increased annually. Certain exceptions and waivers are available for some of these fees.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt, before accepting the NDA for filing, to determine whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Applications for drugs containing new molecular entities are meant to be reviewed within ten months from the date of filing, and applications for “priority review” products containing new molecular entities are meant to be reviewed within six months of filing. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

During its review of an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA, including drug component manufacturing (such as APIs), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential AEs, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product.

The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast Track, Breakthrough Therapy, and Priority Review

The FDA has a number of programs intended to facilitate and expedite development and review of new drugs if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. Three of these programs are referred to as fast track designation, breakthrough therapy designation, and priority review designation.

Specifically, the FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate a product for priority review if it is a product that treats a serious or life- threatening disease or condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

Accelerated Approval Pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly.

The accelerated approval pathway is contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, could result in the FDA’s withdrawal of the approval and require the withdrawal of the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

The FDA’s Decision on an NDA

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities and select clinical trial sites, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If a complete response letter is issued, the applicant may resubmit the NDA to address all of the deficiencies identified in the letter, withdraw the application, or request a hearing. If the applicant resubmits the NDA, only when the deficiencies have been addressed to the FDA’s satisfaction will the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety or effectiveness after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, many changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are annual prescription drug product program fee requirements for certain marketed products.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the NDA holder and any third-party manufacturers that the NDA holder may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or voluntary product recalls;

•	fines, warning or untitled letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Hatch-Waxman Amendments

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations of safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application, or ANDA. An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product, known as a reference listed drug, or RLD. ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients into a subject’s bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.

Non-Patent Exclusivity

Under the Hatch-Waxman Amendments, the FDA may not approve (or in some cases accept) an ANDA or 505(b)(2) application until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity, or NCE. For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, which states the proposed generic drug will not infringe one or more of the already approved product’s listed patents or that such patents are invalid or unenforceable, in which case the applicant may submit its application four years following the original product approval.

The FDCA also provides for a period of three years of exclusivity for non-NCE drugs if the NDA or a supplement to the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application or supplement. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication, but it generally would not protect the original, unmodified product from generic competition. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product; it only prevents FDA from approving such ANDAs.

Hatch-Waxman Patent Certification and the 30-Month Stay

In seeking approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Upon approval, each of the patents listed by the NDA sponsor is published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Upon submission of an ANDA or 505(b)(2) NDA, an applicant is required to certify to the FDA concerning any patents listed for the RLD in the Orange Book that:

•	no patent information on the drug product that is the subject of the application has been submitted to the FDA;

•	such patent has expired;

•	the date on which such patent expires; or

•	such patent is invalid, unenforceable or will not be infringed upon by the manufacture, use, or sale of the drug product for which the application is submitted.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired. If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification the applicant must send notice of the paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or the patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation. If the drug has NCE exclusivity and the ANDA is submitted four years after approval, the 30-month stay is extended so that it expires seven and a half years after approval of the innovator drug, unless the patent expires or there is a decision in the infringement case that is favorable to the ANDA applicant before then.

Patent Term Restoration and Extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch- Waxman Amendments, which permits a patent term restoration of up to five years for patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date, provided the sponsor acted with diligence. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question and within 60 days of drug approval. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Review and Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application, or MAA, and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

Clinical Trial Approval

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. The Regulation is anticipated to apply in 2020. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

Marketing Authorization

To obtain a marketing authorization for a product under European Union regulatory systems, an applicant must submit an MAA either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the EU Member States (decentralized procedure or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted (1) a product-specific waiver, (2) a class waiver or (3) a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all EU Member States and Iceland, Liechtenstein and Norway. Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of HIV or AIDS, cancer, diabetes, neurodegenerative diseases, auto-immune and other immune dysfunctions and viral diseases. For products with a new active substance indicated for the treatment of other diseases and products that are a significant therapeutic, scientific or technical innovation and whose authorization would be in the interest of public health at EU level, the centralized procedure is optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established at the EMA is responsible for conducting the initial assessment of a product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops, when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. If the CHMP accepts such request, the time limit of 210 days will be reduced to 150 days but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 67 days from the date of the CHMP Opinion, the European Commission will adopt its final decision on the marketing authorization application.

Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EU Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all EU Member States.

The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the EU Member States of the marketing authorization of a medicinal product by the competent authorities of other EU Member States. The holder of a national marketing authorization may submit an application to the competent authority of an EU Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another EU Member State.

Regulatory Data Protection in the European Union

In the European Union, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No 726/2004 repeats this entitlement for medicinal products authorized in accordance the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abbreviated) application for a period of eight years. During an additional two-year period of market exclusivity, a generic marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the European Union market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Periods of Authorization and Renewals

A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least nine months before the marketing authorization ceases to be valid. The European Commission or the competent authorities of the EU Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the European Union market (in case of centralized procedure) or on the market of the authorizing EU Member State within three years after authorization ceases to be valid (the so-called sunset clause).

Regulatory Requirements after a Marketing Authorization has been Obtained

In case an authorization for a medicinal product in the European Union is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:

•	Compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations.

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The manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable European Union laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with European Union cGMP standards when manufacturing medicinal products and APIs, including the manufacture of APIs outside of the European Union with the intention to import the APIs into the European Union.

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The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union notably under Directive 2001/83/EC, as amended, and EU Member State laws.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as “Brexit.” Thereafter, on March 29, 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. Pursuant to Article 50 of the Lisbon Treaty, the United Kingdom ceased being a Member State of the EU on January 31, 2020. However, the terms of the withdrawal have yet to be fully negotiated. The implementation period began February 1, 2020 and will continue until December 31, 2020. Since the regulatory framework for pharmaceutical products in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the United Kingdom.

European Data Collection Regulation

In the event we decide to conduct clinical trials in the European Union, we may be subject to additional privacy restrictions. The collection and use of personal health information in the European Union is governed by the provisions of the Data Protection Directive, and as of May 25, 2018, the GDPR. This directive imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive (which governs the collection and use of personal health data in the European Union), the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. The GDPR introduced new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects. Further, it is unclear at this time what effect Brexit will have on our ability to comply with the GDPR.

Healthcare and Privacy Laws and Regulation

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted regulatory approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, reporting of payments to physicians and teaching hospitals and patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare and privacy laws and regulations, include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; a person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal civil and criminal false claims laws, including the civil FCA, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent; knowingly making a false statement or record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

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HIPAA, which created additional federal civil and criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the CMS within the HHS, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition, many states also require reporting of payments or other transfers of value. Many of these laws differ from each other in significant ways, are often not pre- empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products;

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers;

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many state laws govern the privacy of personal information in specified circumstances, for example, in California, the California Consumer Protection Act, or the CCPA, which will go into effect on January 1, 2020, establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. While clinical trial data and information governed by HIPAA are currently exempt from the current version of the CCPA, other personal information collection practices may be subject to the CCPA and possible changes to the CCPA may broaden its scope; and

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some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other healthcare providers, marketing expenditures, and drug pricing information. Certain state and local laws require the registration of pharmaceutical sales and medical representatives. State and foreign laws, including for example the GDPR, also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pharmaceutical Insurance Coverage and Healthcare Reform

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost- effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, results of operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Even if we do receive a favorable coverage determination for our products by third-party payors, coverage policies and third-party payor reimbursement rates may change at any time.

There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. For example, in March 2010, the United States Congress enacted the Affordable Care Act, which, among other things, includes changes to the coverage and payment for products under government health care programs. The Affordable Care Act includes provisions of importance to our potential product candidates that:

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created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products, apportioned among these entities according to their market share in certain government healthcare programs;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

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expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

•	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	expanded the types of entities eligible for the 340B drug discount program;

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established the Medicare Part D coverage gap discount program by requiring manufacturers to provide a 50% point-of-sale-discount, which was increased to 70% starting January 1, 2019, off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

•	created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial and Congressional challenges to certain provisions of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the Affordable Care Act such as removing penalties, starting January 1, 2019, for not complying with the Affordable Care Act’s individual mandate to carry health insurance, delaying the implementation of certain Affordable Care Act-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional but remanded the case to the lower court to reconsider its earlier invalidation of the full law. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Litigation and legislation related to the ACA are likely to continue, with unpredictable and uncertain results. We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, at the federal level, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in August 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy (ST), a type of PA, as part of patient-centered care coordination programs for Medicare Part B drugs beginning January 1, 2019. In May 2019, CMS issued a final rule, under which Medicare Advantage Plans may implement ST for Part B drugs as a recognized utilization management tool. On October 9, 2019, the HHS Office of Inspector General proposed modifications to federal Anti-Kickback Statute safe harbors, which, among other things, may affect rebates paid by manufacturers to Medicare Part D plans, the purpose of which is to further reduce the cost of drug products to consumers.

While some proposed measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. For example, in the United States, on September 25, 2019, the Senate Finance Committee introduced a bill intended to reduce Medicare and Medicaid prescription drug prices. Named the Prescription Drug Pricing Reduction Action of 2019, the proposed legislation would restructure the Part D benefit, modify payment methodologies for certain drugs, and impose an inflation cap on drug price increases. An even more restrictive bill was introduced in the House of Representatives on September 19, 2019. House Resolution 3, the Lower Drug Costs Now Act of 2019, would require HHS to directly negotiate drug prices with manufacturers. It is unclear whether either of these bills will make it through both chambers and be signed into law, and if either is enacted, what effect it would have on our business. Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, i.e., arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Legal Proceedings

From time to time, we may be party to litigation arising in the ordinary course of business. We are currently not subject to any material legal proceedings and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

Properties

Our offices are located in Boston, Massachusetts and consist of approximately 23,000 square feet of leased office space. The lease is set to expire on November 30, 2020.

In July 2019, we entered into an operating lease, expiring in 2030, under which we are currently leasing approximately 61,000 square feet in Cambridge, Massachusetts. This space, for which we expect to take occupancy by early 2021, will serve as the location of our future corporate headquarters and is comprised of office and laboratory space.

We believe that our facilities are adequate for our current and anticipated near-term needs and that suitable additional or substitute space would be available if needed.

Employees

As of September 30, 2020, we had 100 full-time employees, including a total of 33 employees with M.D. and/or Ph.D. degrees. Of our workforce, 63 employees are directly engaged in research and development with the rest providing administrative, business and operations support. None of our employees are represented by labor unions or covered by collective bargaining agreements.

We consider the relationship with our employees to be good. We have, since our inception, worked to create an inclusive and diverse workforce, which is a core element of our operating culture. We have deliberately sought to secure top talent with a diversity of thought, experiences and backgrounds. We believe that embracing differences gives us a unique advantage in challenging the status quo, innovating and delivering new life-changing medicines to patients. Our current workforce is self-reportedly 47% women and over one-third Asian, Hispanic, Latino, Black or African-American. Our senior leadership is 75% women or minorities, reflecting the workforce we strive to create throughout the company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Cerevel’s financial condition and results of operations together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and our financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Cerevel’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Cerevel’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the material and other risks that could cause actual results to differ materially from Cerevel’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Cerevel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Cerevel,” “we,” “us,” “our” and other similar terms refer to Cerevel and its subsidiaries prior to the Business Combination and to New Cerevel and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Introduction

We are a clinical-stage biopharmaceutical company that combines a deep understanding of disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience diseases, including schizophrenia, epilepsy and Parkinson’s disease. Our “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates, was developed through over twenty years of research and investment by Pfizer and is supported by an initial capital commitment from an affiliate of Bain Capital and a keystone equity position from Pfizer. We are rapidly advancing our broad and diverse pipeline with at least eight clinical trials underway or expected to start by the end of 2021. We have built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company experience and capabilities in drug discovery and development.

We were incorporated on July 23, 2018, which we refer to as Inception, under the name Perception Holdco, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018, which we refer to as the Transaction Date, when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer in exchange for the issuance of Series A-2 Preferred Stock and obtained a $350.0 million equity commitment, or the Equity Commitment, from Bain Investor, an affiliate of Bain Capital, to develop the in-licensed assets in exchange for the issuance of Series A-1 Preferred Stock and Series A Common Stock, which we refer to collectively as the Transaction. Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights, or the Share Purchase Option.

On the Transaction Date, we received an initial investment of $115.0 million in equity funding from Bain Investor to begin operations. During 2019 we received an additional investment of $60.1 million in equity funding from Bain Investor. Bain Investor contributed an additional $25.0 million in July 2020. As a result of these transactions, the remaining Equity Commitment as September 30, 2020, was $149.9 million.

Since our Inception, we have incurred significant operating losses and our operations have been limited to organizing and staffing our company, business planning, raising capital and performing research and development activities. To date, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock Purchase Agreement. Our net losses totaled $115.9 million for the period from Inception to December 31, 2018, $128.4 million for the year ended December 31, 2019, and $39.0 million and $119.0 million for the three and nine months ended September 30, 2020, respectively. We had an accumulated deficit of $244.3 million and $363.3 million as of December 31, 2019 and September 30, 2020, respectively.

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA Sciences Acquisition Corp II (ARYA) pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated. Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. Net proceeds from this transaction totaled approximately $439.5 million, which included funds held in ARYA’s trust account and the completion of a concurrent private investment in public equity (PIPE) financing inclusive of the $25.0 million received from Bain Investor in July 2020. New Cerevel will continue to operate under the Cerevel management team, led by chairperson and chief executive officer N. Anthony Coles, M.D.

For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Business Environment

The biopharmaceutical industry is extremely competitive. We are subject to risks and uncertainties common to any early-stage biopharmaceutical company. These risks include, but are not limited to, the introduction of new products, therapies, standards of care or technological innovations, our ability to obtain and maintain adequate protection for our licensed technology, data or other intellectual property and proprietary rights and compliance with extensive government regulation and oversight. See the section entitled “Risk Factors” for more information. We are also dependent upon the services of key personnel, including our Chief Executive Officer, executive team and other highly skilled employees. Demand for experienced personnel in the pharmaceutical and biotechnology industries is high and competition for talent is intense.

We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies as well as public and private research institutions. Many of our competitors are working to develop or have commercialized products similar to those we are developing and have considerable experience in undertaking clinical trials and in obtaining regulatory approval to market pharmaceutical products. Our competitors may also have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Risks and Liquidity

Product development is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. We will not generate revenue from product sales unless and until we successfully complete clinical development, are able to obtain regulatory approval for and successfully commercialize the product candidates we are developing or may develop. We currently do not have any product candidates approved for commercial sale. In addition, we operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations (CROs), clinical manufacturing organizations (CMOs) and other third-party organizations.

Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities. There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary regulatory approval or that any approved products will be commercially viable.

If we obtain regulatory approval for one or more of our product candidates, we expect to incur significant expenses related to developing our commercialization capabilities to support product sales, marketing and distribution activities, either alone or in collaboration with others.

Until such time, if ever, as we can generate substantial product revenue, we will need substantial additional funding to support our continuing operations and pursue our growth strategy, and we may finance our operations through a combination of additional private or public equity offerings, debt financings, collaborations, strategic alliances, marketing, distribution or licensing arrangements with third parties or through other sources of financing. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

We have incurred significant operating losses since our Inception and, as of September 30, 2020, had an accumulated deficit of $363.3 million and had not yet generated revenues. In addition, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of the funds received upon the closing of our business combination transaction with ARYA and the completion of a concurrent PIPE financing, will enable us to fund our operating expenses and capital expenditure requirements into 2023. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•

advance our clinical-stage product candidates CVL-231, CVL-865, tavapadon, CVL-871 and CVL-936 through clinical development, including as we initiate our registration-directed Phase 3 program for our most advanced product candidate, tavapadon;

•	advance our preclinical stage product candidates into clinical development;

•	seek to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	hire additional clinical, quality control, medical, scientific and other technical personnel to support our clinical operations;

•	expand our operational, financial and management systems and increase personnel to support our operations;

•	meet the requirements and demands of being a public company;

•	maintain, expand and protect our intellectual property portfolio;

•	make milestone, royalty or other payments due under the Pfizer License Agreement and any future in-license or collaboration agreements;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials; and

•

undertake any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own or jointly with third parties.

Impact of the COVID-19 Pandemic

In March 2020 the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the pandemic of COVID-19 on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. In addition, recurrences or additional waves of COVID-19 cases could cause other widespread or more severe impacts depending on where infection rates are highest. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage were to experience prolonged shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on the company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in our audited consolidated financial statements and unaudited condensed consolidated financial statements.

Our Agreements with Licensors and Stockholders

Pfizer License Agreement

In August 2018, we entered into the Pfizer License Agreement pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained. The Pfizer License Agreement requires Pfizer to transfer certain know-how and data, regulatory filings and materials, inventory, and other materials, records and documents, and provide certain other transitional support and assistance which has been and is expected to be immaterial, to us to facilitate our development, manufacture and commercialization of compounds and products in the field.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total consideration to $111.4 million.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our product candidates included in the table in the section entitled “Business—Our Pipeline” are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. If all of our product candidates included in the table in the section entitled “Business—Our Pipeline” achieves all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer

License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon our material breach, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement. In addition, we would negotiate a transition plan with Pfizer that would address, among other things, the transfer of know-how and data, regulatory approvals and filings and materials, inventory and other materials, records and documents, and the provision of certain other transitional support and assistance for the terminated products, targets or countries.

For additional information on our Pfizer License Agreement, please read Note 5, Pfizer License Agreement, to Cerevel’s audited consolidated financial statements included elsewhere in this prospectus and our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Equity Commitment

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. In July 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional

$25.0 million in exchange for additional shares of Series A-1 Preferred Stock and shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of September 30, 2020, was $149.9 million. Upon closing of our business combination transaction with AYRA, the Equity Commitment was terminated.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to Cerevel’s audited consolidated financial statements included elsewhere in this prospectus and unaudited condensed consolidated financial statements included elsewhere in this prospectus. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Components of Operating Results

Revenues

We have not generated any revenues since our Inception and do not expect to generate any revenues from the sale of products in the near future, if at all. If our development efforts for our current product candidates or additional product candidates that we may develop in the future are successful and can be commercialized, we may generate revenue in the future from product sales. Additionally, we may enter into collaboration and license agreements from time to time that provide for certain payments due to us. Accordingly, we may generate revenue from payments from such collaboration or license agreements in the future.

Research and Development

We support our drug discovery and development efforts through the commitment of significant resources to our preclinical and clinical development activities. Our research and development expense incurred to date primarily consists of a non-cash charge for acquired in-process research and development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction, and costs incurred in connection with our overall research and development activities, which include:

•	employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities;

•

expenses incurred in connection with the preclinical and clinical development of our product candidates, including costs incurred under agreements with clinical research organizations, or CROs, investigative clinical trial sites and consultants and other third-party organizations that conduct research and development activities on our behalf;

•	costs associated with preclinical studies and clinical trials, including research materials;

•	materials and supply costs associated with the manufacture of drug substance and drug product for preclinical testing and clinical trials;

•	costs related to regulatory compliance requirements; and

•	certain indirect costs incurred in support of overall research and development activities, including facilities, depreciation and technology expenses.

We expense research and development expenses as incurred. Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs, CMOs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations.

When evaluating the adequacy of accrued liabilities, we analyze progress of the studies or clinical trials, including the phase of completion of events, invoices received and contracted costs. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. Our historical accrued estimates have not been materially different from actual costs.

Our external research and development expenses for our clinical stage product candidates are tracked on a program-by-program basis and consist primarily of fees, reimbursed materials and other costs paid to consultants, contractors, CROs and CMOs. External research and developments costs that directly support our discovery activities and preclinical programs are classified within other research and development programs. Program costs for the periods presented do not reflect an allocation of expenses associated with personnel costs, equity-based compensation expense, activities that benefit multiple programs or indirect costs incurred in support of overall research and development, such as technology and facilities-related costs.

We expect that our research and development expenses will increase substantially in connection with our planned preclinical and clinical development activities both in the near-term and beyond as we continue to invest in activities to develop our product candidates and preclinical programs and as certain product candidates advance into later stages of development. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size, scope and duration of later-stage clinical trials. Furthermore, the process of conducting the necessary clinical trials to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we cannot accurately estimate or know the nature, timing and costs that will be necessary to complete the preclinical and clinical development for any of our product candidates or when and to what extent we may generate revenue from the commercialization and sale of any of our product candidates or achieve profitability.

The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors that include:

•	per patient trial costs;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of our product candidates.

Changes in any of these assumptions could significantly impact the cost and timing associated with the development of our product candidates. Additionally, future competition and commercial and regulatory factors beyond our control may also impact our clinical development programs and plans.

General and Administrative

We expense general and administrative costs as incurred. General and administrative expenses consist primarily of salaries, benefits, equity-based compensation and outsourced labor for personnel in executive, finance, human resources, legal and other corporate administrative functions. General and administrative expenses also include legal fees incurred relating to corporate and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, facilities and depreciation expenses.

We estimate and accrue for services provided by third parties related to the above expenses by monitoring the status of services provided and receiving estimates from our service providers. We reassess and adjust our accruals as actual costs become known or as additional information becomes available.

We expect our general and administrative expenses will increase over the next several years as we increase our headcount to support the continued development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor, public relations and other expenses associated with being a public company.

Interest Income, Net

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash.

Other Income (Expense), Net

Other income (expense), net primarily consists of gains (losses) on the fair value remeasurement of the Equity Commitment and Bain Investor’s option to purchase up to an additional $100.0 million of a combination of Series A-1 Preferred Stock and Series A Common Stock at $10.00 per share, exercisable after the Financing Threshold has been met and which will be terminated upon the completion of the Business Combination, or the Share Purchase Option. Other income (expense), net also includes amounts for other miscellaneous income and expense unrelated to our core operations.

The Equity Commitment and Share Purchase Option are free-standing financial instruments, which were recorded at their fair value on the Transaction Date. We revalue these instruments each reporting period and record increases or decreases in their respective fair value as an adjustment to other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option.

Changes in the fair value of these financial instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common stock expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends, nor do we have current plans to do so in the future. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

Upon closing of our business combination transaction with ARYA, the Equity Commitment and Share Purchase Option were terminated.

Provision for Income Taxes

To date, we have not recorded any significant amounts related to income tax expense, we have not recognized any reserves related to uncertain tax positions, nor have we recorded any income tax benefits for net operating losses incurred to date or for our research and development tax credits.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or our tax returns. Deferred tax assets and liabilities are determined based on difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019 and September 30, 2020, we continue to maintain a full valuation allowance against all of our deferred tax assets based on our evaluation of all available evidence.

We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our initial tax return period for U.S. federal income taxes was the 2018 period. We currently remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for this period and for the 2019 tax year. We record reserves for potential tax payments to various tax authorities related to uncertain tax positions. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. We develop our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

Results of Operations

Comparison of the period from Inception to December 31, 2018, and the year ended December 31, 2019

We were incorporated on July 23, 2018. Accordingly, our consolidated financial statements and results of operations for the period from Inception to December 31, 2018, reflect only approximately five and a half months of operation, during which our activities were limited. For that reason, there is limited comparability of our results of operations for the period from Inception to December 31, 2018, with those for the full year ended December 31, 2019.

The following table summarizes our results of operations for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Operating expenses:
Research and development	$113,663	$50,294	(56%)
General and administrative	7,168	33,169	363%

Total operating expenses	120,831	83,463	(31%)

Loss from operations	(120,831)	(83,463)	(31%)
Interest income, net	509	1,552	205%
Other income (expense), net	4,413	(46,433)	(1,152%)

Loss before income taxes	(115,909)	(128,344)	11%

Provision for income taxes	—	(45)	* *

Net loss	$(115,909)	$(128,389)	11%

**	Percentage not meaningful.

Research and Development

The following table summarizes the components of research and development expense for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Tavapadon	$269	$16,973	6,194%
CVL-865	184	8,174	4,330%
CVL-231	5	2,646	58,274%
CVL-936	8	2,201	28,407%
CVL-871	—	—	* *
Other research and development programs	12	1,224	9,769%
Unallocated	843	3,587	326%
Personnel costs	956	12,887	1,248%
Equity-based compensation	—	2,602	* *
Acquired in-process research and development	111,386	—	(100%)

Total research and development	$113,663	$50,294	(56%)

For the period from Inception to December 31, 2018, research and development expense primarily consists of a non-cash charge for acquired in-process research and development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction, and costs incurred in connection with our overall research and development activities as we grew our organization.

For the year ended December 31, 2019, compared to the period from Inception to December 31, 2018, the decrease in research and development expense was primarily due to the non-cash charge recognized in 2018 for the acquired in-process research and development. This decrease was partially offset by higher program costs associated with activities related to advancing our pipeline and increased personnel and equity compensation costs, as well as an increase in unallocated costs incurred in connection with our overall research and development activities as we grew our organization. The increase in unallocated costs is primarily related to an increase in professional services and other costs reflecting our increased investment in technology, higher research and development related consulting fees and an allocation of facilities and other overhead costs.

Acquired In-Process Research and Development

Upon closing of the Transaction in September 2018, as partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of our Series A-2 Preferred Stock with an estimated fair value of $100.4 million. We also reimbursed Pfizer for $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total consideration to $111.4 million. This amount was recognized as a charge for acquired in-process research and development in our consolidated statements of operations and comprehensive loss as these assets had not yet reached technological feasibility and had no alternative future use at the time of the Transaction.

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus and the section entitled “Business—Pfizer License Agreement.”

General and Administrative

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
General and administrative	$7,168	$33,169	363%

For the year ended December 31, 2019, compared to the period from Inception to December 31, 2018, the increase in general and administrative expense was primarily due to higher professional fees, mainly consisting of outsourced labor and legal costs, increased personnel costs due to the hiring and recruitment of administrative personnel supporting our organizational growth and higher equity-based compensation associated with awards of stock options under our equity-based compensation program for our employees. This increase also reflects higher facility-related costs associated with our move into our current Boston, Massachusetts location in the second quarter of 2019 and the commencement of our lease for our future headquarters in Cambridge, Massachusetts.

Interest income, net

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Interest income, net	$509	$1,552	205%

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash. The increase in interest income, net, reflects interest earned on cash, cash equivalents and restricted cash balances held for the twelve months ended December 31, 2019, as compared to cash, cash equivalents and restricted cash balances held for the period from Inception to December 31, 2018.

Other Income (Expense), Net

The following table summarizes other income (expense), net for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Gain (loss) on fair value remeasurement of Equity Commitment	$3,293	$(51,562)	(1,666%)
Gain (loss) on fair value remeasurement of Share Purchase Option	1,120	5,120	357%
Other, net	—	9	* *

Other income (expense), net	$4,413	$(46,433)	(1,152%)

For the period from Inception to December 31, 2018, and for the year ended December 31, 2019, the changes in other income (expense), net, primarily reflect changes in the fair value measurements of the Equity Commitment and the Share Purchase Option.

For the period from Inception to December 31, 2018, the gains on fair value remeasurement of Equity Commitment and Share Purchase Option primarily reflect changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option, partially offset by increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

For the year ended December 31, 2019, the change in the fair value remeasurement of Equity Commitment was primarily due to the loss recognized upon the partial settlement of the Equity Commitment liability upon the issuance of Series A-1 Preferred Stock and Series A Common Stock in December 2019. The changes in fair value remeasurement of Equity Commitment and Share Purchase Option also reflect changes in the probability of exercise and timing of future expected funding required in settlement of the Equity Commitment and Share Purchase Option as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

Comparison of the Three and Nine Months Ended September 30, 2019 and the Three and Nine Months Ended September 30, 2020

The following table summarizes our results of operations for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Operating expenses:
Research and development	$17,342	$24,026	39%	$28,326	$73,168	158%
General and administrative	9,643	10,336	7%	18,740	34,052	82%

Total operating expenses	26,985	34,362	27%	47,066	107,220	128%

Loss from operations	(26,985)	(34,362)	27%	(47,066)	(107,220)	128%
Interest income, net	368	1	(100%)	1,360	210	(85%)
Other income (expense), net	(8,980)	(4,684)	(48%)	(26,423)	(11,976)	(55%)

Loss before income taxes	(35,597)	(39,045)	10%	(72,129)	(118,986)	65%

Income tax (provision) benefit, net	—	5	* *	—	21	* *

Net loss	$(35,597)	$(39,040)	10%	$(72,129)	$(118,965)	65%

**	Percentage not meaningful.

Research and Development

The following table summarizes the components of research and development expense for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Tavapadon	$7,088	$7,603	7%	$8,839	$22,376	153%
CVL-865	2,877	2,553	(11%)	4,582	7,653	67%
CVL-231	1,405	3,030	116%	1,741	9,925	470%
CVL-936	32	439	1272%	658	2,110	221%
CVL-871	0	201	* *	—	689	* *
Other research and development programs	149	1,529	926%	239	4,616	1,831%
Unallocated	1,041	1,577	51%	2,363	6,056	156%
Personnel costs	3,871	6,035	56%	8,374	16,860	101%
Equity-based compensation	879	1,059	20%	1,530	2,883	88%

Total research and development	$17,342	$24,026	39%	$28,326	$73,168	158%

For the three and nine months ended September 30, 2020, compared to the same period in the prior year, the increase in research and development expense was primarily due to higher program costs associated with activities related to advancing our pipeline and increased personnel costs and equity-based compensation costs, as well as an increase in unallocated costs incurred in connection with our overall research and development activities as we grew our organization. The increase in unallocated costs is primarily related to an increase in professional services and other costs reflecting our increased investment in technology, higher research and development related consulting fees and an allocation of facilities and other overhead costs.

General and Administrative

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
General and administrative	$9,643	$10,336	7%	$18,740	$34,052	82%

For the three and nine months ended September 30, 2020, compared to same period in the prior year, the increase in general and administrative expense was primarily due to increased personnel costs due to the hiring and recruitment of administrative personnel supporting our organizational growth and higher equity-based compensation associated with awards of stock options under our equity-based compensation program for our employees. The increase in general and administrative expense for the nine month comparative periods also reflects higher facility-related costs associated with our move into our current Boston, Massachusetts location in the second quarter of 2019 and the commencement of our lease for our future headquarters in Cambridge, Massachusetts. General and administrative expense for the nine months ended September 30, 2020, also includes the write-off of approximately $2.5 million of deferred financing costs directly associated with our IPO and other financing activities that were abandoned in June 2020 upon signing of the term sheet for our business combination transaction with ARYA.

Interest income, net

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
Interest income, net	$368	$1	(100%)	$1,360	$210	(85%)

Interest income, net primarily consists of interest earned on our cash, cash equivalents and restricted cash. For the three and nine months ended September 30, 2020, compared to same period in the prior year, the decrease in interest income, net, reflects interest earned on lower comparative cash, cash equivalents and restricted cash balances.

Other Income (Expense), Net

The following table summarizes the components of other income (expense), net for the three and nine months ended September 30, 2019 and September 30, 2020:

	Three months ended September 30,			Nine months ended September 30,
(In thousands)	2019	2020	Change	2019	2020	Change
(Loss) gain on fair value remeasurement of Equity Commitment	$(11,880)	$(4,650)	(61%)	$(30,202)	$(11,300)	(63%)
(Loss) gain on fair value remeasurement of Share Purchase Option	$2,900	$(30)	(101%)	3,780	(670)	(118%)
Other, net	—	(4)	* *	(1)	(6)	500%

Other income (expense), net	$(8,980)	$(4,684)	(48%)	$(26,423)	$(11,976)	(55%)

For the three and nine months ended September 30, 2020, compared to the same period in the prior year, the changes in other income (expense), net, primarily reflect changes in the fair value measurements of the Equity Commitment and the Share Purchase Option resulting from changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option, as well as increases in the fair value of our preferred and common stock expected to be exchanged for that additional funding.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Since Inception, we have funded our operations primarily with the net proceeds received from the issuance of our Series A-1 Preferred Stock and Series A Common Stock to Bain Investor under the Stock Purchase Agreement. Under the Stock Purchase Agreement, if the Financing Threshold is not met by September 24, 2022, Bain Investor shall be required to purchase that number of shares of our Series A-1 Preferred Stock and Series A Common Stock such that the Financing Threshold is met, providing us with additional funding. See the section entitled “Certain Relationships and Related Person Transactions—Cerevel—Stock Purchase Agreement” for additional information. As of September 30, 2020, we have received $200.1 million of aggregate cash proceeds in exchange for equity interests that count towards meeting the Financing Threshold. As a result of the receipt of the aggregate net cash proceeds received in the Business Combination and PIPE Financing, the Financing Threshold was met.

For additional information on the Equity Commitment, please read Note 6, Equity Commitment and Share Purchase Option, to Cerevel’s audited consolidated financial statements included elsewhere in this prospectus and unaudited condensed consolidated financial statements included elsewhere in this prospectus. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Cash and cash equivalents totaled $12.8 million as of September 30, 2020. We have incurred operating losses and experienced negative operating cash flows since Inception and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $72.1 million and $119.0 million for the nine months ended September 30, 2019 and September 30, 2020, respectively. As of September 30, 2020, we had an accumulated deficit of $363.3 million and had not yet generated revenues.

Until required for use in our business, we typically invest our cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Future Funding Requirements

Our primary use of cash is to fund operating expenses, primarily related to our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We will require additional capital to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials and preclinical studies.

Our future funding requirements will depend on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•

subject to receipt of regulatory approval, the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•	the achievement of milestones that trigger payments under the Pfizer License Agreement;

•	the royalty payments due under the Pfizer License Agreement;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock and have incurred significant operating losses since our Inception. In addition, as discussed above, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of funds received upon closing the of our business combination transaction with ARYA and the completion of the concurrent PIPE financing will enable us to fund our operating expenses and capital expenditure requirements into 2023.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by us, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to us, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. For additional information on risks associated with our substantial capital requirements, please read the section entitled “Risk Factors” included elsewhere in this prospectus.

Working Capital

Comparison of the period from Inception to December 31, 2018, and the year ended December 31, 2019

The following table summarizes our total working capital, defined as current assets less current liabilities, and current assets and liabilities as of December 31, 2018 and 2019:

	As of December 31,
(In thousands)	2018	2019	Change
Current assets	$96,159	$87,077	(9%)
Current liabilities	(2,589)	(14,876)	475%

Total working capital	$93,570	$72,201	(23%)

The change in working capital at December 31, 2019, from December 31, 2018, reflects a net decrease in total current assets of $9.1 million and a net increase in total current liabilities of $12.3 million. The net decrease in total current assets was primarily driven by $70.7 million of cash used in operations, partially offset by $60.1 million of funding received under the Equity Commitment. The net increase in current liabilities was primarily driven by an increase in accrued expenses and other current liabilities due to increases in supplier liabilities for clinical research and other services in support of our pipeline development activities, higher compensation-related liabilities as we grow our headcount and higher fees for professional and accounting services. The net increase in total current liabilities was also due to the recognition of the current portion of the lease liability of $2.6 million related to our leased properties.

Comparison of the periods ended December 31, 2019 and September 30, 2020

The following table summarizes our total working capital and current assets and liabilities as of December 31, 2019 and September 30, 2020:

	As of
(In thousands)	December 31, 2019	September 30, 2020	Change
Current assets	$87,077	$15,884	(82%)
Current liabilities	(14,876)	(29,209)	96%

Total working capital	$72,201	$(13,325)	(118%)

The change in working capital at September 30, 2020, from December 31, 2019, reflects a net decrease in total current assets of $71.2 million and a net increase in total current liabilities of $14.3 million. The net decrease in total current assets was primarily driven by $76.1 million of cash used in operations and $11.3 million of cash used for purchases of property and equipment, partially offset by $20.8 million of net cash provided by financing activities. The net decrease in total current assets also reflects a net decrease in prepaid expenses and other current assets of $4.6 million, primarily resulting from the recognition of expense as work was performed for clinical trial and other research services that were paid in advance of such activities being performed. The net increase in current liabilities was primarily driven by an increase in accounts payable and accrued expenses and other current liabilities due to increases in supplier liabilities for clinical research and other services in support of our pipeline development activities and construction-in-progress related to the build-out of our future corporate headquarters in Cambridge, Massachusetts.

Cash Flows

Comparison of the period from Inception to December 31, 2018, and the year ended December 31, 2019

The following table summarizes our sources and uses of cash for the period from Inception to December 31, 2018, and for the year ended December 31, 2019:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019	Change
Net cash flows used in operating activities	$(7,045)	$(70,720)	904%
Net cash flows used in investing activities	(11,062)	(1,099)	(90%)
Net cash flows provided by financing activities	113,550	60,058	(47%)

Net increase (decrease) in cash and cash equivalents	$95,443	$(11,761)	(112%)

Cash flows used in Operating Activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to finance operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, acquired in-process research and development, non-cash rent expense and equity-based compensation;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations; and

•	changes in the fair value remeasurement of the Equity Commitment and the Share Purchase Option.

For the year ended December 31, 2019, cash used in operating activities primarily reflected our net loss for the period of $128.4 million, adjusted by non-cash charges totaling $57.3 million and a net change of $0.3 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $46.4 million related to the net change in fair value of the Equity Commitment and Share Purchase Option, $8.3 million in equity-based compensation expense, $2.4 million of non-cash rent expense and $0.2 million of depreciation expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses and other current liabilities, partially offset by an increase in prepaid expenses, other current assets and other assets.

For the period from Inception to December 31, 2018, cash used in operating activities, primarily reflects our net loss for the period of $115.9 million, adjusted for net non-cash charges totaling $107.0 million and a net change of $1.9 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $111.4 million charge for acquired in-process research and development that was recognized when we in-licensed our product candidates from Pfizer, partially offset by a non-cash benefit of $4.4 million related to the change in fair value of the Equity Commitment and Share Purchase Option. The change in our net operating assets and liabilities was primarily due to an increase of $2.6 million in accounts payable and accrued expenses and other liabilities, partially offset by a $0.7 million increase in prepaid expenses and other current assets.

Cash flows used in Investing Activities

For the year ended December 31, 2019, cash used in investing activities reflected $1.1 million used for purchases of property and equipment.

For the period from Inception to December 31, 2018, cash used in investing activities reflected $11.0 million of direct transaction costs we reimbursed Pfizer related to the Pfizer License Agreement and $0.1 million used for purchases of property and equipment.

Cash flows provided by Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities totaled $60.1 million, consisted of proceeds from the issuance of Series A-1 Preferred Stock and Series A Common Stock.

For the period from Inception to December 31, 2018, cash provided by financing activities reflected the receipt of net proceeds totaling $113.6 million from Bain Investor in exchange for the issuance of Series A-1 Preferred Stock and Series A Common Stock and the Equity Commitment and Share Purchase Option.

Comparison of the Nine Months Ended September 30, 2019 and the Nine Months Ended September 30, 2020

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2019 and September 30, 2020:

	Nine months ended September 30,
(In thousands)	2019	2020	Change
Net cash flows used in operating activities	$(34,907)	(76,099)	118%
Net cash flows used in investing activities	(550)	(11,341)	1,962%
Net cash flows provided by financing activities	58	20,766	35,703%

Net decrease in cash, cash equivalents and restricted cash	$(35,399)	$(66,674)	88%

Cash flows used in Operating Activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to finance operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, acquired in-process research and development, non-cash rent expense and equity-based compensation;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations; and

•	changes in the fair value remeasurement of the Equity Commitment and the Share Purchase Option.

For the nine months ended September 30, 2020, net cash used in operating activities primarily reflected our net loss for the period of $119.0 million, adjusted for non-cash charges totaling $25.1 million and a net change of $17.7 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $12.0 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option, $9.9 million in equity-based compensation expense, the $2.5 million write-off of deferred costs related to our abandoned initial public offering and other financing activities and $0.5 million of non-cash rent expense. The change in our net operating assets and liabilities was primarily due to a decrease in prepaids and other current assets, increases in account payable and accrued expenses and other liabilities and an increase in operating lease liabilities resulting from landlord reimbursement for tenant improvements.

For the nine months ended September 30, 2019, net cash used in operating activities, primarily reflects our net loss for the period of $72.1 million, adjusted by net non-cash charges totaling $31.7 million and a net change of $5.5 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $26.4 million related to the net changes in fair value of the Equity Commitment and Share Purchase Option, $3.8 million in equity-based compensation expense and $1.3 million of non-cash rent expense. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses and other liabilities.

Cash flows used in Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities reflected $11.3 million used for purchases of property and equipment, which was primarily related to the build-out of our Cambridge headquarters.

For the nine months ended September 30, 2019, net cash used in investing activities reflected $0.6 million used for purchases of property and equipment.

Cash flows provided by Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities included $25.0 million of proceeds from the issuance of Series A-1 Preferred Stock and Series A Common Stock offset by $1.7 million used for deferred costs related to our abandoned initial public offering and other financing activities and $2.5 million used for deferred costs related to our business combination transaction with ARYA.

For the nine months ended September 30, 2019, net cash provided by financing activities reflected $0.1 million of proceeds received from the issuance of Series A-1 Preferred Stock and Series A Common Stock.

Management Agreement

In connection with the initial financing, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor, whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments (Management Agreement). In addition, this agreement obligated the company to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million and $0.8 million for the three and nine months ended September 30, 2019 and 2020, respectively, and $1.0 million during the year ended December 31, 2019. Upon completion of our business combination transaction with ARYA, described in Note 17, Subsequent Events, of our unaudited condensed consolidated financial statements, we paid the remaining approximately $3.0 million of management fees payable under the Management Agreement and no additional fees are payable pursuant to this agreement.

Following the closing of the Business Combination, New Cerevel entered into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

Contractual Obligations and Other Commitments

Our contractual obligations primarily consist of our obligations under non-cancellable operating leases, contracts and other purchase obligations. We did not have any debt obligations as of December 31, 2019 or September 30, 2020.

Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies, CMOs and other service providers for operating purposes, which we enter into in the normal course of business. We have not included these payments in the table of contractual obligations below since these contracts are generally cancelable at any time by us following a certain period after notice and therefore, we believe that our non-cancelable obligations under these agreements are not material. In addition, we have obligations with respect to potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions. We have not included these amounts in the table of contractual obligations below, because the timing and amount of such obligations are unknown or uncertain as of December 31, 2019. For additional information on potential royalties and milestone payments payable to Pfizer, see “—Our Agreements with Licensors and Stockholders—Pfizer License Agreement.”

The following table summarizes our contractual obligations as of December 31, 2019, excluding amounts related to CROs and CMOs, potential future royalties payable, contingent development, regulatory and commercial milestone payments and amounts related to uncertain tax positions:

	Payments Due by Period
(In thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations(1)	$6,436	$11,488	$12,187	$34,414	$64,525
Purchase and other obligations(2)	21,478	—	—	—	21,478

Total contractual obligations	$27,914	$11,488	$12,187	$34,414	$86,003

(1)

Amounts in the table above reflect payments due under our leases for our current Boston, Massachusetts location, which expires in November 2020, and our future headquarters in Cambridge, Massachusetts, which expires in 2030. Amounts reflected within the table above detail future minimum rental commitments under non-cancelable operating leases as of December 31 for each of the periods presented. In addition to the minimum rental commitments, these leases may require us to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

(2)

Purchase and other obligations due in less than 1 year, include approximately $21.1 million of expenditures expected to be incurred related to the build out of our future corporate headquarters. For additional information related to our lease for our future corporate headquarters in Cambridge, Massachusetts, please read Note 9, Leases, to our audited consolidated financial statements included elsewhere in this prospectus.

As of September 30, 2020, our remaining obligations associated with expenditures expected to be incurred related to the build out of our future corporate headquarters totaled $11.1 million.

There have been no material changes in our other contractual obligations since December 31, 2019.

Contract Research and Manufacturing Organizations

As of December 31, 2019 and September 30, 2020, we recorded accrued expenses of approximately $2.2 million and $7.5 million, respectively, in our consolidated balance sheets for expenditures incurred by CROs and CMOs.

Tax Related Obligations

To date, we have not recognized any reserves related to uncertain tax positions. As of December 31, 2019 and September 30, 2020, we had no accrued interest or penalties related to uncertain tax positions.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements and do not have holdings in any variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. We had cash and cash equivalents of $79.6 million and $12.8 million as of December 31, 2019 and September 30, 2020, respectively, which consisted of bank deposits and highly liquid money market funds. Furthermore, we had no outstanding debt as of December 31, 2019 and September 30, 2020.

Interest Rate Sensitivity

Historical fluctuations in interest rates have not been significant for us. Due to the short-term maturities of our cash equivalents, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

Foreign Currency Exchange Risk

We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Further, our operating activities are predominately denominated in U.S. dollars.

We do not believe that inflation, interest rate changes or exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Other significant accounting policies are outlined in Note 3, Summary of Significant Accounting Policies, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash, cash equivalents and restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values, due to their short-term nature.

Our cash, cash equivalents and restricted cash are comprised of funds held in an exchange traded money market fund, are measured at fair value on a recurring basis using quoted market prices for that fund and are classified as Level 1. As of September 30, 2020, we held $17.0 million in money market funds (Level 1) with no unrealized gains or losses. The carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs. We do not have any other financial or non-financial assets or liabilities that should be recognized or disclosed at fair value on a recurring basis at December 31, 2019 or September 30, 2020.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require us to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock.

An income approach was used to estimate the fair value of the Equity Commitment and the Share Purchase Option at the Transaction Date and subsequently as of December 31, 2018. During 2019 and 2020, a hybrid methodology that combines both an income approach and a market approach was used to estimate the fair value of these financial instruments and incorporated a probability weighted expected return (PWERM) related to pre-IPO funding. As of December 31, 2019 and September 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted-average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for future funding.

We revalue these financial instruments each reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated future funding dates or fair value of our stock. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates and expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding. Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining these assumptions as of the Transaction Date and for each subsequent period.

Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We will continue to adjust the fair value of these financial instruments until the earlier of the termination, settlement or expiration of the Equity Commitment and Share Purchase Option. We classify the fair value of the remaining Equity Commitment and the fair value of the Share Purchase Option as an asset or liability within our consolidated balance sheets.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of our common stock at the time of each grant of an equity-based award. We have utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering, or IPO, given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

For awards granted during 2018, in order to calculate the fair value of our preferred stock and common stock, we used an income approach to estimate the business enterprise value and our total equity value. Under the income approach, a probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates, in order to estimate our total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date and the liquidation preferences of the preferred stock.

For awards granted during 2019 and 2020, prior to the consummation of the Business Combination, in order to calculate the fair value of our preferred stock and common stock, we used a hybrid methodology that combines both an income approach and a market approach to estimate the business enterprise value and our total equity value. A probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates in order to estimate the cash flows associated with estimated liquidity events (i.e., an IPO). We also used a PWERM to determine the fair value of pre-IPO funding scenarios. We then used a market approach to estimate the value as of each potential date of liquidity, resulting in an estimate of the total equity value, including the value of planned future funding. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date, the liquidation preference of the preferred stock and the assumed funding in each scenario. Each of these scenarios was probability-weighted based on the expected outcomes to arrive at a final estimated fair value per share of the common stock.

We believe this methodology is reasonable based upon our internal peer company analyses and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money,” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability.

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability-weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and does not have current plans to pay any dividends on our common stock.

For financial reporting purposes, we performed common stock valuations, with the assistance of a third- party specialist, at various dates, which resulted in valuations of our common stock of $9.15 per share as of March 31, 2019, $9.45 per share as of June 30, 2019, $11.25 per share as of September 30, 2019, $10.00 per share as of October 31, 2019, $16.35 per share as of December 31, 2019, $14.60 per share as of March 31, 2020, $26.80 per share as of June 30, 2020 and $26.75 per share as of September 30, 2020.

Stock options granted under our 2018 Plan and 2020 Plan generally vest 25% on the first anniversary of the applicable vesting start date of each grant with the remainder vesting in 36 equal monthly installments thereafter, subject to continued employment. The number of stock options granted under our 2018 Plan represents the maximum number of shares eligible to vest with the number of shares ultimately earned equal to the ratio of the aggregate amount of cash invested in our company up to $350.0 million divided by $350.0 million. Option awards granted through September 30, 2020, reflect multiple strike prices. In order to motivate our employees, a premium in exercise price was applied to 25% of each option award. Restricted stock unit awards granted under the 2018 Plan generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

Pursuant to the terms of our business combination agreement with ARYA, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel and awards under the company’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan, were exchanged for awards issued under a new equity incentive plan adopted by New Cerevel. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to Cerevel’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Accrued Research and Development

We have entered into various agreements with CROs, CMOs and other service providers. Our research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued liabilities on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, we will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, our estimated accruals have not differed materially from actual costs incurred.

Recent Accounting Pronouncements

For a discussion of new accounting standards and their expected impact on our consolidated financial statements or disclosures, please read Note 4, Recent Accounting Guidance, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Amended and Restated Registration and Shareholder Rights Agreement

On the Closing Date, New Cerevel, ARYA Sciences Holdings II, a Cayman Islands exempted limited company (“Sponsor”), Jake Bauer, Chad Robins, Todd Wider, Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company (“Perceptive PIPE Investor”), BC Perception Holdings, LP, a Delaware limited partnership (“Bain Investor”) and Pfizer Inc. (“Pfizer”) entered into an Amended and Restated Registration and Shareholder Rights Agreement (the “Amended and Restated Registration and Shareholder Rights Agreement”), pursuant to which, among other things, Sponsor and Perceptive PIPE Investor (collectively, the “Perceptive Shareholders”), Bain Investor and Pfizer will agree not to effect any sale or distribution of any equity securities of New Cerevel held by any of them during the lock-up period described therein and will be granted certain registration rights and will be granted certain preemptive rights with respect to their respective shares of Common Stock, and Bain Investor and Pfizer agree to cast their votes such that the Board is constituted as set forth in the Business Combination Agreement and the Amended and Restated Registration and Shareholder Rights Agreement and will have certain rights to designate directors to the Board, in each case, on the terms and subject to the conditions therein.

In particular, the Amended and Restated Registration and Shareholder Rights Agreement provides for the following registration rights:

•

Demand registration rights. At any time after the Closing Date, New Cerevel will be required, upon the written request of Bain Investor, Pfizer or the Perceptive Shareholders (the “Sponsor Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. New Cerevel is not obligated to effect any demand registration if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Shelf registration rights. At any time after the Closing Date, New Cerevel will be required, upon the written request of any Sponsor Holder, to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to effect the registration of all or a portion of their registrable securities, provided that the Perceptive Shareholders shall be deemed to have given such a request as of the date of the Amended and Restated Registration and Shareholder Rights Agreement, Messrs. Bauer, Robins and Wider shall be entitled to include their registrable securities on a shelf registration statement filed in connection with such request and New Cerevel may satisfy such request by including such registrable securities on the registration statement to be filed in respect of the PIPE Financing. Promptly upon receipt of a shelf registration request, New Cerevel shall deliver a written notice to all other Sponsor Holders and shall offer each such Sponsor Holder the opportunity to include its registrable securities in such shelf registration statement. At any time New Cerevel has an effective shelf registration statement with respect to a Sponsor Holder’s registrable securities, such Sponsor Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that New Cerevel is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•

Piggyback registration rights. At any time after the Closing Date, if New Cerevel proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Cerevel and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration and Shareholder Rights

Agreement contains customary cross-indemnification provisions, under which New Cerevel is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Cerevel, and holders of registrable securities are obligated to indemnify New Cerevel for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of New Cerevel shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 of the Securities Act or such securities shall have ceased to be outstanding.

•

Lock-up. Notwithstanding the foregoing, each Sponsor Holder and Messrs. Bauer, Robins and Wider shall not transfer any securities of New Cerevel for 180 days following the Closing Date, subject to certain customary exceptions, and each Sponsor Holder, New Cerevel and New Cerevel’s directors and officers shall, if requested, deliver a customary lock-up agreement in connection with any underwritten public offering, subject to certain customary exceptions.

Moreover, under the Amended and Restated Registration and Shareholder Rights Agreement, each of Bain Investor and Pfizer agrees to cast all votes to which such entities are entitled such that the Board shall consist of up to ten (10) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of up to four (4) directors and Class II and III each consisting of up to three (3) directors. Pursuant to the Business Combination Agreement, the Board will consist of (i) eight (8) individuals designated by Old Cerevel (all of whom were members of Old Cerevel’s board of directors), (ii) one (1) vacant director position to be nominated by Bain Investor after the Closing, and (iii) one (1) director to be mutually agreed by New Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the Board to serve as a director on the Board promptly after such individual is mutually agreed.

For so long as Bain Investor holds an amount of New Cerevel equity securities that is equal to 50% or more of the amount of securities it held at the Closing, it shall be entitled to nominate four (4) directors, with such right (i) decreasing to three directors at such time when Bain Investor holds equal to or greater than 35% but less than 50% of the amount of securities it held at the Closing; (ii) decreasing to two directors at such time when Bain Investor holds equal to or greater than 20% but less than 35% of the amount of securities it held at the Closing; (iii) decreasing to one director at such time when Bain Investor holds equal to or greater than 5% but less than 20% of the amount of securities it held at the Closing; and (iv) terminating at such time when Bain Investor holds less than 5% of the amount of securities it held at the Closing. For so long as Pfizer holds an amount of New Cerevel equity securities that is equal to 50% or more of the amount of securities it held at the Closing, it shall be entitled to nominate two directors, with such right (i) decreasing to one director at such time when Pfizer holds equal to or greater than 20% but less than 50% of the amount of securities it held at the Closing; and (ii) terminating at such time when Pfizer holds less than 20% of the amount of securities it held at the Closing. Additionally, for so long as Bain Investor holds an amount of New Cerevel equity securities that is equal to 60% or more of the amount of securities it held at the Closing, it shall be entitled, with the prior written consent of Pfizer (which consent may not be unreasonably withheld, conditioned or delayed), to nominate two unaffiliated directors to the Board. Finally, for so long as Pfizer holds at least 20% of the amount of securities it held at the Closing, Pfizer has the right to designate one non-voting observer to attend each meeting of the Board or its committees.

In addition, under the Amended and Restated Registration and Shareholder Rights Agreement, in the event that New Cerevel proposes to issue any capital stock, subject to certain customary exceptions (“New Securities”), each Sponsor Holder has the right to purchase, in lieu of the person to whom New Cerevel proposed to issue such New Securities, its pro rata proportion of such New Securities. Such preemptive rights will terminate on the earlier to occur of the seventh anniversary of the Closing and (i) in the case of Bain Investor, the date on which Bain Investor beneficially owns less than 50% of the amount of securities it held at the Closing, (ii) in the case of Pfizer, the date on which Pfizer beneficially owns less than 50% of the amount of securities it held at the Closing or Bain Investor beneficially owns less than 50% of the amount of securities it held at the Closing and (iii) in the case of the Perceptive Shareholders, the date on which the Perceptive Shareholders beneficially own less than 80% of the amount of securities they held at the Closing or Bain Investor beneficially owns less than 50% of the amount of securities it held at the Closing.

Finally, pursuant to the Amended and Restated Registration and Shareholder Rights Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) any Sponsor Holder, (ii) any member of the Board, non-voting observer or any officer who is not New Cerevel’s or any of its subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Holder who is not New Cerevel’s or any of its subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, New Cerevel will renounce any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

The foregoing description of the Amended and Restated Registration and Shareholder Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Registration and Shareholder Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Certain Relationships and Related Person Transactions—ARYA

Class B Ordinary Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of ARYA in consideration of 3,593,750 Class B ordinary shares. On June 4, 2020, ARYA effected share capitalization resulting in the initial shareholders holding 3,737,500 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering so that the Class B ordinary shares would represent 20.0% of ARYA’s issued and outstanding ordinary shares (excluding the private placement shares and assuming the initial shareholders did not purchase any units in the initial public offering) after the initial public offering. On June 9, 2020, the underwriters in the initial public offering exercised their over-allotment option; thus, these Class B ordinary shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of an initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of ARYA’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which ARYA completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 499,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of approximately $5.0 million.

The private placement units (including the private placement shares, the private placement warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of an initial business combination.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account. If ARYA does not complete an initial business combination within the Combination Period, the private placement units and the underlying securities will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On March 2, 2020, Sponsor agreed to loan ARYA an aggregate of up to $300,000 to cover expenses related to ARYA’s initial public offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the initial public offering. Sponsor paid an aggregate of approximately $250,000 to cover for expenses on ARYA’s behalf under the Note. On June 8, 2020, ARYA repaid the Note in full.

Administrative Services Agreement

Effective June 4, 2020, ARYA entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of ARYA. ARYA incurred approximately $30,000 and $39,000 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020, respectively. As of October 27, 2020, the Company completed the Business Combination and at that time ceased paying administrative support fees.

ARYA Registration and Shareholder Rights Agreement

ARYA has previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement units, the private placement shares, the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

PIPE Financing

At Closing, Perceptive PIPE Investor purchased $30,000,000 of New Cerevel Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New Cerevel’s equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Cerevel.

Certain Relationships and Related Person Transactions—Cerevel

Other than the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” and “Director Compensation” in this prospectus and the transactions described below, since its Inception, there has not been and there is not currently proposed, any transaction or series of similar transactions to which:

•	Cerevel was, or will be, a participant;

•	the amount involved exceeded, or will exceed, $120,000; and

•

in which any director, executive officer, holder of 5% or more of any class of its capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Pfizer License Agreement

On August 13, 2018, Cerevel entered into the Pfizer License Agreement with Pfizer, a holder of 5% or more of its capital stock, pursuant to which Cerevel was granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how, to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of its asset portfolio, subject to the terms and conditions of the Pfizer License Agreement. See the section entitled “Business—Pfizer License Agreement” for additional details on the Pfizer License Agreement.

As partial consideration for the licensed assets, Cerevel issued Pfizer 3,833,333.33 shares of Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share. See the section entitled “—Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock Financing” below. Cerevel also reimbursed $11.0 million of direct expenses related to the Pfizer License Agreement, bringing the total initial consideration to $111.4 million.

Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock Financing

On August 13, 2018, in connection with the Pfizer License Agreement, Cerevel entered into the Stock Purchase Agreement pursuant to which Cerevel sold (i) Bain Investor an aggregate of (x) 6,900,000 shares of Series A-1 Preferred Stock at a purchase price of $10.00 per share and (y) 4,600,000 shares of Series A Common Stock at a purchase price of $10.00 per share, and (ii) Pfizer 3,833,333.33 shares of Series A-2 Preferred Stock in consideration for the transactions contemplated by the Pfizer License Agreement (see the section entitled “—Pfizer License Agreement” above). In July 2019, Cerevel issued and sold an aggregate of 3,450 shares of its Series A-1 Preferred Stock and 2,300 shares of its Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $57,500. In December 2019, Cerevel issued and sold an aggregate of 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $60.0 million. In July 2020, Cerevel issued and sold an aggregate of 1,750,000 shares of Series A-1 Preferred Stock and 750,000 shares of Series A Common Stock to Bain Investor at a purchase price of $10.00 per share, for aggregate consideration of $25.0 million.

The following table summarizes purchases of its Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A Common Stock by related persons in these transactions:

5% Stockholder	Series A-1 Preferred Stock (#)	Total Purchase Price ($)	Series A-2 Preferred Stock (#)	Total Purchase Price ($)		Series A Common Stock (#)	Total Purchase Price ($)
Bain Investor(1)	12,857,525	128,575,250	—	—		7,148,225	71,482,250
Pfizer(2)	—	—	3,833,333.33	—	(3)	—	—

(1)

Bain Investor is a holder of 5% or more of its capital stock. Bain Capital Investors, LLC, or BCI, is the ultimate general partner of Bain Investor. Mr. Gordon, who is one of its directors, is a managing director of BCI and, as a result, may be deemed to share beneficial ownership of the shares held by Bain Investor Dr. Koppel, who is one of its directors, is a managing director of Bain Capital Life Sciences Investors, LLC, or BCLSI, which is the general partner of Bain Capital Life Sciences Fund, LP, or BCLSF. As a result, Dr. Koppel may be deemed to share beneficial ownership of the shares held by Bain Investor.

(2)

Pfizer is a holder of 5% or more of its capital stock. Dr. Birnbaum and Mr. Giordano, each a member of its board of directors, are each employed by Pfizer. Neither Dr. Birnbaum nor Mr. Giordano has voting or dispositive power over the shares held by Pfizer and each of them disclaims beneficial ownership of all such shares.

(3)

As consideration for the licensed assets, Cerevel issued Pfizer 3,833,333.33 shares of its Series A-2 Preferred Stock with an estimated fair value of $100.4 million, or $26.20 per share, Cerevel reimbursed

$11.0 million of direct expenses related to the Pfizer License Agreement, and Cerevel agreed to make payments upon satisfaction of regulatory approval and commercial milestones and to pay Pfizer tiered royalties on aggregate net sales on applicable products under the Pfizer License Agreement.

Stock Purchase Agreement

The Stock Purchase Agreement that Cerevel entered into in connection with its initial financing provides, among other things, that:

•

if Cerevel has not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing, subsequent financings and from this transaction and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of its common stock such that the Financing Threshold is met;

•

if at any time prior to the Financing Threshold having been met, its cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of its Series A-1 Preferred Stock and Series A Common Stock that allows Cerevel to maintain a reasonable level of cash to fund its operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer terminated the Stock Purchase Agreement at the Closing.

Stockholders’ Agreement

In connection with the initial financing, Cerevel entered into the Stockholders’ Agreement with Bain Investor and Pfizer. The Stockholders’ Agreement, among other things, provides the terms for the constituency of directors. Pursuant to the terms of the Stockholders’ Agreement, the following directors were elected to serve as members on its board of directors and, as of the date of this prospectus, continue to so serve: N. Anthony Coles, Morris Birnbaum, Marijn Dekkers, Douglas Giordano, Christopher Gordon, Adam Koppel, Norbert Riedel and Gabrielle Sulzberger. Dr. Coles was selected to serve on its board of directors as Cerevel’s Chief Executive Officer and Chairperson; Dr. Birnbaum and Mr. Giordano were selected to serve on its board of directors as designated by Pfizer; and Mr. Gordon, Dr. Koppel and Ms. Sulzberger were selected to serve on Cerevel’s board of directors by Bain Investor. In addition, Drs. Dekkers and Riedel were selected to serve on its board of directors by Bain Investor, subject to the written consent of Pfizer, as directors who are not affiliated with any investor, and possess relevant industry experience. Bain Investor has the right to designate a fourth director pursuant to the Stockholders’ Agreement but has not elected a fourth director to date.

Each of Bain Investor and Pfizer’s right to appoint directors is subject to continued ownership of shares of its securities. With respect to Bain Investor, for so long as Bain Investor holds an amount of its equity securities that is equal to 50% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled to select four directors, with such right (i) decreasing to three directors at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 35% but less than 50% of the amount of securities it held at the closing of the Stock Purchase Agreement; (ii) decreasing to two directors at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 20% but less than 35% of the amount of securities it held at the closing of the Stock Purchase Agreement; (iii) decreasing to one director at such time when Bain Investor holds an amount of its equity securities that is equal to or greater than 5% but less than 20% of the amount of securities it held at the closing of the Stock Purchase Agreement;

and (iv) terminating at such time when Bain Investor holds an amount of its equity securities that is less than 5% of the amount of securities it held at the closing of the Stock Purchase Agreement. With respect to Pfizer, for so long as Pfizer holds an amount of its equity securities that is equal to 50% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled to select two directors, with such right (i) decreasing to one director at such time when Pfizer holds an amount of its equity securities that is equal to or greater than 20% but less than 50% of the amount of securities it held at the closing of the Stock Purchase Agreement; and (ii) terminating at such time when Pfizer holds an amount of its equity securities that is less than 20% of the amount of securities it held at the closing of the Stock Purchase Agreement. Additionally, for so long as Bain Investor holds an amount of its equity securities that is equal to 60% or more of the amount of securities it held at the closing of the Stock Purchase Agreement, it shall be entitled, with the written consent of Pfizer, to select two unaffiliated directors to its board of directors. The respective rights of Bain Investor and Pfizer to appoint directors to its board of directors will survive the completion of the Business Combination and directors previously elected to its board of directors pursuant to the Stockholders’ Agreement will continue to serve as directors until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification.

In addition, pursuant to the Stockholders’ Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Bain Investor and Pfizer, (ii) any member of its board of directors, non-voting observer or any officer who is not its or its subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Bain Investor or Pfizer who is not its or its subsidiaries’ full-time employee (any such person listed in (i), (ii) or (iii) being referred to herein as an External Party). Therefore, Cerevel renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer terminated the Stockholders’ Agreement at the Closing.

Registration Rights Agreement

In connection with the initial financing, Cerevel entered into a registration rights agreement with Bain Investor and Pfizer, or the Registration Rights Agreement. Pursuant to the Business Combination Agreement and the Cerevel Shareholder Transaction Support Agreements, Cerevel, Bain Investor and Pfizer terminated the Registration Rights Agreement at the Closing.

Management Agreement

In connection with the initial financing, Cerevel entered into a management agreement, or the Management Agreement, with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor. The Management Agreement, among other things:

•	obligates Cerevel to pay such entities a non-refundable quarterly fee of $250,000; and

•

obligates Cerevel to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities.

Cerevel paid the remaining approximately $3.0 million of management fees payable under the Management Agreement upon the closing of the Business Combination. No additional fees shall be payable pursuant to the Management Agreement following the closing of the Business Combination. Following the Closing of the Business Combination, New Cerevel entered into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

Consulting Agreement

Prior to his joining Cerevel as its Chief Human Resources Officer, Cerevel was party to a consulting agreement with Ken DiPietro pursuant to which Cerevel paid Mr. DiPietro approximately $250,000 in fees for services and expense reimbursement and granted him 5,000 options to purchase its common stock in consideration for human resources planning services. Such consulting agreement terminated automatically once Mr. DiPietro joined Cerevel as an employee in April 2019.

Policies for Approval of Related Person Transactions

Cerevel’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to the Business Combination, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by Cerevel’s board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Policies and Procedures for Related Person Transactions

Cerevel’s written related person transaction policy sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Cerevel or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New Cerevel’s officers or one of New Cerevel’s directors;

•	any person who is known by New Cerevel to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Cerevel has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related person transactions.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning the directors and executive officers of New Cerevel.

Name	Age	Position
N. Anthony Coles, M.D.	60	President, Chief Executive Officer, Chairperson and Class I Director
Mark Bodenrader	48	Chief Accounting Officer
Kenneth DiPietro	61	Chief Human Resources Officer
Orly Mishan	48	Chief Business Officer
Bryan Phillips	49	Chief Legal Officer
John Renger, Ph.D.	51	Chief Scientific Officer
Raymond Sanchez, M.D.	59	Chief Medical Officer
Kathleen Tregoning	49	Chief Corporate Affairs Officer
Kathy Yi	49	Chief Financial Officer
Morris Birnbaum, M.D., Ph.D.	68	Class I Director
Marijn Dekkers, Ph.D.	63	Class III Director
Douglas Giordano	58	Class II Director
Christopher Gordon	47	Class I Director
Adam Koppel, M.D., Ph.D.	51	Class II Director
Norbert Riedel, Ph.D.	63	Class III Director
Gabrielle Sulzberger	60	Class III Director

The foregoing table does not include (1) one vacant director position to be filled following the Effective Time in accordance with the Amended and Restated Registration and Shareholder Rights Agreement and the Governing Documents of New Cerevel and (2) one director to be mutually agreed by Cerevel and Sponsor prior to December 15, 2020, which director shall be appointed by the New Cerevel Board to serve as a director on the New Cerevel Board promptly after such individual is mutually agreed.

Executive Officers

N. Anthony Coles, M.D. has been Cerevel’s President and Chief Executive Officer since September 2019 and has served as the Chairperson of its board of directors since December 2018. From October 2014 to September 2019, Dr. Coles co-founded and served as the chairperson and chief executive officer of Yumanity Therapeutics, LLC, where he continues to serve as the chairperson of the board of directors. Yumanity Therapeutics is a clinical-stage biopharmaceutical company targeting neurodegenerative diseases caused by protein misfolding. From October 2013 to October 2014, Dr. Coles served as the chairperson and chief executive officer of TRATE Enterprises, LLC, a privately-held company. Previously, Dr. Coles served as president, chief executive officer and chairperson of the board of Onyx Pharmaceuticals, Inc., from 2012 until its sale to Amgen in 2013, having served as its president, chief executive officer and a member of its board of directors from 2008 until 2012. Prior to joining Onyx Pharmaceuticals, Inc., Dr. Coles was president, chief executive officer and a member of the board of directors of NPS Pharmaceuticals, Inc. Before joining NPS Pharmaceuticals, Inc. in 2005, Dr. Coles was senior vice president of commercial operations at Vertex Pharmaceuticals Inc., and earlier, held several executive positions at Bristol-Myers Squibb Company and positions of increasing responsibility at Merck & Co., Inc. In addition to having previously served as a director of Onyx and NPS, Dr. Coles was formerly a director of CRISPR Therapeutics AG, Laboratory Corporation of America Holdings and Campus Crest Communities, Inc. Dr. Coles currently serves on the board of directors of McKesson Corporation and Regeneron Pharmaceuticals, Inc. and is a member of the Board of Trustees for Johns Hopkins University. He previously served as a member of the board of directors of CRISPR Therapeutics AG. He is also a member of the Council for the Smithsonian’s National Museum of African American History and Culture in Washington, D.C.; a member of the Board of Trustees for The Metropolitan Museum of Art in New York City; a member of the

Board of Directors of the Council on Foreign Relations, an independent, non-partisan membership organization, think tank, and publisher; and a member of the Harvard Medical School Board of Fellows. Dr. Coles earned a B.A. at Johns Hopkins University, a medical degree from Duke University, and a master’s degree in public health from Harvard University. He completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School. Cerevel believes Dr. Coles is qualified to serve on its board of directors because of his extensive executive experience in its industry and his service as its Chief Executive Officer

Mark Bodenrader has served as Cerevel’s Vice President of Finance and Chief Accounting Officer since September 2019. Prior to joining Cerevel, from February 2007 to September 2019, Mr. Bodenrader held various roles of increasing responsibility at Biogen Inc., a publicly traded biotechnology company, most recently as corporate controller. Previously, he was head of internal audit at Heritage Property Investment Trust. From 2003 to 2004, Mr. Bodenrader served as manager, assurance and business advisory services at Grant Thornton LLP, after serving as assistant controller at Cabot Industrial Trust from 1998 to 2002. Mr. Bodenrader began his career in public accounting at Arthur Andersen, LLP. Mr. Bodenrader earned a B.S. in Finance and Accounting from Merrimack College, and is a Certified Public Accountant.

Kenneth DiPietro has served as Cerevel’s Chief Human Resources Officer since April 2019. Prior to joining Cerevel, Mr. DiPietro worked as the chief talent officer for Oak Hill Capital Partners from February 2018 to October 2018 and was also a senior advisor to several Polaris Ventures portfolio companies beginning in August 2017. Previously, he was a director at InVivo Therapeutics Holdings Corp. after serving as executive vice president of human resources at Biogen Inc. from February 2012 to September 2017. Earlier in his career, Mr. DiPietro held senior human resources roles with Lenovo Group Limited, Microsoft Corporation, and Dell Technologies. Mr. DiPietro also served in a range of human resource and general management positions over 19 years at PepsiCo. Mr. DiPietro earned a B.S. in Industrial and Labor Relations from Cornell University. He sits on the Dean’s Advisory Board at Cornell, the Peer Roundtable, the Boston Posse Advisory Board and advises a small number of technology startups focused on human resource management.

Orly Mishan has served as Cerevel’s Chief Business Officer since July 2019. Previously, from January 2017 to July 2019, Ms. Mishan served as a principal at Bain Capital Life Sciences. Prior to joining Bain Capital Life Sciences, Ms. Mishan held roles of increasing responsibility at Biogen Inc. from December 2015 to January 2017, most recently as the vice president of corporate strategy. From June 2004 to December 2015, Ms. Mishan held various leadership positions at Boston Scientific, most recently as director, global healthcare solutions. Ms. Mishan began her career as a business analyst at McKinsey & Company and transitioned to a role in the healthcare industry at Pfizer Pharmaceuticals. Ms. Mishan is an advisor to Bain Capital Life Sciences and a member of the board of directors at Kestra Medical Technologies. She earned a B.A. in economics and political science from Columbia University.

Bryan Phillips has served as Cerevel’s Chief Legal Officer since December 2019. Prior to joining Cerevel, from July 2005 to November 2019, Mr. Phillips held several positions of increasing responsibility at Surmodics, Inc., a publicly-traded medical technology company, most recently as the senior vice president, legal, human resources and information technology, general counsel and secretary. Previously, Mr. Phillips served as patent counsel at Guidant Corporation’s Cardiac Rhythm Management Group (now part of Boston Scientific) from 2001 to 2005. Mr. Phillips began his legal career at a Minneapolis-based intellectual property law firm. He currently serves as chair of the board of trustees for the Science Museum of Minnesota. Mr. Phillips earned a B.S. in mechanical engineering from the University of Kansas and a J.D. from the University of Minnesota Law School

John Renger, Ph.D. has served as Cerevel’s Chief Scientific Officer since May 2019. Prior to joining Cerevel, Dr. Renger served as vice president of research and development and regulatory affairs at Imbrium Therapeutics L.P. from April 2018 to April 2019, and as head of clinical research and translational medicine at Purdue Pharma L.P. from August 2016 to April 2018. Previously, Dr. Renger held roles of increasing responsibility at Merck & Co. between October 2001 and August 2016, most recently serving as associate vice president. Dr. Renger was a postdoctoral fellow at the Massachusetts Institute of Technology Center for Learning and Memory and previously worked at the RIKEN Brain Science Institute in Japan. Dr. Renger earned his Ph.D. in biological sciences with a focus on neurogenetics at the University of Iowa where he also completed his B.S. in biology.

Raymond Sanchez, M.D., has served as Cerevel’s Chief Medical Officer since January 2019. Previously, from November 2007 to January 2019, Dr. Sanchez held various roles of increasing responsibility at Otsuka Pharmaceutical Development and Commercialization, Inc., most recently as senior vice president, global clinical development. From June 2018 to January 2019, Dr. Sanchez served as the chief medical officer of Avanir Pharmaceuticals. Dr. Sanchez is currently the executive co-chair of the International Society for CNS Drug Development and trustee, member of the board of directors for the Connecticut Mental Health Center Foundation, Yale School of Medicine, as well as several other not-for-profit organizations. Dr. Sanchez received a bachelor’s degree from the Weinberg College of Arts and Sciences at Northwestern University and a medical degree from the Feinberg School of Medicine at Northwestern. He completed his residency training and fellowship in psychiatry at the Yale University Medical School, where he was also appointed as an instructor.

Kathleen Tregoning has served as Cerevel’s Chief Corporate Affairs Officer since July 2020. Prior to joining Cerevel, from February 2017 to March 2020, Ms. Tregoning served as Executive Vice President for External Affairs at Sanofi S.A., a French multinational pharmaceutical company, where she was responsible for leading an integrated organization that brought together market access, communications, public policy, government affairs, patient advocacy, and corporate social responsibility. Prior to joining Sanofi, Ms. Tregoning spent more than a decade at Biogen Inc., a multinational biotechnology company, first as Vice President, Public Policy & Government Affairs, from 2006 to 2015, and then as Senior Vice President, Corporate Affairs, from December 2015 to February 2017. Previously, Ms. Tregoning served as a professional staff member in the United States Congress, where she held health policy roles with the Senate Budget Committee, the House Energy & Commerce Committee, and the House Ways & Means Committee. Ms. Tregoning began her career with Andersen Consulting, where she developed business strategies and processes for clients in a range of industries, and later served as an Assistant Deputy Mayor for Policy & Budget in the office of the Mayor of Los Angeles. Ms. Tregoning graduated from Stanford University with a B.A. in International Relations and holds an M.A. in Public Policy from the Kennedy School of Government at Harvard University.

Kathy Yi has served as Cerevel’s Chief Financial Officer since June 2019. Ms. Yi has over 18 years of experience in corporate finance, including financial analysis in support of M&A transactions, licensing and other business development activities. Previously, Ms. Yi served as executive vice president, chief financial officer and secretary of Sangamo Therapeutics, Inc., from February 2017 to June 2019. Prior to Sangamo Therapeutics, Ms. Yi was head of finance at Novartis Pharmaceutical Corporation from February 2014 to February 2017. From 2007 to 2014, Ms. Yi held various financial management positions of increasing seniority at Life Technologies Corp., a biotech company that was acquired by Thermo Fisher Scientific in 2014, including finance leader, corporate FP&A from 2012 to 2014, director of finance, M&A/corporate development from 2010 to 2012 and director of finance, global manufacturing operations from 2007 to 2010. From 2001 to 2007, Ms. Yi held increasing roles of responsibilities in corporate finance at Intel Corporation. Ms. Yi earned her B.S. in Chemical Engineering from the University of California at Berkeley and an M.B.A. from Columbia Business School.

Directors

Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, each director and executive officer of ARYA ceased serving in such capacities and eight new directors were appointed to the Board. The Board was divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2021 for Class I directors, 2022 for Class II directors and 2023 for Class III directors. Dr. Coles, Dr. Birnbaum and Mr. Gordon were appointed as Class I directors, Mr. Giordano and Dr. Koppel were appointed as Class II directors and Dr. Dekkers, Dr. Riedel and Ms. Sulzberger were appointed as Class III directors.

Morris Birnbaum, M.D., Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Since 2017, Dr. Birnbaum has served as the senior vice president and chief scientific officer of internal medicine at Pfizer Inc., where he previously served as senior vice president and chief scientific officer of CVMET from 2014 to 2017. Previously, Dr. Birnbaum served as a professor of medicine at the University of Pennsylvania from December 1994 to June 2014. Dr. Birnbaum was elected to membership in the American Society for Clinical Investigation and Association of American Physicians, and is a fellow of the American Association for the Advancement of Science. Dr. Birnbaum completed his undergraduate, graduate, and medical training at Brown University. He carried out clinical training in internal medicine at Barnes Hospital of Washington University School of Medicine and then performed postdoctoral studies at the University of California, San Francisco and Sloan-Kettering Cancer Institute. Cerevel believes Dr. Birnbaum is qualified to serve on its board of directors because of his scientific and industry experience in its field.

Marijn Dekkers, Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Since May 2017, Dr. Dekkers has served as a founder and the chairman of Novalis LifeSciences LLC, an investment and advisory firm for the life science industry. From October 2010 to April 2016, Dr. Dekkers served as chief executive officer of Bayer AG in Leverkusen, Germany, and from 2002 to 2009, he was chief executive officer of Thermo Fisher Scientific. Dr. Dekkers currently serves on the board of directors of the Foundation for the National Institutes of Health, Georgetown University, Unilever and Quanterix Corporation. Dr. Dekkers received his Ph.D. and M.S. in chemical engineering from the University of Eindhoven and his bachelor’s degree in chemistry from the Radboud University, both in the Netherlands. Cerevel believes Dr. Dekkers is qualified to serve on its board of directors because of his extensive executive experience in its industry.

Douglas Giordano has served as a member of Cerevel’s board of directors since September 2018. Mr. Giordano is currently a senior vice president in Pfizer Inc.’s Worldwide Business Development Group, which he joined in 2007. Previously, Mr. Giordano held positions of increasing responsibility within Pfizer’s U.S. Pharmaceuticals commercial strategy and business development team. Before his U.S. pharmaceuticals operating role, Mr. Giordano worked in a mergers and acquisitions role within Pfizer’s Medical Technology Group. Prior to his role with the Medical Technology Group, Mr. Giordano held positions within Pfizer’s U.S. Pharmaceutical Group in finance and global manufacturing. Prior to joining Pfizer, Mr. Giordano was a consultant at Booz, Allen & Hamilton. From March 2017 to March 2019, Mr. Giordano served on the board of directors of ICU Medical, Inc. He currently serves on the board of directors of ViiV Healthcare Limited. Mr. Giordano earned a bachelor’s degree in biomedical engineering from Duke University and an M.B.A. from Cornell University’s Johnson School of Business. Cerevel believes Mr. Giordano is qualified to serve on its board of directors because of his industry experience in its field.

Christopher Gordon has served as a member of Cerevel’s board of directors since September 2018. Mr. Gordon is a managing director at Bain Capital. He joined the firm in 1997 and has significant experience in private equity investing, with a specialized focus in the healthcare sector. He currently leads Bain Capital’s North American healthcare team and is a member of the investment committee for the Bain Capital Life Sciences Fund. Prior to joining Bain Capital, he was a consultant at Bain & Company. Mr. Gordon has been actively involved in and served on the Board of Directors of a wide spectrum of prominent healthcare companies in which Bain Capital has made investments. These include HCA Inc., Quintiles Transnational Corporation, Grupo Notre Dame Intermedica, Air Medical Group Holdings Inc., Acadia Healthcare Company Inc., Beacon Health Options, Physio Control Inc., QuVa Pharmaceuticals, Waystar Inc., Aveanna and Surgery Partners. He is also a founding director of the Healthcare Private Equity Association. Mr. Gordon volunteers his time and support to a variety of charitable organizations and currently serves on the board of directors of Tenacity, Boston Medical Center Health Plan and Dana Farber Cancer Institute Board of Trustees. Mr. Gordon received a bachelor’s degree in economics from Harvard College, graduating magna cum laude, and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Cerevel believes Mr. Gordon is qualified to serve on its board of directors because of his experience as a director and public equity and growth private equity investor in pharmaceutical companies.

Adam Koppel, M.D., Ph.D. has served as a member of Cerevel’s board of directors since September 2018. Dr. Koppel is managing director of Bain Capital Life Sciences. He initially joined Bain Capital Public Equity in 2003, where he was a leader within the healthcare sector until 2014. From 2014 to 2016, Dr. Koppel was executive vice president of corporate development and chief strategy officer at Biogen, Inc. Prior to joining Bain Capital Public Equity in 2003, Dr. Koppel was an associate principal at McKinsey & Co in New Jersey where he served a variety of healthcare companies. Dr. Koppel sits on the board of directors of Solid Biosciences, Inc., Dicerna Pharmaceuticals, Inc., Aptinyx Inc., Foghorn Therapeutics, Inc and Viacyte, Inc. Dr. Koppel previously served on the board of directors of Trevena, Inc. and PTC Therapeutics, Inc. Dr. Koppel graduated magna cum laude from Harvard University with a bachelor’s and master’s degrees in history and science. He received an M.D. and Ph.D. in neuroscience from the University of Pennsylvania School of Medicine and an M.B.A. from The Wharton School at the University of Pennsylvania, where he was a Palmer Scholar. Cerevel believes Dr. Koppel is qualified to serve on its board of directors because of his background as an executive officer, director and public equity and growth private equity investor in pharmaceutical companies, as well as his scientific and medical background.

Norbert G. Riedel, Ph.D., has served as a member of Cerevel’s board of directors since December 2018. Since September 2015, Dr. Riedel has served as the president and chief executive officer of Aptinyx Inc., a biopharmaceutical company, where he also serves as a member of the board of directors. Dr. Riedel previously served as chief executive officer and president of Naurex Inc., the predecessor to Aptinyx Inc., from January 2014 to August 2015. From 2001 to January 2013, he served as corporate vice president and chief scientific officer of Baxter International Inc., a diversified healthcare company, where from 1998 to 2001, he also served as president and general manager of the recombinant therapeutic proteins business unit and vice president of research and development of the bioscience business unit. From 1996 to 1998, Dr. Riedel served as head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Dr. Riedel served on the board of directors of Ariad Pharmaceuticals, Inc., an oncology company, from May 2011 until the company was acquired in February 2017. Dr. Riedel also serves on the board of directors of Jazz Pharmaceuticals plc, Eton Pharmaceuticals, Inc. and the Illinois Biotechnology Innovation Organization and is also a member of the Austrian Academy of Sciences. Dr. Riedel is an Adjunct Professor at Boston University School of Medicine and an Adjunct Professor of Medicine at Northwestern University’s Feinberg School of Medicine. Dr. Riedel previously served as an associate professor of medicine at Boston University School of Medicine and a visiting associate professor at the Massachusetts Institute of Technology. Dr. Riedel holds a diploma in biochemistry and a Ph.D. in biochemistry from the University of Frankfurt. Cerevel believes Dr. Riedel is qualified to serve on its board of directors because of his significant scientific, drug discovery and development, and commercial expertise with over 20 years of experience in the biotechnology and pharmaceutical industries.

Gabrielle Sulzberger has served as a member of Cerevel’s board of directors since June 2019. Ms. Sulzberger is currently a partner at Fontis Partners, a private equity fund, where she has served since 2014. Ms. Sulzberger currently serves as the chairperson of the board of True Food Kitchen, as a member of the board of directors of Mastercard, Acorns Financial and Brixmor Property Group and as a board trustee of the Ford Foundation. Previously, Ms. Sulzberger served as the chairperson of the board of directors of Whole Foods Market and as a member of the board of directors of Teva Pharmaceuticals and Stage Stores. Ms. Sulzberger earned a bachelor’s degree from Princeton University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. Cerevel believes Ms. Sulzberger is qualified to serve on its board of directors because of her experience as a private equity investor as well as her experience as a director of a range of businesses and industries.

Director Independence

The rules of the Nasdaq require that a majority of the New Cerevel Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of ARYA or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The New Cerevel Board has determined that each individual who serves on the New Cerevel Board, other than Dr. Coles, qualifies as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

The New Cerevel Board has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. Copies of each committee’s charter are posted on the investor relations section of our website. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.

Audit Committee

The members of our audit committee are Ms. Sulzberger, Mr. Giordano and Dr. Riedel, and Ms. Sulzberger serves as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and each, other than Mr. Giordano, qualified as independent directors for audit committee purposes under applicable rules. New Cerevel is relying on the phase-in rules of the SEC and Nasdaq with respect to the independence of its audit committee. These rules require that all members of New Cerevel’s audit committee meet the independence standard for audit committee membership by June 2021. Each of Ms. Sulzberger, Mr. Giordano and Dr. Riedel is financially literate and it is anticipated that each of Ms. Sulzberger, Mr. Giordano and Dr. Riedel will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The members of our compensation committee are Dr. Dekkers, Dr. Koppel and a third director to be determined, all of whom are or will be independent directors, and Dr. Dekkers serves as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mr. Gordon, Ms. Sulzberger and Mr. Giordano, all of whom are independent directors, and Mr. Gordon serves as the chairperson of the nominating and corporate governance committee.

Science and Technology Committee

The members of our science and technology committee are Dr. Riedel, Dr. Birnbaum and Dr. Koppel, and Dr. Riedel serves as the chairperson of the science and technology committee.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our company.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics is available on our website.

We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in public filings. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Cerevel’s approach to executive compensation directly supports the intentional talent strategy Cerevel has employed to (i) develop a new organization that will experience significant growth in a short time period, while addressing its complex and extensive pipeline portfolio and (ii) explore external business development opportunities that align with the company’s long-term goals. With a “ready-made” pipeline of 11 small molecule programs, which includes five clinical-stage product candidates and at least eight clinical trials underway or expected to start by the end of 2021, Cerevel believes its portfolio of product candidates is larger and more complex than that of most other development-stage biopharmaceutical companies, necessitating an executive compensation philosophy that reflects and rewards that complexity.

Cerevel has built a highly experienced team of senior leaders and neuroscience drug developers who combine a nimble, results-driven biotech mindset with the proven expertise of large pharmaceutical company drug discovery and development. Cerevel’s people will be what differentiates Cerevel from its competitors through building deep and innovative capabilities and expertise. Constructing a leadership team to provide structure and direction to the various units will require retaining talent with proven leadership and results, extensive technical expertise, aggressive organizational expansion experience and the vision to take Cerevel to new heights. Attracting, recruiting and hiring talent who have the requisite skill set, background and success record to lead and manage a portfolio of its scale with the dexterity to operate in a start-up environment, is a challenge.

Cerevel’s named executive officers are identified in the 2019 summary compensation table below. Their compensation primarily consists of (1) base salary, (2) annual performance-based cash bonus and (3) equity incentive awards. Cerevel’s named executive officers are also eligible to participate in the same retirement and health and welfare benefit plans as its other full-time employees.

The compensation committee will continue to annually review and assess Cerevel’s compensation programs to ensure they align with Cerevel’s compensation philosophy and guiding principles. The compensation committee will continue to engage a seasoned compensation consultant to provide tailored market guidance and best practices.

Cerevel’s named executive officers are:

•	N. Anthony Coles, M.D., its President, Chief Executive Officer and Chairperson;

•	Raymond Sanchez, M.D., its Chief Medical Officer; and

•	John Renger, Ph.D., its Chief Scientific Officer.

2019 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Cerevel’s named executive officers for services rendered to Cerevel in all capacities in 2019. These figures are preliminary estimates and are subject to change. Cerevel’s actual financial results as of December 31, 2019 are subject to the completion of its consolidated financial statements as of and for such period.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	All Other Compensation ($)		Total ($)
N. Anthony Coles, M.D. President, Chief Executive Officer and Chairperson	2019	398,750	—	9,817,097	229,212	293,407	(5)	10,738,466
Raymond Sanchez, M.D. Chief Medical Officer	2019	449,148	400,000	1,730,076	213,900	136,487	(6)	2,929,611
John Renger, Ph.D. Chief Scientific Officer	2019	328,977	130,000	1,489,792	151,989	28,726	(7)	2,129,484

(1)

Dr. Coles earned a base salary of $300,000 for the period between January 1, 2019 and September 2, 2019, as Cerevel’s Executive Chairperson, which was increased to $600,000, effective upon his appointment as Chief Executive Officer on September 3, 2019. Dr. Coles also continues to serve as Cerevel’s Chairperson but receives no additional compensation for his service in this role. Dr. Sanchez joined the Company as its Chief Medical Officer effective January 14, 2019. His base salary and bonus for 2019 were prorated to reflect his partial year of employment from January 14, 2019 through December 31, 2019. Dr. Renger joined the Company as its Chief Scientific Officer effective April 8, 2019. His base salary and bonus for 2019 were prorated to reflect his partial year of employment from April 8, 2019 through December 31, 2019.

(2)

The amounts reflect signing bonuses paid to Drs. Sanchez and Renger at their respective times of hire. All other cash bonuses, which were based upon the achievement of performance goals under its annual performance-based cash bonus program, are disclosed under the “Non-Equity Incentive Compensation” column.

(3)

For Drs. Sanchez and Renger, the amounts reflect the aggregate grant date fair value of stock option awards granted in 2019, as computed in accordance with ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, or ASC 718. Dr. Coles holds a stock option award that was granted in 2018 but was materially modified in 2019. The modification reflected amendments to the deadline for attainment of one of the vesting conditions on 83.25% of the shares underlying the stock option award. The vesting condition originally required Dr. Coles to become Chief Executive Officer by March 31, 2019, which date was extended to September 4, 2019. Thus, the amount reported in the table above for Dr. Coles’ award reflects the incremental fair value created by the material modification to his stock option award in 2019 and was computed as of the modification date in accordance with ASC 718 with respect to the modified award.

For information on the valuation assumptions made in the calculation of these amounts, please read Note 12, Equity-Based Compensation, to its consolidated financial statements included elsewhere in this prospectus.

(4)

The amounts reported reflect the annual performance-based cash bonus amounts awarded to its named executive officers for their service in 2019. See “—Annual Performance-Based Cash Bonus” below. The bonus payment awarded to Dr. Renger was prorated to reflect his start date.

(5)

The amount reported for Dr. Coles represents $216,000 paid by the Company for Dr. Coles’ housing allowances, $75,000 for legal fees he incurred in connection with the negotiation of his compensatory agreements, $2,006 paid by the Company for his commuter reimbursement, $219 paid by the Company for life insurance benefits paid on behalf of Dr. Coles and $182 paid by the Company for tax-gross ups for commuter reimbursements.

(6)

The amount reported for Dr. Sanchez represents $74,127 paid by the Company for Dr. Sanchez’s relocation reimbursement, $19,763 for matching contributions made by the Company under its 401(k) plan, $1,815 paid by the Company for his commuter reimbursement, $108 paid by the Company for life insurance benefits paid on behalf of Dr. Sanchez and $40,675 paid by the Company for tax-gross ups for relocation and commuter reimbursements.

(7)

The amount reported for Dr. Renger represents $12,000 paid by the Company for relocation reimbursement, $7,875 for matching contributions made by the Company under its 401(k) plan, $1,759 paid by the Company for commuter reimbursement, $108 paid by the Company for life insurance benefits paid on behalf of Dr. Renger and $2,394 paid by the Company for tax-gross ups for relocation and commuter reimbursements.

Narrative Disclosure to the Summary Compensation Table

2019 Base Salaries

The employment agreement with each named executive officer, described below, establishes a base salary, which is subject to discretionary increases. Each of its named executive officers is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities. As of December 31, 2019, the base salaries for Drs. Coles, Sanchez and Renger were $600,000, $465,000 and $450,000, respectively. Dr. Coles’ salary was increased to $600,000 (from $300,000) effective on September 3, 2019, in connection with his appointment to the position of Chief Executive Officer.

Annual Performance-Based Cash Bonus

Cerevel’s annual performance-based cash bonuses are designed to motivate and reward strong company performance based on the attainment of certain pre-identified short-term business priorities. During the year ended December 31, 2019, the target annual bonuses for Drs. Coles, Sanchez and Renger were equal to 50%, 40% and 40%, respectively, of their respective annual base salaries. Early in 2019, its board of directors determined a number of company performance goals for fiscal 2019 pertaining to (i) research and development progress of certain clinical assets and (ii) strategy, infrastructure, as well as people and culture with a pre-determined assigned weight of 60% and 40%, respectively.

In 2020, the board of directors evaluated the Company’s 2019 performance against these earlier established performance goals. For research and development, Cerevel exceeded at 125% of target, while Cerevel met the goals set for strategy, infrastructure, people and culture at 100% of target. The overall result was an aggregate achievement of 115%, or the Company Multiplier. Each named executive officer’s target bonus (pro-rated, if applicable) was then multiplied by such Company Multiplier to determine his bonus payment for 2019. The bonuses paid to Drs. Sanchez and Renger were prorated based on their actual time served with Cerevel during 2019. The amounts earned under its annual performance-based cash bonus program with respect to the fiscal year ended December 31, 2019 are reported under the “Non-Equity Incentive Compensation” column in the 2019 Summary Compensation Table above.

Equity Incentive Compensation

Cerevel motivates its executives through aligning their long-term interests with Cerevel’s success through making option awards which reward increasing the value of its company. The outstanding option awards vest as to 25% of the Available Vesting Amount (as defined below) on the applicable vesting start date of each grant and, as to the remainder of the Available Vesting Amount as of the applicable vesting date, in 36 equal monthly installments thereafter, generally subject to continued employment. The Available Vesting Amount is determined based on the attainment of the Financing Threshold and is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of its fully diluted shares for each award, which for all awards, in total, represents 10% of its fully diluted shares at the point in time the first $350.0 million of funding is achieved. In the event of any additional cash investments (not to exceed $350.0 million) in exchange for capital stock of the company following any vesting date, the vested shares underlying the option award, if then outstanding, and the unvested shares eligible to vest, will be increased on a pro rata basis to reflect the resulting increased Available Vesting Amount. In addition, to further motivate Cerevel’s executives, an approximate 300% premium in exercise price was applied to 25% of the option grant.

During the fiscal year ended December 31, 2019, Cerevel granted options to purchase up to 387,692 shares of its common stock to Dr. Sanchez and options to purchase up to 333,847 shares of its common stock to Dr. Renger. Dr. Coles similarly received an option grant to purchase up to 2,153,846 shares of its common stock in 2018 in connection with his initial appointment as its Executive Chairperson and as Chairperson of Cerevel’s board of directors and in anticipation of his appointment to Chief Executive Officer in 2019 which was amended in 2019 (see “—Employment Agreements with Cerevel’s Named Executive Officers” for further details). Similar to the other named executive officers, a quarter of the options granted had an exercise price set at an approximate 300% premium. In addition to the vesting terms described above, the option awards provide for accelerated vesting of any then unvested portion of the Available Vesting Amount in the event of a change in control or liquidity event, and for Dr. Coles and Dr. Sanchez, 12 months of additional time-based vesting of the Available Vesting Amount in the event of a termination of employment without cause or for good reason. This transaction will not constitute a change of control or liquidity event for purposes of the option awards. Dr. Coles’ option award also entitles him to immediate exercisability of 100% of the then-applicable Available Vesting Amount in exchange for restricted stock, which, to the extent unvested at the time of such exercise, would be subject to the same time-vesting schedule as the option award. These awards are described in more detail in the “Outstanding Equity Awards at 2019 Fiscal Year-End” table below.

Employment Agreements with Cerevel’s Named Executive Officers

Employment Agreements

The Company is party to employment agreements with N. Anthony Coles, M.D., its President, Chief Executive Officer and Chairperson, Raymond Sanchez, M.D., its Chief Medical Officer and John Renger, Ph.D., its Chief Scientific Officer, each of its named executive officers. The material terms of these agreements with Drs. Coles, Sanchez and Renger are described below.

N. Anthony Coles, M.D. On November 23, 2018, Old Cerevel entered into an employment agreement with Dr. Coles for the position of Executive Chairperson, Chairperson of Cerevel’s board of directors and his future appointment to Chief Executive Officer. In accordance with his employment agreement, as amended, on November 27, 2018, Dr. Coles was appointed to the position of Executive Chairperson and Chairperson of its board of directors with a base salary of $300,000. Dr. Coles’ agreement also provided for him to become Chief Executive Officer no later than March 31, 2019; however, his agreement was subsequently amended to provide for his appointment to be effective as of September 3, 2019. In connection with taking on the Chief Executive Officer role, Dr. Coles’ base salary increased to $600,000. Under his employment agreement, Dr. Coles is eligible to earn an annual target bonus equal to 50% of his base salary. His salary is subject to increase from time to time by the Board within its discretion. Dr. Coles was promised an equity award of stock options, a portion of which was contingent upon him becoming Chief Executive Officer no later than March 31, 2019, which deadline was extended by subsequent amendments to September 4, 2019. Dr. Coles’ employment agreement provides that his stock option awards that are subject to time-based vesting and outstanding as of the date of a sale event (as defined in his employment agreement) will be accelerated and vest in connection with such sale event if (i) he is in continuous service through the date of such sale event or (ii) within the 12 month period following a sale event his employment is (A) terminated by the Company without cause (as defined in, and modified for severance purposes, in his employment agreement) or (B) he resigns for good reason (as defined in his employment agreement). Dr. Coles is also eligible to receive reimbursement of up to $18,000 per month in reasonable living and commuting expenses and applicable taxes, through November 28, 2020, subject to repayment of up to 50% of such amounts if Dr. Coles’ employment is terminated by Cerevel for cause or he resigns without good reason within 24 months of the effective date of his employment agreement. Dr. Coles’ agreement provided for the reimbursement by Cerevel of up to $75,000 of legal fees incurred in connection with the negotiation of his employment agreement and related agreements. Dr. Coles is eligible to participate in the employee benefit plans generally available to all its full-time employees, subject to the terms of those plans.

Dr. Coles’ employment has no specified term but can be terminated at will by either party. If Dr. Coles’ employment is terminated by Cerevel without cause or by him for good reason, Dr. Coles will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twenty-four (24) months of salary continuation, (ii) a prorated amount of his target bonus, (iii) acceleration of an additional 12 months of vesting for his stock options and any other stock awards granted to him under its equity incentive plan and (iv) up to twenty-four (24) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation. In the event his employment is terminated within twelve (12) months following a sale event (as defined in the agreement), in addition to the accelerated vesting of his stock option award and any other time-based equity awards described above, subject to certain limitations, he will be entitled to receive (i) twenty-four (24) months of salary plus two times (2x) his target bonus payable in a lump sum, and (ii) up to eighteen (18) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

Raymond Sanchez, M.D. On November 26, 2018, Old Cerevel entered into an employment agreement with Dr. Sanchez, effective January 14, 2019, for the position of Chief Medical Officer. Pursuant to his employment agreement, as amended, Dr. Sanchez is entitled to a base salary of $465,000 and is eligible to earn an annual target bonus equal to 40% of his base salary. His salary is subject to increase from time to time by the Board in its discretion. Dr. Sanchez is eligible to participate in its employee benefit plans generally available to its employees, subject to the terms of those plans. Dr. Sanchez’s employment agreement also provided for an initial grant of stock options, a $400,000 signing bonus and reimbursement of relocation expenses up to $130,000 (grossed up for any taxes imposed on the amounts reimbursed) (such signing bonus and relocation expenses, the “Additional Compensation”). In the event Dr. Sanchez’s employment is terminated by Cerevel for cause (as such term is defined in the employment agreement) or by Dr. Sanchez without good reason (as such term is defined in the employment agreement) within the twenty-four (24) month period following his start date, Dr. Sanchez will be required to repay Cerevel an amount equal to 50% of his Additional Compensation within the thirty (30) day period following the date on which his employment terminates. Pursuant to his employment agreement, Dr. Sanchez was also entitled to reimbursement by Cerevel for the cost of his and his dependents’ participation in his former employer’s health and welfare and life and disability insurance plans during his transition to its company, and also was provided with specific premium business and travel reimbursement entitlements.

Dr. Sanchez’s employment has no specified term but can be terminated at will by either party. If Dr. Sanchez’s employment is terminated by Cerevel without cause or by Dr. Sanchez for good reason (as such terms are defined in his employment agreement). Dr. Sanchez will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twelve (12) months of salary continuation, (ii) an amount equal to a prorated portion of his target bonus for the year of such termination based on the number of days of Dr. Sanchez’s service during the year his employment is terminated and (iii) up to twelve (12) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

John Renger, Ph.D. On March 16, 2019, Old Cerevel entered into an employment agreement with Dr. Renger for the position of Chief Scientific Officer effective as of April 8, 2019. Pursuant to his employment agreement, Dr. Renger is entitled to a base salary of $450,000 and an annual target bonus equal to 40% of his annual base salary. His salary is subject to increase from time to time by the Board in its discretion. Dr. Renger is eligible to participate in its employee benefit plans generally available to its executive employees, subject to the terms of those plans. The employment agreement also provided for a $130,000 signing bonus, relocation expenses up to $150,000 (grossed up for any taxes imposed on the amounts reimbursed) and up to $3,000 monthly for living expenses for the first four months of his employment. Under his employment agreement, Dr. Renger was also promised an equity award of stock options subject to the terms of an award agreement and its equity incentive plan. In the event that Dr. Renger’s employment is terminated by Cerevel for cause or by him without good reason within the twelve (12) month period following his start date, he will be required to repay 100% of his sign-on bonus and relocation expenses. In the event that Dr. Renger’s employment is terminated by Cerevel for cause or by him without good reason on a date that is more than twelve (12) months but before twenty-four (24) months following his start date, he will be required to pay 50% of his sign-on bonus, 50% of his relocation expenses and 50% of the living expenses (in each case, the amount actually paid by Cerevel to Dr. Renger).

Dr. Renger’s employment has no specified term but can be terminated at will by either party. If Dr. Renger’s employment is terminated by Cerevel without cause, or if Dr. Renger terminates his employment for good reason (as such terms are defined in his employment agreement), Dr. Renger will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twelve (12) months of salary continuation, (ii) a prorated amount of his target annual bonus for the year of such termination based on the number of days of Dr. Sanchez’s service during the year his employment is terminated and (iii) up to twelve (12) months (dependent on COBRA eligibility for such period) of company-sponsored benefits continuation.

The foregoing description of the employment agreements with each of Drs. Coles, Sanchez and Renger does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreements, which are filed herewith as Exhibits 10.10, 10.11 and 10.12, respectively, and incorporated herein by reference.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of its named executive officers as of December 31, 2019. These figures are preliminary estimates and are subject to change. Cerevel’s actual financial results as of December 31, 2019 are subject to the completion of Cerevel’s consolidated financial statements as of and for such period.

	Option Awards(1)(2)
		Number of Securities Underlying
Name	Vesting Start Date	Unexercised Options Exercisable (#)(3)	Unexercised Options Unexercisable (#)(4)	Option Exercise Price ($/share)	Option Expiration Date
N. Anthony Coles, M.D.(5)	11/27/2018	807,958	807,427	10.00	12/24/2028
	11/27/2018	269,319	269,142	29.34	12/24/2028
Raymond Sanchez, M.D.	1/14/2019	—	290,769	10.00	02/27/2029
	1/14/2019	—	96,923	29.34	02/27/2029
John Renger, Ph.D.	4/8/2019	—	250,385	10.00	04/02/2029
	4/8/2019	—	83,462	29.34	04/02/2029

(1)

Shares of stock subject to option awards will vest, if at all, as follows: 25% of the Available Vesting Amount will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter (rounded down to the nearest whole number of shares on each such date) until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is contingent upon the respective grantee’s continued employment. The Available Vesting Amount as of December 31, 2019 was equal to approximately 50% of the total number of shares underlying each of the option awards. For additional detail regarding the calculation of and adjustments to the Available Vesting Amount tied to attainment of the Financing Threshold, see “Narrative Disclosure to the Summary Compensation Table—Equity Incentive Compensation” above.

(2)

The vesting of the option awards granted to each of the named executive officers accelerates upon the consummation of a change in control (in the case of, and as defined in, Dr. Renger’s option award) or liquidity event (in the case of, and defined in Dr. Sanchez’s and Dr. Coles’ award agreements). This transaction will not constitute a change in control or liquidity event, as applicable, that would accelerate such option awards. In addition, each of Dr. Coles’ and Dr. Sanchez’s awards provide that if he is terminated by Cerevel without cause or resigns for good reason, then the number of stock options that would have vested during the twelve (12) month period following such termination of employment will become vested as of the date of such termination of employment.

(3)

Dr. Cole’s stock option award is immediately exercisable up to the then-applicable Available Vesting Amount. Amounts in this column reflect the actual number of shares that were exercisable (both vested and unvested) pursuant to Dr. Coles’ stock option award as of December 31, 2019. As discussed under “Narrative Disclosure to the Summary Compensation Table—Equity Incentive Compensation” above, the Available Vesting Amount on any date is based on attainment of the Financing Threshold on such date. As of December 31, 2019, 218,822 options at a per share exercise price of $10.00 and 72,941 options at a per share exercise price of $29.34 were vested and exercisable. If the Financing Threshold were fully met while Dr. Coles’ option award was outstanding, the number of options that would be treated as vested and exercisable as of December 31, 2019 would be 437,644 at a per share exercise price of $10.00 and 145,882 at a per share exercise price of $29.34.

(4)

Amounts reflect the aggregate number of shares subject to the option awards that were unvested and unexercisable as of December 31, 2019, including shares that were not included in the Available Vesting Amount as of December 31, 2019 based on attainment of the Financing Threshold on such date.

(5)

Dr. Coles joined as Cerevel’s Executive Chairperson and Chairperson of its board of directors effective November 27, 2018. On December 24, 2018, Dr. Coles received a grant pursuant to which he would be eligible to vest in up to 2,153,846 options for which up to 360,769 of these options were eligible to vest immediately. Upon becoming Chief Executive Officer on September 3, 2019, Dr. Coles became eligible to vest up to 1,793,077 of the remaining options granted. All options subject to this grant have a vesting start date of November 27, 2018.

Equity Compensation Plans

Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan

At the special meeting of ARYA stockholders held on October 26, 2020, ARYA stockholders considered and approved the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan allows New Cerevel to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The ARYA Board anticipates that providing such persons with a direct stake in New Cerevel will assure a closer alignment of the interests of such individuals with those of New Cerevel and its stockholders, thereby stimulating their efforts on New Cerevel’s behalf and strengthening their desire to remain with New Cerevel.

ARYA has initially reserved 24,050,679 shares of Common Stock for the issuance of awards under the 2020 Plan (the “Initial Limit”). The 2020 Plan provides that the number of shares reserved and available for issuance under the 2020 Plan will automatically increase each January 1, beginning on January 1, 2021, by 4.0% of the outstanding number of shares of Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New Cerevel’s capitalization. The maximum aggregate number of shares of Common Stock that may be issued upon exercise of incentive stock options under the 2020 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase or 12,737,876 shares of Common Stock.

The foregoing description of the 2020 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2020 Plan, which is attached as Exhibit 10.7 hereto and incorporated herein by reference.

Cerevel Therapeutics Holdings, Inc. Employee Stock Purchase Plan

At the special meeting of ARYA stockholders held on October 26, 2020, ARYA stockholders considered and approved the Cerevel Therapeutics Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”). An aggregate of 1,655,924 shares will be reserved and available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 1.0% of the outstanding number of shares of Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board; provided that the total number of shares of Common Stock that become available for issuance under the ESPP will never exceed 16,559,240. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, which is attached as Exhibit 10.9 hereto and incorporated herein by reference.

Severance Policy

On the Closing Date, the Board approved the Severance Benefits Policy for Specified C-Suite Executives (the “Severance Policy”) under which each senior executive officer, other than the Company’s Chief Executive Officer (the “CEO”), that directly reports to the CEO other than on a temporary basis (each such employee, an “Eligible Employee”) is eligible to receive cash, equity acceleration and benefit continuation severance benefits.

Under the Severance Policy, if an Eligible Employee’s employment is terminated by the Company for a reason other than cause, death or disability, or resigns for good reason within the period that begins three months prior to the occurrence of the first event constituting a sale event and ends on the first anniversary of such event (as such terms are defined in the Severance Policy), then, subject to a release requirement, the Eligible Employee will be entitled to receive the following severance benefits:

•

an amount equal to the sum of 12 months of such Eligible Employee’s base salary and target bonus in the year the termination of employment occurs, payable in 12 equal monthly installments following such termination;

•	acceleration of the vesting of such Eligible Employee’s outstanding time-based vesting equity awards; and

•

payment continued health coverage required under applicable law for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the termination date for up to 12 months.

Indemnification Agreements

As of the Closing Date, New Cerevel entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New Cerevel of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Cerevel or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

401(k) Plan

Cerevel maintains a tax-qualified retirement plan that provides eligible employees, including its named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Cerevel matches each participant’s contribution up to a maximum of 6% of their eligible compensation. Cerevel’s 401(k) plan is intended to be qualified under Section 401(a) of the Code with its 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

Compensation Risk Assessment

Cerevel believes that although a portion of the compensation provided to its executive officers is performance- based, Cerevel’s executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily because its compensation programs are designed to create a greater focus on long-term value creation while balancing the need to meet shorter-term goals. The framework and goals of its annual performance-based incentive plan are consistent for all employees with a maximum cap for all payouts. Further all compensation decisions for its officers are approved by the compensation committee, while the chief executive officer’s compensation requires further approval by its board of directors.

In addition, following this transaction, the compensation committee will be responsible for reviewing and approving the design, goals and payouts under its annual bonus plan and equity incentive program for its named executive officers. The compensation committee directly engages an independent compensation consultant who advises on market competitive and best practices, as well as any potential risks related to its compensation programs. This includes pay mix, compensation vehicles, pay for performance alignment, performance measures and goals, payout maximums, vesting periods and compensation committee oversight and independence. Based on all the factors mentioned, Cerevel believes its compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

DIRECTOR COMPENSATION

Retainers, Meeting Fees and Expenses

Dr. Coles, its Chief Executive Officer, does not receive any compensation from Cerevel for his services on its board of directors as Chairperson. Dr. Coles’ compensation during fiscal year 2019, for his service as Executive Chairperson and then as Chief Executive Officer, is set forth above in “Executive Compensation—2019 Summary Compensation Table.” Each of its remaining non-employee directors is eligible to receive any of the following forms of compensation, as applicable, under its non-employee director compensation policy, or the Non-Employee Director Compensation Policy.

Non-Employee Director Compensation Policy

Pursuant to New Cerevel’s non-employee director compensation policy, each non-employee director will receive an annual retainer of $50,000, an annual retainer of $25,000 for serving as the lead independent director, a $15,000 annual retainer for serving as the chair of the audit, compensation or nominating and corporate governance committee and a $7,500 annual retainer for serving on each such committee, to be paid quarterly in arrears and prorated based on the number of actual days served on the Board or applicable committee. In addition, each non-employee director will receive, on the date of New Cerevel’s annual meeting of stockholders, an annual grant of a stock option to purchase 23,000 shares of Common Stock that vests in full on the earlier of the one-year anniversary of the grant date or the next annual meeting of stockholders, and each new non-employee director will receive a stock option to purchase 46,000 shares of Common Stock vesting in 36 monthly installments through the third anniversary of the grant date. The foregoing description of the non-employee director compensation policy does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, which is filed as Exhibit 10.15 to this prospectus and is incorporated herein by reference.

2019 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of its board during fiscal year 2019.

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Morris Birnbaum, M.D., Ph.D.	—	—	—
Marijn Dekkers, Ph.D.(3)	65,000	—	65,000
Douglas Giordano	—	—	—
Christopher Gordon	—	—	—
Adam Koppel, M.D., Ph.D.	—	—	—
Norbert Riedel, Ph.D.	65,000	73,050	138,050
Gabrielle Sulzberger(4)	48,750	106,500	155,250

(1)	Drs. Dekkers and Riedel also received cash payments of $12,500, respectively, in 2019 for services as non-employee directors provided to the Company during 2018.
(2)

Amounts represent the grant date fair value of the initial grants of RSUs made in 2019 to non-employee directors under the Non-Employee Director Compensation Policy. These RSUs are scheduled to vest, subject to such director’s continuous service, ratably on the first, second and third anniversaries of the respective award’s vesting start dates. Vesting of the RSUs will accelerate in full upon a change in control. The grant date fair value of these RSUs was computed in accordance with ASC 718. For information on the valuation assumptions made in the calculation of these amounts, please read Note 12, Equity-Based Compensation, to Cerevel’s consolidated financial statements included elsewhere in this prospectus. As of December 31, 2019, both Dr. Riedel and Ms. Sulzberger held 15,000 unvested RSUs.

(3)	Dr. Dekkers received a grant of 15,000 RSUs in September 2018 that vests ratably over 3 years. As of December 31, 2019, Dr. Dekkers held 10,000 unvested RSUs.
(4)	Ms. Sulzberger joined its board of directors in the second quarter of 2019, and her cash retainer and fees were prorated based on her service during 2019.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of New Cerevel securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law. Copies of the Certificate of Incorporation and the Bylaws are attached to this prospectus as Exhibits 4.1 and 4.2, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 500,000,000 shares of New Cerevel Common Stock and 10,000,000 shares of New Cerevel Preferred Stock. As of November 25, 2020, there were 127,123,954 shares of Common Stock outstanding and 5,149,666 warrants to acquire shares of Common Stock outstanding.

The following summary describes all material provisions of our capital stock. We urge you to read the Certificate of Incorporation and the Bylaws (copies of which are attached to this prospectus as Exhibit 4.1 and 4.2, respectively).

New Cerevel Common Stock

Voting rights. Each holder of New Cerevel Common Stock will be entitled to one (1) vote for each share of New Cerevel Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of New Cerevel Common Stock will not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Cerevel Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of New Cerevel Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of New Cerevel Common Stock will be entitled to receive ratably, in proportion to the number of shares of New Cerevel Common Stock held by them, such dividends and other distributions in cash, stock or property of New Cerevel when, as and if declared thereon by the New Cerevel Board from time to time out of assets or funds of New Cerevel legally available therefor.

Rights upon liquidation. Subject to the rights of holders of New Cerevel Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Cerevel Preferred Stock ranking senior to the shares of New Cerevel Common Stock upon such dissolution, liquidation or winding up, if any, New Cerevel’s remaining net assets will be distributed to the holders of shares of New Cerevel Common Stock and the holders of shares of any other class or series ranking equally with the shares of New Cerevel Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights. No holder of shares of New Cerevel Common Stock will be entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the New Cerevel Common Stock. The rights, preferences and privileges of holders of the New Cerevel Common Stock will be subject to those of the holders of any shares of the New Cerevel Preferred Stock that New Cerevel may issue in the future.

Preferred Stock

The New Cerevel Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Cerevel Preferred Stock could have the effect of decreasing the trading price of New Cerevel Common Stock, restricting dividends on the capital stock of New Cerevel, diluting the voting power of the New Cerevel Common Stock, impairing the liquidation rights of the capital stock of New Cerevel, or delaying or preventing a change in control of New Cerevel.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the New Cerevel Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Cerevel Board, but shall initially consist of ten (10) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Cerevel Board.

Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New Cerevel Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Cerevel Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Cerevel Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of New Cerevel then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the New Cerevel Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Cerevel, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Cerevel Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Cerevel Preferred Stock.

For more information on the Amended and Restated Registration and Shareholder Rights Agreement, see the section entitled “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Cerevel Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Cerevel Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Cerevel Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Cerevel by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Cerevel Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Cerevel Preferred Stock, special meetings of the stockholders of New Cerevel, for any purpose or purposes, may be called only (i) by a majority of the New Cerevel Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Cerevel’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the New Cerevel Board or of any committee thereof may be taken without a meeting, if all members of the New Cerevel Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Cerevel Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of New Cerevel’s stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of the New Cerevel Board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions prohibiting stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of New Cerevel; or

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Cerevel Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Cerevel Board) or (B) without the approval of the New Cerevel Board, by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of New Cerevel entitled to vote on such amendment or repeal, voting as a single class, provided that if the New Cerevel Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, New Cerevel opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that New Cerevel may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that (1) investment funds affiliated with Bain Capital Investors, LLC or Bain Capital Life Sciences Investors, LLC and their respective successors, transferees and affiliates, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New Cerevel (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock of Cerevel, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the directors of New Cerevel to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Cerevel or any of its subsidiaries or was serving at New Cerevel’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Bylaws require, to the fullest extent permitted by law, unless New Cerevel consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Cerevel, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against New Cerevel governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Cerevel by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Bylaws require that, unless New Cerevel consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. New Cerevel has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because New Cerevel’s principal executive offices are located in Cambridge, Massachusetts.

Warrants

New Cerevel Public Warrants

Each New Cerevel whole warrant entitles the registered holder to purchase one share of New Cerevel at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of ARYA’s initial public offering and 30 days after the completion of the Business Combination, provided in each case that New Cerevel has an effective registration statement under the Securities Act covering the New Cerevel Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Cerevel Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Cerevel Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Cerevel Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Cerevel Common Stock upon exercise of a warrant unless the share of New Cerevel Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Cerevel Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Cerevel Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Cerevel Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of New Cerevel Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of New Cerevel Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the New Cerevel Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Cerevel Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Cerevel Common Stock, except as otherwise described below;

•

if, and only if, the closing price of the shares of New Cerevel equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New Cerevel Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Cerevel Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Cerevel Common Stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Cerevel Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Cerevel Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Cerevel Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Cerevel Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of New Cerevel Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Cerevel Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Cerevel Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Cerevel Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of New Cerevel Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New Cerevel Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Cerevel Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Cerevel Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Cerevel Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Cerevel Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Cerevel Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Cerevel Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Cerevel Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Cerevel Common Stock, New Cerevel (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

If we call the warrants for redemption when the price per share of New Cerevel Common Stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Cerevel Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Cerevel Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of New Cerevel Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Cerevel Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management team does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Cerevel Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of New Cerevel Common Stock is increased by a capitalization or share dividend payable in shares of New Cerevel Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Cerevel Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Cerevel Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Cerevel Common Stock equal to the product of (i) the number of shares of New Cerevel Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Cerevel Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Cerevel Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for shares of New Cerevel Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Cerevel Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Cerevel Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Cerevel Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Cerevel Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Cerevel Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of New Cerevel Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Cerevel Common Stock in respect of such event.

If the number of outstanding shares of New Cerevel Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of share of New Cerevel Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Cerevel Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Cerevel Common Stock.

Whenever the number of shares of New Cerevel Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Cerevel Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Cerevel Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Cerevel Common Stock (other than those described above or that solely affects the par value of such shares of New Cerevel Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Cerevel Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Cerevel Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Cerevel Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Cerevel Common Stock in such a transaction is payable in the form of shares of New Cerevel Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in ARYA’s prospectus for its initial public offering, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Cerevel Common Stock and any voting rights until they exercise their warrants and receive shares of New Cerevel Common Stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Cerevel Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Cerevel Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New Cerevel Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Cerevel Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Cerevel Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Cerevel Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.

Transfer Agent and Warrant Agent

The transfer agent for New Cerevel Common Stock and warrant agent for the New Cerevel public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock by:

•	each person known by New Cerevel to be the beneficial owner of more than 5% of New Cerevel’s outstanding Common Stock immediately following the consummation of the Transactions;

•	each of New Cerevel’s executive officers and directors; and

•	all of New Cerevel’s executive officers and directors as a group after the consummation of the Transactions.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the Closing Date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the Closing Date or subject to restricted stock units that vest within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to New Cerevel, New Cerevel believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of New Cerevel is 222 Jacobs Street, Suite 200, Cambridge, MA 02141. The percentage of beneficial ownership of New Cerevel is calculated based on 127,123,954 shares of Common Stock outstanding as of November 25, 2020.

Name and Address of Beneficial Owners	Number of Shares	%
N. Anthony Coles, M.D.(1)	2,154,455	1.7%
Mark Bodenrader(1)	24,237	*
Kenneth DiPietro(2)	195,243	*
Orly Mishan(1)	219,754	*
Bryan Phillips	—	—
John Renger, Ph.D.(1)	267,151	*
Raymond Sanchez, M.D.(1)	356,777	*
Kathleen Tregoning	—	—
Kathy Yi(1)	213,290	*
Morris Birnbaum, M.D., Ph.D.	—	—
Marijn Dekkers, Ph.D.(3)	28,540	*
Douglas Giordano	—	—
Christopher Gordon(4)	—	—
Adam Koppel, M.D., Ph.D.(5)	—	—
Norbert Riedel, Ph.D.(3)	14,270	*
Gabrielle Sulzberger(3)	14,270	*
All directors and officers as a group (16 persons)	3,487,987	2.7%
Five Percent Holders:
BC Perception Holdings, LP(6)	60,632,356	47.7%
Pfizer Inc.(7)	27,349,211	21.5%

*	Less than 1%
1.	Consists solely of options exercisable within 60 days of the Closing Date.

2.	Consists of (i) 180,973 options exercisable within 60 days of the Closing Date and (ii) 14,270 shares of Common Stock.
3.	Consists solely of shares of Common Stock.
4.

Does not include shares of Common Stock held by Bain Investor. Mr. Gordon, who is a member of the Board, is a managing director of Bain Capital Investors, LLC, or BCI, the ultimate general partner of Bain Investor, and as a result, and by virtue of the relationships described in footnote 6 below, may be deemed to share beneficial ownership of the shares held by Bain Investor. The address for Mr. Gordon is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

5.

Does not include shares of Common Stock held by Bain Investor. Dr. Koppel, who is a member of the Board, is a managing director of Bain Capital Life Sciences Investors, LLC, or BCLSI, which is the general partner of Bain Capital Life Sciences Fund, LP, or BCLSF, and, as a result, may be deemed to share beneficial ownership of the shares held by Bain Investor. The address for Dr. Koppel is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.

6.

Bain Capital Investors, LLC, or BCI, is the ultimate general partner of Bain Investor. As a result, BCI may be deemed to exercise voting and dispositive power with respect to the shares reported in the table above. Voting and investment decisions with respect to securities held by Bain Investor are made by the managing directors of BCI, of whom there are three or more and none of whom individually has the power to direct such decisions. The address of Bain Investor is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, Massachusetts 02116.

7.

Dr. Birnbaum and Mr. Giordano, each of whom is a member of the Board, are each employed by Pfizer. Neither Dr. Birnbaum nor Mr. Giordano has voting or dispositive power over the shares held by Pfizer and each of them disclaims beneficial ownership of all such shares. The address of Pfizer is 235 East 42nd Street, New York, New York 10017.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 37,433,997 shares of common stock (consisting of up to an aggregate of 32,000,000 shares of our common stock that were issued to the PIPE Investors in the PIPE Financing, up to an aggregate of 5,287,664 shares of our common stock otherwise held by the Selling Securityholders and up to an aggregate of 166,333 shares of our common stock that may be issued upon exercise of the private placement warrants) and 166,333 private placement warrants. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 127,123,954 shares of common stock outstanding as of November 25, 2020.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to the Offering	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	%
ARYA Sciences Holdings II(1)	4,479,166	4,479,166	—	—
Perceptive Life Sciences Master Fund Ltd.(2)	3,979,739	3,979,739	—	—
Todd Wider(3)	30,000	30,000	—	—
Chad Robins(4)	30,000	30,000	—	—
Jake Bauer(5)	30,000	30,000	—	—
Ken DiPietro(6)	186,823	14,285	—	—
Norbert Riedel(7)	14,285	14,285	—	—

	Securities Beneficially Owned Prior to the Offering	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	%
Marijn Dekkers(8)	28,570	28,570	—	—
Gabrielle Sulzberger(9)	14,285	14,285	—	—
BC Perception Holdings, LP(10)	60,632,356	10,000,000	50,632,356	39.8%
Pfizer Inc.(11)	27,349,211	1,200,000	26,149,211	20.6%
Certain funds and accounts affiliated with Fidelity(12)	3,300,000	3,300,000	—	—
Certain funds and accounts affiliated with T. Rowe Price(13)	2,700,000	2,700,000	—	—
Ally Bridge MedAlpha Master Fund LP(14)	2,000,000	2,000,000	—	—
Blackwell Partners LLC – Series A(15)	148,143	148,143	—	—
RA Capital Healthcare Fund, L.P.(16)	1,351,857	1,351,857	—	—
Invus Public Equities, L.P.(17)	1,500,000	1,500,000	—	—
Adage Capital Partners L.P.(18)	1,200,000	1,200,000	—	—
Rock Springs Capital Master Fund LP(19)	970,000	970,000	—	—
Four Pines Master Fund LP(20)	30,000	30,000	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(21)	1,000,000	1,000,000	—	—
Alyeska Master Fund, LP(22)	744,000	744,000	—	—
Alyeska Master Fund 3, LP(23)	6,000	6,000	—	—
Boxer Capital, LLC(24)	700,000	700,000	—	—
Sphera Biotech Master Fund, LP(25)	100,000	100,000	—	—
Sphera Global Healthcare Master Fund(26)	300,000	300,000	—	—
EcoR1 Capital Fund, L.P.(27)	62,000	62,000	—	—
EcoR1 Capital Fund Qualified, L.P.(28)	338,000	338,000	—	—
Federated Hermes Kaufmann Small Cap Fund(29)	400,000	400,000	—	—
Nantahala Capital Partners II Limited Partnership(30)	65,245	65,245	—	—
Nantahala Capital Partners Limited Partnership(31)	19,178	19,178	—	—
Nantahala Capital Partners SI, LP(32)	163,300	163,300	—	—
NCP QR LP(33)	28,448	28,448	—	—
Silver Creek CS SAC, L.L.C.(34)	17,395	17,395	—	—
Blackwell Partners LLC – Series A(35)	56,434	56,434	—	—
Logos Global Master Fund, LP(36)	175,000	175,000	—	—
683 Capital Partners, LP(37)	175,000	175,000	—	—
Novalis LifeSciences Investments I, L.P.(38)	200,000	200,000	—	—
Affinity Healthcare Fund, LP(39)	50,000	50,000	—	—

(1)

Consists of (i) 3,647,500 shares of common stock received in respect of the Class B ordinary shares, (ii) 499,000 shares of common stock received in respect of the private placement units, (iii) 166,333 private placement warrants and (iv) 166,333 shares of common stock that may be issued upon exercise of the private placement warrants. These shares and warrants are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” The shares and warrants reported in the table above are held directly by ARYA Sciences Holdings II, which is governed by a board of directors consisting of two directors, Messrs. Adam Stone and Michael Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the shares and investment discretion with respect to the warrants, in each case, held of record by ARYA Sciences Holdings II and, accordingly, may be deemed to have shared beneficial ownership of such securities. The address of ARYA Sciences Holdings II is 51 Astor Place, 10th Floor, New York, NY 10003.

(2)

Includes 3,000,000 shares of common stock purchased in the PIPE Financing. These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” The shares reported in the table above are held directly by Perceptive Life Sciences Master Fund Ltd. (the “Master Fund”). Perceptive Advisors LLC (the “Advisor”) serves as the investment manager of the Master Fund. Joseph Edelman is the managing member of the Advisor. The address of each of the Master Fund, the Advisor and Mr. Edelman is 51 Astor Place, 10th Floor, New York, NY 10003.

(3)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” The address of Mr. Wider is 11 Woodhull Cove Lane, Old Field, NY 11733.

(4)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” The address of Mr. Robins is 6205 SE 27th Street, Mercer Island, WA 98040.

(5)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” The address of Mr. Bauer is 1000 Sierra Point Parkway, Brisbane, CA 94005.

(6)

Consists of (i) 172,538 options exercisable within 60 days of September 30, 2020 and (ii) 14,285 shares of common stock. The address of Mr. DiPietro is 222 Jacobs Street, Suite 200, Cambridge, MA 02141.

(7)	The address of Mr. Riedel is 222 Jacobs Street, Suite 200, Cambridge, MA 02141.
(8)	The address of Mr. Dekkers is 222 Jacobs Street, Suite 200, Cambridge, MA 02141.
(9)	The address of Ms. Sulzberger is 222 Jacobs Street, Suite 200, Cambridge, MA 02141.
(10)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” Bain Capital Investors, LLC, or BCI, is the ultimate general partner of Bain Investor. As a result, BCI may be deemed to exercise voting and dispositive power with respect to the shares reported in the table above. Voting and investment decisions with respect to securities held by Bain Investor are made by the managing directors of BCI, of whom there are three or more and none of whom individually has the power to direct such decisions. The address of Bain Investor is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, Massachusetts 02116.

(11)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration and Shareholder Rights Agreement.” Dr. Birnbaum and Mr. Giordano, each of whom is a member of the New Cerevel Board, are each employed by Pfizer. Neither Dr. Birnbaum nor Mr. Giordano has voting or dispositive power over the shares held by Pfizer and each of them disclaims beneficial ownership of all such shares. The address of Pfizer is 235 East 42nd Street, New York, New York 10017.

(12)

Consists of (i) 1,256,900 shares held of record by Fidelity Growth Company Commingled Pool, (ii) 1,384,300 shares held of record by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 139,300 shares held of record by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (iv) 317,700 shares held of record by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund and (v) 201,800 shares held of record by Fidelity Select Portfolios: Biotechnology Portfolio. The address of each such entity is 245 Summer Street, Boston, MA 02110.

(13)

Consists of (i) 1,077,262 shares held of record by T. Rowe Price New Horizons Fund, Inc., (ii) 135,788 shares held of record by T. Rowe Price New Horizons Trust, (iii) 7,383 shares held of record by T. Rowe Price U.S. Equities Trust, (iv) 4,375 shares held of record by MassMutual Select Funds–MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (v) 25,650 shares held of record by New York City Deferred Compensation Plan, (vi) 722,411 shares held of record by T. Rowe Price Health Sciences Fund, Inc., (vii) 50,238 shares held of record by TD Mutual Funds–TD Health Sciences Fund, (viii) 41,722 shares held of record by VALIC Company I–Health Sciences Fund, (ix) 32,526 shares held of record by T. Rowe Price Health Sciences Portfolio, (x) 299,098 shares held of record by T. Rowe Price Small-Cap Stock Fund, Inc.,

(xi) 158,844 shares held of record by T. Rowe Price Institutional Small-Cap Stock Fund, (xii) 2,675 shares held of record by T. Rowe Price Spectrum Conservative Allocation Fund, (xiii) 4,213 shares held of record by T. Rowe Price Spectrum Moderate Allocation Fund, (xiv) 7,085 shares held of record by T. Rowe Price Spectrum Moderate Growth Allocation Fund, (xv) 323 shares held of record by T. Rowe Price Moderate Allocation Portfolio, (xvi) 4,455 shares held of record by U.S. Small-Cap Stock Trust, (xvii) 3,298 shares held of record by VALIC Company I–Small Cap Fund, (xviii) 12,441 shares held of record by TD Mutual Funds –TD U.S. Small-Cap Equity Fund, (xix) 78,693 shares held of record by T. Rowe Price U.S. Small-Cap Core Equity Trust, (xx) 3,402 shares held of record by Minnesota Life Insurance Company, (xxi) 14,377 shares held of record by Costco 401(k) Retirement Plan and (xxii) 3,741 shares held of record by MassMutual Select Funds–MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund. The address of each such entity is 100 East Pratt Street, Baltimore, MD 21202.
(14)	The address of Ally Bridge MedAlpha Master Fund LP is 430 Park Avenue, 12th Floor, New York, NY 10022.
(15)	The address of Blackwell Partners LLC – Series A is 280 S. Mangum Street, Suite 210, Durham, NC 27701.
(16)	The address of RA Capital Healthcare Fund, L.P. is 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(17)	The address of Invus Public Equities, L.P. is 750 Lexington Ave, 30th FL, New York, NY 10022.
(18)	The address of Adage Capital Partners L.P. is 200 Clarendon St. 52nd Floor, Boston, MA 02116.
(19)	The address of Rock Springs Capital Master Fund LP is 650 S Exeter Street, Suite 1070, Baltimore, MD 21202.
(20)	The address of Four Pines Master Fund LP is 650 S Exeter Street, Suite 1070, Baltimore, MD 21202.
(21)	The address of Citadel Multi-Strategy Equities Master Fund Ltd. is 601 Lexington Avenue, New York, NY 10022.
(22)	The address of Alyeska Master Fund, LP is 77 W. Wacker, Suite 700, Chicago, IL, 60601.
(23)	The address of Alyeska Master Fund 3, LP is 77 W. Wacker, Suite 700, Chicago, IL, 60601.
(24)	The address of Boxer Capital, LLC is El Camino Real, Suite 320, San Diego, CA 92130.
(25)	The address of Sphera Biotech Master Fund, LP is 21 Ha’arbaa Street, 4th Floor, Tel Aviv, Israel.
(26)	The address of Sphera Global Healthcare Master Fund is 21 Ha’arbaa Street, 4th Floor, Tel Aviv, Israel.
(27)	The address of EcoR1 Capital Fund, L.P. is 357 Tehama Street #3, San Francisco, CA 94103.
(28)	The address of EcoR1 Capital Fund Qualified, L.P. is 357 Tehama Street #3, San Francisco, CA 94103.
(29)	The address of Federated Hermes Kaufmann Small Cap Fund is 400 Ericsson Drive, Warrendale, PA 15086-7561.
(30)	The address of Nantahala Capital Partners II Limited Partnership is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(31)	The address of Nantahala Capital Partners Limited Partnership is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(32)	The address of Nantahala Capital Partners SI, LP is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(33)	The address of NCP QR LP is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(34)	The address of Silver Creek CS SAC, L.L.C. is 1301 5th Avenue, 40th Floor, Seattle, WA 98101.
(35)	The address of Blackwell Partners LLC – Series A is 280 South Mangum Street, Suite 210, Durham, NC 27701.
(36)	The address of Logos Global Master Fund, LP is 1 Letterman Dr, Ste D3-700, San Francisco, CA 94129.
(37)	The address of 683 Capital Partners, LP is 3 Columbus Circle, Suite 2205, New York, NY 10019.
(38)	The address of Novalis LifeSciences Investments I, L.P. is 1 Liberty Lane East, Hampton, NH 03842.
(39)	The address of Affinity Healthcare Fund, LP is 19 Barn Lane #2086, Bridgehampton, NY 11932.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”)), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering up to an aggregate of 4,983,333 shares of our common stock that may be issued upon exercise of the public warrants. We are also registering the possible offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (i) up to an aggregate of 32,000,000 shares of our common stock that were issued to PIPE Investors in a private placement in connection with the closing of the Business Combination (as defined below), (ii) up to an aggregate of 5,287,664 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 166,333 shares of our common stock that may be issued upon exercise of warrants held by the Selling Securityholders and (iv) up to an aggregate of 166,333 warrants held by the Selling Securityholders. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock and warrants are listed on Nasdaq under the symbols “CERE” and “CEREW”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

ADDITIONAL INFORMATION

Legal Matters

The validity of the shares of our common stock and warrants offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The financial statements of ARYA Sciences Acquisition Corp II as of June 9, 2020 and for the period from February 20, 2020 (inception) through June 9, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC (“Withum”), independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cerevel Therapeutics, Inc. at December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from July 23, 2018 (Inception) to December 31, 2018, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant

Dismissal of Previous Independent Registered Public Accounting Firm.

On November 20, 2020, our Audit Committee of the Board of Directors (the “Audit Committee”) approved the dismissal of Withum as our independent registered public accounting firm, effective immediately.

The reports of Withum on the financial statements of ARYA (our legal predecessor) as of June 9, 2020 and for the period from February 20, 2020 (inception) through June 9, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from February 20, 2020 (inception) through June 9, 2020 and the subsequent interim period, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements, or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided Withum with a copy of these disclosures and requested that Withum furnish a letter addressed to the SEC stating whether it agrees with the statements above, and, if not, stating the respects in which it does not agree. A copy of Withum’s letter dated November 20, 2020 is filed as Exhibit 16.1 hereto.

Engagement of New Independent Registered Public Accounting Firm.

On November 20, 2020, the Audit Committee approved the engagement of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020. That engagement is effective immediately.

During the period from February 20, 2020 (inception) through June 9, 2020 and the subsequent interim period, neither we nor anyone on our behalf consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and a written report or oral advice was provided to us that E&Y concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or any reportable event within the meaning of Item  304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.cerevel.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of ARYA Sciences Acquisition Corp II
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of June 9, 2020	F-3
Statement of Operations for the period from February 20, 2020 (inception) through June 9, 2020	F-4
Statement of Changes in Shareholders’ Equity for the period from February 20, 2020 (inception) through June 9, 2020	F-5
Statement of Cash Flows for the period from February 20, 2020 (inception) through June 9, 2020	F-6
Notes to Financial Statements	F-7

Interim Financial Statements of Cerevel Therapeutics Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2020	F-19
Unaudited Condensed Consolidated Statements of Operations for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020	F-20

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020

F-21
Unaudited Condensed Consolidated Statement of Cash Flows for the period from February 20, 2020 (inception) through September 30, 2020	F-22
Notes to Unaudited Condensed Consolidated Financial Statements	F-23

Audited Financial Statements of Cerevel Therapeutics, Inc.
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets	F-38
Consolidated Statements of Operations and Comprehensive Loss	F-39
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-40
Consolidated Statements of Cash Flows	F-41
Notes to Consolidated Financial Statements	F-42

Interim Financial Statements of Cerevel Therapeutics, Inc.
Condensed Consolidated Balance Sheets	F-70
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-71
Condensed Consolidated Statements of Convertible Stock and Stockholders’ (Deficit) Equity	F-72
Condensed Consolidated Statements of Cash Flows	F-74
Notes to Condensed Consolidated Financial Statements	F-75

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ARYA Sciences Acquisition Corp II

Opinion on the Financial Statement

We have audited the accompanying balance sheet of ARYA Sciences Acquisition Corp II (the “Company”) as of June 9, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 20, 2020 (inception) through June 9, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 9, 2020, and the results of its operations and its cash flows for the period from February 20, 2020 (inception) through June 9, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

August 5, 2020

ARYA SCIENCES ACQUISITION CORP II

BALANCE SHEET

JUNE 9, 2020

Assets:
Current assets:
Cash	$1,399,981
Prepaid expenses	371,800

Total current assets	1,771,781
Cash held in Trust Account	149,500,000

Total assets	$151,271,781

Liabilities and Shareholders’ Equity:
Current liabilities:
Accrued expenses	$275,000
Accounts payable	121,728

Total current liabilities	396,728
Deferred underwriting commissions	5,232,500

Total liabilities	5,629,228

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 14,064,255 shares subject to possible redemption at $10.00 per share	140,642,550

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 1,384,745 shares issued and outstanding (excluding 14,064,255 shares subject to possible redemption)	139
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	5,056,597
Accumulated deficit	(57,107)

Total shareholders’ equity	5,000,003

Total Liabilities and Shareholders’ Equity	$151,271,781

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

General and administrative expenses	$57,107

Net loss	$(57,107)

Weighted average shares outstanding of Class A ordinary shares	15,449,000

Basic and diluted net income per share, Class A	$—

Weighted average shares outstanding of Class B ordinary shares	3,737,500

Basic and diluted net loss per share, Class B	$(0.02)

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—February 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Sale of units in initial public offering, gross	14,950,000	1,495	—	—	149,498,505	—	149,500,000
Offering costs	—	—	—	—	(8,815,340)	—	(8,815,340)
Sale of private placement units to Sponsor in private placement	499,000	50	—	—	4,989,950	—	4,990,000
Shares subject to possible redemption	(14,064,255)	(1,406)	—	—	(140,641,144)	—	(140,642,550)
Net loss	—	—	—	—	—	(57,107)	(57,107)

Balance—June 9, 2020	1,384,745	$139	3,737,500	$374	$5,056,597	$(57,107)	$5,000,003

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 20, 2020 (INCEPTION) THROUGH JUNE 9, 2020

Cash Flows from Operating Activities:
Net loss	$(57,107)
Changes in operating assets and liabilities:
Prepaid expenses	(371,800)
Accounts payable	4,094

Net cash used in operating activities	(424,813)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(149,500,000)

Net cash used in investing activities	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	250,000
Repayment of note payable to related party	(250,000)
Proceeds received from initial public offering, gross	149,500,000
Proceeds received from private placement	4,990,000
Offering costs paid	(3,165,206)

Net cash provided by financing activities	151,324,794

Net change in cash	1,399,981
Cash—beginning of the period	—

Cash—end of the period	$1,399,981

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$117,634
Offering costs included in accrued expenses	$275,000
Deferred underwriting commissions	$5,232,500
Value of Class A ordinary shares subject to possible redemption	$140,642,550

The accompanying notes are an integral part of these financial statements

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

ARYA Sciences Acquisition Corp II (the “Company” or “ARYA”) was incorporated as a Cayman Islands exempted company on February 20, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 9, 2020, the Company had not commenced any operations. All activity for the period from February 20, 2020 (inception) through June 9, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ARYA Sciences Holdings II, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 4, 2020. On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,950,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 499,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of approximately $5.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will adopt upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, private placement shares (the “Private Placement Shares”) underlying the Private Placement Units and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or June 9, 2022 (the “Combination Period”) or with respect to any other provision relating to the

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On July 29, 2020, the Company entered into a business combination agreement (“Business Combination Agreement”) by and among the Company, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”), and Cerevel Therapeutics, Inc., a Delaware corporation (“Cerevel”)., as disclosed in the Form 8-K filed with the SEC on July 30, 2020. The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) ARYA will become a Delaware corporation (the “Domestication”)

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

and, in connection with the Domestication, (A) ARYA’s name will be changed to “Cerevel Therapeutics Holdings, Inc.”, (B) each outstanding Class A ordinary share of ARYA and each outstanding Class B ordinary share of ARYA will become one share of common stock of ARYA (the “ARYA Common Stock”), and (C) each outstanding warrant of ARYA will become one warrant to purchase one share of ARYA Common Stock; and (ii) following the Domestication, Cassidy Merger Sub will merge with and into Cerevel, with Cerevel as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of ARYA (the “Merger”).

Liquidity

As of June 9, 2020, the Company had approximately $1.4 million in its operating bank account, and working capital of approximately $1.4 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan proceeds of $250,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on June 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 9, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 9, 2020.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 9, 2020, 14,064,255 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net income (loss) per ordinary shares

Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and private placement warrants underlying the Private Placement Units to purchase an aggregate of 5,149,666 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations include a presentation of loss per share for ordinary shares subject to redemption in a manner similar to the two class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares for the period from February 20, 2020 (inception) through June 9, 2020 are calculated by dividing the income in investment on the Trust Account by the weighted average number of Class A ordinary shares outstanding for the period. As of June 9, 2020, the Company had no income in investment on the Trust Account.

Net loss per share, basic and diluted for Class B ordinary shares for the period from February 20, 2020 (inception) through June 9, 2020 are calculated by dividing the net loss of approximately $57,000, less net loss attributable to Class A ordinary shares of $0, resulted to a net loss of approximately $57,000 by the weighted average number of Class B ordinary shares outstanding for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 9, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 9, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 Units at a price of $10.00 per Unit, including 1,950,000 additional Units to cover the Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) after the Initial Public Offering. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 499,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement, generating gross proceeds of approximately $5.0 million.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial Business Combination.

Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable (except as described in Note 6 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $250,000 under the Note, and fully repaid this amount on June 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date that the Company’s securities are first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month.

Forward Purchase Arrangement

The Sponsor has indicated an interest to purchase up to an aggregate of $25.0 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

Combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Company’ s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,950,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 9, 2020, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $5.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 9, 2020, there were no preference shares issued or outstanding.

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

Class A Ordinary Shares—The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 9, 2020, there were 15,449,000 Class A ordinary shares issued or outstanding, including 14,064,255 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 4, 2020, the Company effected a share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares, of which up to 487,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) (See Note 4). All shares and the associated amounts have been retroactively restated to reflect the share capitalization. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. As of June 9, 2020, there were 3,737,500 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement. If a registration statement

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that

ARYA SCIENCES ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares (a) equals or exceeds $10.00 per Public Share and (b) is less than $18.00 per Public Share (in each case, as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants;

•

if, and only if, there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring after the balance sheet date through the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that, except as disclosed in Note 1, all such events that would require recognition or disclosure have been recognized or disclosed.

CEREVEL THERAPEUTICS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2020

Assets:
Current assets:
Cash	$609,410
Prepaid expenses	339,792

Total current assets	949,202
Marketable securities held in Trust Account	149,570,559

Total assets	$150,519,761

Liabilities and Shareholders’ Equity:
Current liabilities:
Accrued expenses	$2,545,170
Accounts payable	151,792

Total current liabilities	2,696,962
Deferred underwriting commissions	5,232,500

Total liabilities	7,929,462

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 13,759,029 shares subject to possible redemption at $10.00 per share	137,590,290

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 1,689,971 shares issued and outstanding (excluding 13,759,029 shares subject to possible redemption)	169
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	8,123,646
Accumulated deficit	(3,124,180)

Total shareholders’ equity	5,000,009

Total Liabilities and Shareholders’ Equity	$150,519,761

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2020	For the period from February 20, 2020 (inception) through September 30, 2020
Operating expenses:
General and administrative expenses	$2,974,634	$3,194,739

Loss from operations	(2,974,634)	(3,194,739)
Other expenses:
Gain on marketable securities, dividends and interest held in Trust Account	83,972	70,559

Total other expenses	83,972	70,559

Net loss	$(2,890,662)	$(3,124,180)

Weighted average shares outstanding of Class A ordinary shares	15,449,000	15,449,000

Basic and diluted net income per share, Class A	$0.01	$—

Weighted average shares outstanding of Class B ordinary shares	3,737,500	3,737,500

Basic and diluted net loss per share, Class B	$(0.80)	$(0.85)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the period from February 20, 2020 (inception) through September 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—February 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Net loss	—	—	—	—	—	(34,738)	(34,738)

Balance—March 31, 2020 (unaudited)	—	$—	3,737,500	$374	$24,626	$(34,738)	$(9,738)

Sale of units in initial public offering, gross	14,950,000	1,495	—	—	149,498,505	—	149,500,000
Offering costs	—	—	—	—	(8,800,521)	—	(8,800,521)
Sale of private placement units to Sponsor in private placement	499,000	50	—	—	4,989,950	—	4,990,000
Shares subject to possible redemption	(14,048,096)	(1,405)	—	—	(140,479,555)	—	(140,480,960)
Net loss	—	—	—	—	—	(198,780)	(198,780)

Balance—June 30, 2020 (unaudited)	1,400,904	$140	3,737,500	$374	$5,233,005	$(233,518)	$5,000,001

Shares subject to possible redemption	289,067	29	—	—	2,890,641	—	2,890,670
Net loss	—	—	—	—	—	(2,890,662)	(2,890,662)

Balance—September 30, 2020 (unaudited)	1,689,971	$169	3,737,500	$374	$8,123,646	$(3,124,180)	$5,000,009

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from February 20, 2020 (inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(3,124,180)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities, dividends and interest held in Trust Account	(70,559)
Changes in operating assets and liabilities:
Prepaid expenses	(339,792)
Accrued expenses	2,545,170
Accounts payable	151,792

Net cash used in operating activities	(837,569)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(149,500,000)

Net cash used in investing activities	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	250,000
Repayment of note payable to related party	(250,000)
Proceeds received from initial public offering, gross	149,500,000
Proceeds received from private placement	4,990,000
Offering costs paid	(3,543,021)

Net cash provided by financing activities	150,946,979

Net change in cash	609,410
Cash—beginning of the period	—

Cash—end of the period	$609,410

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred underwriting commissions	$5,232,500
Value of Class A ordinary shares subject to possible redemption	$137,590,290

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

ARYA Sciences Acquisition Corp II (including its consolidated subsidiary Cassidy Merger Sub 1, a Delaware company formed in July 2020, the “Company” or “ARYA”) was incorporated as a Cayman Islands exempted company on February 20, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

On October 27, 2020 (the “Closing Date”), the Company consummated its previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of July 29, 2020 (as amended on October 2, 2020 by Amendment No. 1 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Cassidy Merger Sub 1, Inc., a Delaware corporation (“Cassidy Merger Sub”) and Cerevel Therapeutics, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Old Cerevel”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) the Company changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company changed its name to “Cerevel Therapeutics Holdings, Inc.” and (ii) Cassidy Merger Sub merged with and into Old Cerevel (the “Merger”), with Old Cerevel as the surviving company in the Merger and, after giving effect to such Merger, Old Cerevel becoming a wholly-owned subsidiary of the Company. See “—Business Combination” below.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from February 20, 2020 (inception) through September 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor was ARYA Sciences Holdings II, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 4, 2020. On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 1,950,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 499,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of approximately $5.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company Act, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds were intended to be applied generally toward consummating a business combination. The Company was required to complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial business combination. However, the Company would only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company would provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company would seek shareholder approval of a business combination or conduct a tender offer would be made by the Company, solely in its discretion. The Public Shareholders would be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares would not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares would be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company would proceed with a business combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a business combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company would, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a business combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company would offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a business combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a business combination. Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, private placement shares (the “Private Placement Shares”) underlying the Private Placement Units and Public Shares in connection with the completion of a business combination.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notwithstanding the foregoing, if the Company seeks shareholder approval of its business combination and does not conduct redemptions in connection with its business combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association would provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), would be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its business combination within 24 months from the closing of the Initial Public Offering, or June 9, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a business combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they would be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor would not be responsible to the extent of any liability for such third party claims. The Company would seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On July 29, 2020, the Company entered into the Business Combination Agreement. On October 27, 2020, the Company consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement. See the Current Report on Form 8-K filed by the Company with the SEC on November 2, 2020 for more details.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) outstanding shares and vested equity awards of Cerevel were exchanged for shares of ARYA Common Stock or comparable equity awards that are settled or are exercisable for shares of ARYA Common Stock, as applicable, based on an implied Cerevel equity value of $780,000,000, and (ii) all unvested equity awards of Cerevel were exchanged for comparable equity awards that are settled or exercisable for shares of ARYA Common Stock, determined based on the same implied Cerevel equity value as described in clause (i).

PIPE Financing (Private Placement)

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain equity holders of Cerevel, including the Pfizer Shareholder and the Bain Shareholder (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, each PIPE Investor subscribed for and purchased, and the Company issued and sold to such investors, on the Closing Date, immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 32,000,000 shares of ARYA Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $320,000,000 (the “PIPE Financing”).

Pursuant to the Subscription Agreement entered into with the Bain Shareholder (the “Bain Subscription Agreement”), the Bain Shareholder may, subject to the cap specified therein, pre-fund a portion of its subscription amount by purchasing equity securities of Cerevel prior to Closing, the proceeds of which will be used to fund Cerevel’s ongoing operations prior to completion of the Business Combination. The Bain Shareholder pre-funded $25,000,000 of its $100,000,000 subscription amount.

The closing of the PIPE Financing was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements, including the Bain Subscription Agreement, provide that the Company will grant the investors in the PIPE Financing certain customary registration rights.

Cerevel Transaction Support Agreements

Within one business day of the signing of the Business Combination Agreement, each of the Pfizer Shareholder, the Bain Shareholder and the other shareholders of Cerevel (collectively, the “Cerevel Shareholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the Cerevel Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint the Company or any individual designated by the Company as such Cerevel Shareholder’s agent, attorney-in-fact and proxy to attend on behalf of such Cerevel Shareholder any meeting of the Cerevel Shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

ARYA Shareholder Support Agreements

Concurrently with the execution of the Subscription Agreements, Cerevel and certain holders of the Company’s Class A ordinary shares participating in the PIPE Financing entered into shareholder support agreements (the “Shareholder Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of the Company all of its ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals (as defined in the Business Combination Agreement), (ii) not to redeem any such securities in connection with the Business Combination, and (iii) to be bound by certain transfer restrictions with respect to such securities, unless (and only for the duration) that the trading price of the Company’s Class A ordinary shares on the Nasdaq Capital Market exceeds $15.00 per share.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Investor Rights Agreement

At the closing of the Business Combination, the Company, the Perceptive Shareholders, the Bain Shareholder, the Pfizer Shareholder and certain other individuals entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, among other things, (i) the Perceptive Shareholders, the Bain Shareholder and the Pfizer Shareholder agreed not to effect any sale or distribution of the Company’s equity securities during the lock-up period described therein, will be granted certain customary registration rights and will be granted certain preemptive rights and (ii) the Bain Shareholder and the Pfizer Shareholder agreed to cast their votes such that the board of directors of the Company, after the closing of the Business Combination, is constituted as set forth therein.

Liquidity

As of September 30, 2020, the Company had approximately $609,000 in its operating bank account and negative working capital of approximately $1.7 million.

Prior to the consummation of the Business Combination, the Company’s liquidity needs have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan proceeds of $250,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on June 8, 2020. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, the Company had sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the consummation of the Business Combination. Over this time period, the Company used these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Current Report on Form 8-K and the final prospectus filed by the Company with the SEC on June 15, 2020 and June 8, 2020, respectively.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.

Principles of Consolidation

The unaudited condensed financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and marketable securities held in Trust Account. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s marketable securities held in Trust Account consists entirely of U.S. government securities with an original maturity of 185 days or less.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2020.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the unaudited condensed consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less and are recognized at fair value. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 13,759,029 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.

Net Income (Loss) Per Ordinary Shares

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and private placement warrants underlying the Private Placement Units to purchase an aggregate of 5,149,666 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed consolidated statements of operations include a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares for three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020 are calculated by dividing the gain on marketable securities, dividends and interest held in Trust Account of approximately $84,000 and $71,000, respectively, by the weighted average number of Class A ordinary shares outstanding for the periods.

Net loss per share, basic and diluted for Class B ordinary shares for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020 are calculated by dividing the net loss of approximately $2.9 million and $3.1 million, less the net gain attributable to Class A ordinary shares of approximately $84,000 and approximately $71,000, resulting in a net loss of approximately $3.0 million and approximately $3.2 million, respectively, by the weighted average number of Class B ordinary shares outstanding for the periods.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3—Initial Public Offering

On June 9, 2020, the Company consummated its Initial Public Offering of 14,950,000 Units at a price of $10.00 per Unit, including 1,950,000 additional Units to cover the Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) after the Initial Public Offering. On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 499,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement, generating gross proceeds of approximately $5.0 million.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial business combination.

Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable (except as described in Note 6 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial business combination.

Related Party Loans

On March 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $250,000 under the Note, and fully repaid this amount on June 8, 2020.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial business combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company in the amount of $10,000 per month. The Company incurred approximately $30,000 and $39,000 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three months ended September 30, 2020 and for the period from February 20, 2020 (inception) through September 30, 2020, respectively. As of October 27, 2020, the Company completed the Business Combination and at that time ceased paying administrative support fees.

Forward Purchase Arrangement

The Sponsor has indicated an interest to purchase up to an aggregate of $25.0 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial business combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares. In October 2020, in connection with the Business Combination, the Sponsor did not purchase any additional shares in a private placement that would occur concurrently with the consummation of the Business Combination.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its business combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Company’s business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,950,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 9, 2020, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $5.2 million in the aggregate, was payable to the underwriters for deferred underwriting commissions. The deferred fee was payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement. On October 27, 2020, in connection with the consummation of the Business Combination, the Company paid the full $5.2 million of the deferred underwriting commissions.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6—Shareholders’ Equity

Class A Ordinary Shares—The Company was authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2020, there were 15,449,000 Class A ordinary shares issued or outstanding, including 13,759,029 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company was authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 4, 2020, the Company effected share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares, of which up to 487,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any units in the Initial Public Offering) (See Note 4). On June 9, 2020, the underwriters exercised their over-allotment option; thus, these Founder Shares were no longer subject to forfeiture. As of September 30, 2020, there were 3,737,500 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial business combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial business combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares—The Company was authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020, there were no preference shares issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the Initial Public Offering. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

CEREVEL THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares (a) equals or exceeds $10.00 per Public Share and (b) is less than $18.00 per Public Share (in each case, as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants; and

•

if, and only if, there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company has not completed the initial business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7-Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Marketable securities held in Trust Account	$149,570,559	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the period from February 20, 2020 (inception) through September 30, 2020. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 185 days or less.

On October 27, 2020, in connection with the Business Combination, the Company liquidated the Trust Account to fund the Business Combination and related expenses. (See Note 1).

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were available to be issued. Based upon this review, the Company determined that, except as disclosed in Notes 1, 4, 5 and 7, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Cerevel Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cerevel Therapeutics, Inc. (the Company) as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the period from July 23, 2018 (Inception) to December 31, 2018 and for the year ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for the period from July 23, 2018 (Inception) to December 31, 2018 and for the year ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts

April 10, 2020

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and per share data)

	As of December 31,
	2018	2019

ASSETS
Current assets:
Cash and cash equivalents	$95,443	$79,551
Prepaid expenses and other current assets	716	7,526

Total current assets	96,159	87,077

Property and equipment, net	91	1,476
Operating lease assets	—	26,015
Restricted cash	—	4,131
Other long-term assets	11,412	2,107

Total assets	$107,662	$120,806

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,252	$2,109
Accrued expenses and other current liabilities	1,337	10,175
Operating lease liabilities, current portion	—	2,592

Total current liabilities	2,589	14,876
Operating lease liabilities, net of current portion	—	25,819
Other long-term liabilities	5,380	2,288

Total liabilities	7,969	42,983

Commitments and contingencies (Notes 9, 15 and 16)
Convertible preferred stock:
Series A-1 Preferred Stock, $0.00001 par value: 21,000,000 and 21,000,000 shares authorized, 6,900,000 and 11,107,525 shares issued and outstanding as of December 31, 2018 and 2019, respectively	78,937	147,746
Series A-2 Preferred Stock, $0.00001 par value: 3,833,333 and 3,833,333 shares authorized, 3,833,333 and 3,833,333 shares issued and outstanding as of December 31, 2018 and 2019, respectively	98,132	98,132

Total convertible preferred stock	177,069	245,878

Stockholders’ (deficit) equity:
Series A Common Stock, $0.00001 par value: 14,000,000 and 14,000,000 shares authorized, 4,600,000 and 6,398,225 shares issued and outstanding as of December 31, 2018 and 2019, respectively	—	—
Common stock, $0.00001 par value: 46,000,000 and 46,000,000 shares authorized, 0 and 10,000 shares issued and outstanding as of December 31, 2018 and 2019, respectively	—	—
Additional paid-in capital	38,533	76,243
Accumulated deficit	(115,909)	(244,298)

Total stockholders’ (deficit) equity	(77,376)	(168,055)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$107,662	$120,806

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share amounts and per share data)

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Operating expenses:
Research and development	$113,663	$50,294
General and administrative	7,168	33,169

Total operating expenses	120,831	83,463

Loss from operations	(120,831)	(83,463)
Interest income, net	509	1,552
Other income (expense), net	4,413	(46,433)

Loss before income taxes	(115,909)	(128,344)

Provision for income taxes	—	(45)

Net loss and comprehensive loss	$(115,909)	$(128,389)

Net loss per share, basic and diluted	$(41.23)	$(27.60)

Weighted-average shares used in calculating net loss per share, basic and diluted	2,811,111	4,651,344

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A Common Stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at Inception	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Series A-1 Preferred Stock and Series A Common Stock in exchange for cash, net of issuance costs of $523 and $251, respectively	6,900,000	78,937	—	—	4,600,000	—	—	—	38,533	—	38,533
Issuance of Series A-2 Preferred Stock in exchange for the Pfizer License Agreement, net of issuance costs of $676	—	—	3,833,333	98,132	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(115,909)	(115,909)

Balance at December 31, 2018	6,900,000	78,937	3,833,333	98,132	4,600,000	—	—	—	38,533	(115,909)	(77,376)

Issuance of Series A-1 Preferred Stock and Series A Common Stock and Common Stock in exchange for cash	4,207,525	42,075	—	—	1,798,225	—	—	—	17,983	—	17,983
Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	26,734	—	—	—	—	—	—	11,416	—	11,416
Issuance of Common Stock	—	—	—	—	—	—	10,000	—	—	—	—
Equity-based compensation expense	—	—			—	—	—	—	8,311	—	8,311
Net loss	—	—	—	—	—	—	—	—	—	(128,389)	(128,389)

Balance at December 31, 2019	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	10,000	$—	$76,243	$(244,298)	$(168,055)

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Cash flows from operating activities:
Net loss	$(115,909)	$(128,389)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	19	177
Acquired in-process research and development	111,386	—
Non-cash rent expense under operating leases	—	2,396
Equity-based compensation	—	8,311
Change in fair value of Equity Commitment	(3,293)	51,562
Change in fair value of Share Purchase Option	(1,120)	(5,120)
Changes in operating assets and liabilities, net:
Prepaid expenses and other current assets	(716)	(6,810)
Other assets	—	(1,372)
Accounts payable	1,252	607
Accrued expenses and other liabilities	1,336	7,918

Net cash flows used in operating activities	(7,045)	(70,720)

Cash flows from investing activities:
Purchases of property and equipment	(110)	(1,099)
Cash paid for acquisition of assets	(10,952)	—

Net cash flows used in investing activities	(11,062)	(1,099)

Cash flows from financing activities:
Proceeds from issuance of Series A-1 Preferred Stock and Series A Common Stock, Equity Commitment and Share Purchase Option, net of issuance costs	113,550	—
Proceeds from issuance of Series A-1 Preferred Stock and Series A Common Stock	—	60,058

Net cash flows provided by financing activities	113,550	60,058

Net increase (decrease) in cash, cash equivalents, and restricted cash	95,443	(11,761)
Cash, cash equivalents and restricted cash, beginning of the period	—	95,443

Cash, cash equivalents and restricted cash, end of the period	$95,443	$83,682

Non-cash operating, investing, and financing activities
Issuance of Series A-2 Preferred Stock and Share Purchase Option for the acquisition of assets under the Pfizer License Agreement	$100,433	$—

Accrued purchases of property and equipment	$—	$463

Operating lease assets obtained in exchange for operating lease liabilities	$—	$27,303

Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	$—	$38,150

The accompanying notes are an integral part of these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

References in these notes to “Cerevel,” “the company,” “we,” “us” and “our” refer to Cerevel Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company that combines a deep understanding of the biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, receptor pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience disease, including Parkinson’s disease, epilepsy and schizophrenia.

We were incorporated on July 23, 2018 (Inception), under the name Perception HoldCo, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018 (Transaction Date), when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer Inc. (Pfizer) in exchange for Series A-2 Preferred Stock and completed a Series A-1 Preferred Stock and Series A Common Stock financing in exchange for a $350.0 million equity commitment (Equity Commitment) from BC Perception Holdings, LP (Bain Investor), an affiliate of Bain Capital, to develop the licensed technology (collectively, the Transaction). On the Transaction Date, Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights (Share Purchase Option). On the Transaction Date, Bain Investor funded the Company with an initial investment of $115.0 million of the Equity Commitment to begin operations. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock.

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to these consolidated financial statements. For additional information on the Equity Commitment and the Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these consolidated financial statements.

2. Risks and Liquidity

Cerevel is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry. These risks include, but are not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of licensed technology, and compliance with government regulations. Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities.

There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. We operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations and other third-party organizations.

Our consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. We have incurred significant operating losses since our Inception and, as of December 31, 2019, had an accumulated deficit of $244.3 million. In addition, we anticipate that our expenses will increase significantly in connection with our ongoing activities to support our research, discovery and clinical development efforts and we expect to continue to incur significant expenses and operating losses for the foreseeable future.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock and common stock, as described above in Note 1, Nature of Operations. We believe that our cash resources, inclusive of funds available under the Equity Commitment, will be sufficient to allow the company to fund current planned operations through at least the next twelve months from the issuance date of these financial statements, though we may pursue additional cash resources through public or private equity or debt financings. Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the company, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the company, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

3. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of these financial statements.

Basis of Presentation

The accompanying consolidated financial statements include those of the company and its subsidiaries, Cerevel MA Securities Corporation and Cerevel Therapeutics LLC, after elimination of all intercompany accounts and transactions. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. Our CODM is our Chairperson of the Board of Directors and Chief Executive Officer. We have determined that we operate as a single operating segment and have one reportable segment. All of our long-lived assets are held in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the fair value of preferred and common stock, the fair value of the Equity Commitment, the fair value of the Share Purchase Option, the fair value of stock options, the recoverability of the Company’s net deferred tax assets and the related valuation allowance and the accrual for research and development expense. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances change. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with original maturities of 90 days or less at the date of purchase to be cash equivalents. As of December 31, 2018 and 2019, our cash equivalents consist primarily of amounts invested in money market accounts.

Restricted Cash

In November 2016 the FASB issued ASU No. 2016-18, Restricted Cash. This standard clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. We adopted this standard effective January 1, 2019, on a retrospective basis, which did not have an impact on our previously reported consolidated financial statements as we had no restricted cash balances during the period from Inception to December 31, 2018.

In connection with our entering into the lease agreement for our future headquarters in Cambridge, MA, in July 2019, we were required to provide a security deposit in the form of a letter of credit. We have classified this amount as restricted cash within our consolidated balance sheet as of December 31, 2019. Restricted cash was classified as a non-current asset as the associated lease term expires more than 12 months from December 31, 2019.

A reconciliation of the cash, cash equivalents and restricted cash reported within our consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows is as follows:

(In thousands)	As of December 31, 2018	As of December 31, 2019
Cash and cash equivalents	$95,443	$79,551
Restricted cash	—	4,131

Total cash, cash equivalents and restricted cash	$95,443	$83,682

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. All of our cash deposits are maintained at a large, creditworthy financial institution. Our deposits at times may significantly exceed federally insured limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. We do not have any significant off-balance sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Purchased assets that are not yet in service are recorded to construction-in-process and no depreciation expense is recorded. Once they are placed in service, they are reclassified to the appropriate asset class.

Depreciation and amortization expense is recognized using the straight-line method over the following estimated useful lives:

Asset Category	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Laboratory equipment	5 years
Leasehold improvements	Shorter of useful life or remaining lease term

Costs of major additions and betterments are capitalized and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss. The cost of normal, recurring, or periodic repairs and maintenance activities are expensed as incurred.

Impairment of Long-Lived Assets

Our long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that we consider in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, we compare forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. To date, we have not recorded any impairment losses on long-lived assets.

Leases

In February 2016 the FASB issued ASU No. 2016-02, Leases (Topic 842), a new standard issued to increase transparency and comparability among organizations related to their leasing activities. This standard established a right-of-use model that requires all lessees to recognize right-of-use assets and lease liabilities on their balance sheet that arise from leases as well as provide disclosures with respect to certain qualitative and quantitative information related to a company’s leasing arrangements to meet the objective of allowing users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. We elected to adopt this standard effective July 23, 2018, or Inception.

We determine if an arrangement is a lease at contract inception. Operating lease assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, we include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We use the implicit rate when readily determinable and use our incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the commencement date of the respective leases in determining the present value of the lease payments. Our incremental borrowing rate is determined using a secured borrowing rate for the same currency and term as the associated lease.

The lease payments used to determine our operating lease assets may include lease incentives, stated rent increases and escalation clauses linked to rates of inflation when determinable and are recognized in our operating lease assets in our consolidated balance sheets.

Our operating leases are reflected in operating lease assets and operating lease liabilities, current portion and operating lease liabilities, net of current portion in our consolidated balance sheets. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term and included in operating expenses in our consolidated statements of operations and comprehensive loss.

For additional information on the adoption of the new leasing standards, please read Note 9, Leases, to these consolidated financial statements.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values, due to their short-term nature. We believe that the carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require the company to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock.

We revalue these financial instruments each reporting period. Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. The company will continue to adjust the fair value of the Equity Commitment and Share Purchase Option until the earlier of settlement or expiration. We classify the fair value of the remaining Equity Commitment and the Share Purchase Option as an asset or a liability in our consolidated balance sheets.

For additional information on the valuation methodology for the Equity Commitment and Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these consolidated financial statements. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates, expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and upon exercise of the Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding.

Revenues

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition. The FASB has issued several updates to the standard which: (i) clarify the application of the principal versus agent guidance, (ii) clarify the guidance relating to performance obligations and licensing, (iii) clarify the assessment of the collectability criterion, presentation of sales taxes, measurement date for non-cash consideration and completed contracts and (iv) clarify the narrow aspects of Topic 606 or correct unintended application of the guidance (collectively, ASC 606). ASC 606 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled when products and/or services are transferred to customers. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We adopted ASU 2014-09 upon Inception on July 23, 2018. We have had no revenue since Inception and the adoption of this pronouncement had no impact to our consolidated financial statements.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expenses for the period from Inception to December 31, 2018, primarily consisted of a non-cash charge for acquired in-process research development expense that was recognized when we in-licensed our product candidates from Pfizer upon closing of the Transaction in September 2018, as, at the time of acquisition of the assets; the technology was under development; was not approved by the U.S. Food and Drug Administration or other regulatory agencies for marketing; had not reached technical feasibility; or otherwise had no foreseeable alternative future use. For the period ended December 31, 2018, the company recognized expense of $111.4 million related to the acquired intangible in-process research and development (IPR&D).

Research and development expenses also include costs incurred in connection with the preclinical and clinical development of our product candidates. Research and development costs include employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities, fees paid to other entities that conduct certain research and development activities on the company’s behalf, as well as certain indirect costs incurred in support of overall research and development activities including facilities, depreciation and technology expenses.

Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. The company’s historical accrual estimates have not been materially different from the actual costs.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are recorded as general and administrative expenses in our accompanying statement of operations and comprehensive loss.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of the company’s common stock at the time of each grant of an equity-based award. We utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering (IPO), given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

We believe this methodology is reasonable based upon our internal peer company analyses, and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss, and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money.” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability-weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

In June 2018 the FASB issued an ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard expanded the scope of ASC Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to the adoption of this standard, the measurement date for non-employee awards was generally the date the services are completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. We adopted this standard effective January 1, 2019. Upon adoption, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award.

For more information on the assumptions used in determining the grant date fair value of equity-based awards granted, as well as a summary of the equity-based award activity under the company’s equity-based compensation plan for the period ended December 31, 2018 and the year ended December 31, 2019, please read Note 12, Equity-Based Compensation to these consolidated financial statements.

Provision for Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

We assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to our provision for income taxes. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

We account for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive Loss

Comprehensive loss is comprised of two components: net loss and other comprehensive loss, which includes other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There were no items qualifying as other comprehensive loss; accordingly, comprehensive loss equaled total net loss from Inception to December 31, 2019.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for common stock equivalents.

Diluted net loss per share is calculated by adjusting the net loss of the company for cumulative preferred stock dividends. Diluted net loss per share is calculated by adjusting the weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period. For purposes of the dilutive net loss per share applicable to common stockholders calculation, convertible preferred stock, warrants, stock options, and unvested restricted stock are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share applicable to common stockholders, as their effect would be anti-dilutive due to the fact that the company was in a net loss position for the periods presented; therefore, basic and diluted net loss per share applicable to common stockholders were the same for the period presented.

Subsequent Event Considerations

The company considers events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. For additional information on our evaluation of subsequent events, please read Note 19, Subsequent Events.

Emerging Growth Company Status

Cerevel is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We may take advantage of these exemptions until the company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions until we no longer qualify as an EGC.

4. Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the company as of the specified effective date. Unless otherwise discussed, the company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (ASU 2016-13). The new standard requires that expected credit losses relating to financial assets measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. It also limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The targeted transition relief standard allows filers an option to irrevocably elect the fair value option of ASC 825-10, Financial Instruments-Overall, applied on an instrument-by-instrument basis for eligible instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments included in ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. We do not expect that the adoption of this standard will have a material impact on our financial position and results of operations upon adoption.

In July 2017 the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (ASU 2017-11). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The amendments in ASU 2017-11 are effective for us beginning with our annual disclosures for the year ending December 31, 2020, and interim periods thereafter. We are currently evaluating the potential impact that ASU 2017-11 may have on our consolidated financial statements and related disclosures.

Fair Value Measurements

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. ASU 2018-13 will become effective for us on January 1, 2020. We do not expect that the adoption of this standard will have a material impact on our disclosures.

Collaborative Arrangements

In November 2018 the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for public business entities beginning for fiscal years after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as we have had no transactions applicable to this guidance; however, the standard may impact how we account for certain business transactions in the future.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. The amendments in this update simplify various aspects of the accounting for income tax by eliminating certain exceptions to the general approach under existing accounting guidance provided by ASC 740, Income Taxes, and clarifies certain aspects of the existing guidance to promote more consistent application. The amendments in this new standard include, the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but could elect to do so.

This standard is effective for public companies for annual and interim periods beginning after December 15, 2020, and effective for private companies for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022; however, early adoption is permitted. We are currently evaluating the potential impact that this new standard may have on our consolidated financial position or results of operations and related period of adoption, and at this time we do not expect the adoption of this standard will have a material impact to our consolidated financial statements.

5. Pfizer License Agreement

In August 2018 we entered into a license agreement with Pfizer (Pfizer License Agreement) pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of the company’s Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct transaction costs related to the Pfizer License Agreement, bringing the total consideration to $111.4 million, which was recorded as a charge to research and development expense as these assets had not yet reached technological feasibility and held no alternative future use at the time of the Transaction. The fair value of the Series A-2 Preferred Stock was established using an income approach for the valuation of the company’s business enterprise value at the Transaction Date, and the option pricing method for the fair value of all shares subject to the Transaction.

We accounted for the acquisition of the Pfizer License Agreement as an asset acquisition. The Pfizer License Agreement is limited to the intellectual property and rights to develop certain non-commercially approved compounds with no existing revenues and we did not acquire an organized workforce of Pfizer employees nor any third-party arrangements that constitute a substantive process capable of developing the compounds. The assets acquired were measured based on the fair value of the Series A-2 Preferred Stock issued to Pfizer and direct transaction costs of $11.0 million, as the fair value of the equity given was more readily determinable than the fair value of the assets received.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million, on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our disclosed product candidates currently under development are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. No regulatory approval milestone payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. If all of our disclosed product candidates currently under development achieve all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. No Pfizer commercial milestone payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

We are also required pay Pfizer tiered royalties on the aggregate net sales, during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. No royalty payments were made or became due in the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

Pfizer can terminate the Pfizer License Agreement in its entirety upon a material breach by the company, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement.

6. Equity Commitment and Share Purchase Option

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for an additional 3,450 shares of Series A-1 Preferred Stock and an additional 2,300 shares of Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for an additional 4,204,075 shares of Series A-1 Preferred Stock and 1,795,925 shares of Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of December 31, 2019, was $174.9 million.

The fair value of the remaining Equity Commitment as of December 31, 2018, was reflected in our consolidated balance sheet as an asset of $11.4 million. As of December 31, 2019, the fair value of the remaining Equity Commitment represents a liability of $2.0 million.

Share Purchase Option

In addition, under the terms of the Stock Purchase Agreement entered into in connection with the Transaction, Bain Investor retains an option to purchase a combination of shares of Series A-1 Preferred Stock and Common Stock at $10.00 per share up to an aggregate amount of $100.0 million, exercisable any time after the Equity Commitment is fulfilled and prior to the earlier of the company completing an IPO or the company receiving aggregate cash proceeds of $450.0 million from the issuance of equity securities inclusive of any proceeds received pursuant to the Share Purchase Option. Pfizer has rights to participate in the purchase of shares of Series A-1 Preferred Stock and Series A Common Stock upon exercise of the Share Purchase Option; however, any such participation would not increase the number of shares available under the Share Purchase Option.

The fair value of the Share Purchase Option was reflected in our consolidated balance sheets as a liability of $5.4 million and $0.3 million as of December 31, 2018 and 2019, respectively.

Fair Value of Equity Commitment and Share Purchase Option

An income approach was used to estimate the fair value of the Equity Commitment and the Share Purchase Option at the Transaction Date and subsequently as of December 31, 2018. During 2019 we utilized a hybrid methodology that combines both an income approach and a market approach to estimate the fair value of these financial instruments. As of December 31, 2019, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated required future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for that additional funding.

Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

The following table represents the key inputs used in the fair value calculation for the financial instruments:

	For the periods ended December 31,
	2018	2019
Risk free interest rate	2.85%	1.57% - 1.59%
Expected term (in years)	2.74	0.36 - 1.42
Expected volatility	80.0%	105.0% - 135.0%
Expected dividend yield	0.0%	0.0%
Fair value of Series A-1 Preferred Stock per share	$9.75	$16.35
Fair value of Series A Common Stock per share	$6.95	$16.35

7. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicates the level of fair value hierarchy utilized to determine such fair values:

As of December 31, 2018 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$95,443	$—	$—	$95,443
Equity Commitment	—	—	11,412	11,412

Total Assets	$95,443	$—	$11,412	$106,855

Liabilities:
Share Purchase Option	$—	$—	$(5,380)	$(5,380)

Total Liabilities	$—	$—	$(5,380)	$(5,380)

As of December 31, 2019 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$79,551	$—	$—	$79,551
Restricted cash—money market funds	4,131	—	—	4,131
Equity Commitment	—	—	—	—

Total Assets	$83,682	$—	$—	$83,682

Liabilities:
Equity Commitment	$—	$—	$(2,000)	$(2,000)
Share Purchase Option	—	—	(260)	(260)

Total Liabilities	$—	$—	$(2,260)	$(2,260)

As described in Note 6 to these consolidated financial statements, the Equity Commitment and Share Purchase Option represent the only Level 3 assets and liabilities carried at fair market value as of December 31, 2018 and 2019. The fair value measurements of the Equity Commitment and Share Purchase Option are sensitive to changes in the unobservable inputs used to value the financial instruments. Changes in the estimated future funding dates or fair value of the company’s stock could result in changes to the fair value of each financial instrument. There were no transfers between Level 1, Level 2 and Level 3 during the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

An analysis of the changes in the Equity Commitment and Share Purchase Option are summarized as follows:

Equity Commitment (In thousands)	2018	2019
Beginning asset balance	$—	$11,412
Issuance of Equity Commitment	8,119	—
Change in fair value	3,293	(51,562)
Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	38,150

Ending asset (liability) balance	$11,412	$(2,000)

Share Purchase Option (In thousands)	2018	2019
Beginning liability balance	$—	$(5,380)
Issuance of Share Purchase Option	(6,500)	—
Change in fair value	1,120	5,120

Ending liability balance	$(5,380)	$(260)

8. Financial Statement Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Prepaid clinical trial services	$—	$4,421
Prepaid research and development expenses	290	1,876
Other prepaid expenses	228	1,160
Other current assets	198	69

Prepaid expenses and other current assets	$716	$7,526

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Computer equipment	$110	$96
Furniture and fixtures	—	29
Leasehold improvements	—	328
Construction in progress	—	1,205
Less: Accumulated depreciation	(19)	(182)

Property and equipment, net	$91	$1,476

Depreciation and amortization expense for the period from Inception to December 31, 2018, and for the year ended December 31, 2019, totaled $0.0 million and $0.2 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Equity Commitment asset	$11,412	$—
Deferred expenses associated with financing activities	—	1,485
Other	—	622

Other long-term assets	$11,412	$2,107

As of December 31, 2019, other long-term assets include approximately $1.4 million of deferred expenses for professional fees that are directly associated with our anticipated IPO. We capitalize certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
(In thousands)	2018	2019
External research and development services	$232	$3,257
Accrued compensation and personnel costs	50	3,111
Professional fees and consulting services	1,055	3,807

Accrued expenses and other current liabilities	$1,337	$10,175

Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Equity Commitment liability	$—	$2,000
Share Purchase Option liability	5,380	260
Deferred income tax	—	28

Other long-term liabilities	$5,380	$2,288

Other Income (Expense), net

Other income (expense), net consisted of the following:

	As of December 31,
(In thousands)	2018	2019
Gain (loss) on fair value remeasurement of Equity Commitment	$3,293	$(51,562)
Gain (loss) on fair value remeasurement of Share Purchase Option	1,120	5,120
Other, net	—	9

Other income (expense), net	$4,413	$(46,433)

9. Leases

We lease certain office space and equipment. At the inception of an arrangement, the company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as operating lease assets, operating lease liabilities, current portion and operating lease liabilities, net of current portion. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. The company has elected to account for the lease and non-lease components as a combined lease component for real estate leases. For non-real estate leases, the lease component and non-lease component will be accounted for as separate components, with the contract consideration being allocated based on the fair values of the components. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

In fiscal year 2018 the company had one short-term lease with lease cost for the period equal to $0.1 million.

In January 2019 the company entered into an operating lease for office space at 131 Dartmouth Street, Boston, Massachusetts. The lease commenced in April 2019 and the lease term is set to expire on November 30, 2020.

In July 2019 we entered into an operating lease for approximately 60,000 square feet located at 222 Jacobs Street, Cambridge Massachusetts, with a ten-year term for which we expect to take occupancy in mid-2020. This space will serve as the future location of our corporate headquarters, which is comprised of office and laboratory space. In connection with this lease we have entered into commitments totaling approximately $21.1 million for the build out of this facility, of which approximately $12.0 million will be reimbursed by the landlord. Under the terms of the lease, we have the ability to extend for two five-year terms. The company assessed whether to include the renewal periods based on a variety of factors, such as the fair market value rental rate, the economic life of leasehold improvements, as well as the current and anticipated stages of the company at the inception and conclusion of the original lease term. The renewal options have been excluded from the lease term and will be reassessed as necessary.

Operating leases are amortized over the lease term and included in costs and expenses in the consolidated statements of operations and comprehensive loss. Variable lease costs are recognized in costs and expenses in the consolidated statements of operations and comprehensive loss as incurred.

The following table contains a summary of the lease costs recognized under ASC 842 and other information pertaining to the company’s operating leases for the year ended December 31, 2019:

(In thousands)	For the year ended December 31, 2019
Lease cost(1)
Operating lease cost	$3,467

Total lease cost	$3,467

Other information
Operating cash flows used for operating leases	$1,070
Weighted-average remaining lease term (in years)	9.76
Weighted-average discount rate	9.85%

(1)	Short-term lease costs and variable lease costs incurred by the company for the year ended December 31, 2019, were immaterial.

As of December 31, 2019, future minimum commitments under the company’s operating leases were as follows:

(In thousands)	As of December 31, 2019
Maturity of lease liabilities
Fiscal year ended December 31, 2020	$6,436
Fiscal year ended December 31, 2021	5,659
Fiscal year ended December 31, 2022	5,829
Fiscal year ended December 31, 2023	6,003
Fiscal year ended December 31, 2024	6,184
Thereafter	34,414

Total future lease payments	$64,525
Less: Tenant improvement allowance receivable	(11,973)
Less: Effect of discounting	(24,141)

Present value of lease liabilities	$28,411

The following table summarizes the presentation of the company’s operating leases in its consolidated balance sheet as of December 31, 2019:

(In thousands)	As of December 31, 2019
Assets
Operating lease assets	$26,015

Total lease assets	$26,015

Liabilities
Current lease liabilities	$2,592
Noncurrent lease liabilities	25,819

Total lease liabilities	$28,411

10. Convertible Preferred Stock

As discussed in Note 5 and Note 6 to these consolidated financial statements, the company issued shares of Series A-1 and Series A-2 Preferred Stock (collectively, Convertible Preferred Stock) in connection with the Pfizer License Agreement. As of December 31, 2018 and 2019, the company’s Certificate of Incorporation, as amended and restated, authorized the company to issue 24,833,333 shares of $0.00001 par value preferred stock.

On the Transaction Date, Bain Investor purchased for an aggregate of $115.0 million less issuance costs of $0.8 million; 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, the Share Purchase Option and the Equity Commitment. The net proceeds were allocated to the Equity Commitment and the Share Purchase Option at their respective fair values and the remainder to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock based on their relative fair values. Also on the Transaction Date, the company issued 3,833,333.33 shares of Series A-2 Preferred Stock in exchange for the exclusive license and development rights of certain central nervous system compounds. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment to fund operations in exchange for Series A-1 Preferred Stock and Series A Common Stock.

An income approach was used to estimate the value of the preferred and common stock as of the Transaction Date. Under the income approach, a probability-weighted discounted cash flow analysis was first prepared reflecting multiple scenarios for future outcomes associated with the acquired product candidates to estimate the total equity value of the company, including the value of planned future funding under the Equity Commitment and the Share Purchase Option. The value of the preferred stock and common stock was then estimated using an option pricing method, allocating total equity value based on an assumed future liquidity date and the liquidation preferences of the preferred stock.

As of the respective balance sheet dates, Convertible Preferred Stock consisted of the following:

	As of December 31, 2018
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	6,900,000	$78,937	$69,000	6,900,000
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	40,922	4,092,205

	24,833,333	10,733,333	$177,069	$109,922	10,992,205

	As of December 31, 2019
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	66,850	6,685,009

	24,833,333	14,940,858	$245,878	$177,925	17,792,534

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of our Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of Common Stock into which such Convertible Preferred Stock could convert on the record date for determination of stockholders entitled to vote. In addition, holders of Series A-1 Preferred Stock, voting as a separate class, are entitled to an additional number of votes equal to the number of shares of Series A Common Stock held by such holder.

Dividends

The holders of our Convertible Preferred Stock are entitled to receive dividends or other distributions payable in securities of the company in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event. No dividends have been declared or paid by us since our Inception.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to our stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(A)

in the case of the Series A-1 Preferred Stock, the greater of (i) the sum of the Series A-1 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; and

(B)

in the case of the Series A-2 Preferred Stock, the greater of (i) the sum of the Series A-2 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-2 Preferred Stock, provided, the number of shares of Series A-2 Preferred Stock outstanding shall equal the number of shares of Common Stock that such shares would convert into on the date of such distribution and (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up of the corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount to which they shall be entitled under Section 2.1, of the Certificate of Incorporation, as amended a restated, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

We have classified the Convertible Preferred Stock as a separate line item and not as a component of Stockholders’ (deficit) equity because the redemption feature is outside of our control.

Conversion

In accordance with the terms of the Certificate of Incorporation, as amended and restated, each share of Series A-1 and Series A-2 Preferred Stock is convertible into common stock. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (x) the Series A-1 Preferred Original Issue Price by the (y) Series A-1 Conversion Price (which is initially equal to the Series A-1 Preferred Original Issue Price) in effect at the time of conversion.

Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion.

The Series A-2 Conversion Price is effective through the Series A-2 Anti-Dilution Termination Time, which is defined as the time and date at which the company has received $350.0 million in aggregate gross cash proceeds in exchange for equity interests of the company. The Series A-2 Conversion Price is defined as the total number of shares of Series A-2 Preferred Stock issued on the Series A Original Issue Date multiplied by the Series A-2 Original Issue Price, divided by 1/3 of the total shares of Common Stock outstanding (including any Common Stock underlying any Convertible Securities (other than shares of Common Stock underlying, or issued upon conversion of, shares of the Series A-2 Preferred Stock), Equity Awards and Plan Shares), and (y) on or after the Dilution Date, the amount set forth in clause (x) less 25% of the excess, if any, of Plan Shares issued on or after the Dilution Date over the Plan Shares Cap.

In the event of a public offering of at least $100.0 million, all preferred shares including the Series A-2 Preferred Stock, will automatically convert to common stock at the then conversion ratio inclusive of the proceeds from the offering. If such a qualified offering occurs and subsequent to the offering the Equity Commitment has not been fulfilled, the holders of the Series A-2 will receive a warrant to acquire shares of common stock at an exercise price of $0.01 per share equal to the number of shares they would be entitled pursuant to the Series A-2 conversion ratio.

11. Common Stock

Our Certificate of Incorporation, as amended and restated, authorizes the company to issue 60,000,000 shares of $0.00001 par value per share common stock. Of these shares, 14,000,000 shares of the authorized common stock are designated as “Series A Common Stock”, which is identical in all respects to the Common Stock, other than for the designation “Series A Common Stock”. The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above.

Voting

The holders of our Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and there is no cumulative voting.

Dividends

Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the board of directors. When dividends are declared on shares of common stock, we must declare at the same time a dividend payable to the holders of the Convertible Preferred Stock equivalent to the dividend amount they would receive if each preferred share were converted into common stock. We may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Convertible Preferred Stock have been paid in full. No dividends have been declared to date.

Conversion

As of December 31, 2019, the company had 53,591,775 shares of common stock available for the conversion of outstanding shares of the Convertible Preferred Stock (See Note 10), the exercise of outstanding stock options and the number of shares remaining available for grant under the company’s 2018 Equity Incentive Plan (See Note 12) as well as the exercise of the Share Purchase Option (See Note 6), assuming the Share Purchase Option became a warrant to purchase common stock at the applicable Series A-1 Preferred Stock conversion ratio.

12. Equity-Based Compensation

Our 2018 Equity Incentive Plan, as amended, (the Plan) provides for us to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, officers, directors, consultants and advisors of the company. Incentive stock options may only be granted to employees. The Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator. We generally grant equity-based awards with service, market and performance conditions.

The total number of shares of common stock that may be issued under the Plan was 5,384,615 as of December 31, 2019, of which 337,701 shares were available for future grant at December 31, 2019.

Equity-based compensation expense for the year ended December 31, 2019, totaled $8.3 million of which $5.7 million is included within general and administrative expense and $2.6 million is included within research and development expense, respectively. Total equity-based compensation expense for the period from Inception through December 31, 2018, was immaterial.

Stock Options

Stock options granted under the Plan generally vest if at all, as follows: 25% of the Available Vesting Amount (defined below) will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is generally contingent upon the respective grantee’s continued employment. The Available Vesting Amount is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of our fully diluted shares for each award, which for all awards, in total, represents 10% of our fully diluted shares at the point in time the first $350.0 million of funding is achieved. Based on the terms of the awards, we concluded that such awards include both a market and performance condition. We have included that the market condition in our valuation of the options granted and as of December 31, 2018 and 2019, we determined that the achievement of the performance condition was probable of being met, given the terms and conditions of the Equity Commitment.

The assumptions that we used to determine the fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

	For the periods ended December 31,
	2018	2019
Risk free interest rate	2.74%	2.10%
Expected term (in years)	6.38	6.23
Expected volatility	80.0%	81.1%
Expected dividend yield	0.0%	0.0%

The following table summarizes our stock option activity since Inception:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Value	Aggregate Intrinsic Value
Outstanding at December 31, 2018	2,272,308	$14.84	10.00	$—
Granted	2,751,529	$14.86
Exercised	—	—
Forfeited	(26,923)	$14.84

Outstanding at December 31, 2019	4,996,914	$14.85	9.49	$23,767,539

Options exercisable as of December 31, 2019	309,044	$14.83	9.54	$1,471,821

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of our common stock for those stock options that had exercise prices lower than the fair value of our common stock.

Stock options granted in 2018 and 2019 had weighted average grant-date fair values of $3.01 and $4.91, respectively. No stock options were exercised during the period from Inception to December 31, 2018, or during the year ended December 31, 2019.

As of December 31, 2019, total unrecognized equity-based compensation expense relating to stock options was $16.6 million. This amount is expected to be recognized over a weighted average period of 1.6 years.

Restricted Stock Units

Restricted stock unit awards granted under the Plan generally vest in three equal annual installments beginning on the first anniversary of the vesting start date.

The following table summarizes our restricted stock activity since Inception:

	Restricted Stock Units
	Number of Units	Weighted-Average Grant Date Fair Value
Non-vested at December 31, 2018	30,000	$6.26
Granted	15,000	$7.10
Vested	(5,000)	$6.26
Forfeited	—	$—

Non-vested at December 31, 2019	40,000	$6.58

The total fair value of restricted stock units that vested during December 31, 2019, was $0.1 million.

As of December 31, 2019, total unrecognized equity-based compensation expense relating to restricted stock unit awards was $0.2 million. This amount is expected to be recognized over a weighted average period of 2.2 years.

13. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share:

(In thousands, except share amounts and per share data)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Numerator:
Net loss	$(115,909)	$(128,389)

Denominator:
Weighted average common shares outstanding	2,811,111	4,651,344

Net loss per share, basic and diluted	$(41.23)	$(27.60)

Since we were in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of all potential dilutive securities would have been anti-dilutive. The shares in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock or two class methods, due to their anti-dilutive effect:

	As of December 31, 2018	As of December 31, 2019
Stock options outstanding	2,272,308	4,996,914
Restricted stock units outstanding	30,000	40,000
Shares to be issued upon settlement of remaining Equity Commitment	23,500,000	17,494,250
Shares to be issued upon exercise of Share Purchase Option	10,000,000	10,000,000
Series A-1 Preferred Stock outstanding	6,900,000	11,107,525
Series A-2 Preferred Stock outstanding	12,434,103	13,348,971

Total	55,136,411	56,987,660

14. Provision for Income Taxes

A reconciliation of our provision income tax expenses computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Statutory tax rate	21.0%	21.0%
State tax expense, net of federal benefit	0.5%	4.0%
License acquisition	(20.2)%	0.0%
Non-deductible fair value adjustment	0.8%	(7.5)%
Other non-deductible expenses	0.0%	(0.1)%
Tax credits	0.0%	1.3%
Valuation allowance	(2.1)%	(18.7)%

Effective tax rate	0.0%	0.0%

Current and Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets and liabilities are summarized as follows:

	As of December 31,
(In thousands)	2018	2019
Deferred tax assets
Net operating loss carryforwards	$1,916	$22,086
Operating lease liabilities	—	7,697
Tax credits	—	1,819
Equity-based compensation	—	2,236
Accruals and reserves	14	720
Amortization	715	862
Other deferred tax assets	—	33

Total gross deferred tax assets	2,645	35,453
Valuation allowance	(2,449)	(26,447)

Total deferred tax assets	196	9,006

Deferred tax liabilities
Depreciation	(1)	—
Operating lease assets	—	(7,014)
Prepaid expenses	(195)	(2,020)

Total deferred tax liabilities	(196)	(9,034)

Net deferred income tax assets (liabilities)	$—	$(28)

We have recorded a valuation allowance against our deferred tax assets in each of the years ended December 31, 2019, and 2018 because we believe that it is more likely than not that these assets will not be realized. The valuation allowance increased by approximately $24.0 million during the year ended December 31, 2019, primarily as a result of the increase in our unbenefited net operating loss for the current period. The valuation allowance increased by approximately $2.4 million during the year ended December 31, 2018, primarily as a result of the increase in our unbenefited net operating loss for the current period.

Significant components of deferred income tax assets and liabilities include temporary differences related to net operating loss carryforwards, lease liabilities, stock compensation, and tax credits. Deferred income tax assets in the table above include approximately $81.3 million of net operating loss carryforwards, all of which have an indefinite carryforward period. The deferred tax assets also include approximately $79.5 million of state net operating loss carryforwards which begin to expire in 2038 through 2039. The Company also had federal and state research and development tax credits of $1.7 million and $0.2 million, respectively, which expire at various dates through 2039 for federal purposes and 2034 for state purposes. Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted an assessment to determine whether there may have been a Section 382 or 383 ownership change.

For financial reporting purposes, loss before income taxes includes the following components:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Pretax loss
United States	$(115,909)	$(128,345)
Foreign	—	—

Net deferred income tax assets	$(115,909)	$(128,345)

The provision for income taxes consists of the following:

(In thousands)	Period from Inception to December 31, 2018	For the Year Ended December 31, 2019
Current tax expense
Federal	$—	$—
State	—	17
Foreign	—	—
Deferred tax expenses
Federal	—	28
State	—	—
Foreign	—	—

Provision for income taxes	$—	$45

As of December 31, 2019 and 2018, we had no unrecognized tax benefits. As of December 31, 2019, and 2018, we had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in our consolidated statements of operations. We will recognize interest and penalties related to uncertain tax positions in income tax expense. For the year ended December 31, 2019, we generated research credits but have not conducted a study to document the qualified activities. This study may result in an adjustment to our research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against our research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance

We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions. Our initial tax return period for U.S. federal income taxes was the 2018 period and we currently remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions for all periods since Inception.

15. Legal Proceedings

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings during the period from Inception to December 31, 2018, or during the year ended December 31, 2019, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

16. Commitments and Contingencies

As of December 31, 2019, we have several ongoing clinical studies in various clinical trial stages. Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and clinical manufacturing organizations (CMOs), which we enter into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at our option.

Guarantees and Indemnification Obligations

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify and agree to reimburse the indemnified party for losses and costs incurred by the indemnified party in connection with any patent, copyright, trade secret or other intellectual property or personal right infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after execution of the agreement. In addition, we have entered into indemnification agreements with members of our board of directors that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of its status or service as directors or officers. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. To date, we have not incurred any losses or any material costs related to this indemnification obligation and no claims with respect thereto were outstanding. We do not believe that the outcome of any claims under indemnification arrangements will have a material effect on our financial position, results of operations and cash flows, and we have not accrued any liabilities related to such obligations in our consolidated financial statements as of December 31, 2018 or 2019.

17. Employee Benefit Plans

401(k) Savings Plan

In April 2019 we implemented a 401(k) Savings Plan, which is available to substantially all regular employees in the U.S. over the age of 21. Participants may make voluntary contributions. We make matching contributions according to the 401(k) Savings Plan’s matching formula. All matching contributions and participant contributions vest immediately. The expense related to our 401(k) Savings Plan primarily consists of our matching contributions.

Expense related to our 401(k) Savings Plan for the year ended December 31, 2019, was $0.4 million.

18. Related Party Transactions

As of December 31, 2018 and 2019, Pfizer held 3,833,333.33 shares of Series A-2 Preferred Stock and had appointed two members to our board of directors. For additional information on our license agreement with Pfizer, please read Note 5, Pfizer License Agreement, to these consolidated financial statements.

As of December 31, 2018, Bain Investor held 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, and had appointed two members to our Board of Directors. As of December 31, 2019, Bain Investor held 11,107,525 shares of Series A-1 Preferred Stock, 6,398,225 shares of Series A Common Stock and had appointed three members to our board of directors. Additionally, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million in the period ended December 31, 2018, and $1.0 million during the year ended December 31, 2019.

19. Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2019 through April 10, 2020, the issuance date of these financial statements, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2019, and events which occurred subsequently but were not recognized in the consolidated financial statements. The company has concluded that no subsequent events have occurred that require disclosure, except as already disclosed within these consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and per share data)

(Unaudited)

	December 31, 2019	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$79,551	$12,808
Prepaid expenses and other current assets	7,526	3,076

Total current assets	87,077	15,884
Property and equipment, net	1,476	16,620
Operating lease assets	26,015	24,727
Restricted cash	4,131	4,200
Other long-term assets	2,107	5,606

Total assets	$120,806	$67,037

LIABILITIES, CONVERTIBLE STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,109	$4,822
Accrued expenses and other current liabilities	10,175	22,181
Operating lease liabilities, current portion	2,592	2,206

Total current liabilities	14,876	29,209
Operating lease liabilities, net of current portion	25,819	29,515
Other long-term liabilities	2,288	9,060

Total liabilities	42,983	67,784

Commitments and contingencies (Notes 14 and 15)
Convertible common stock:
Series A Common Stock, $0.00001 par value: 0 and 750,000 shares authorized and 0 and 750,000 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	9,159

Total convertible common stock	—	9,159

Convertible preferred stock:
Series A-1 Preferred Stock, $0.00001 par value: 21,000,000 and 50,000,000 shares authorized and 11,107,525 and 12,857,525 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	147,746	169,117
Series A-2 Preferred Stock, $0.00001 par value: 3,833,333 shares authorized and 3,833,333 issued and outstanding as of December 31, 2019 and September 30, 2020	98,132	98,132

Total convertible preferred stock	245,878	267,249

Stockholders’ (deficit) equity:
Series A Common Stock, $0.00001 par value: 14,000,000 and 99,250,000 shares authorized and 6,398,225 and 6,398,225 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	—
Common stock, $0.00001 par value: 46,000,000 and 100,000,000 shares authorized, 10,000 and 25,000 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	—	—
Additional paid-in capital	76,243	86,108
Accumulated deficit	(244,298)	(363,263)

Total stockholders’ (deficit) equity	(168,055)	(277,155)

Total liabilities, convertible stock and stockholders’ (deficit) equity	$120,806	$67,037

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2020	2019	2020
Operating expenses:
Research and development	$17,342	$24,026	$28,326	$73,168
General and administrative	9,643	10,336	18,740	34,052

Total operating expenses	26,985	34,362	47,066	107,220

Loss from operations	(26,985)	(34,362)	(47,066)	(107,220)
Interest income, net	368	1	1,360	210
Other income (expense), net	(8,980)	(4,684)	(26,423)	(11,976)

Loss before income taxes	(35,597)	(39,045)	(72,129)	(118,986)
Income tax (provision) benefit, net	—	5	—	21

Net loss and comprehensive loss	$(35,597)	$(39,040)	$(72,129)	$(118,965)

Net loss per share, basic and diluted	$(7.73)	$(5.49)	$(15.66)	$(17.89)

Weighted-average shares used in calculating net loss per share, basic and diluted	4,608	7,112	4,605	6,648

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands, except share amounts)

(Unaudited)

	For the Nine Months Ended September 30, 2019
	Series A Convertible Common Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2018	—	$—	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	—	$—	$38,533	$(115,909)	$(77,376)
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	296	—	296
Net loss	—	—	—	—	—	—	—	—	—	—	—	(30,720)	(30,720)

Balance at March 31, 2019	—	$—	6,900,000	$78,937	3,833,333	$98,132	4,600,000	$—	5,000	$—	$38,829	$(146,629)	$(107,800)

Issuance of Common Stock	—	—	3,450	35	—	—	2,300	—	—	—	23	—	23
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	797	—	797
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,811)	(5,811)

Balance at June 30, 2019	—	$—	6,903,450	$78,972	3,833,333	$98,132	4,602,300	$—	5,000	$—	$39,649	$(152,440)	$(112,791)

Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	2,699	—	2,699
Net loss	—	—	—	—	—	—	—	—	—	—	—	(35,597)	(35,597)

Balance at September 30, 2019	—	$—	6,903,450	$78,972	3,833,333	$98,132	4,602,300	$—	10,000	$—	$42,348	$(188,037)	$(145,689)

	For the Nine Months Ended September 30, 2020
	Series A Convertible Common Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2019	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	10,000	$—	$76,243	$(244,298)	$(168,055)
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	2,970	—	2,970
Net loss	—	—	—	—	—	—	—	—	—	—	—	(53,208)	(53,208)

Balance at March 31, 2020	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	15,000	$—	$79,213	$(297,506)	$(218,293)

Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,423	—	3,423
Net loss	—	—	—	—	—	—	—	—	—	—	—	(26,717)	(26,717)

Balance at June 30, 2020	—	$—	11,107,525	$147,746	3,833,333	$98,132	6,398,225	$—	20,000	$—	$82,636	$(324,223)	$(241,587)

Issuance of Series A-1 Preferred Stock and Common Stock in exchange for cash	750,000	7,500	1,750,000	17,500	—	—	—	—	—	—	—	—	—
Partial settlement of Equity Commitment Liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	—	1,659	—	3,871	—	—	—	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—	—	—	5,000	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,472	—	3,472
Net loss	—	—	—	—	—	—	—	—	—	—	—	(39,040)	(39,040)

Balance at September 30, 2020	750,000	$9,159	12,857,525	$169,117	3,833,333	$98,132	6,398,225	$—	25,000	$—	$86,108	$(363,263)	$(277,155)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(72,129)	$(118,965)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	167	336
Non-cash rent expense under operating leases	1,338	471
Equity-based compensation	3,792	9,864
Change in fair value of Equity Commitment	30,202	11,300
Change in fair value of Share Purchase Option	(3,780)	670
Write-off of deferred costs related to abandoned initial public offering and other financing activities	—	2,485
Changes in operating assets and liabilities, net:
Prepaid expenses and other current assets	(874)	4,577
Operating lease asset	—	(459)
Other assets	(385)	(243)
Accounts payable	1,590	581
Accrued expenses and other liabilities	5,172	8,699
Operating lease liability	—	4,585

Net cash flows used in operating activities	(34,907)	(76,099)

Cash flows from investing activities:
Purchases of property and equipment	(550)	(11,341)

Net cash flows used in investing activities	(550)	(11,341)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	35	—
Proceeds from issuance of common stock	23	—
Proceeds from issuance of convertible preferred stock with exchange	—	17,500
Proceeds from issuance of convertible common stock with exchange	—	7,500
Deferred costs related to business combination transaction	—	(2,513)
Deferred costs related to abandoned initial public offering and other financing activities	—	(1,721)

Net cash flows provided by financing activities	58	20,766

Net decrease in cash, cash equivalents and restricted cash	(35,399)	(66,674)
Cash, cash equivalents and restricted cash, beginning of the period	95,443	83,682

Cash, cash equivalents and restricted cash, end of the period	$60,044	$17,008

Non-cash operating, investing, and financing activities
Operating lease assets obtained in exchange for operating lease liabilities	$27,303	$445

Fixed asset additions included in accounts payable and other current liabilities	$105	$4,485

Deferred unpaid offering costs related to business combination transaction	$—	$2,538

Partial settlement of Equity Commitment liability upon issuance of Series A-1 Preferred Stock and Series A Common Stock	$—	$5,530

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CEREVEL THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations

References in these notes to “Cerevel,” “the company,” “we,” “us” and “our” refer to Cerevel Therapeutics, Inc.

We are a clinical-stage biopharmaceutical company that combines a deep understanding of the disease-related biology and neurocircuitry of the brain with advanced chemistry and central nervous system, or CNS, target receptor selective pharmacology to discover and design new therapies. We seek to transform the lives of patients through the development of new therapies for neuroscience disease, including schizophrenia, epilepsy and Parkinson’s disease.

We were incorporated on July 23, 2018 (Inception), under the name Perception HoldCo, Inc. and we subsequently changed our name to Cerevel Therapeutics, Inc. on October 23, 2018. Our principal operations commenced on September 24, 2018 (Transaction Date), when we acquired licensed technology to a portfolio of pre-commercial neuroscience assets from Pfizer Inc. (Pfizer) in exchange for Series A-2 Preferred Stock and completed a Series A-1 Preferred Stock and Series A Common Stock financing in exchange for a $350.0 million equity commitment (Equity Commitment) from BC Perception Holdings, LP (Bain Investor), an affiliate of Bain Capital, to develop the licensed technology (collectively, the Transaction). On the Transaction Date, Bain Investor also received the option to purchase up to an additional 10.0 million shares at $10.00 per share, subject to Pfizer’s participation rights (Share Purchase Option).

On the Transaction Date, Bain Investor funded the company with an initial investment of $115.0 million of the Equity Commitment to begin operations. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock. On July 8, 2020, Bain Investor further contributed an additional $25.0 million of the Equity Commitment in exchange for Series A-1 Preferred Stock and Series A Common Stock (the Additional Financing Shares).

For additional information on our license arrangement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements. For additional information on the Equity Commitment and the Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements. For additional information on our Additional Financing Shares, please read Note 9, Preferred Convertible Stock and Note 10, Common Stock to these condensed consolidated financial statements.

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA Sciences Acquisition Corp II (ARYA) pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated. Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. Net proceeds from this transaction totaled approximately $439.5 million, which included funds held in ARYA’s trust account and the completion of a concurrent private investment in public equity (PIPE) financing inclusive of the $25.0 million received for the Additional Financing Shares discussed above. For additional information on our business combination transaction with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

2. Risks and Liquidity

Cerevel is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry. These risks include, but are not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of licensed technology, and compliance with government regulations. Our product candidates, currently under development or that we may develop, will require significant additional research and development efforts, including extensive clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting capabilities.

There can be no assurance that our research and development activities will be successfully completed, that adequate protection for our licensed or developed technology will be obtained and maintained, that products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. We operate in an environment of rapid change in technology. In addition, we are dependent upon the services of our employees, consultants, third-party contract research organizations (CROs), clinical manufacturing organizations (CMOs) and other third-party organizations.

Our condensed consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets and the satisfaction of liabilities in the ordinary course of business. We have incurred significant operating losses since our Inception and, as of September 30, 2020, had an accumulated deficit of $363.3 million and had not yet generated revenues. In addition, we anticipate that our expenses will increase significantly in connection with our ongoing activities to support our research, discovery and clinical development efforts and we expect to continue to incur significant expenses and operating losses for the foreseeable future.

We have funded operations since Inception primarily with the proceeds received from the issuance of convertible preferred stock, convertible common stock and common stock, as described above in Note 1, Nature of Operations. We believe that our cash resources, inclusive of funds received upon the closing of our business combination transaction with ARYA and the completion of a concurrent PIPE financing, are sufficient to fund operations at least up to the next twelve months from the issuance date of these financial statements. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

Our expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to us and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the company, and we may need to seek additional funds sooner than planned. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the company, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Impact of the COVID-19 Pandemic

In March 2020 the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) a pandemic. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our operations and the operations of our customers, suppliers, vendors and business partners. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our research programs, healthcare systems or the global economy and we cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts our business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, results of operation and financial condition. The estimates of the impact on the company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in these condensed consolidated financial statements.

3. Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies disclosed in Note 4, Recent Accounting Guidance, of the audited consolidated financial statements and notes included elsewhere in this Form 8-K/A.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include those of the company and its subsidiaries, Cerevel MA Securities Corporation and Cerevel Therapeutics LLC, after elimination of all intercompany accounts and transactions. The accompanying unaudited condensed consolidated financial statements and notes hereto have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) accounting standards codification. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the FASB.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the three and nine months ended September 30, 2019 and 2020, are not necessarily indicative of the results for the entire fiscal year or any other period. The condensed consolidated financial for the three and nine months ended September 30, 2019 and 2020, have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in this Form 8-K/A.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions made in the accompanying condensed consolidated financial statements include, but are not limited to, the fair value of preferred and common stock, the fair value of the Equity Commitment, the fair value of the Share Purchase Option, the fair value of stock options, the recoverability of the company’s net deferred tax assets and the related valuation allowance and the accrual for research and development expense. The impact on accounting estimates and judgments on the company’s financial condition and results of operations due to COVID-19 has introduced additional uncertainties. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances change. Actual results could differ materially from those estimates.

Fair Value Measurements

Certain of our assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three categories:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in our condensed consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair values, due to their short-term nature. We believe that the carrying value of the Equity Commitment and Share Purchase Option approximate their fair value based on Level 3 inputs.

Fair Value of Equity Commitment and Share Purchase Option

The Equity Commitment and Share Purchase Option are free-standing financial instruments that may require the company to transfer equity upon settlement or exercise, respectively, and were recorded at fair value on the Transaction Date. The fair value of each financial instrument on the Transaction Date was allocated to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock.

We revalue these financial instruments each reporting period. Changes in fair value of the Equity Commitment and Share Purchase Option are recognized as a component of other income (expense), net in our condensed consolidated statements of operations and comprehensive loss. The company will continue to adjust the fair value of the Equity Commitment and Share Purchase Option until the earlier of termination, settlement or expiration. We classify the fair value of the remaining Equity Commitment and the Share Purchase Option as an asset or a liability in our condensed consolidated balance sheets.

For additional information on the valuation methodology for the Equity Commitment and Share Purchase Option, please read Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the discount rates, expected volatility and dividend yield as well as changes in the amount and timing of the anticipated future funding required in settlement of the Equity Commitment and upon exercise of the Share Purchase Option and the fair value of our preferred and common shares expected to be exchanged for that additional funding.

Deferred Offering Costs

The company capitalized certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ (deficit) equity as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in our condensed consolidated statements of operations and comprehensive loss.

Research and Development Expense

Research and development expenses include costs incurred in connection with the preclinical and clinical development of our product candidates. Research and development costs include employee-related expenses, consisting of salaries, benefits and equity-based compensation for personnel engaged in our research and development activities, fees paid to other entities that conduct certain research and development activities on the company’s behalf, as well as certain indirect costs incurred in support of overall research and development activities including facilities, depreciation and technology expenses.

Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets in our condensed consolidated balance sheets and are expensed as the services are provided. We estimate and accrue the value of goods and services received from CROs, CMOs and other third parties each reporting period based on estimates of the level of services performed and progress in the period when we have not received an invoice from such organizations. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. We reassess and adjust our accruals as actual costs become known or as additional information becomes available. The company’s historical accrual estimates have not been materially different from the actual costs.

Equity-Based Compensation

We determine the fair value of each award issued under our equity-based compensation plan on the date of grant. We recognize compensation expense for service-based awards with performance or market conditions on a straight-line basis over the requisite service period for each separate vesting portion of the award, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Equity-based compensation expense for awards with performance conditions are recognized to the extent we determine that the condition is considered probable to be met. We reassess the probability of achieving these performance conditions each reporting period until the date such conditions are settled. Cumulative adjustments are recorded each period to reflect the estimated outcome of the performance condition.

We elected to account prospectively for forfeitures as they occur rather than apply an estimated forfeiture rate to equity-based compensation expense. We classify equity-based compensation expense in our condensed consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified, as applicable.

Given the absence of an active market for our common stock, we were required to estimate the fair value of the company’s common stock at the time of each grant of an equity-based award. We utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to

estimate the fair value of our common stock. Each valuation methodology includes estimates and assumptions that require judgment. These estimates and assumptions include a number of objective and subjective factors in determining the value of our common stock at each grant date, including the following factors:

•	prices paid for our convertible preferred stock and common stock, and the rights, preferences, and privileges associated with our convertible preferred stock and common stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our investigational medicines;

•	our stage of development and projected growth;

•	the fact that the grants of equity-based awards involved illiquid securities in a private company;

•	the likelihood of achieving a liquidity event for the common stock underlying the equity-based awards, such as an initial public offering (IPO), given prevailing market conditions;

•	the analysis of IPOs and the market performance of similar companies in the biotechnology and pharmaceutical industries;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors; and

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry.

We believe this methodology is reasonable based upon our internal peer company analyses, and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss, and consolidated net loss per share could have been significantly different.

We estimate the fair value of the stock option awards on the date of grant using the option pricing method, which is a variant of an income approach. The option pricing method was used given that a portion of the option awards have an exercise price that is considered to be “deeply out of the money.” The option pricing method incorporated the probability of the performance and market conditions being met and adjustments to the estimated life and value of the options to reflect the necessary growth in the common share value for such shares to become exercisable. Given that the common stock represents a non-marketable equity interest in a private enterprise, an adjustment was made to account for the lack of liquidity that a stockholder would experience. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

As there was no public market for our common stock, we determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. The expected life of options has been determined by probability- weighting the calculated expected life of the option at each month the option is eligible to be at- or in-the-money to estimate the overall adjusted expected life. We did not utilize the “simplified method” to determine expected life as this method is not valid for options that are “deeply out of the money.” The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

In June 2018 the FASB issued an ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This standard expanded the scope of ASC Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to the adoption of this standard, the measurement date for non-employee awards was generally the date the services are completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. We adopted this standard effective January 1, 2019. Upon adoption, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award.

Subsequent Event Considerations

The company considers events or transactions that occur after the balance sheet date but prior to the issuance of the condensed consolidated financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required. For additional information on our evaluation of subsequent events, please read Note 17, Subsequent Events.

Emerging Growth Company Status

Cerevel is an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We may take advantage of these exemptions until the company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our condensed consolidated financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions until we no longer qualify as an EGC.

4. Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the company as of the specified effective date. Unless otherwise discussed, the company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (ASU 2016-13). The new standard requires that expected credit losses relating to financial assets measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. It also limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The targeted transition relief standard allows filers an option to irrevocably elect the fair value option of ASC 825-10, Financial Instruments-Overall, applied on an instrument-by-instrument basis for eligible instruments. ASU No. 2016-13, as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies (SRCs) as defined by the SEC. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect that the adoption of this standard will have a material impact on our financial position and results of operations upon adoption.

In July 2017 the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (ASU 2017-11). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The amendments in ASU 2017-11 are effective for us beginning with our annual disclosures for the year ending December 31, 2020, and interim periods thereafter. We are currently evaluating the potential impact that ASU 2017-11 may have on our condensed consolidated financial statements and related disclosures.

Fair Value Measurements

In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our condensed consolidated financial statements.

Collaborative Arrangements

In November 2018 the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for us for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as we have had no transactions applicable to this guidance; however, the standard may impact how we account for certain business transactions in the future.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. The amendments in this update simplify various aspects of the accounting for income tax by eliminating certain exceptions to the general approach under existing accounting guidance provided by ASC 740, Income Taxes, and clarifies certain aspects of the existing guidance to promote more consistent application. The amendments in this new standard include, the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but could elect to do so.

This standard is effective for public companies for annual and interim periods beginning after December 15, 2020, and effective for private companies for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022; however, early adoption is permitted. We are currently evaluating the potential impact that this new standard may have on our condensed consolidated financial position or results of operations and related period of adoption, and at this time we do not expect the adoption of this standard will have a material impact to our condensed consolidated financial statements.

5. Pfizer License Agreement

In August 2018 we entered into a license agreement with Pfizer (Pfizer License Agreement) pursuant to which we were granted an exclusive, sublicensable, worldwide license under certain Pfizer patent rights, and a non-exclusive, sublicensable, worldwide license under certain Pfizer know-how to develop, manufacture and commercialize certain compounds and products, which currently constitute the entirety of our asset portfolio, in the field of treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans, subject to the terms and conditions of the Pfizer License Agreement. Additionally, Pfizer has an exclusive right of first negotiation in the event that we seek to enter into any significant transaction with a third party with respect to a product either globally or in certain designated countries. Significant transactions include exclusive licenses, assignments, sales, exclusive co-promotion arrangements, and other transfers of all commercial rights to a product globally or in certain designated countries, as well as exclusive distribution agreements globally or in certain designated countries.

Under the Pfizer License Agreement, we are solely responsible for the development, manufacture, regulatory approval and commercialization of compounds and products in the field. We are also required to use commercially reasonable efforts to develop and seek regulatory approval for a product that contains or incorporates one of certain scheduled compounds to exert a therapeutic effect on certain targets in each of the following countries: United Kingdom, Germany, France, Italy, Spain, China, Japan and the United States, each a major market country. We are also required to use commercially reasonable efforts to commercialize each such product, if approved, in each major market country in which regulatory approval for such product has been obtained.

As partial consideration for the licensed assets, we issued Pfizer 3,833,333.33 shares of the company’s Series A-2 Preferred Stock with an estimated fair value of $100.4 million or $26.20 per share. We also reimbursed Pfizer for $11.0 million of direct transaction costs related to the Pfizer License Agreement, bringing the total consideration to $111.4 million, which was recorded as a charge to research and development expense as these assets had not yet reached technological feasibility and held no alternative future use at the time of the Transaction. The fair value of the Series A-2 Preferred Stock was established using an income approach for the valuation of the company’s business enterprise value at the Transaction Date, and the option pricing method for the fair value of all shares subject to the Transaction.

We accounted for the acquisition of the Pfizer License Agreement as an asset acquisition. The Pfizer License Agreement is limited to the intellectual property and rights to develop certain non-commercially approved compounds with no existing revenues and we did not acquire an organized workforce of Pfizer employees nor any third-party arrangements that constitute a substantive process capable of developing the compounds. The assets acquired were measured based on the fair value of the Series A-2 Preferred Stock issued to Pfizer and direct transaction costs of $11.0 million, as the fair value of the equity given was more readily determinable than the fair value of the assets received.

Under the terms of the Pfizer License Agreement, we are also required to make regulatory approval milestone payments to Pfizer, ranging from $7.5 million to $40.0 million, on a compound-by-compound basis, upon the first regulatory approval in the United States for the first product containing or comprised of a given compound, with the amount of the payments determined by which designated group the compound falls into and with each such group generally characterized by the compounds’ stage of development. Each such regulatory approval milestone is payable only once per compound. If all of our disclosed product candidates currently under development are approved in the United States, the total aggregate amount of such regulatory approval milestones payable to Pfizer would be approximately $220.0 million. To date, no regulatory approval milestone payments were made or became due under this agreement.

In addition, we are required to pay Pfizer commercial milestone payments up to an aggregate of $170.0 million per product, when aggregate net sales of products under the Pfizer License Agreement in a calendar year first reach various thresholds ranging from $500.0 million to $2.0 billion. If all of our disclosed product candidates currently under development achieve all of the commercial milestones, the total aggregate amount of such commercial milestones payable to Pfizer would total approximately $1.7 billion. Each commercial milestone payment is payable only once upon first achievement of the applicable commercial milestone. To date, no Pfizer commercial milestone payments were made or became due under this agreement.

We are also required to pay Pfizer tiered royalties on the aggregate net sales, during each calendar year, determined on a product-by-product basis, with respect to products under the Pfizer License Agreement, at percentages ranging from the low-single to mid-teens, with the royalty rate determined by which designated group the applicable compound for such product falls into and with each such group generally characterized by the compounds’ stage of development, and subject to certain royalty deductions for the expiration of patent, regulatory and data exclusivity, generic competition and third-party royalty payments as set forth in the Pfizer License Agreement. The royalty term expires, on a product-by-product and country-by-country basis, on the later of (1) expiration of all regulatory or data exclusivity for such product in such country, (2) the date upon which the manufacture, use, sale, offer for sale or importation of such product in such country would no longer infringe, but for the license granted in the Pfizer License Agreement, a valid claim of the licensed patents and (3) 12 years following the first commercial sale of such product in such country. To date, no royalty payments were made or became due under this agreement.

Pfizer can terminate the Pfizer License Agreement in its entirety upon a material breach by the company, subject to specified notice and cure provisions. However, if such material breach is with respect to one or more, but not all, products, targets or countries, Pfizer’s right to terminate is only with respect to such products, targets or countries. Either party may terminate the Pfizer License Agreement in its entirety upon event of a bankruptcy, insolvency or other similar proceeding of the other party or a force majeure event that prohibits the other party from performing for a period of time. Absent early termination, the term of the Pfizer License Agreement will continue on a country-by-country basis and product-by-product basis, until the expiration of the royalty term for the country and the product. Upon Pfizer’s termination of the Pfizer License Agreement for our material breach or either party’s termination for bankruptcy, insolvency or other similar proceeding or force majeure, we would grant Pfizer an exclusive, sublicensable, royalty-free, worldwide, perpetual license under certain intellectual property we develop during the term of the Pfizer License Agreement.

6. Equity Commitment and Share Purchase Option

Equity Commitment

In connection with the Transaction, we entered into a Stock Purchase Agreement with Pfizer and Bain Investor pursuant to which Bain Investor contributed $115.0 million in exchange for 6,900,000 shares of Series A-1 Preferred Stock and 4,600,000 shares of Series A Common Stock. Additionally, Bain Investor may, pursuant to conditions set forth in more detail below, purchase a combination of additional shares of Series A-1 Preferred Stock and Series A Common Stock at a price of $10.00 per share. The Stock Purchase Agreement, among other things, provides that if we have not received $350.0 million in aggregate gross cash proceeds in exchange for equity interests, which such amount includes the proceeds received in the initial financing and subsequent financings and is referred to as the Financing Threshold, by September 24, 2022, Bain Investor shall be required to purchase that amount of shares of our common stock such that the Financing Threshold is met;

•

if any time, prior to the Financing Threshold having been met, our cash balance is equal to or less than $10.0 million, Bain Investor shall be required to purchase an amount of additional shares of our Series A-1 Preferred Stock and Series A Common Stock that allows us to maintain a reasonable level of cash to fund our operations in accordance with the previously agreed development plan for at least six months; and

•

until the time the Financing Threshold is met, Bain Investor has the right to purchase up to that amount of shares of Series A-1 Preferred Stock and Series A Common Stock at a purchase price of $10.00 per share that results in the Financing Threshold having been met.

In June 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $0.1 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. In December 2019, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $60.0 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. In July 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for additional shares of Series A-1 Preferred Stock and Series A Common Stock. As a result of these transactions, the remaining Equity Commitment as of December 31, 2019 and September 30, 2020, was $174.9 million and $149.9 million, respectively. The fair value of the remaining Equity Commitment as of December 31, 2019 and September 30, 2020, was reflected in our condensed consolidated balance sheets as a liability of $2.0 million and $7.8 million, respectively.

Share Purchase Option

In addition, under the terms of the Stock Purchase Agreement entered into in connection with the Transaction, Bain Investor retains an option to purchase a combination of shares of Series A-1 Preferred Stock and Common Stock at $10.00 per share up to an aggregate amount of $100.0 million, exercisable any time after the Equity Commitment is fulfilled and prior to the earlier of the company completing an IPO or the company receiving aggregate cash proceeds of $450.0 million from the issuance of equity securities inclusive of any proceeds received pursuant to the Share Purchase Option. Pfizer has rights to participate in the purchase of shares of Series A-1 Preferred Stock and Series A Common Stock upon exercise of the Share Purchase Option; however, any such participation would not increase the number of shares available under the Share Purchase Option.

The fair value of the Share Purchase Option was reflected in our condensed consolidated balance sheets as a liability of $0.3 million and $0.9 million as of December 31, 2019 and September 30, 2020, respectively.

Upon closing of our business combination transaction with ARYA, the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated. For additional information on our business combination with ARYA, please read Note 17, Subsequent Events, to these condensed consolidated financial statements.

Fair Value of Equity Commitment and Share Purchase Option

As of December 31, 2019 and September 30, 2020, the Equity Commitment and the Share Purchase Option were valued based upon a probability weighted average of two separate models prepared following an income approach and a market approach. The fair value of the funding obligation under each model was estimated as the net present value of the anticipated required future funding, reduced by the value of the additional shares of preferred and common stock that would be exchanged for that additional funding.

Discount rates in our valuation models represent a measure of the credit risk associated with settling the financial instruments. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period.

The following table represents the key inputs used in the fair value calculation for the financial instruments:

	As of
	December 31, 2019	September 30, 2020
Risk free interest rate	1.57% - 1.59%	0.09% - 0.12%
Expected term (in years)	0.36 - 1.42	0.09 - 1.00
Expected volatility	105.0% - 135.0%	65.0% - 85.0%
Expected dividend yield	0.0%	0.0%
Fair value of Series A-1 Preferred Stock per share	$16.35	$26.75
Fair value of Series A Common Stock per share	$16.35	$26.75

7. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicates the level of fair value hierarchy utilized to determine such fair values:

As of December 31, 2019 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$79,551	$—	$—	$79,551
Restricted cash—money market funds	4,131	—	—	4,131

Total Assets	$83,682	$—	$—	$83,682

Liabilities:
Equity Commitment	$—	$—	$(2,000)	$(2,000)
Share Purchase Option	—	—	(260)	(260)

Total Liabilities	$—	$—	$(2,260)	$(2,260)

As of September 30, 2020 (In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents—money market funds	$12,808	$—	$—	$12,808
Restricted cash—money market funds	4,200	—	—	4,200

Total Assets	$17,008	$—	$—	$17,008

Liabilities:
Equity Commitment	$—	$—	$(7,770)	$(7,770)
Share Purchase Option	—	—	(930)	(930)

Total Liabilities	$—	$—	$(8,700)	$(8,700)

As described in Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the Equity Commitment and Share Purchase Option represent the only Level 3 assets and liabilities carried at fair market value as of December 31, 2019 and September 30, 2020. The fair value measurements of the Equity Commitment and Share Purchase Option are sensitive to changes in the unobservable inputs used to value the financial instruments. Changes in the estimated future funding dates or fair value of the company’s stock could result in changes to the fair value of each financial instrument. There were no impairments of our assets measured and carried at fair value during the nine months ended September 30, 2020. In addition, there were no changes in valuation techniques or inputs utilized or transfers between Level 1, Level 2 and Level for any of the periods presented.

An analysis of the changes in the Equity Commitment and Share Purchase Option are summarized as follows:

Equity Commitment (In thousands)	Amount
December 31, 2018 asset (liability) balance	$11,412
Change in fair value	(22,882)

March 31, 2019 asset (liability) balance	(11,470)
Change in fair value	4,560

June 30, 2019 asset (liability) balance	(6,910)
Change in fair value	(11,880)

September 30, 2019 asset (liability) balance	(18,790)
Change in fair value	(21,360)
Settlement of Equity Commitment as a result of share purchase	38,150

December 31, 2019 asset (liability) balance	(2,000)
Change in fair value	(15,760)

March 31, 2020 asset (liability) balance	(17,760)
Change in fair value	9,110

June 30, 2020 asset (liability) balance	(8,650)
Change in fair value	(4,650)
Settlement of Equity Commitment as a result of share purchase	5,530

September 30, 2020 asset (liability) balance	$(7,770)

Share Purchase Option (In thousands)	Amount
December 31, 2018 liability balance	$(5,380)
Change in fair value	(600)

March 31, 2019 liability balance	(5,980)
Change in fair value	1,480

June 30, 2019 liability balance	(4,500)
Change in fair value	2,900

September 30, 2019 liability balance	(1,600)
Change in fair value	1,340

December 31, 2019 liability balance	(260)
Change in fair value	50

March 31, 2020 liability balance	(210)
Change in fair value	(690)

June 30, 2020 liability balance	(900)
Change in fair value	(30)

September 30, 2020 liability balance	$(930)

8. Financial Statement Components

Restricted Cash

In connection with the lease agreement for our future headquarters in Cambridge, MA, entered into in July 2019, we were required to provide a security deposit in the form of a letter of credit. During September 2020 we were required to increase the letter of credit $0.1 million upon executing an amendment to that lease. We have classified this amount as restricted cash within our condensed consolidated balance sheet as of December 31, 2019 and September 30, 2020. Restricted cash was classified as a non-current asset for all periods presented as the associated lease term expires more than 12 months from such dates.

A reconciliation of the cash, cash equivalents and restricted cash reported within our condensed consolidated balance sheets that sum to the total of the amounts shown in the condensed consolidated statements of cash flows is as follows:

	As of
(In thousands)	September 30, 2019	September 30, 2020
Cash and cash equivalents	$55,913	$12,808
Restricted cash	4,131	4,200

Total cash, cash equivalents and restricted cash	$60,044	$17,008

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Prepaid clinical trial services	$4,421	$817
Prepaid research and development expenses	1,876	1,026
Other prepaid expenses	1,160	1,065
Other current assets	69	168

Prepaid expenses and other current assets	$7,526	$3,076

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Computer equipment	$96	$96
Furniture and fixtures	29	29
Leasehold improvements	328	—
Construction in progress	1,205	16,567
Less: Accumulated depreciation	(182)	(72)

Property and equipment, net	$1,476	$16,620

Depreciation expense for the three and nine months ended September 30, 2019, totaled $0.1 million and $0.1 million, respectively and for the three and nine months ended September 30, 2020, totaled $0.0 million and $0.2 million, respectively.

Other Long-Term Assets

Other long-term assets consisted of the following

	As of
(In thousands)	December 31, 2019	September 30, 2020
Deferred expenses associated with financing activities	$1,485	$5,052
Other	622	554

Other long-term assets	$2,107	$5,606

We capitalize certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in our condensed consolidated statements of operations and comprehensive loss.

As of December 31, 2019, other long-term assets include approximately $1.5 million of deferred expenses for professional fees directly associated with our anticipated IPO and other financing activities. As of September 30, 2020, other long-term assets include approximately $5.1 million of deferred expenses for professional fees directly associated with our business combination transaction with ARYA, as described below in Note 17, Subsequent Events. In June 2020, upon signing of the term sheet for our business combination transaction with ARYA, we abandoned our previously anticipated IPO and other financing activities and wrote-off approximately $2.5 million deferred financing costs directly associated with those efforts.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
External research and development services	$3,257	$9,090
Accrued compensation and personnel costs	3,111	7,124
Accrued construction-in-progress	433	2,231
Accrued deferred expenses associated with financing activities	515	2,378
Professional fees and consulting services	2,785	1,243
Other	74	115

Accrued expenses and other current liabilities	$10,175	$22,181

Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	As of
(In thousands)	December 31, 2019	September 30, 2020
Equity Commitment liability	$2,000	$7,770
Share Purchase Option liability	260	930
Other	28	360

Other long-term liabilities	$2,288	$9,060

Other Income (Expense), net

Other income (expense), net consisted of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2019	2020	2019	2020
(Loss) gain on fair value remeasurement of Equity Commitment	$(11,880)	$(4,650)	$(30,202)	$(11,300)
(Loss) gain on fair value remeasurement of Share Purchase Option	2,900	(30)	3,780	(670)
Other, net	—	(4)	(1)	(6)

Other income (expense), net	$(8,980)	$(4,684)	$(26,423)	$(11,976)

9. Convertible Preferred Stock

As of December 31, 2019, the company’s Certificate of Incorporation, as amended and restated, authorized the company to issue 24,833,333 shares of $0.00001 per share par value preferred stock. Of these shares, 21,000,000 shares of the authorized Convertible Preferred Stock are designated as “Series A-1 Preferred Stock” and 3,833,333 shares are designated as “Series A-2 Preferred Stock.” On July 8, 2020, the company’s Certificate of Incorporation was further amended to authorize the company to issue 53,833,334 shares of preferred stock, $0.00001 par value per share. Of the 53,833,334 shares of preferred stock authorized, 50,000,000 shares are designated as “Series A-1 Preferred Stock” and 3,833,334 shares are designated as “Series A-2 Preferred Stock.”

As discussed in Note 5, Pfizer License Agreement and Note 6, Equity Commitment and Share Purchase Option, to these condensed consolidated financial statements, the company issued shares of Series A-1 and Series A-2 Preferred Stock (collectively, Convertible Preferred Stock) in connection with the Pfizer License Agreement. On the Transaction Date, Bain Investor purchased for an aggregate of $115.0 million less issuance costs of $0.8 million; 6,900,000 shares of Series A-1 Preferred Stock, 4,600,000 shares of Series A Common Stock, the Share Purchase Option and the Equity Commitment. The net proceeds were allocated to the Equity Commitment and the Share Purchase Option at their respective fair values and the remainder to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A Common Stock based on their relative fair values. Also on the Transaction Date, the company issued 3,833,333.33 shares of Series A-2 Preferred Stock in exchange for the exclusive license and development rights of certain central nervous system compounds. During 2019 Bain Investor contributed an additional $60.1 million of the Equity Commitment to fund operations in exchange for 4,207,525 additional shares of Series A-1 Preferred Stock and 1,798,225 additional shares of Series A Common Stock.

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock (collectively, the Additional Financing Shares). In connection with this issuance, the parties entered into an agreement, pursuant to which the company and Bain Investor agreed that if the company or its successor (including any new parent company to the company) completed a private placement, including a private investment in public equity in connection with a business combination between the company and a special purpose acquisition company or a Series B financing, prior to December 31, 2020 (Near Term Future Financing), the Additional Financing Shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing.

As of the respective balance sheet dates, Convertible Preferred Stock consisted of the following:

	As of December 31, 2019
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	21,000,000	11,107,525	$147,746	$111,075	11,107,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	66,850	6,685,009

Total convertible preferred stock	24,833,333	14,940,858	$245,878	$177,925	17,792,534

	As of September 30, 2020
(In thousands, except share amounts)	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	50,000,000	12,857,525	$169,117	$128,575	12,857,525
Series A-2 Preferred Stock	3,833,333	3,833,333	98,132	78,103	7,810,320

Total convertible preferred stock	53,833,333	16,690,858	$267,249	$206,678	20,667,845

Upon closing of our business combination transaction with ARYA, as described in Note 17, Subsequent Events, all outstanding shares of preferred stock were exchanged for shares of common stock of New Cerevel.

Rights and Preferences

As of December 31, 2019, and September 30, 2020, the holders of the Convertible Preferred Stock had the following rights and preferences:

Voting

The holders of our Convertible Preferred Stock are entitled to vote, together with the holders of Common Stock, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of Common Stock into which such Convertible Preferred Stock could convert on the record date for determination of stockholders entitled to vote. In addition, holders of Series A-1 Preferred Stock, voting as a separate class, are entitled to an additional number of votes equal to the number of shares of Series A Common Stock held by such holder.

Dividends

The holders of our Convertible Preferred Stock are entitled to receive dividends or other distributions payable in securities of the company whenever funds are legally available and when declared by the board of directors in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event. No dividends have been declared or paid by us since our Inception.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to our stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(A)

in the case of the Series A-1 Preferred Stock, the greater of (i) the sum of the Series A-1 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; and

(B)

in the case of the Series A-2 Preferred Stock, the greater of (i) the sum of the Series A-2 Original Issue Price, plus an amount equal to all declared and unpaid dividends on the Series A-2 Preferred Stock, provided, the number of shares of Series A-2 Preferred Stock outstanding shall equal the number of shares of Common Stock that such shares would convert into on the date of such distribution and (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up of the corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock the full amount to which they shall be entitled under Section 2.1, of the Certificate of Incorporation, as amended a restated, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

We have classified the Convertible Preferred Stock as a separate line item and not as a component of total stockholders’ (deficit) equity because the exchange feature is outside of our control.

Conversion

In accordance with the terms of the Certificate of Incorporation, as amended and restated, each share of Series A-1 and Series A-2 Preferred Stock is convertible into common stock. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (x) the Series A-1 Preferred Original Issue Price by the (y) Series A-1 Conversion Price (which is initially equal to the Series A-1 Preferred Original Issue Price) in effect at the time of conversion.

Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion.

The Series A-2 Conversion Price is effective through the Series A-2 Anti-Dilution Termination Time, which is defined as the time and date at which the company has received $350.0 million in aggregate gross cash proceeds in exchange for equity interests of the company. The Series A-2 Conversion Price is defined as the total number of shares of Series A-2 Preferred Stock issued on the Series A Original Issue Date multiplied by the

Series A-2 Original Issue Price, divided by 1/3 of the total shares of Common Stock outstanding (including any Common Stock underlying any Convertible Securities (other than shares of Common Stock underlying, or issued upon conversion of, shares of the Series A-2 Preferred Stock), Equity Awards and Plan Shares), and (y) on or after the Dilution Date, the amount set forth in clause (x) less 25% of the excess, if any, of Plan Shares issued on or after the Dilution Date over the Plan Shares Cap.

In the event of a public offering of at least $100.0 million, all preferred shares including the Series A-2 Preferred Stock, will automatically convert to common stock at the then conversion ratio inclusive of the proceeds from the offering. If such a qualified offering occurs and subsequent to the offering the Equity Commitment has not been fulfilled, the holders of the Series A-2 will receive a warrant to acquire shares of common stock at an exercise price of $0.01 per share equal to the number of shares they would be entitled pursuant to the Series A-2 conversion ratio.

10. Common Stock

As of December 31, 2019, our Certificate of Incorporation, as amended and restated, authorized the company to issue 60,000,000 shares of $0.00001 par value per share common stock. Of these shares, 14,000,000 shares of the authorized common stock are designated as “Series A Common Stock,” which is identical in all respects to the Common Stock, other than for the designation “Series A Common Stock.” On July 8, 2020, the company’s Certificate of Incorporation was further amended to authorize the company to issue 200,000,000 shares of common stock, $0.00001 par value per share. Of the 200,000,000 shares of common stock authorized, 100,000,000 shares are designated as “Series A Common Stock,” which are identical in all respects to the common stock, other than for the designation as “Series A Common Stock.”

On July 8, 2020, pursuant to the Stock Purchase Agreement, Bain Investor contributed an additional $25.0 million in exchange for an additional 1,750,000 shares of Series A-1 Preferred Stock and an additional 750,000 shares of Series A Common Stock. In connection with this issuance, the parties entered into an agreement, pursuant to which the company and Bain Investor agreed that if the company or its successor (including any new parent company to the company) completed a private placement, including a private investment in public equity in connection with a business combination between the company and a special purpose acquisition company or a Series B financing, prior to December 31, 2020 (Near Term Future Financing), the Additional Financing Shares shall be exchanged for a number of newly issued shares identical to the shares issued in such Near Term Future Financing in an aggregate amount equal to $25.0 million divided by the per share price paid by the other purchasers in such Near Term Future Financing. As a result of this exchange feature, we have classified the common stock as a separate line item and not as a component of total stockholders’ (deficit) equity because the exchange feature is outside of our control.

Upon closing of our business combination transaction with ARYA, as described in Note 17, Subsequent Events, all outstanding shares of common stock were exchanged for shares of common stock of New Cerevel.

Rights and Preferences

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth in Note 9, Convertible Preferred Stock, above. As of December 31, 2019, and September 30, 2020, the holders of the Common Stock had the following rights and preferences:

Voting

The holders of our Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and there is no cumulative voting.

Dividends

Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the board of directors. When dividends are declared on shares of common stock, we must declare at the same time a dividend payable to the holders of the Convertible Preferred Stock equivalent to the dividend amount they would receive if each preferred share were converted into common stock. We may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Convertible Preferred Stock have been paid in full. No dividends have been declared to date.

Conversion

As of September 30, 2020, the company had 192,826,775 shares of common stock available for the conversion of outstanding shares of the Convertible Preferred Stock (See Note 9, Convertible Preferred Stock), the exercise of outstanding stock options and the number of shares remaining available for grant under the company’s 2018 Equity Incentive Plan (See Note 11, Equity-Based Compensation) as well as the exercise of the Share Purchase Option (See Note 6, Equity Commitment and Share Purchase Option), assuming the Share Purchase Option became a warrant to purchase common stock at the applicable Series A-1 Preferred Stock conversion ratio.

11. Equity-Based Compensation

Equity-based Compensation Expense

The following table summarizes equity-based compensation expense included in our condensed consolidated statements of operations and comprehensive loss:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
In thousands	2019	2020	2019	2020
Research and development	$879	$1,059	$1,530	$2,883
General and administrative	1,820	2,413	2,262	6,981

Total equity-based compensation expense included in net income	$2,699	$3,472	$3,792	$9,864

2018 Equity Incentive Plan

Our 2018 Equity Incentive Plan, as amended (the 2018 Plan), provides for us to sell or issue common stock or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common stock, to employees, officers, directors, consultants and advisors of the company. Incentive stock options may only be granted to employees. The 2018 Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the 2018 Plan, to interpret the 2018 Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2018 Plan. The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator. We generally grant equity-based awards with service, market and performance conditions.

The total number of shares of common stock that may be issued under the 2018 Plan was 5,384,615, of which 52,317 shares remained available for future grant at September 30, 2020. All outstanding awards under the 2018 Plan were converted to awards under the 2020 New Cerevel Plan as part of our business combination transaction described in Note 17, Subsequent Events.

Stock Options

Stock options granted under the 2018 Plan generally vest, if at all, as follows: 25% of the Available Vesting Amount (defined below) will vest on the first anniversary of the vesting start date, with the remaining 75% of the Available Vesting Amount to vest ratably in 36 equal monthly installments thereafter until the award fully vests upon the fourth anniversary of the vesting start date. The vesting of these awards is generally contingent upon the respective grantee’s continued employment. The Available Vesting Amount is equal to the number of shares subject to the stock option multiplied by an equity ratio of total capital received from investors (up to a maximum of $350.0 million) divided by $350.0 million. The total amount of shares for each award is capped at a specified maximum percentage of our fully diluted shares for each award, which for all awards, in total, represents 10% of our fully diluted shares at the point in time the first $350.0 million of funding is achieved. Based on the terms of the awards, we concluded that such awards include both a market and performance condition. We have included the market condition in our valuation of the options granted and, as of December 31, 2019 and September 30, 2020, we determined that the achievement of the performance condition was probable of being met, given the terms and conditions of the Equity Commitment.

In February 2020 the company granted 263,846 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $10.50 per share and a weighted-average strike price of $20.84. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

February 2020 Issuance—2018 Plan
Risk free interest rate	1.56%
Expected term (in years)	6.01
Expected volatility	105.0%
Expected dividend yield	0.0%

On July 29, 2020, the company granted an additional 86,152 stock options to employees under the 2018 Plan with a weighted-average grant date fair value of $18.64 per share and a weighted-average strike price of $31.81. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

July 29, 2020 Issuance—2018 Plan
Risk free interest rate	0.56%
Expected term (in years)	5.94
Expected volatility	100.0%
Expected dividend yield	0.0%

2020 Equity Incentive Plan

On July 27, 2020, our Board of Directors approved the 2020 Equity Incentive Plan (2020 Plan), pursuant to which 355,888 shares of common stock were reserved for issuance, of which no shares remained available for future grant at September 30, 2020. The vesting eligibility and administration of our 2020 Plan is substantially identical to our 2018 Plan. All outstanding awards under the 2020 Plan were converted to awards under the 2020 New Cerevel Plan as part of the transaction described in Note 17, Subsequent Events.

Stock Options

On July 29, 2020, the company granted 355,888 stock options under the 2020 Plan with a weighted-average grant date fair value of $19.83 per share and a weighted-average strike price of $31.81. These grants were made to employees hired during 2020 who had not previously received awards under our 2018 Plan. No shares remain available for future grant under the 2020 Plan. The assumptions that we used to determine the fair value of stock options granted to employees on that date were as follows, presented on a weighted-average basis:

July 29, 2020 Issuance—2020 Plan
Risk free interest rate	0.58%
Expected term (in years)	5.98
Expected volatility	100.0%
Expected dividend yield	0.0%

12. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2019	2020	2019	2020
Numerator:
Net loss	$(35,597)	$(39,040)	$(72,129)	$(118,965)
Denominator:
Weighted-average common shares outstanding	4,608	7,112	4,605	6,648

Net loss per share, basic and diluted	$(7.73)	$(5.49)	$(15.66)	$(17.89)

Since we were in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of all potential dilutive securities would have been anti-dilutive. The shares in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock or two class methods, due to their anti-dilutive effect:

	As of
	September 30, 2019	September 30, 2020
Stock options outstanding	4,821,917	5,638,186
Restricted stock units outstanding	40,000	25,000
Shares to be issued upon settlement of remaining Equity Commitment	23,494,250	14,994,250
Shares to be issued upon exercise of Share Purchase Option	10,000,000	10,000,000
Series A-1 Preferred Stock outstanding	6,903,450	12,857,525
Series A-2 Preferred Stock outstanding	13,290,639	13,562,729

Total	58,550,256	57,077,690

13. Income Taxes

During the nine months ended September 30, 2019 and 2020, the company has not recorded income tax benefits for net operating losses incurred or for the research and development tax credits generated in each period due to the uncertainty of realizing a benefit from those items. The benefit recognized for the nine months ended September 30, 2020, was related to the changes in the company’s valuation allowance. The company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate, adjusted for the effect of discrete items arising during the interim quarterly period. The impact of such inclusions could result in a higher or lower effective tax rate during a particular quarterly period, based upon the mix and timing of actual earnings or losses versus annual projections. In each quarterly period, the company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, a cumulative adjustment is made in that quarter.

The company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the company will not realize the benefits of its deferred tax assets. As a result, as of December 31, 2019 and September 30, 2020, the company has recorded a full valuation allowance against its net deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was passed by the U.S. Congress and signed into law by the President of the U.S. The CARES Act, among other things, includes certain provisions for individuals and corporations; however, these benefits do not impact the company’s income tax provision.

14. Legal Proceedings

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of December 31, 2019 or September 30, 2020, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

15. Commitments and Contingencies

As of December 31, 2019 and September 30, 2020, we have several ongoing clinical studies in various clinical trial stages. Our most significant contracts relate to agreements with CROs for clinical trials and preclinical studies and CMOs, which we enter into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at our option.

Guarantees and Indemnification Obligations

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify and agree to reimburse the indemnified party for losses and costs incurred by the indemnified party in connection with any patent, copyright, trade secret or other intellectual property or personal right infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after execution of the agreement. In addition, we have entered into indemnification agreements with members of our board of directors that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. To date, we have not incurred any losses or any material costs related to these indemnification obligations and no claims with respect thereto were outstanding. We do not believe that the outcome of any claims under indemnification arrangements will have a material effect on our financial position, results of operations and cash flows, and we have not accrued any liabilities related to such obligations in our condensed consolidated financial statements as of December 31, 2019 or September 30, 2020.

16. Related Party Transactions

As of December 31, 2019 and September 30, 2020, Pfizer held 3,833,333.33 shares of Series A-2 Preferred Stock and had appointed two members to our board of directors. For additional information on our license agreement with Pfizer, please read Note 5, Pfizer License Agreement, to these condensed consolidated financial statements.

As of December 31, 2019 and September 30, 2020, Bain Investor held 11,107,525 and 12,857,525 shares of Series A-1 Preferred Stock, 6,398,225 and 7,148,225 shares of Series A Common Stock, respectively, and had appointed three members to our board of directors.

Management Agreement

In connection with the initial financing, on the Transaction Date, the company entered into an agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, which are entities related to Bain Investor, whereby such entities will provide certain management services to us for a fee of $1.0 million per year, paid in quarterly, non-refundable installments (Management Agreement). In addition, this agreement obligated the company to pay such entities, in the aggregate, a $5.0 million fee upon the completion of a qualified public offering or change of control transaction, less any quarterly fees previously paid to such entities. Pursuant to this agreement, we incurred management fees to Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP totaling $0.3 million and $0.8 million for the three and nine months ended September 30, 2019 and 2020, respectively. Upon completion of our business combination transaction with ARYA, described in Note 17, Subsequent Events, we paid the remaining approximately $3.0 million of management fees payable under the Management Agreement and no additional fees are payable pursuant to this agreement.

Following the closing of the business combination transaction with ARYA, New Cerevel expects to enter into a new management agreement with Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP providing for the expense reimbursement and indemnification of such entities.

17. Subsequent Events

We have completed an evaluation of all subsequent events after the unaudited balance sheet date of September 30, 2020, through November 12, 2020, the issuance date of these financial statements, to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of September 30, 2020, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements. The company has concluded that no subsequent events other than the following have occurred that require disclosure:

ARYA Business Combination

On October 27, 2020, we completed a business combination transaction between us and ARYA pursuant to the business combination agreement dated July 29, 2020, as amended on October 2, 2020. Upon closing of the business combination transaction, the combined company was renamed Cerevel Therapeutics Holdings, Inc. (New Cerevel), the company became a wholly owned subsidiary of New Cerevel and the Stock Purchase Agreement, the Equity Commitment and the Share Purchase Option were terminated.

Pursuant to the terms of the business combination agreement, the shareholders of the company exchanged their interests in the company for shares of common stock of New Cerevel. In addition, awards under the company’s existing equity incentive plans, including the 2018 Plan and the 2020 Plan, were exchanged for awards issued under a new equity incentive plan adopted by New Cerevel.

Net proceeds from this transaction totaled approximately $439.5 million which included funds held in ARYA’s trust account and the completion of a concurrent private investment in PIPE financing, inclusive of the $25.0 million received for the Additional Financing Shares discussed above, pursuant to which certain investors agreed to subscribe for and purchased and aggregate of $320.0 million of common stock of New Cerevel (PIPE Financing). The shareholders of ARYA approved the transaction on October 26, 2020. The transaction was previously approved by Cerevel Therapeutics shareholders. New Cerevel will continue to operate under the Cerevel management team, led by chairperson and chief executive officer Tony Coles, M.D.

2020 New Cerevel Equity Incentive Plan

On October 27, 2020, our Board of Directors approved the 2020 New Cerevel Equity Incentive Plan (2020 New Cerevel Plan), pursuant to which 24,050,679 shares of common stock were reserved for issuance. The 2020 New Cerevel Plan provides for New Cerevel to grant incentive stock options or nonqualified stock options for the purchase of common stock, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock Awards, cash-based awards, and dividend equivalent rights, to employees, officers, directors and consultants of New Cerevel. Incentive stock options may only be granted to employees. The 2020 New Cerevel Plan is administered by the plan administrator, provided therein, which has discretionary authority, subject only to the express provisions of the 2020 New Cerevel Plan, to interpret the 2020 New Cerevel Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2020 New Cerevel Plan.

The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the Administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator.

Upon closing of our business combination transaction with ARYA, as described above, New Cerevel granted 1,269,601 stock options under the 2020 New Cerevel Plan with a weighted-average grant date fair value of $7.63 per share and weighted-average strike price of $9.88. In addition, 71,350 shares of restricted stock and 11,108,915 stock options were issued under the 2020 New Cerevel Plan in exchange for awards previously issued under the company’s current 2018 Plan and the 2020 Plan.

Up to 42,437,330 Shares of Common Stock

166,333, Warrants to Purchase Common Stock

PROSPECTUS

                    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$58,631.08
Accounting fees and expenses	75,000.00
Legal fees and expenses	75,000.00
Miscellaneous fees and expenses	51,368.92

Total expenses	$260,000.00

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.	Recent Sales of Unregistered Securities.

We have sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Class B Ordinary Shares

On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of ARYA in consideration of 3,593,750 Class B ordinary shares. On June 4, 2020, ARYA effected share capitalization resulting in the initial shareholders holding 3,737,500 Class B ordinary shares.

Private Placement Units

Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 499,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of approximately $5.0 million. The private placement units (including the private placement shares, the private placement warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of an initial business combination. Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

PIPE Shares

Concurrently with the execution of the Business Combination Agreement, ARYA entered into subscription agreements with each of the PIPE Investors, pursuant to which, at the Closing, the PIPE Investors subscribed for and purchased an aggregate of 32,000,000 shares of Common Stock at a price of $10.00 per share for aggregate gross proceeds of $320,000,000.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1†	Business Combination Agreement, dated as of July 29, 2020, by and among ARYA Sciences Acquisition Corp II, Cassidy Merger Sub 1, Inc., and Cerevel Therapeutics, Inc. (incorporated by reference to Annex A-1 to the Proxy Statement/Prospectus).

2.2	Amendment No. 1 to Business Combination Agreement, dated as of October 2, 2020, by and between ARYA Sciences Acquisition Corp II and Cerevel Therapeutics, Inc. (incorporated by reference to Annex A-2 to the Proxy Statement/Prospectus).

3.1	Certificate of Incorporation of Cerevel Therapeutics Holdings, Inc. (incorporated by reference to Annex C to the Proxy Statement/Prospectus).

3.2	By-laws of Cerevel Therapeutics Holdings, Inc. (incorporated by reference to Annex D to the Proxy Statement/Prospectus).

4.1	Warrant Agreement between Continental Stock Transfer & Trust Company and ARYA Sciences Acquisition Corp II, dated June 9, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on June 9, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on May 29, 2020).

5.1**	Opinion of Goodwin Procter LLP.

10.1	Form of Subscription Agreement (incorporated by reference to Annex F to the Proxy Statement/Prospectus).

10.2	Subscription Agreement, by and between ARYA Sciences Acquisition Corp II and BC Perception Holdings, LP, dated July 29, 2020 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on July 30, 2020).

Exhibit Number	Description

10.3	Amended and Restated Registration and Shareholder Rights Agreement, dated October 27, 2020, by and among Cerevel Therapeutics Holdings, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.4††	License Agreement, by and between Cerevel Therapeutics, LLC (f/k/a Perception OpCo, LLC) and Pfizer Inc., dated August 13, 2018 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed by the Registrant on October 2, 2020).

10.5	Lease Agreement, by and between Cerevel Therapeutics, LLC and FHF I 131 Dartmouth, LLC, dated January 18, 2019 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.6	Lease Agreement, by and between Cerevel Therapeutics, LLC and DW Propco JK, LLC, dated July 3, 2019, as amended on September 1, 2020 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.7#	Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Annex J to the Proxy Statement/Prospectus).

10.8#	Forms of Award Agreements under the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.9#	Cerevel Therapeutics Holdings, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Annex K to the Proxy Statement/Prospectus).

10.10#	Employment Agreement, dated November 23, 2018, by and between Cerevel Therapeutics, LLC and N. Anthony Coles, and amendments thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.11#	Employment Agreement, dated November 26, 2018, by and between Cerevel Therapeutics, LLC and Ramiro Sanchez, and amendment thereto (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.12#	Employment Agreement, dated March 16, 2019, by and between Cerevel Therapeutics, LLC and John Renger (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.13#	Senior Executive Cash Incentive Bonus Plan (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.14#	Severance Benefits Policy for Specified C-Suite Executives (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.15#	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.16#	Form of Indemnification Agreement (Directors) (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.17#	Form of Indemnification Agreement (Officers) (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

10.18#	Offer Letter, dated August 18, 2019, by and between Cerevel Therapeutics, LLC and Mark Bodenrader (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

Exhibit Number	Description

10.19#	Employment Agreement, dated April 1, 2019, by and between Cerevel Therapeutics, LLC and Kenneth DiPietro (incorporated by reference to Exhibit 10.19 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

10.20#	Employment Agreement, dated June 25, 2019, by and between Cerevel Therapeutics, LLC and Orly Mishan (incorporated by reference to Exhibit 10.20 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

10.21#	Employment Agreement, dated November 8, 2019, by and between Cerevel Therapeutics, LLC and Bryan Phillips (incorporated by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

10.22#	Employment Agreement, dated July 7, 2020, by and between Cerevel Therapeutics, LLC and Kathleen Tregoning (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

10.23#	Employment Agreement, dated May 9, 2019, by and between Cerevel Therapeutics, LLC and Kathy Yi (incorporated by reference to Exhibit 10.23 to the Quarterly Report on Form 10-Q filed by the Registrant on November 16, 2020).

16.1	Letter dated November 20, 2020 from Withum to the SEC (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed by the Registrant on November 20, 2020).

21.1**	List of subsidiaries of Cerevel Therapeutics Holdings, Inc.

23.1**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for ARYA.

23.2**	Consent of Ernst & Young LLP independent registered accounting firm for Cerevel.

23.3**	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney (included on signature page of the Registration Statement).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

*

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

**	Filed herewith.
#	Indicates a management contract or any compensatory plan, contract or arrangement.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on November 25, 2020.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of N. Anthony Coles, Kathy Yi, Mark Bodenrader and Bryan Phillips, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ N. Anthony Coles N. Anthony Coles	Chairman, Director, President and Chief Executive Officer (Principal Executive Officer)	November 25, 2020

/s/ Kathy Yi Kathy Yi	Chief Financial Officer (Principal Financial Officer)	November 25, 2020

/s/ Mark Bodenrader Mark Bodenrader	Chief Accounting Officer (Principal Accounting Officer)	November 25, 2020

/s/ Morris Birnbaum Morris Birnbaum	Director	November 25, 2020

/s/ Marijn Dekkers Marijn Dekkers	Director	November 25, 2020

/s/ Douglas Giordano Douglas Giordano	Director	November 25, 2020

/s/ Christopher Gordon Christopher Gordon	Director	November 25, 2020

/s/ Adam Koppel Adam Koppel	Director	November 25, 2020

/s/ Norbert Riedel Norbert Riedel	Director	November 25, 2020

/s/ Gabrielle Sulzberger Gabrielle Sulzberger	Director	November 25, 2020